     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JANUARY 25, 1999
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ----------

                             PREMIER GRAPHICS INC.
              AND THE GUARANTORS IDENTIFIED IN FOOTNOTE (1) BELOW
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                   2572                 62-1694320
(STATE OF INCORPORATION)     (PRIMARY STANDARD       (I.R.S. EMPLOYER
                                INDUSTRIAL        IDENTIFICATION NUMBER)
                            CLASSIFICATION CODE
                                  NUMBER)

                         6075 POPLAR AVENUE, SUITE 401
                           MEMPHIS, TENNESSEE 38119
                                (901) 685-2020
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                  ----------
                                JOHN P. MILLER
                                   PRESIDENT
                            PREMIER GRAPHICS, INC.
                         6075 POPLAR AVENUE, SUITE 401
                           MEMPHIS, TENNESSEE 38119
                                (901) 685-2020
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  ----------

                                  COPIES TO:

                           ROBERT J. DELPRIORE, ESQ.
                      BAKER, DONELSON, BEARMAN & CALDWELL
                        165 MADISON AVENUE, SUITE 2100
                           MEMPHIS, TENNESSEE 38103
                                (901) 577-2194

                                  ----------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities begin registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
------------------
(1) Master Graphics, Inc., a Tennessee corporation (I.R.S. Employer Identification Number 62-1694322) and the parent of the registrant, and Harperprints, Inc., a North Carolina corporation, (I.R.S. Employer Identification Number 56-1074215) and the only other subsidiary of Master Graphics, Inc., are Guarantors of the Notes and are Co-Registrants.
                                  ----------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF                   MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PER SECURITY    PRICE(1)      FEE(1)
-------------------------------------------------------------------------------
11 1/2% Senior Notes due
 2005 .................   $130,000,000      100%      $130,000,000   $36,140
-------------------------------------------------------------------------------
Guarantee of 11 1/2% Se-
 nior Notes due 2005...   $130,000,000      (2)           (2)          (2)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
(2) No additional consideration for the Guarantees of the 11 1/2% Senior Notes due 2005 will be furnished. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to such Guarantees.
                                  ----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION AND IS EFFECTIVE. THIS PROSPECTUS IS NOT + +AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY +
+THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  SUBJECT TO COMPLETION DATED JANUARY   , 1999

                               OFFER TO EXCHANGE
                 ALL OUTSTANDING 11 1/2% SENIOR NOTES DUE 2005
             ($130,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR

                        11 1/2% SENIOR NOTES DUE 2005 OF

                             PREMIER GRAPHICS, INC.

--------------------------------------------------------------------------------

    TERMS OF EXCHANGE OFFER:
    .  Expires 5:00 p.m. New York City time,    1999, unless extended.

    . Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

    .  All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.
    . Tenders of outstanding notes may be withdrawn any time prior to the expiration of the Exchange Offer.

    . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

    .  We will not receive any proceeds from the Exchange Offer.

    . The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes.

   See "Risk Factors" beginning on page 13 for a discussion of certain matters that should be considered by prospective investors.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                The date of this Prospectus is           , 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................
Risk Factors..............................................................   13
The Exchange Offer........................................................   21
Company Background........................................................   21
Use of Proceeds...........................................................   21
Capitalization--Premier...................................................   29
Capitalization--Master Graphics...........................................   30
Selected Financial Data...................................................   31
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   32
Business..................................................................   38
Management................................................................   47
Certain Transactions......................................................   53
Principal Shareholders....................................................   55
Description of Other Indebtedness.........................................   57
Description of Notes......................................................   60
Exchange and Registration Rights Agreement................................
Certain United States Income Tax Considerations...........................
Book-Entry; Delivery and Form.............................................
Plan of Distribution......................................................   92
Legal Matters.............................................................   92
Experts...................................................................   93
Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

   This summary highlights some information from this Prospectus. Because this is a summary, it does not contain all the information that may be important to you. To understand this offering fully, you should read the entire Prospectus, including Risk Factors beginning on page 13 and the financial statements beginning on page F-1.

   Throughout this Prospectus, unless the context indicates otherwise, when we refer to "us," "we," "our" or the "Company," we are describing Premier together with our parent company, Master Graphics, Inc. and its other subsidiary, Harperprints, Inc. References to Premier, Master Graphics or Harperprints include only the named entity.
                                  THE COMPANY

   We acquire, own and operate
 general commercial printing
 companies and are a leading
 consolidator within the general
 commercial printing industry.
 Since June 1997, we have acquired
 14 general commercial printing
 companies which we believe are
 market leaders in the areas they
 serve. The companies we have
 acquired have been in business
 for nearly 50 years on average.
 Our operating method encourages
 companies we acquire to market
 our overall capabilities to their
 existing customers and to
 emphasize these capabilities to
 potential customers. We intend to
 continue acquiring general
 commercial printing companies.

   We provide service in all areas
 of general commercial printing.
 We have the expertise and
 equipment to perform each step in
 the general commercial printing
 process. Our products include
 annual reports, direct mail
 pieces, sales literature, point
 of purchase materials, market
 letters, newsletters, training
 manuals, product brochures and
 catalogs. Our customers include
 Federal Express, IBM, Provident
 Life, W.W. Grainger, Turner
 Broadcasting and G.D. Searle.

   The following tables provide
 some basic financial information
 about us as if we had operated
 all of our divisions for the
 entire period indicated. Please
 refer to the tables on pages 9
 and 11, the table on page 31 and
 the financial statements
 beginning on page F-1 for more
 financial information about us
 and the companies we have
 acquired.

  Our principal executive office is located at 6075 Poplar Ave., Suite 401, Memphis, Tennessee 38119. Our telephone number is (901) 685-2020.
 OUR PRO FORMA RESULTS FOR THE 12
 MONTHS ENDED SEPTEMBER 30, 1998:

  Consolidated revenue... $223.5 million
  Operating income.......  $17.2 million
  EBITDA.................  $26.3 million
  Adjusted EBITDA........  $27.0 million

 OUR PRO FORMA RESULTS FOR THE 3
 MONTHS ENDED SEPTEMBER 30, 1998:

  Consolidated revenue.... $56.2 million
  Operating income........  $5.6 million
  EBITDA..................  $7.8 million
  Adjusted EBITDA.........  $7.8 million

                               THE EXCHANGE OFFER

   On December 11, 1998, we
 completed the private offering of
 $130.0 million of 11 1/2% Senior
 Notes due 2005. The initial
 purchasers placed the notes with
 institutional investors. The
 notes are guaranteed by Master
 Graphics, Inc., our parent, and
 Harperprints, Inc., Master
 Graphics only other subsidiary.

   When we issued the notes, we
 entered into a registration
 rights agreement with the initial
 purchasers in the private
 offering in which we agreed,
 among other things, to deliver to
 you this Prospectus and to
 complete the Exchange Offer
 within 150 days of the issuance
 of the notes. You are entitled to
 exchange in the Exchange Offer
 your outstanding notes for
 registered notes with
 substantially identical terms. If
 the Exchange Offer is not
 completed within 150 days of the
 issuance of the 11 1/2% Senior
 Notes due 2005, then the interest
 rates on the notes will be
 increased based upon a
 calculation contained in the
 registration rights agreement.
 You should read the discussion
 under the heading "The Exchange

 Offer" and "Description of Notes"
 for further information regarding
 the registered notes.

   We believe that the notes
 issued in the Exchange Offer may
 be resold by you without
 compliance with the registration
 and prospectus delivery
 provisions of the Securities Act,
 subject to certain conditions.
 You should read the discussion
 under the heading "The Exchange
 Offer" for further information
 regarding the Exchange Offer and
 resale of the notes.

                                  OUR INDUSTRY

  The printing industry is one of the largest and most fragmented industries in the United States. The printing industry includes our business, general commercial printing, as well as financial printing, printing and publishing of books, newspapers and magazines and quick printing. Sales for the general commercial printing segment of the industry totaled approximately $46.8 billion in 1997 compared to $42.9 billion in 1996, according to estimates by the Printing Institute of America. The PIA also estimated that in 1997 there were approximately 25,000 general commercial printing companies in the United States.

  General commercial printing involves a process that starts with developing a customer's concept into a printable form. Once developed, we then use printing presses to produce the printed material. We then cut, fold and bind the material to produce the finished product. Finally, we distribute the finished product at the customer's direction.

  Because the printing industry is fragmented, we believe that there are many acquisition opportunities. As an industry consolidator, we are motivated to purchase independent companies because of the economies of scale that we can achieve from having a large number of printing plants located in different regions of the country.

                                  OUR STRATEGY

 Our operating strategy is to:

 .  provide premium, high quality
    service to customers looking
    for service and quality, not
    just price;

 .  cross-sell and efficiently use
    the combined production
    capabilities of all our
    divisions;

 .  use our size to achieve
    economies of scale; and

 .  provide division presidents
    the flexibility to operate
    their divisions as they see
    fit.

 Our acquisition strategy is to:

 .  acquire only high quality,
    well managed companies; and

 .  retain existing management at
    companies we acquire to
    preserve local market
    knowledge and industry
    expertise.

                         SUMMARY OF THE EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $130.0 million aggregate principal amount of outstanding notes for an equal aggregate principal amount of new notes. Both the outstanding notes and the new notes are guaranteed by Master Graphics and Harperprints. The new notes will be obligations of Premier Graphics and entitled to the benefits of the indenture governing the outstanding notes. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes except that the new notes have been registered under the Securities Act and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement.

  Registration Rights. You are entitled to exchange your notes for registered notes with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

  The Exchange Offer. We are offering to exchange $1,000 principal amount of 11 1/2% Senior Notes due 2005 which have been registered for each $1,000 principal amount of our outstanding 11 1/2% Senior Notes due 2005 which were issued in December 1998 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

  As of this date there are $130.0 million principal amount of notes outstanding.

  We will issue registered notes on or promptly after the expiration of the Exchange Offer.

  Resale of the New Notes. Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) "Warnaco, Inc." (available October 11, 1991) and Shearman & Sterling (available July 2, 1993), we believe that the notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

 .  the notes issued in the
    Exchange Offer are being
    acquired in the ordinary
    course of business;

 .  you are not participating, do
    not intend to participate, and
    have no arrangement or
    understanding with any person
    to participate, in the
    distribution of the notes
    issued to you in the Exchange
    Offer;

 .  you are not a broker-dealer
    who purchased such outstanding
    notes directly from us for
    resale pursuant to Rule 144A
    or any other available
    exemption under the Securities
    Act; and

 .  you are not an "affiliate" of
    ours.

  If our belief is inaccurate and you transfer any note issued to you in the Exchange Offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration of the offer and sale of your notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

  Each broker-dealer that is issued notes in the Exchange Offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, in connection with any resale of the notes issued in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the Exchange Offer. We have agreed that, for a period of one year after the date of this Prospectus, we will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resales. We believe that no registered holder of the outstanding notes is an affiliate (as such term is defined in Rule 405 of the Securities Act of 1933) of ours.

  The Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  Expiration Date. The Exchange Offer will expire at 5:00 p.m., New York City
time,        , 1999, unless we decide to extend the expiration date.

  Accrued Interest on the Exchange Notes and the Outstanding Notes. The new notes will bear interest from December 11, 1998. Holders of outstanding notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment of interest on such outstanding notes accrued from December 11, 1998 to the date of the issuance of the new notes. Consequently, holders who exchange their outstanding notes for new notes will receive the same interest payment on June 1, 1999 (the first interest payment date with respect to the outstanding notes and the new notes to be issued in the Exchange Offer) that they would have received had they not accepted the Exchange Offer.

  Termination of the Exchange Offer. We may terminate the Exchange Offer if we determine that our ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Securities and Exchange Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of outstanding notes will have certain rights against us under the registration rights agreement executed as part of the offering of the outstanding notes should we fail to consummate the Exchange Offer.

  Procedures for Tendering Outstanding Notes. If you are a holder of a note and you wish to tender your note for exchange pursuant to the Exchange Offer, you must transmit to United States Trust Company of New York, as exchange agent, on or prior to the Expiration Date:

either

(1) a properly completed and duly executed Letter of Transmittal, which accompanies this Prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the Exchange Agent at the address set forth on the cover page of the Letter of Transmittal; or

(2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal;

and, either

(1) a timely confirmation of book-entry transfer of your outstanding notes into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfers described in this Prospectus under the heading "The Exchange Offer--Procedure for Tendering,"

(2) the documents necessary for compliance with the guaranteed delivery procedures described below.

  By executing the Letter of Transmittal, each holder will represent to us that, among other things, (i) the notes to be issued in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such new notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes and (iii) neither the holder nor any such other person is our "affiliate," as defined in Rule 405 under the Securities Act.

  Special Procedures for Beneficial Owners. If you are the beneficial owner of notes and your name does not appear on a security position listing of DTC as the holder of such notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes in the Exchange Offer, you should contact the person in whose name your notes are registered promptly and instruct such person to tender the notes on your behalf. If such beneficial holder wishes to tender on his own behalf such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Guaranteed Delivery Procedures. If you wish to tender your notes and time will not permit your required documents to reach the Exchange Agent by the Expiration Date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this Prospectus under the heading "The Exchange Offer--Guaranteed Delivery Procedure."

  Withdrawal Rights. You may withdraw the tender of your notes at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless your notes were previously accepted for exchange.

  Acceptance of Outstanding Notes and Delivery of Exchange Notes. Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully under the "The Exchange Offer--Termination"), we will accept for exchange any and all outstanding notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

  Certain U.S. Federal Income Tax Consequences. The exchange of the notes will generally not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

  Use of Proceeds. We will not receive any proceeds from the issuance of notes pursuant to the Exchange Offer. We will pay all expenses incident to the Exchange Offer.

  Exchange Agent. United States Trust Company of New York is serving as exchange agent in connection with the Exchange Offer. The Exchange Agent can be reached at 114 W. 47th Street, New York, New York 10036-1532. For more information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 852-1662 and the facsimile number for the Exchange Agent is (212) 852-1620.

                        SUMMARY DESCRIPTION OF NEW NOTES

  The term of the notes to be issued in the Exchange Offer and the outstanding notes are identical in all material respects, except (i) that the notes to be issued in the Exchange Offer have been registered under the Securities Act,
(ii) for certain transfer restrictions relating to the outstanding notes and registration rights relating to the outstanding notes, and (iii) that the notes to be issued in the Exchange Offer will not contain certain provisions relating to an additional payment to be made to holders of the outstanding notes under certain circumstances relating to the timing of the Exchange Offer.

  Notes Offered. $130,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2005.

  Maturity Date. December 1, 2005

  Interest Payments Dates. Interest will accrue at the rate of 11 1/2% per annum and will be paid on June 1 and December 1 of each year, beginning on June 1, 1999.

  Guarantees of Notes. Master Graphics and Harperprints will unconditionally guarantee the notes on a senior unsecured basis. If Master Graphics forms any additional subsidiaries that guarantee other debt of Premier or a guarantor, they will also guarantee the notes. The guarantees make you a general unsecured senior creditor of the guarantors. The guarantees may be released under the circumstances described on pages 61 and 62.

  Optional Redemption. We can redeem the notes from time to time on or after December 1, 2002 for the prices set forth on page 62. In addition, if we sell our common stock or other equity in a public offering before December 1, 2001, we can use the proceeds to redeem 35% of the notes by paying you 111.5% of the face amount of the notes plus any interest we owe you.

  Mandatory Redemption; Sinking Fund. We are not required to redeem the notes or make any sinking fund payments.

  Ranking of the Notes. The notes are our senior unsecured obligations, which means:

 .  you will be one of our general unsecured creditors;

 . our senior secured lenders will have prior claims to the collateral securing their claims. Since you will have no collateral, you will effectively be junior to the claims of our senior secured lenders; and

 . you have the same right to be paid as our other unsecured creditors, including trade creditors.

  If the private offering of the notes had been completed and Premier had applied the proceeds on September 30, 1998:

 . Premier would have been able to borrow a substantial amount of senior secured debt from its senior secured lenders, whose debt is secured by our assets and can be paid from proceeds of the sale of those assets before you are paid;

 . Premier would have owed approximately $133.3 million in senior unsecured debt; and

 . Premier would have owed approximately $8.9 million in trade payables, which have the same right to be paid as you.

  Change of Control. As described more fully on pages 63 and 64, if we undergo a change of control, you have the right to have us redeem the notes for 101% of the principal amount of the notes plus any interest we owe you. Our senior secured credit facilities may prohibit us from redeeming your notes after a change of control.

  Covenants. We have agreed to limit our ability to pay dividends or make distributions, make investments, incur additional debt, issue preferred stock, incur liens, enter into sale and lease back, consolidation, merger, conveyance, lease or transfer transactions, enter into transactions with affiliates and engage in unrelated businesses. Additionally, if we sell a significant amount of assets, we may be required to use the proceeds to offer to repurchase the notes.

                                  RISK FACTORS

  You should carefully consider all of the information in this Prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 13, for a discussion of certain risks involved with an investment in the notes.

                               RECENT DEVELOPMENT
  On December 11, 1998, we acquired Technigrafiks, Inc., a general commercial printing company located in Houston, Texas for aggregate consideration of $11.5 million (including debt assumed).

                            PREMIER AND HARPERPRINTS

               SUMMARY PRO FORMA CONDENSED FINANCIAL INFORMATION

  The following is summary pro forma condensed financial information for Premier and Harperprints on a combined basis. Premier is the issuer of the notes and primary operating subsidiary of Master Graphics. Harperprints is the other operating subsidiary of Master Graphics and is a guarantor of the notes.

  The summary pro forma condensed financial information reflects historical combined financial information of Premier and Harperprints adjusted for (i) the effects of our completed acquisitions, (ii) the effects of pro forma adjustments directly related to our acquisitions, (iii) the effects of the initial public offering of Master Graphics and (iv) the effect of the sale of $130.0 million of 11 1/2% Senior Notes due 2005 and the application of the net proceeds therefrom, as if each had occurred on January 1, 1997, with respect to income statement data, and September 30, 1998, with respect to balance sheet data. You should also review "Management's Discussion and Analysis of Financial Condition and Results of Operations" starting on page 32, the consolidated financial statements of Master Graphics and the notes thereto starting on page F-19 and the Unaudited Pro Forma Condensed Consolidated Financial Statements and Notes thereto starting on page F-4. The summary pro forma financial information does not purport to represent what our results of operations or financial position actually would have been had the foregoing events, in fact, occurred on the date or at the beginning of the period indicated. The information is not a projection of our results of operations or financial position for any future date or period.

                                       LATEST TWELVE  NINE MONTHS  THREE MONTHS
                           YEAR ENDED  MONTHS ENDED      ENDED         ENDED
                          DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                              1997         1998          1998          1998
                                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenue.................    $215,077     $223,537      $166,276       $56,236
Gross profit............      53,370       56,076        43,119        14,975
Operating income........      13,822       17,196        14,422         5,557
OTHER DATA:
EBITDA (1)..............    $ 22,279     $ 26,272      $ 21,316       $ 7,760
EBITDA margin (2).......        10.4%        11.8%         12.8%         13.8%
Adjusted EBITDA (3).....    $ 23,044     $ 27,037      $ 21,316       $ 7,760
Adjusted EBITDA margin..        10.7%        12.1%         12.8%         13.8%
Cash interest expense
 (4)....................    $ 15,315     $ 15,315      $ 11,487       $ 3,829
Depreciation and
 amortization...........       9,271        9,445         7,103         2,342
Capital expenditures....       9,805        2,896         1,778           168
Adjusted EBITDA /cash
 interest expense.......        1.5x         1.8x          1.9x          2.0x
Ratio of earnings to
 fixed charges (5)......          --         1.1x          1.2x          1.4x

                                                      AS OF SEPTEMBER 30, 1998
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................................         $ 13,869
Working capital......................................           47,422
Total assets.........................................          252,267
Long-term debt, excluding unamortized discounts of
 $1.0 million........................................          133,338

                         (footnotes on following page)

--------------------
(1) Represents earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on our experience in the general commercial printing industry, we believe that EBITDA is an important tool for measuring the performance of companies in the printing industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry, and our financing arrangements contain covenants in which EBITDA is used as a measure of financial performance. The EBITDA measure for us may not be consistent with similarly titled measures for other companies. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles) as an indicator of our performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity.
(2) EBITDA margin is calculated by dividing EBITDA by revenue; revenue for Master Graphics consolidated and for Premier and Harperprints combined are the same, as all of our revenue is derived from the operations of Premier and Harperprints.
(3) EBITDA on an adjusted pro forma basis has been increased by $765,000 to reflect the elimination of a deferred compensation charge of that amount which was recorded in the fourth quarter of 1997. Because this charge was not the result of a contractual requirement of the acquisitions, the initial public offering of our common stock or the private offering of the outstanding notes, the charge is not reflected as a pro forma adjustment in the Unaudited Pro Forma Condensed Consolidated Statements of Operations starting on page F-6. However, we believe that the elimination of the charge, which results from the employment of executives who have been integral to the execution of our acquisition strategy and the offerings, provides a meaningful presentation of EBITDA on a pro forma basis.
(4) Cash interest expense represents total interest expense less amortization of deferred financing costs.
(5) In the calculation of the ratio of earnings to fixed charges, earnings for the year ended December 31, 1997 were inadequate to cover fixed charges by $2.2 million.

                                MASTER GRAPHICS

               SUMMARY PRO FORMA CONDENSED FINANCIAL INFORMATION

  The following is summary pro forma condensed financial information for Master Graphics and its subsidiaries on a consolidated basis. Master Graphics is a guarantor of the notes and the sole parent of Premier. Premier is the issuer of the notes.

  The summary pro forma financial information reflects historical consolidated financial information of Master Graphics and its subsidiaries on a consolidated basis adjusted for (i) the effects of our completed acquisitions, (ii) the effects of pro forma adjustments directly related to our acquisitions, (iii) the effects of the initial public offering of Master Graphics and (iv) the effect of the sale of $130.0 million of 11 1/2% Senior Notes due 2005 and the application of the net proceeds therefrom, as if each had occurred on January 1, 1997, with respect to income statement data, and September 30, 1998, with respect to balance sheet data. You should also review "Management's Discussion and Analysis of Financial Condition and Results of Operations" starting on page 32, the consolidated financial statements of Master Graphics and the notes thereto starting on page F-19 and the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto starting on page F-4. The summary pro forma financial information does not purport to represent what our results of operations or financial position actually would have been had the foregoing events, in fact, occurred on the date or at the beginning of the period indicated. The information is not a projection of our results of operations or financial position for any future date or period.

                                       LATEST TWELVE  NINE MONTHS  THREE MONTHS
                           YEAR ENDED  MONTHS ENDED      ENDED         ENDED
                          DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                              1997         1998          1998          1998
                                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenue.................    $215,077     $223,537      $166,276       $56,236
Gross profit............      53,370       56,076        43,119        14,975
Operating income........      13,822       17,196        14,422         5,557
Net income (loss) before
 extraordinary loss
 (1)....................      (4,137)        (304)          779           634
OTHER DATA:
EBITDA (2)..............    $ 22,279     $ 26,272      $ 21,316       $ 7,760
EBITDA margin (3).......        10.4%        11.8%         12.8%         13.8%
Adjusted EBITDA (4).....    $ 23,044     $ 27,037      $ 21,316       $ 7,760
Adjusted EBITDA margin..        10.7%        12.1%         12.8%         13.8%
Cash interest expense
 (5) (6)................    $ 17,280     $ 17,280      $ 12,960       $ 4,320
Depreciation and
 amortization...........       9,271        9,445         7,103         2,342
Capital expenditures....       9,837        3,020         1,897           171
Adjusted EBITDA /cash
 interest expense.......        1.3x         1.6x          1.6x          1.8x
Ratio of earnings to
 fixed charges (7)......         --           --           1.1x          1.2x

                                                      AS OF SEPTEMBER 30, 1998
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................................         $ 13,869
Working capital......................................           49,593
Total assets.........................................          208,117
Long-term debt, excluding unamortized discounts of
 $1.0 million........................................          149,691

                         (footnotes on following page)

--------------------
(1) We incurred an extraordinary loss of approximately $2.1 million (net of tax benefit of $1.5 million) related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of certain indebtedness in connection with our initial public offering.
(2) Represents earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on our experience in the general commercial printing industry, we believe that EBITDA is an important tool for measuring the performance of companies in the printing industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry, and our financing arrangements contain covenants in which EBITDA is used as a measure of financial performance. The EBITDA measure for us may not be consistent with similarly titled measures for other companies. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles) as an indicator of our performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity.
(3) EBITDA margin is calculated by dividing EBITDA by revenue; revenue for Master Graphics consolidated and for Premier and Harperprints combined are the same, as all of our revenue is derived from the operations of Premier and Harperprints.
(4) EBITDA on an adjusted pro forma basis has been increased by $765,000 to reflect the elimination of a deferred compensation charge of that amount which was recorded in the fourth quarter of 1997. Because this charge was not the result of a contractual requirement of the acquisitions, the initial public offering of our common stock or the private offering of the outstanding notes, the charge is not reflected as a pro forma adjustment in the Unaudited Pro Forma Condensed Consolidated Statements of Operations starting on page F-6. However, we believe that the elimination of the charge, which results from the employment of executives who have been integral to the execution of our acquisition strategy and the offerings, provides a meaningful presentation of EBITDA on a pro forma basis.
(5) Cash interest expense represents total interest expense less amortization of deferred financing costs.
(6) Payment of interest on approximately $12.5 million of Seller Deferral Notes issued by Master Graphics may be deferred at the option of Master Graphics until maturity of such notes on June 30, 2006. See the description of Seller Deferral Notes on page 35.
(7) In the calculation of the ratio of earnings to fixed charges, earnings for the year ended December 31, 1997 and the latest twelve months ended September 30, 1998 were inadequate to cover fixed charges by $4.1 million and $0.3 million, respectively.

                                  RISK FACTORS

  This Prospectus and certain documents incorporated herein by reference include statements that constitute "forward looking statements." By their nature, all forward looking statements involve risk and uncertainties. Actual results may differ materially from those contemplated by the forward looking statements for a number of reasons including but not limited to: our limited operating history; our ability to implement our operating and acquisition strategies; unforseen competitive pressure or other difficulties in maintaining mutually beneficial relationships with key customers; adverse changes in exchange rates or raw material prices, both in absolute terms and relative to competitors' risk profiles; and other risks inherent in the general commercial printing business.

WHAT ARE THE RISKS RELATED TO THE EXCHANGE OFFER?

  If you do not exchange your outstanding notes for new notes pursuant to the Exchange Offer, you will continue to be subject to the restrictions on transfer of your outstanding notes, as set forth in the legend on your outstanding note. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption from such requirements. We do not intend to register the outstanding notes under the Securities Act. In addition, if you exchange your outstanding notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent outstanding notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the outstanding notes would be adversely effected.

WHAT ARE THE RISKS RELATED TO THE NOTES?

Our high level of debt may affect our operations and our ability to make payments on the notes.

  We have a high level of debt. If the initial offering of 11 1/2% Senior Notes due 2005 was completed and we had acquired Technigrafiks on September 30, 1998, Premier would have had long-term debt of $133.3 million and trade payables of $8.9 million. In addition, under the terms of our credit facilities, we would be able to borrow substantial amounts of senior secured debt from our senior secured lenders. Our high level of debt could have a significant adverse future effect on our business. For example:

            . our ability to obtain additional financing may be impaired which could slow our growth and capital investment;

            . a substantial portion of our cash flow will be used to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures and acquisitions;

            . our covenants with our senior secured lenders and in the note indenture require us to meet certain financial objectives and impose other restrictions on business operations. The covenants will limit our ability to borrow additional funds or dispose of assets, and may limit our flexibility in planning for and reacting to changes in our business;

            . we may be more vulnerable to adverse changes in general economic, industry and competitive conditions;

            .  our high debt level and the various covenants contained in the note indenture and our existing credit facilities may place us at a relative competitive disadvantage as compared to certain of our competitors; and

            . borrowings under our existing senior secured credit facilities are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates.

  Our ability to pay principal of and interest on the notes and to service our other debt depends on our financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Our operating results may not generate sufficient cash flow to pay our obligations. If we are unable to pay our debts, we must pursue one or more alternative strategies such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. We must obtain the consent of our senior secured lenders before we engage in any such strategy.

Restrictive covenants contained in our existing secured credit facilities may trigger a default under the notes.

  We must continue to satisfy financial and operating covenants contained in our existing secured credit facilities. If we fail to comply with such covenants, we will be in default under our existing secured credit facilities. If we default under our existing or future secured credit facilities, our lenders could:

            . elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

            . terminate their commitments to make further extensions of credit under our then existing credit facilities.

If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing the debt under our existing secured credit facilities. The collateral under our existing secured credit facilities consists of substantially all of our assets. If our senior secured lenders accelerate our obligations to them, it will trigger an event of default under the notes. However, we may not have sufficient assets to repay the notes in full after we pay our senior secured lenders.


There will be no collateral to secure our payment of the notes.

  Substantially all of our assets serve as collateral to secure our obligations under our secured credit facilities. If we are unable to pay you under the notes, you will be unable to use our assets to repay the notes and/or to enforce the guarantees until our senior secured lenders have been paid in full. We may not have sufficient assets to repay the notes in full after we pay our senior secured lenders.

We may not be able to make a required repurchase of the notes if we undergo a change in control.

  If a "change of control" occurs under the note indenture, you have the right to require us to repurchase any or all of the notes you own at a price equal to 101% of the principal amount thereof, together with any interest we owe you. The definition of a change of control is located on page 80. A change of control will not occur unless the conditions in the definition are satisfied. Our ability to repurchase the notes upon a change of control may be limited by the terms of our existing secured credit facilities. Furthermore, under our existing secured credit facilities, a "change of control" would constitute an event of default, and could cause an acceleration of all amounts due under our existing credit facilities. If we fail to repurchase all of the notes tendered for purchase upon the occurrence of a change of control, such failure will be an event of default under the indenture. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

Fraudulent transfer laws may affect our ability to make payments due on the notes.

  The federal government and each state have enacted laws designed to protect creditors. If a court determines that we:

            . issued the notes to hinder, delay or defraud our existing or future creditors; or

            .  did not receive a fair price or equivalent value for the notes;
               and

            .  became insolvent because we issued the notes;

            . did not have sufficient assets for our business or any transaction in which we are involved; or

            . intended to incur debts beyond our ability to pay as such debts mature,

the court could set aside or annul all or a portion of our obligations to you, or subordinate your claims to those of our other creditors. This would entitle other creditors to be paid in full before any payment could be made on the notes. We may not have sufficient assets after the payment to other creditors to repay the notes.

  The guarantees issued by Master Graphics and Harperprints could be challenged on the same grounds as the notes. In addition, a creditor may avoid a guarantee based on the level of benefits received by a guarantor compared to the amount of the guarantee. The indenture will contain a savings clause, which generally will limit the obligations of each guarantor to the maximum amount which is not a fraudulent conveyance. If a guarantee is avoided, or limited as a fraudulent conveyance or held unenforceable for any other reason, you would not have any claim against the guarantors and would be only creditors of Premier and those guarantors whose guarantee was not avoided or held unenforceable. In such event, your claims against a guarantor would be subject to the prior payment of all liabilities (including trade payables) of such guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy your claims relating to any avoided portions of any of the guarantees.

  The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, Premier or a guarantor generally would be considered insolvent at the time it issues the notes or the guarantees if:

            . the fair market value of its assets is less than the amount required to pay its total existing debts and liabilities as they become absolute or matured; or

            . it is incurring debts beyond its ability to pay as such debts mature.

At this time, it is impossible to foresee if a court would find that either Premier was insolvent when it issued the notes or that a guarantor was insolvent when it issued its guarantee. Even if a court determined that Premier or a guarantor was not insolvent, their obligations could still be altered by a court if other grounds exist to declare that the issuance of the notes or the guarantee constituted a fraudulent conveyance.

There is a risk of a preferential transfer.

  If:

            . a guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after the issuance of the guarantee; or

            .  a guarantee was made in contemplation of insolvency,

the guarantee could be avoided by a court as a preferential transfer. In addition, a court could require you to return any payments made on the notes during the 90-day (or one-year) period.

There is no public market for the notes.

  There is no active trading market for the notes and we cannot assure you that one will develop. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the notes to trade at a discount are an increase in prevailing interest rates, a decline in our credit worthiness, a weakness in the market for similar securities, and declining general economic conditions. The liquidity of, and trading markets for, the notes may also be adversely affected by declines in the markets for high-yield securities generally.

WHAT ARE THE RISKS RELATED TO OUR BUSINESS?

We have a limited combined operating history.

  We have acquired 14 general commercial printing companies since June 1997. In addition, our management team has been assembled only recently, and several of its members have not worked in the printing industry prior to joining us. The management team may not be able to:

            . manage effectively the combined operations of the companies we have acquired;

            . integrate successfully the operations of the companies we have acquired and will acquire in the future; or

            . achieve our expected operating efficiencies and economies of scale,

any of which could adversely affect Premier's operating results and cash flow.

We may be unable to integrate our operations or implement our operating systems and policies.

  We are faced with the development, implementation and integration of uniform policies and systems related to our operations. For the foreseeable future, we will rely on the separate accounting, information and operating systems of the companies we have acquired. We plan to put in place centralized information and operating systems, policies and procedures for all of our divisions. However, as a result of our decentralized operating philosophy:

            . we may not be able to implement effectively our proposed operating systems and policies; and

            . we may experience greater than expected expenses, delays, complications and expenses in implementing, integrating and operating such systems and policies,

each of which could have a material adverse effect on Premier's ability to make payments on the notes.

  We designed our "Master Central" equipment utilization and marketing process to allow us to allocate printing projects more efficiently throughout our system and to allow our salespersons to sell to a broader range of customers. Master Central is a new process, and we cannot assure you that it will accomplish the purposes for which it was designed.

Our acquisition strategy may adversely affect our ability to make payments on the notes.

  A key element of our acquisition strategy is to buy general commercial printing companies throughout the United States. The risks to you associated with this strategy include:

            .  management focusing on acquisitions rather than operations;

            .  the loss of customers;

            .  the loss of key personnel; and

            . the risks associated with the past operations and other unanticipated problems arising in the acquired businesses.

  The success of our acquisition strategy will be dependent upon a number of factors, including:

            . our ability to locate general commercial printing companies we want to acquire; and

            .  our ability to finance acquisitions on satisfactory terms.

  The note indenture and our existing and future secured credit facilities may limit our ability to pursue our acquisition strategy. If our acquisition strategy is not successful, Premier's ability to make payments on the notes could be adversely affected. Even if our acquisition strategy is successful, Premier may still become unable to make payments on the notes due to events which are beyond our control such as prevailing business, financial and economic conditions.

Our obligations to the former owners of companies we acquired may adversely affect our ability to make payments on the notes.

  We have agreed to pay the former owners of eight of the companies we have acquired additional purchase price consideration if the companies surpass certain EBITDA-based targets. We believe that the former owners will not earn more than $29 million in additional consideration. We have agreed to pay the additional purchase price consideration in cash, and the former owners have the same right to be paid as you, but those payments are due and likely to be made before we are obligated to repay the notes. If we are required to pay a significant portion of this additional consideration, it could have a material adverse effect on Premier's ability to make payments on the notes. For a more complete description of the additional purchase price consideration we may owe, please refer to the description of our obligations on pages 35 and 36.

There are risks associated with the general commercial printing business.

  We compete primarily in the general commercial printing sector, which is characterized by individual orders from customers for specific printing projects rather than long-term contracts. Future orders by existing customers are dependent upon the customers' satisfaction with the services provided. Irregular purchasing patterns could result in significant fluctuations in operating results from quarter to quarter. Such fluctuations may be caused by underutilization of plant capacity, lost business due to lack of plant capacity, or higher direct costs. Although Master Central is designed to smooth capacity utilization and expand production capabilities, there can be no assurance that it will have this desired effect. If Premier experiences unpredicted fluctuations in cash flow, it may not be able to make required payments on the notes.

We have experienced recent operating losses.

  Master Graphics, and certain companies we have acquired have experienced operating losses in certain of the last several years. Sutherland was a debtor-in-possession under the protection of a proceeding filed under Chapter 11 of the United States Bankruptcy Code at the time we acquired it.

Fluctuating costs of raw materials may adversely affect our profit margins.

  The cost of paper is a principal factor in our pricing. We are generally able to pass increases in the cost of paper to customers, while decreases in paper costs generally result in lower prices to customers. In the last three years, paper prices have fluctuated dramatically. To the extent that there are future paper cost increases and we are not able to pass such increases to our customers or our customers reduce the size or number of their orders, our profit margins and cash flows and Premier's ability to make payments on the notes could be adversely affected.

  In recent years, increases or decreases in demand for paper have led to corresponding pricing changes. In periods of high demand, certain paper grades have been in short supply, including grades we use. Any loss of the sources for paper supply or any disruption in their businesses or their failure to meet our product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on our results of operations, sales, profit margins and cash flows and Premier's ability to make payments on the notes. Although we actively manage our paper supply, we do not maintain large inventories of paper. Our paper supply may not be adequate and, if our sources are not adequate, we may not be able to develop alternative sources in a timely manner.

Unavailability of technicians and salespeople may adversely affect operating results.

  To provide high-quality finished printed products in a timely fashion we must maintain an adequate staff of skilled technicians, including prepress personnel, pressmen, bindery operators and fulfillment personnel. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain the skilled technicians necessary to meet our commitments. From time-to-time:

            . the printing industry experiences shortages of qualified technicians, and we may not be able to maintain an adequate skilled labor force necessary to operate efficiently;

            . our labor expenses may increase as a result of shortages of skilled technicians; or

            . we may have to curtail our planned internal growth as a result of labor shortages.

  Also, the general commercial printing industry is characterized by personal relationships between individual members of a company's sales force and customers who order printing services. If we do not retain salespeople with large customer bases it could adversely affect our sales and cash flows and Premier's ability to make payments on the notes.

Rapid technological change may adversely affect our operations.

  The technology we use in our prepress operations is rapidly evolving. We could experience delays or difficulties in adjusting our prepress systems on a timely basis to:

            .  accommodate changing technology;

            .  address the increasingly sophisticated needs of our customers;
               or

            .  keep pace with emerging industry standards.

The cost required to respond to and integrate changing technologies may be greater than we anticipate. If:

            . we do not respond adequately to the need to integrate changing technologies in a timely manner; or

            . the investment required to so respond is greater than anticipated,

our sales volume, profit margins and cash flows and Premier's ability to make payments on the notes may be adversely affected.

Our business may not grow as we intend.

  Our ability to increase the revenue of the companies we acquire will be affected by various factors, including the demand for general commercial printing services and other factors discussed in this Prospectus. Many of these factors are beyond our control, and our operating and internal growth strategies may not generate cash flow adequate for our operation and for Premier to make payments on the notes.

The general commercial printing industry is very competitive.

  The general commercial printing industry is extremely competitive and fragmented. In spite of the fragmentation of the industry, recent technological developments in prepress and design and over-capacity in the printing industry have increased industry consolidation and competitive pressures. We compete with numerous large and small printing companies, some of which have greater financial resources than we do. We compete on the basis of ongoing customer service, quality of finished products and price. Moreover, we compete for potential acquisition candidates with other printing industry consolidators, some of which have greater financial resources than we do. We may not be able to compete successfully with such competitors.

We are dependent on our key personnel.

  Our operation and implementation of our acquisition and operating strategies are dependent on the continued efforts of Master Graphics' executive officers, including John P. Miller, Chairman of the Board, Chief Executive Officer and President, Lance T. Fair, Senior Vice President--Acquisitions and Chief Financial Officer, Robert J. Diehl, Chief Operating Officer, P. Melvin Henson, Jr., Senior Vice President--Finance and Administration and Chief Accounting Officer, Donald H. Goldman, Chief Information Officer, James B. Duncan, Senior Vice President--Sales and Marketing and our division presidents. We do not have key man life insurance on the lives of any of Master Graphics' executive officers or key managers. Master Graphics has employment contracts with its six executive officers and certain key managers of the divisions. Because of the difficulty in finding adequate replacements for such personnel, the loss of the services of any of them or Master Graphics' inability in the future to attract and retain management and other key personnel could have a material adverse effect on our business, financial condition and results of operations and Premier's ability to make payments on the notes.

Our operations make us subject to environmental protection laws.

  Phase I environmental site assessments have been obtained on all of our properties. The purpose of a Phase I environmental site assessment is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The Phase I environmental site assessment obtained for the property used by our Stephenson Printing Division revealed that there are two underground storage tanks listed with the Virginia Department of Environmental Quality as "currently in use" on the property. The owner of the property has told us that the underground storage tanks were removed in the mid-1980's, although there is no documentation of the removal of the tanks. The storage tanks were previously used for the storage of alcohol and solvent. There is a potential for soil or groundwater contamination on the property if there were any releases from the underground storage tanks.

  No other Phase I environmental site assessment revealed any environmental condition, liability or compliance concern that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the environmental site assessments relating to any one of the properties did not reveal all environmental conditions, liabilities or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed. If environmental contamination exists or existed at a property, we may be liable for the costs of removal or remediation of the contamination and may be liable for personal injury or similar claims by private plaintiffs. Moreover, the existence of an environmental contamination at a property could adversely affect the our ability to sell or borrow against that property.

There are risks to our business associated with the Year 2000.

  Like many other companies, the Year 2000 computer issue creates risks for us. If our internal systems do not correctly recognize and process date information beyond the year 1999, there could be an adverse impact on our operations. The Year 2000 computer issue stems from the computer industry's practice of conserving data storage by using two digits, instead of four digits, to represent a year. Systems and hardware which use this two-digit format may process data incorrectly or fail with the use of dates in the next century. These types of failures can influence applications that rely on dates to perform calculations (such as an accounts receivable aging report), as well as systems such as building security and heating. We believe our exposure to Year 2000 issues is limited to the purchase of computer hardware, and to a lesser extent software, at certain of our locations. Our Year 2000 risks also include
(i) equipment malfunction and (ii) the inability of our customers to forward electronic images due to their own Year 2000 malfunctions. To address the Year 2000 computer issue, we have initiated a program that includes a review of all computers, software and related date-sensitive equipment used in the management of print jobs, office automation, accounting, process control and other applications. We anticipate that the cost of corrective actions to address the Year 2000 computer issue will be approximately $750,000 for our existing divisions. Our due diligence process for new acquisitions includes a Year 2000 assessment, and any necessary corrective actions will be scheduled for immediate implementation.

                               COMPANY BACKGROUND

  Premier is the wholly-owned primary operating subsidiary of Master Graphics. Master Graphics and Premier are the successor entities to Master Printing and B&M Printing, respectively. Master Printing was originally formed by John Miller (the current Chairman of Board, Chief Executive Officer and President of Master Graphics) in 1992 to acquire all of the outstanding stock of B&M Printing. In 1997, in anticipation of the implementation of an acquisition strategy, Master Printing merged with and into Master Graphics, and B&M Printing merged with and into Premier. Harperprints is the only other subsidiary of Master Graphics. Master Graphics is contractually obligated to maintain the separate corporate existence of Harperprints until March 31, 1999. Master Graphics, Premier and Harperprints are collectively referred to herein as the "Company."

                                USE OF PROCEEDS

  There will be no cash proceeds payable to the Company from the issuance of the new notes pursuant to the Exchange Offer. The net proceeds less estimated debt issue costs received by the Company from the sale of the outstanding notes were approximately $125.6 million. The Company (i) used approximately $88.6 million of the net proceeds from the offering of the outstanding notes (the "Offering"), to repay substantially all outstanding indebtedness under its senior credit facility with General Electric Capital Corporation, as agent ("GECC") (the "GECC Credit Facility") (approximately $300,000 remained outstanding after payment); (ii) used approximately $4.8 million of the net proceeds from the Offering to repay certain indebtedness owed to the sellers of the companies we have purchased; (iii) used approximately $6.5 million of the net proceeds from the Offering to repay the then current balance under its revolving credit facility with Deutsche Financial Services Corporation (the "Deutsche Credit Facility") and (iv) used approximately $11.5 million of the net proceeds of the Offering to acquire Technigrafiks. The remainder of the net proceeds of the Offering are available for general corporate purposes, including working capital and acquisitions. The Company is currently engaged in discussions and negotiations for the acquisition of additional general commercial printing companies.

                               THE EXCHANGE OFFER

GENERAL

  In connection with the sale of the outstanding notes (the "Old Notes"), the purchasers thereof became entitled to the benefits of certain registration rights (the "Registration Rights"). Pursuant to the registration rights agreement executed as part of the Offering (the "Registration Rights Agreement"), the Company agreed to (i) file within 60 days, and cause to become effective within 120 days of the date of original issue of the Old Notes, the Registration Statement of which this Prospectus is a part with respect to the exchange of the Old Notes for the new notes to be issued in the Exchange Offer (the "New Notes" and, together with the Old Notes, the "Notes") and (ii) cause the Exchange Offer to be consummated within 150 days of the original issue of the Old Notes. The New Notes have terms identical in all material respects to the terms of the Old Notes. However, in the event that any changes in law or applicable interpretation of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days following the date of the original issue of the Old Notes, or if any holder of the Old Notes other than the initial purchasers in the Offering (the "Initial Purchasers") is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, the Company has agreed to use its best efforts to cause to become effective the 150th day after the original issue of the Old Notes, a Shelf Registration Statement with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective for at least two years after the effective date thereof. The Company also has agreed that in the event that either (i) the Registration Statement is not filed with the Commission on or prior to the 60th calendar day following the date of the original issue of the Old Notes or (ii) the Registration Statement is not declared effective on or prior to the 120th calendar day following the date of the original issue of the Old Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 150th calendar day following the original issue of the Old Notes (each such event, a "Registration Default"), the Company will pay additional interest to the holders of the Old Notes with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Old Notes. The amount of additional interest payable to the holders of the Old Notes will increase by an additional $.05 per week per $1,000 principal amount of the Old Notes with respect to each subsequent 90-day period until Registration Defaults have been cured, up to a maximum of $.50 per week per $1,000 principal amount of Notes. Upon the cure of all Registration Defaults, the interest rate borne by the Old Notes from the date of such filing or effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with its registration requirements.

  In the event the Exchange Offer is consummated, the Company will not be required to file a Shelf Registration Statement relating to any outstanding Old Notes other than those held by persons not eligible to participate in the Exchange Offer, and the interest rate on such Old Notes will remain at its initial level of 11 1/2%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by persons not eligible to participate in the Exchange Offer) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been tendered and not withdrawn on the Expiration Date. Upon consummation, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old
Notes validly tendered prior to 5:00 p.m., New York City time, on       , 1999
(the "Expiration Date"). The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

  Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

  Each broker-dealer that receives New Notes in Exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  As of the date of this Prospectus, $130.0 million aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes initially purchased by Qualified Institutional Buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will also be issuable and transferable in book-entry form through DTC.

  This Prospectus, together with the accompanying Letter of Transmittal, is
being sent to all registered holders as of        , 1999 (the "Record Date").

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean        , 1999 unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

  Without limiting the manner by which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from December 11, 1998, payable semiannually on June 1 and December 1 of each year commencing on June 1, 1999, at the rate of 11 1/2% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from December 11, 1998 until the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on June 1, 1999 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURE FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account with DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

  The method of delivery of Old Notes and the Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determinations will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not validly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not property tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

  By tendering, each holder of Old Notes will represent to the Company that among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the Holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURE

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duty executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

  (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly tendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not therefore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission or court of competent jurisdiction in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

  If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all property tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  United States Trust Company of New York, the Trustee under the indenture governing the Notes (the "Indenture"), has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Mail or Hand Delivery:114 W. 47th Street
                          New York, New York 10036-1532
  Facsimile Transmission: (212) 852-1620
  Confirm by Telephone:
                          (212) 852-1662

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizing the federal income tax consequences of the Exchange Offer reflects the opinion of Baker, Donelson, Bearman & Caldwell, counsel to the Company, as to material federal income tax consequences expected to result from the Exchange Offer. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and there can be no assurances that the IRS will not take, and that a court would not sustain, a position to the contrary to that described below. Moreover, the following discussion does not constitute comprehensive tax advice to any particular Holder of Old Notes. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law, which could have retroactive effect. Each holder of Old Notes should consult its own tax advisor as to these and any other federal income tax consequences of the Exchange Offer as well as any tax consequences to it under foreign, state, local or other law.

  In the opinion of Baker, Donelson, Bearman & Caldwell, exchanges of Old Notes for New Notes pursuant to the Exchange Offer will be treated as a modification of the Old Notes that does not constitute a material change in their terms, and the Company intends to treat the exchanges in that manner. Therefore an exchanging holder, will not recognize any gain or loss, in respect of an exchange of an Old Note for a New Note, and such holder's basis and holding period in the New Note will be the same as such holder's basis and holding period in the Old Note. The Exchange Offer will result in no federal income tax consequences to a non-exchanging holder.

                           CAPITALIZATION -- PREMIER

  The following table sets forth the capitalization of Premier, the issuer of the notes, as of September 30, 1998 on an historical basis and on a pro forma basis adjusted to give effect to (i) the acquisition of Technigrafiks, Inc. ("Technigrafiks"), (ii) the effects of certain pro forma adjustments that are directly related to the acquisition of Technigrafiks and (iii) the consummation of the sale of $130.0 million of 11 1/2% Senior Notes due 2005 and the application of the net proceeds thereof, as if each had occurred on September 30, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of Master Graphics and the notes thereto and the Unaudited Pro Forma Condensed Consolidated Financial Statements of Master Graphics and notes thereto included elsewhere herein.

                                                            SEPTEMBER 30, 1998
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                              (IN THOUSANDS)
Long-term debt, including current maturities (1):
  Existing credit facilities (2)..........................  $ 95,809       --
  Senior notes............................................       --   $130,000
  Capital leases..........................................     2,000     2,000
  Other...................................................     1,268     1,268
                                                            --------  --------
    Total long-term debt, including current maturities....    99,077   133,268
                                                            --------  --------
Stockholder's equity:
  Common stock, $0.01 par value per share; 1,000 shares
   authorized; 100 shares issued and outstanding..........       --        --
  Additional paid in capital (3)..........................    85,835    93,347
  Retained earnings (deficit).............................      (862)     (862)
                                                            --------  --------
    Total stockholder's equity............................    84,973    92,485
                                                            --------  --------
Total capitalization......................................  $184,050  $225,753
                                                            ========  ========

---------------------
(1) Does not include the effects of any contingent purchase price consideration payable to the former owners of the acquired companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Unamortized debt discount of $1.0 million has been added back to long-term debt.
(3) In addition to the original equity capitalization of B&M Printing Inc, the predecessor to Premier, Premier has subsequently been capitalized by Master Graphics with the net purchase price of each of the Acquired Companies.

                       CAPITALIZATION -- MASTER GRAPHICS

  The following table sets forth the capitalization of Master Graphics, a guarantor of the notes, as of September 30, 1998 on an historical basis and on a pro forma basis adjusted to give effect to (i) the acquisition of Technigrafiks, (ii) the effects of certain pro forma adjustments that are directly related to the acquisition of Technigrafiks and (iii) the consummation of the sale of $130.0 million of 11 1/2% Senior Notes due 2005 and the application of the net proceeds thereof, as if each had occurred on September 30, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of Master Graphics and the notes thereto and the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto included elsewhere herein.

                                                            SEPTEMBER 30, 1998
                                                           HISTORICAL PRO FORMA
                                                              (IN THOUSANDS)
Long-term debt, including current maturities (1):
  Existing credit facilities (2)..........................  $ 95,809  $    --
  Senior notes............................................       --    130,000
  Seller notes............................................    16,074     3,853
  Seller replacement notes................................     5,279       --
  Seller deferral notes...................................       --     12,500
  Capital leases..........................................     2,000     2,000
  Other...................................................     1,338     1,338
                                                            --------  --------
    Total long-term debt, including current maturities....   120,500   149,691
5% Series A Cumulative Redeemable Preferred Stock, $.001
 par value per share, 177,776 shares issued and outstand-
 ing......................................................     1,408     1,408
                                                            --------  --------
Shareholders' equity:
  Preferred stock, $.001 par value per share, 9,822,224
   shares authorized, no shares issued and outstanding....       --        --
  Common stock, $.001 par value per share, 100,000,000
   shares authorized, 7,879,997 shares issued and
   outstanding (3)........................................         8         8
  Additional paid in capital..............................    40,164    40,164
  Retained earnings.......................................    (4,541)   (4,541)
                                                            --------  --------
    Total shareholders' equity............................    35,631    35,631
                                                            --------  --------
Total capitalization......................................  $157,539  $186,730
                                                            ========  ========

---------------------
(1) Does not include the effects of any contingent purchase price consideration payable to the former owners of the acquired companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Unamortized debt discount of $1.0 million has been added back to long-term debt.
(3) Does not include (i) 177,776 shares of $.001 par value per share common stock (the "Common Stock") issuable for nominal consideration upon the conversion of the 5% Series A Cumulative Preferred Stock (the "Series A Preferred Stock"); (ii) 220,000 shares of Common Stock issuable for nominal consideration upon the exercise of a warrant issued to GECC in connection with the acquisition of Harperprints (the "Lender Warrant"); (iii) 43,000 shares of Common Stock issuable at $10 per share upon the exercise of rights granted to former B&M Printing shareholders; (iv) 1,828,848 shares of Common Stock issuable at $10 per share upon the exercise of warrants issued in connection with the Company's acquisition of certain printing companies (the "Seller Warrants"); (v) 607,294 shares of Common Stock issuable at $10 per share upon the exercise of outstanding stock options held by directors and employees of the Company; (vi) 100,000 shares of Common Stock issuable at $10 per share pursuant to the Company's deferred compensation plan; and (vii) shares of Common Stock issuable upon conversion of approximately $3,471,000 in principal amount of Seller Notes at a conversion ratio equal to the average of the high and low sales price of the Common Stock on the day immediately preceding the conversion.

                            SELECTED FINANCIAL DATA

  The following table sets forth selected financial and operating information on an historical basis for the Company and its predecessors. The following information should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                     NINE MONTHS
                                                                       SIX MONTHS       ENDED
                                  YEAR ENDED JUNE 30, (1)                ENDED      SEPTEMBER 30,
                          ------------------------------------------  DECEMBER 31, -----------------
                           1993     1994     1995     1996    1997        1997      1997      1998
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenue.................  $10,514  $10,804  $11,426  $13,244 $13,433    $32,394    $19,683  $109,935
Gross profit............    2,175    2,706    2,498    3,288   2,121      5,866      3,960    28,752
Depreciation and
 amortization...........    1,480      867      747      605     623      1,413        926     4,334
Operating income
 (loss).................      (56)     119      (72)     597    (900)      (222)       326     9,653
Net income (loss) before
 extraordinary
 loss (2)...............     (191)     (92)    (209)     172  (1,273)    (3,819)    (1,132)    3,063
Net income..............     (191)     (92)    (209)     172  (1,273)    (3,819)    (1,132)      965
 Earnings (loss) per
  share before
  extraordinary item:
 Basic..................  $ (0.05) $ (0.02) $ (0.05) $  0.04 $ (0.32)   $ (0.95)   $ (0.28) $   0.53
 Diluted................  $ (0.05) $ (0.02) $ (0.05) $  0.04 $ (0.32)   $ (0.95)   $ (0.28) $   0.50
BALANCE SHEET DATA (AT
 END OF PERIOD):
Total assets............  $ 8,902  $ 6,330  $ 6,102  $ 6,426 $37,215    $86,384             $176,625
Long-term obligations...    5,886    3,566    3,382    2,794  30,612     69,317              117,397
Redeemable common stock
 warrants...............      --       --       --       --      638      3,376                  --
Redeemable preferred
 stock..................      --       --       --       --      --         --                 1,408
Shareholders' equity
 (deficit)..............    1,972    1,880    1,671    1,843     780     (1,596)              35,631
OTHER DATA:
Ratio of earnings to
 fixed charges (3)......      --       --       --      1.7x     --         --                  1.4x

---------------------
(1) Effective January 1, 1998, the Company changed its annual accounting period to a calendar year.
(2) The Company incurred an extraordinary loss in June 1998 of approximately $2.1 million (net of tax benefit of $1.5 million) related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of certain indebtedness in connection with the Company's initial public offering of the Common Stock.
(3) In the calculation of the ratio of earnings to fixed charges, earnings were inadequate to cover fixed charges in certain of the periods presented, as follows--June 30, 1993, $234,000; 1994, $117,000; 1995, $296,000; 1997,
    $1.2 million; and December 31, 1997, $3.8 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the historical financial statements and related notes of the Company, the financial statements of acquired companies presented herein and Selected Financial Data included elsewhere in this Offering Memorandum.

INTRODUCTION

  Since June 1997, the Company has acquired 14 general commercial printing companies (the "Acquired Companies") which the Company believes are market leaders in their respective geographic areas in terms of customer service, responsiveness and quality. The Company financed the cash portion of the purchase price for the Acquired Companies primarily with debt. See Note 2 in "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements" for information regarding the consideration paid for the Acquired Companies. Each acquisition was accounted for as a purchase, and any purchase price in excess of the fair value of the assets acquired was allocated to goodwill which is amortized over 40 years. A substantial portion of this non-cash expense will likely be non-deductible for tax purposes. The Company's results of operations are also impacted by the effects of purchase accounting applied to in-process inventory acquired. Such inventory is recorded at its fair value, which may include manufacturing profit not otherwise recognizable until the goods are sold. The resulting cost of sales when such goods are sold, usually in the period immediately following the acquisition date, may be substantially higher than in a period when acquisitions are not being made.

  The Acquired Companies were all closely-held businesses and several were S corporations. In many cases, the tax structure influenced the historical level of owners' compensation. Many of the owners have agreed to certain reductions in their compensation and benefits following the acquisition by the Company.

 RESULTS OF OPERATIONS

  The following table sets forth certain financial data for the periods indicated (dollars in millions) and such results as a percentage of revenue.

                                                                     SIX MONTHS
                                                                        ENDED        NINE MONTHS      NINE MONTHS
                               YEAR ENDED JUNE 30, (1)                DECEMBER          ENDED            ENDED
                         -----------------------------------------       31,        SEPTEMBER 30,    SEPTEMBER 30,
                            1995           1996          1997           1997            1997              1998
Revenue................. $11.4  100.0%  $13.2  100.0% $13.4  100.0%  $32.4  100.0%  $ 19.7   100.0%  $ 109.9   100.0%
Gross profit............   2.5   21.9     3.3   25.0    2.1   15.7     5.9   18.2      4.0    20.3      28.8    26.2
Selling, general and
 administrative
 expenses...............   2.6   22.8     2.7   20.5    3.0   22.4     6.0   18.5      3.7    18.8      19.1    17.4
Operating income
 (loss).................  (0.1)  (0.9)    0.6    4.5   (0.9)  (6.7)   (0.2)  (0.6)     0.3     1.5       9.7     8.8
Interest expense........  (0.3)  (2.6)   (0.4)  (3.0)  (0.4)  (3.0)   (2.2)  (6.8)     1.4     7.1       6.6     6.0
Income tax expense
 (benefit)..............  (0.1)  (0.9)    0.2    1.5    --     --      --     --       --      --        --      --
Net earnings (loss)
 before extraordinary
 loss...................  (0.2)  (1.8)    0.2    1.5   (1.3)  (9.7)   (3.8) (11.7)    (1.1)   (5.6)      3.1     2.8
Extraordinary loss(2)...   --     --      --     --     --     --      --     --       --      --       (2.1)   (1.9)
Net earnings (loss)..... $(0.2)  (1.8)% $ 0.2    1.5% $(1.3)  (9.7)% $(3.8) (11.7)% $ (1.1)   (5.6)% $   1.0     0.9%

---------------------
(1) Effective January 1, 1998, the Company changed its annual accounting period to a calendar year.
(2) The Company incurred an extraordinary loss in June 1998 of approximately $2.1 million (net of tax benefit of $1.5 million) related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of certain indebtedness in connection with the Company's initial public offering of the Common Stock (the "Initial Offering").

 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

  Revenue. Revenue increased approximately 458% from $19.7 million for the nine months ended September 30, 1997 to $109.9 for the nine months ended September 30, 1998. Revenue growth was attributable primarily to the implementation of the Company's acquisition strategy as described above.

  Gross Profit. Gross profit increased from $4.0 million for the nine months ended September 30, 1997 to $28.8 million for the nine months ended September 30, 1998. The increase in gross profit was attributable primarily to the implementation of the Company's acquisition strategy. Gross profit as a percentage of sales increased to 26.2% for the nine months ended September 30, 1998, from 20.1% in the corresponding period of the prior year. This improvement, which is primarily attributable to the mix of operating divisions acquired, also reflects a decrease in labor and lease costs related to the sale by the B&M Printing division of a web press whose utilization has been absorbed by the other divisions, and cost savings generated by the Company's improved purchasing leverage.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $3.7 million for the nine months ended September 30, 1997 to $19.1 million for the nine months ended September 30, 1998. Selling expenses increased with increasing revenue mentioned above and general and administrative expenses increased as a result of the Company's acquisition strategy and an increase in corporate level expenses incurred in preparation for the Company's initial public stock offering.

  Interest Expense. Interest expense increased from $1.4 million for the nine months ended September 30, 1997 to $6.6 million for the nine months ended September 30, 1998. A substantial portion of the purchase price for each of the Company's acquisitions was financed with debt. Accordingly, the increase in interest expense is primarily attributable to the Company's acquisition program and related financing activities.

  Extraordinary Loss. The Company incurred an extraordinary loss of approximately $2.1 million (net of tax benefit of $1.5 million) related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of certain indebtedness in connection with the Company's initial public offering.

 YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

  Revenue. Revenue increased approximately 1.5% from $13.2 million for the year ended June 30, 1996 to $13.4 million for the year ended June 30, 1997. Revenue growth was attributable to the addition of an eight-color heat set web press and was partially offset by a decrease in the level of sheet fed business due to market conditions.

  Gross Profit. Gross profit decreased 36.4% from $3.3 million for the year ended June 30, 1996 to $2.1 million for the year ended June 30, 1997. Gross margin decreased from 24.8% to 15.8% from the year ended June 30, 1996 to the corresponding period in 1997. The decrease in gross profit was primarily attributable to the increased labor costs associated with operation of the new web press as well as lease expense. This decrease was partially offset by an increase in revenue.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 11.1% from $2.7 million for the year ended June 30, 1996 to $3.0 million for the year ended June 30, 1997. The increase was attributable to increasing revenue as well as personnel related to the web press. This increase was partially offset by a reduction in professional fees and prepayment penalties compared to the previous period.

  Interest Expense. Interest expense remained relatively consistent at approximately $0.4 million in the year ended June 30, 1996 and in the year ended June 30, 1997.

 SIX MONTHS ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED JUNE 30, 1997.

  Revenue increased by 142%, which primarily reflects the addition of three acquisitions for the full six months and one acquisition for three months. The increase in gross margin reflects higher margins realized at certain of the Acquired Companies. The increase in interest expense reflects increased debt resulting from acquisitions during the period. The net loss for the six months ended December 31, 1997 was increased by $1.6 million due to the change in the fair value of redeemable Common Stock purchase warrants issued to lenders during that period. Income tax benefits were not recorded on the loss incurred during the period because the Company has not concluded that realization of such loss is more likely than not to occur.

 YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

  Revenue. Revenue increased 15.8% from $11.4 million for the year ended June 30, 1995 to $13.2 million for the year ended June 30, 1996. The increase in revenues was primarily volume driven and attributable to a strong economy in the Company's market. One of the Company's large accounts closed down its in-house print shop resulting in an increase in business for the Company.

  Gross Profit. Gross profit increased 32.0% from $2.5 million for the year ended June 30, 1995 to $3.3 million for the year ended June 30, 1996. Gross margin increased from 21.9% to 24.8% from the year ended June 30, 1995 to the corresponding period in 1996. The increase in gross profit was primarily attributable to efficiencies gained from the sales volume increases.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.8% from $2.6 million for the year ended June 30, 1995 to $2.7 million for the year ended June 30, 1996. The increase was attributable to the increase in selling costs that accompany the volume increases during the same period.

  Interest Expense. Interest expense increased 33.3% from $0.3 million for the year ended June 30, 1995 to $0.4 million for the year ended June 30, 1996. The increase related primarily to an increase in amounts borrowed to fund working capital associated with increasing sales.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary cash requirements are for debt service, capital expenditures, acquisitions and working capital. Historically, the Company has financed its operations and equipment purchases with cash flow from operations, capital leases and secured loans through commercial banks or other institutional lenders and credit lines from commercial banks. The Company has financed its acquisitions primarily with funds under the GECC Credit Facility as well as subordinated notes payable to former owners of the acquired companies. Working capital on September 30, 1998 was $27.0 million, an increase of $20.3 million from December 31, 1997.

  To date, the Company's largest source of capital has been the GECC Credit Facility, which originally closed in September 1997, and has periodically been increased to provide for the funding of acquisitions completed since that time. As of September 30, 1998, $90.0 million was outstanding under the GECC Credit Facility. Of the outstanding borrowings, (i) $28.0 million was owed pursuant to a term note due July 1, 2003, payable in quarterly installments (four payments of $1,120,000, four payments of $1,260,000, four payments of $1,400,000, four payments of $1,540,000 and four payments of $1,680,000), with interest payable monthly at a floating rate equal to either the Base Rate for Base Rate Loans or LIBOR plus 2.5% per annum for LIBOR Loans (7.87% as of November 1, 1998); (ii) $17.0 million was owed pursuant to a term note payable on or before August 2003, with interest payable monthly at a floating rate equal to either Base Rate plus .50% for Base Rate Loans or LIBOR plus 3.0% per annum for LIBOR Loans (8.37% as of November 1, 1998); (iii) $15.0 million was owed pursuant to term note payable on or before August 2003, with interest payable monthly at a floating rate equal to the Base Rate plus .50% for Base Rate Loans and LIBOR plus 3.0% per annum for LIBOR Loans (8.37% as of November 1, 1998); and (iv) $30.0 million was owed under an acquisition line facility due on or before August, 2003, payable in quarterly installments in an amount equal to one-fortieth ( 1/40) of the principal amount of each advance made under the acquisition line commencing the first day of the calendar quarter immediately following the date of the advance. Interest under the acquisition line is payable monthly at a floating rate equal to the Base Rate plus .25% for Base Rate Loans and LIBOR plus 2.75% per annum for LIBOR Loans (8.12% as of November 1, 1998). The Company made a $1.1 million principal payment on the GECC Credit Facility on October 1, 1998 and with a portion of the net proceeds from the sale of the Old Notes made an $88.6 million principal payment on the GECC Credit Facility. As of December 31, 1998, the outstanding balance on the GECC Credit Facility was approximately $300,000. The Company is subject to certain covenants and restrictions and must meet certain financial tests as defined in the senior term credit agreement.

  The Company also may borrow under the Deutsche Credit Facility, which is a $15.0 million working capital line of credit. Borrowings under the Deutsche Credit Facility are limited by a borrowing base formula. Interest is payable monthly under the Deutsche Credit Facility at a floating rate (8.0% as of November 1, 1998). As of December 31, 1998, the Company had no amounts outstanding under the Deutsche Credit Facility and $15 million in available borrowing capacity.

  Premier has received a non-binding term sheet from GECC for a new $80.0 million senior secured credit facility to replace the GECC Credit Facility and the Deutsche Credit Facility, subject to the negotiation of definitive loan agreements and satisfaction of certain conditions. Pursuant to the term sheet, this new credit facility would consist of two term loans and a revolving credit facility, the maximum principal amounts of which would be $30.0 million, $30.0 million and $20.0 million, respectively. The first term loan will bear interest at a floating rate equal to LIBOR plus 2.5%. The second term loan will bear interest at a floating rate equal to LIBOR plus 3.0%. The revolving credit facility will bear interest at a floating rate equal to LIBOR plus 2.5%. The first term loan will mature five years after the date of closing, and principal will be payable based on a five year amortization. The second term loan will mature six years after the date of closing, and Premier will pay $2.5 million of principal annually with a final balloon payment at maturity. The revolving credit facility will be payable in full six years after the date of closing.

  Master Graphics financed a portion of the aggregate amount paid for certain of the Acquired Companies by using unsecured subordinated notes ("Seller Notes") to the former owners of these companies. The total principal amount of Seller Notes issued was approximately $14.9 million. Master Graphics also issued unsecured subordinated notes ("Replacement Notes") to the former owners of Hederman and Phoenix, which replaced notes between such companies and their owners. The aggregate principal amount of Replacement Notes issued by Master Graphics was approximately $5.3 million. In connection with the acquisition of B&M Printing, Master Graphics issued approximately $1.3 million of unsecured notes (the "B&M Notes") to the former owners of B&M Printing. Master Graphics repaid approximately $200,000 on the B&M Notes in May 1998.

  In connection with the closing of the offering (the "Offering") of $130 million of 11 1/2% Senior Notes due 2005, Master Graphics restructured approximately $12.5 million of Seller Notes and Replacement Notes to have the following features: (i) balloon maturity date of June 30, 2006; (ii) monthly interest payments at 12% per annum if paid when due or, if not paid when due, interest will accrue at 16% per annum until all accrued interest has been paid;
(iii) no restrictive covenants; and (iv) no rights or remedies against Master Graphics until maturity. In addition, Master Graphics used approximately $4.8 million of the net proceeds of the Offering to repay amounts outstanding under the B&M Notes and certain Seller Notes or Replacement Notes. The remaining $4.0 million of Seller Notes and Replacement Notes generally (i) bear interest at 12% per annum which is payable quarterly; (ii) are subject to prepayment at the option of Master Graphics only upon payment of a penalty which equals 20% of the amount prepaid; and (iii) mature seven years from the date of issuance.

  As part of the respective purchase agreements, the Company has agreed to pay the former owners of eight of the Acquired Companies additional purchase price consideration if such companies surpass certain EBITDA-based targets, which generally exceed the pre-acquisition performance levels of those companies. Reaching these targets will result in additional cash inflow to the Company arising from the incremental EBITDA above the targets and additional cash outflow from the consideration required to be paid. The periods for which the targets will be measured vary for each of the companies, and the measurement periods range from one year to four years of operations. For some of the companies, additional consideration will be payable by the Company annually for each year in which the EBITDA-based target is surpassed, and for other companies, only a single lump sum payment will be made by the Company if the performance of the company exceeds the target. The maximum additional purchase price consideration payable to the former owners of seven of the companies is limited to a specified amount. The amount of additional consideration payable to the former owners of the other company is not limited once the EBITDA-based target is surpassed. Assuming that the former owners become entitled to receive the maximum amount of additional purchase price consideration at the earliest possible time, the Company would pay the former owners over $10.6 million in 1999, over $11.8 million in 2000, over $6.2 million in 2001, and $0.8 million in 2002. Any additional purchase price consideration is payable in cash, which will be recorded as additional goodwill and amortized into income over approximately 40 years. The first payment of additional consideration, if earned, will be due and payable on or before May 31, 1999.

  The Company anticipates that its cash flow from operating activities will provide cash adequate to finance its normal working capital needs, debt service requirements and planned capital expenditures for property and equipment. Master Graphics is dependent upon the cash flow of and the transfer of funds from Premier, its primary operating subsidiary, which, under its various credit facilities, is subject to restrictions on its ability to pay dividends to Master Graphics. To the extent that cash flow from operating activities is insufficient to fund the payment of any additional purchase price consideration, the Company intends to finance the payment of such consideration through its credit facilities.

YEAR 2000

  Like many other companies, the Year 2000 computer issue creates risks for the Company. If internal systems do not correctly recognize and process date information beyond the year 1999, there could be an adverse impact on the Company's operations. There are two other related issues which could also lead to incorrect calculations or failures: (i) some systems' programming assigns special meaning to certain dates, such as 9/9/99, and (ii) the year 2000 is a leap year. The Year 2000 compliance issues stem from the computer industry's practice of conserving data storage by using two digits to represent a year. Systems and hardware using this format may process data incorrectly or fail with the use of dates in the next century. These types of failures can influence applications that rely on dates to perform calculations (such as an accounts receivable aging report), as well as systems such as building security and heating.

  The Company believes its exposure to Year 2000 issues is limited to the purchase of computer hardware, and to a lesser extent software, at certain of its locations. The Company has initiated a program that includes a review of all computers, software and related date-sensitive equipment used in the management of print jobs, office automation, accounting, process control and other applications. The Company expects its corrective action resulting from the review to be complete by the end of the third quarter 1999. Testing at each division will commence as action plans are completed. The Company anticipates that the cost of such corrective actions will be approximately $750,000 for the existing divisions. The due diligence process for new acquisitions by the Company includes a Year 2000 assessment, with corrective action plans scheduled for immediate implementation.

  The Company believes its Year 2000 risk areas are focused on the loss of its ability to operate due to (i) equipment malfunction or (ii) customer inability to forward electronic images due to its own Year 2000 malfunctions. As part of the investigation process, the Company's suppliers and other service vendors are being asked to provide documentation on their Year 2000 compliance status. Each operating division has assigned a Year 2000 compliance officer responsible for identifying local problem areas and managing corrective actions. The Company also believes it has the capability in place to provide expertise to customers to develop the electronic images necessary for respective print jobs.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  The Company does not believe that any recently issued accounting standards will have a material impact on the Company's consolidated financial statements. Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which will be effective for the Company's year ending December 31, 1998, is not expected to have a material impact on the Company's disclosures because the Company has no material items comprising "other comprehensive income" as defined in SFAS 130. SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company's year ending December 31, 1998, is not expected to have a material impact on the Company's disclosures because the Company currently operates in the single segment of general commercial printing. SFAS 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which will be effective for the Company's year ending December 31, 1998, is not expected to have a material impact on the Company's disclosures because SFAS 132 deals primarily with disclosures related to deferred benefit pension plans and other post retirement benefits, neither of which are material to the Company. SFAS 133, Accounting for Derivative Financial Instruments, which will be effective for the Company's year ending December 31, 2000, is not expected to have a material impact on the Company's financial statements because SFAS 133 deals with derivative financial instruments, which presently are not instruments that the Company is involved in to a material extent.

                                    BUSINESS

GENERAL

  The Company is a leading consolidator within the general commercial printing industry. Since June 1997, the Company has acquired 14 high quality, general commercial printing companies which the Company believes are market leaders in their respective geographic areas in terms of customer service, responsiveness and quality. Each of the Acquired Companies operates as a separate division of the Company and provides a full range of general commercial printing services. The Acquired Companies have an average operating history of nearly 50 years, established customer relationships and strong reputations for customer service, responsiveness and quality. The Company expects that its operating strategy will enable each division to offer broader services to existing customers and attract new customers. The Company's acquisition strategy will focus on continued selective acquisitions of market-leading general commercial printing companies. The Company's pro forma consolidated revenue, operating income, EBITDA and adjusted EBITDA for the latest twelve months ended September 30, 1998 were $223.5 million, $17.2 million, $26.3 million and $27.0 million, respectively. The Company's pro forma consolidated revenue, operating income, EBITDA and adjusted EBITDA for the three months ended September 30, 1998 were $56.2 million, $5.6 million, $7.8 million and $7.8 million, respectively.

  The Company provides service in all areas of general commercial printing, including prepress, printing and postpress services. The Company's products include annual reports, direct mail pieces, sales literature, point of purchase materials, market letters, newsletters, training manuals, product brochures and catalogs for customers such as Federal Express, IBM, Provident Life, W. W. Grainger, Turner Broadcasting and G. D. Searle. The Company's operating philosophy emphasizes responding rapidly to customer requirements and producing high quality printed materials. Responsiveness is essential because of the typically short lead time on most general commercial printing jobs.

THE GENERAL COMMERCIAL PRINTING MARKET

  The printing industry is one of the largest and most fragmented industries in the United States, with total estimated 1997 sales of $141.7 billion among an estimated 52,000 printing companies according to the Printing Institute of America (the "PIA"). The printing industry includes general commercial printing, financial printing, printing and publishing of books, newspapers and periodicals, quick printing and production of business forms and greeting cards. The Company focuses on providing general commercial printing and related services. According to the PIA, this segment had approximately $46.8 billion in revenue in 1997 compared to $42.9 billion in 1996. In 1997, there were approximately 25,000 general commercial printing companies in the United States according to the PIA.

  The general commercial printing industry involves developing a customer's concept into printable material through the use of design and electronic prepress services; using printing presses to imprint the printable material onto paper; cutting, folding, and binding the finished product; and, finally, storing and distributing the finished product at the customer's direction. Historically, design and prepress services were performed by advertising agencies, specialty printing services or the customer, but because of the decreased cost of and technological advancements in computer-aided design software and hardware, general commercial printing companies are able to offer electronic prepress services to their customers on a more efficient and cost-effective basis.

  The primary printing process used by the general commercial printing industry is offset lithography. Paper is fed into the printing presses utilized in the offset lithography process either sheet by sheet ("sheet fed presses") or on continuous rolls ("web presses"). The sheet fed presses are generally more cost-effective than web presses for jobs of fewer than 50,000 impressions. Web presses are generally used for large printing jobs such as catalogs and magazines. Sheet fed presses vary in size and are capable of printing up to 16 pages of letter-sized finished product on a 25 by 38-inch sheet of paper with eight pages on each side (known as 16-page "signature") at speeds of up to 15,000 impressions per hour. Web presses print on a continuous roll of paper and can print on both sides of the paper at the same time, print 32-page signatures at speeds of over 40,000 impressions per hour and fold, glue and perforate a finished product.

  Large printing companies making extensive use of web presses include R. R. Donnelley, World Color Press and Quebecor. These companies specialize in large production runs of over 50,000 copies generally pursuant to long-term contracts. General commercial printing companies relying heavily on sheet fed presses tend to be smaller, locally owned and operated companies that service customers predominately on a job-by-job basis. These companies compete by offering a high level of customer service and rapid turnaround of projects.

  Due to the fragmented nature of the general commercial printing industry, the Company believes an abundance of acquisition opportunities exist. The general commercial printing business is characterized by a significant number of locally oriented, privately-held businesses, many of which are viable acquisition candidates. Owners of these independent companies are often motivated to sell their printing businesses to access the financial capital and other operating strengths the Company has to offer to grow the business, increase their personal financial liquidity or facilitate retirement. Moreover, consolidators, such as the Company, are motivated to purchase independent companies because of substantial potential economies of scale to be achieved from a large multi-plant and geographically diverse organization.

OPERATING STRATEGY

  The Company has developed an integrated operating and acquisition strategy designed to maximize internal and external growth and maintain and expand its position as a leading provider of general commercial printing services. The Company's operating strategy is to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. The key elements of the Company's operating strategy are as follows:

 . Provide Premium, High Quality Service. The Company targets the premium segment of the general commercial printing market. The Company's customers generally choose printers primarily based on service, quality and responsiveness, and not based solely on price.

 . Stimulate Internal Growth. In order to maximize each division's internal growth and profitability, the Company has developed its proprietary Master Central equipment utilization and marketing process. Master Central is designed to maximize utilization of the Company's existing printing capacity and capabilities by (i) allocating, on a real time basis, certain printing projects to a particular division based on equipment capabilities and availability; (ii) training the Company's sales force to market the production capacity and capabilities of all of the Company's divisions; and
   (iii) expanding the Company's product and service offerings. See "--Master Central."

 . Achieve Economies of Scale. As a result of centralized purchasing, the Company expects to receive volume discounts and rebates from manufacturers of paper, film, printing plates and ink that would be unavailable to the Company's divisions on a stand-alone basis. Paper is generally the largest cost item for general commercial printing companies, including the Company. The Company's paper costs were approximately 25.6% of revenue for the nine months ended September 30, 1998. The Company has pricing arrangements with five paper suppliers which provide discounts and rebates based on volume and is currently discussing with certain manufacturers purchase terms for film, printing plates and ink and other printing supplies. In addition, the Company is currently centralizing administrative items such as insurance and employee benefits to further reduce costs.

 . Operate on a Decentralized Basis. The Company intends to retain the key managers of the businesses it acquires and allow them to maintain substantial responsibility for the day-to-day operations, profitability and growth of those businesses as separate divisions. The Company believes that the operating autonomy provided by the decentralized structure, together with the implementation of reporting systems and financial controls at the corporate level, will enable it to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. Moreover, the Company provides incentives to its employees and aligns their interests with those of the Company's shareholders by using equity based compensation and earnings based bonuses.

ACQUISITION STRATEGY

  The Company's acquisition strategy is to become a leading provider of general commercial printing services in the United States through the acquisition of independent general commercial printing companies that are well managed and market leaders in customer service, responsiveness and quality. The Company believes that its profile within the industry and its philosophy of decentralized operations and centralized administration enable it to identify and acquire high quality, market leading independent general commercial printing companies. The key elements of the Company's acquisition strategy are as follows:

 . Acquire High Quality, Well Managed Companies. The Company evaluates potential acquisition candidates based on a variety of factors, including reputation for quality, service, strength of management, competitive market position, historical financial performance, growth potential, customer base, equipment capabilities and available capacity. The Company seeks to acquire only those companies which maintain high levels of quality and service consistent with the Company's existing divisions. The Company believes this strategy is essential to enabling each division of the Company to cross-sell the capacity and capabilities of the other divisions without concerns about quality and service.

 . Retain Existing Management of Companies Acquired. The Company seeks to acquire successful companies whose key managers will become employees of the Company and continue to operate acquired businesses as divisions of the Company. To preserve local market knowledge and customer relationships, the Company has entered into employment contracts and agreements not to compete with the key managers at each Acquired Company and intends to continue to do so in the future.

ACQUIRED COMPANIES

                                                                               NUMBER OF NUMBER OF
                            1997 REVENUES     YEAR                             SHEET FED  WEB FED
ACQUIRED COMPANY          (IN THOUSANDS) (1) FOUNDED         LOCATION           PRESSES   PRESSES
B&M Printing............       $ 13,433       1969   Memphis, Tennessee             6         0
Blackwell
 Lithographers..........          4,164       1932   Jackson, Mississippi           4         0
Lithograph Printing.....         20,118       1947   Memphis, Tennessee             3         2
Sutherland Printing.....          7,892       1940   Montezuma, Iowa                6         0
                                                     Ozark, Missouri                1         0
The Argus Press.........         23,277       1922   Chicago, Illinois              5         0
Phoenix Communications..         25,859       1960   Atlanta, Georgia               6         2
Jones Printing Company..          6,343       1947   Chattanooga, Tennessee         8         1
Hederman Brothers.......         10,459       1898   Jackson, Mississippi           7         0
Phillips Litho..........         12,727       1973   Springdale, Arkansas           4         4
Harperprints............         10,904       1974   Henderson, North Carolina      3         0
McQuiddy Printing
 Company................         16,583       1903   Nashville, Tennessee           4         2
Golden Rule Printing....         11,489       1978   Huntsville, Alabama            6         0
The Printing Company....          5,589       1983   Indianapolis, Indiana          3         0
Stephenson Printing.....         27,000       1953   Alexandria, Virginia           3         2
Technigrafiks...........         12,360       1977   Houston, Texas                 3         0
                               --------                                           ---       ---
Total Combined
 Revenues...............       $208,197                                            72        13
                               ========                                           ===       ===

--------------------
(1) The Company and several of the individual Acquired Companies had fiscal years that differed from December 31, which is the Company's year end effective January 1, 1998.

  The Acquired Companies were acquired with a combination of cash, promissory notes and warrants. The aggregate consideration paid for the Acquired Companies consists of (i) approximately $78.3 million in cash, (ii) approximately $14.9 million in aggregate principal amount of notes to the former owners of the Acquired Companies, (iii) warrants to purchase 1,828,848 shares of Common Stock at an exercise price equal to $10.00 per share, and (iv) 213,333 shares of Common Stock. See Note 2 in "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements" for detailed information regarding the consideration paid for each of the Acquired Companies. Former owners of eight of the Acquired Companies have the right to receive a substantial amount of additional consideration, payable in cash, contingent upon meeting certain EBITDA-based targets. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

  The consideration paid by the Company for each Acquired Company was the result of arm's length negotiations between representatives of the Company and representatives of the Acquired Company and was based generally on the Company's evaluation of the Acquired Company's operating results, assets and capitalization. Certain former owners of Acquired Companies were required to enter into employment agreements containing confidentiality and non-competition provisions.

MASTER CENTRAL

  A successful printing company must have a substantial investment in printing presses and related equipment and plant facilities. The general commercial printing industry is characterized by unpredictable demand which affects equipment utilization. A particular printing facility may at any given time have either excess capacity or demands from customers which cannot be met. Further, the size and type of printing jobs a general commercial printing company is capable of completing is limited by type and number of printing presses owned by that company. For example, it may not be economically feasible for one of the Company's divisions which operates only sheet fed presses to bid on a large printing project which could be produced more efficiently on a web press.

  The Company has established Master Central to utilize more efficiently printing capacity and effectively allocate print jobs across the range of the Company's available equipment. Currently, three employees located at the Company's headquarters and one employee in each division, all under the direction of the Chief Operating Officer, have been designated as the Master Central Team. Master Central acts as a clearinghouse whereby a division submits a job that it cannot print either because of capacity restraints or because the division does not have necessary equipment. Through Master Central, this job is routed to the division with the necessary equipment or available capacity to handle the job. Master Central is an operating process which focuses on (i) effective marketing of the production capacity and capabilities of all of the divisions of the Company, (ii) increasing equipment availability across all divisions, (iii) responsiveness to customer driven deadlines, and (iv) efficient distribution of finished products to customers. In connection with Master Central, the Company is training its sales force to effectively promote and market the production capacity and capabilities of all of the Company's divisions. Master Central currently operates via facsimile, telephone and electronic mail; however, the Company is currently evaluating high speed electronic data transfer systems which will facilitate communications and data transfers between divisions.

OPERATIONS

  The Company provides service in all areas of general commercial printing, including (i) developing a customer's concept into printable material through the use of electronic prepress services, (ii) using printing presses to imprint the printable material onto paper, (iii) cutting, folding, and binding the finished product and (iv) storing and distributing the finished product.

  Design and Prepress Services. One of the most significant technological advancements in the general commercial printing industry in recent years has been the computerization of the prepress area. Because of such technological advances and a decrease in the cost of such technology, the Company is able to offer design and prepress services to its customers on an efficient and cost-effective basis. Historically, such design and prepress services were provided by advertising agencies, specialty printing services or customers in-house. Prepress services include the development of designs for customers and the conversion of designs into digitized images. The Company offers commercial prepress services at all of its facilities, enabling each division to service customers from inception of the concept through delivery of the finished product.

  Printing. Once a project has finished the prepress area, it is moved to the press area where the image is reproduced on paper. The Company operates 72 sheet fed presses, ranging in size from 11x17 to 28x41, which are capable of simultaneously printing up to six colors and producing up to 15,000 impressions per hour. The Company also operates 13 web presses which are capable of producing up to 40,000 impressions per hour, folding, glueing and perforating a finished product. The Company's web presses are located in six divisions.

  Finishing. The finishing operations provided by the Company include cutting, folding, binding and other operations to finish the printed product. Historically, general commercial printing companies outsourced those finishing operations which required substantial capital investments. Because some of the Acquired Companies own such equipment, the Company is able to offer finishing operations and provide a completely integrated service from design to fulfillment.

  Fulfillment. The fulfillment area provides a wide range of labor intensive services that combine, package, store and ship the Company's finished products. The fulfillment area also provides electronic tracing services for customer inventory and accumulates data for marketing departments that indicate the effectiveness of print related marketing campaigns. Large corporations utilize a variety of the Company's fulfillment services including: custom assembly of binders; gathering information from promotional mailings; returning premium or incentive items to respondents; and combining magnetic media with printed media prior to shipment.

CUSTOMERS

  Most of the Company's top customers are large companies such as Federal Express, IBM, Provident Life, W. W. Grainger, Turner Broadcasting and G. D. Searle. Consistent with the general commercial printing industry as a whole, the Company has no significant long-term contracts with its customers. Due to the project-oriented nature of customers' printing requirements, sales to particular customers may vary significantly from year to year. On a pro forma basis, the Company's top ten customers in 1997 accounted for less than 14% of sales; no customer accounted for more than 3%.

SALES AND MARKETING

  On September 30, 1998, the Company employed 117 salespeople across all of its divisions, a majority of which are paid on a commission basis. The Company markets its services based primarily on quality and responsiveness and, to a lesser degree, on price. Through its salespeople and other management professionals, the Company maintains strict control of the printing process from the time a prospective customer is identified through the scheduling, prepress, printing and postpress operations. The Company's business is principally service-oriented, and its operating philosophy emphasizes responding rapidly to customer requirements and producing high quality products. Responsiveness is essential because of the typically short lead time on most general commercial printing jobs. The Company, like other general commercial printing companies, is designed to maintain maximum flexibility to meet customer needs both on a scheduled and an emergency basis.

  The Company believes that a well trained, experienced sales force is a vital component of the Company's internal growth strategy. In addition to the training provided with respect to Master Central, the Company has implemented a training program designed to enhance the effectiveness and knowledge of the Company's sales force. The general commercial printing business requires a substantial amount of interaction with customers, including personal sales calls, art work and computer disk reviews, reviews of color and other proofs and "press checks" (customer approval of the printed piece while it is being printed).

  Each division of the Company employs salespeople who are knowledgeable about the industry and the printing capabilities of the division they serve. As a result of the implementation of Master Central, each salesperson will also be trained in the printing capabilities at each of the other divisions. The Company's sales philosophy stresses frequent sales calls on existing customers and constant marketing to prospective new customers. Each division emphasizes to its customers the breadth and sophistication of the particular division's printing capacity and the printing capacity of the Company as a whole, the speed and quality of its service and the personal attention offered by its salespeople. In addition to soliciting business from existing and prospective customers, the salespeople act as liaisons between customers and production personnel and provide technical advice and assistance to customers throughout the printing process.

  The general commercial printing industry is characterized by strong relationships between the purchasers of printing services and the salespeople who service their accounts. The Company believes that it is important to retain its existing sales force and attract new salespeople. The Company believes that its existing compensation structure is competitive with other companies in the general commercial printing industry. Moreover, because the Company generally can offer greater capacity and a broader array of capabilities than smaller, locally-owned general commercial printing companies, the Company believes it can successfully compete with these other printing companies to hire additional qualified salespeople.

PURCHASING AND RAW MATERIALS

  As a result of centralized purchasing, the Company believes it will be able to take advantage of volume discounts and rebates from manufacturers and suppliers of paper, film, printing plates and ink that would be unavailable to the divisions on a stand-alone basis. The Company purchases various materials, including paper, prepress supplies, printing plates, ink, film, chemicals, solvents, glue and wire, from a number of national and local suppliers. Paper is generally the largest cost item for general commercial printing companies, including the Company. The Company's paper costs were approximately 25.6% of revenue for the nine months ended September 30, 1998. The Company does not maintain a significant inventory of paper and is generally able to pass the cost of the paper through to its customers. The Company has in place pricing arrangements with five paper suppliers which provide for discounts and rebates based on volume.

  The Company is currently in the process of negotiating national purchasing arrangements with other major suppliers and manufacturers. The Company anticipates that each division will order the goods and services as needed either in accordance with the terms set forth in the national purchasing arrangements, if applicable, or on a local basis. The Company will receive input from each division on market conditions, local supplier service and product developments which will enable the Company to continually maximize the benefits of these master purchasing arrangements.

  The Company has not experienced any significant difficulty in obtaining raw materials necessary for its operations.

COMPETITION

  The Company competes with a substantial number of other general commercial printing companies. Because of the nature of the Company's business, most of the Company's competition is confined to local printing markets. The major competitive factors in the Company's business are the quality of customer service, the quality of finished products and price. The ability of the Company to compete effectively in providing customer service and quality finished products is primarily dependent on production and distribution capabilities, the availability of equipment and the ability to perform the services with speed and accuracy. The Company believes it competes effectively in all of these areas.

  Although the general commercial printing industry in the United States remains highly fragmented, recent technological developments and over-capacity in the industry have increased industry consolidation and competitive pressures. Moreover, the Company competes for potential acquisition candidates with other printing industry consolidators, some of which have greater financial resources than the Company.

EMPLOYEES

  On September 30, 1998, the Company had approximately 1,450 employees and the proposed acquisition candidate had approximately 96 employees. Less than five percent of its employees are members of the Graphic Communications Union. These employees work under a collective bargaining agreement which expires on March 31, 2000. The Company believes its relationship with its employees, including those covered by a collective bargaining agreement, is good.

FACILITIES

  The Company's principal facilities are described in the table below. All of the listed facilities contain office, production and storage space. The Company's facilities are suitable and adequate for the current needs of the Company. For additional information, see "Certain Transactions."

                                                                   APPROXIMATE
                                                                  BUILDING SPACE
                  FACILITY AND LOCATION              OWNED/LEASED (SQUARE FEET)
      Master Graphics, Inc.
      Memphis, Tennessee............................    Leased         3,000
      B&M Printing Division
      Memphis, Tennessee............................    Leased        70,000
      Blackwell Lithographers Division
      Ridgeland, Mississippi........................     Owned        18,000
      Lithograph Printing Division
      Memphis, Tennessee............................    Leased        64,000
      Sutherland Printing Division
      Ozark, Missouri...............................     Owned        15,000
      Sutherland Printing Division
      Montezuma, Iowa...............................     Owned        33,000
      Argus Press Division
      Niles, Illinois...............................    Leased        56,000
      Phoenix Communications Division
      Chamblee, Georgia.............................    Leased        67,000
      King Mailing Services Division
      Chamblee, Georgia.............................    Leased        10,400
      Jones Printing Division
      Chattanooga, Tennessee........................    Leased        31,000
      Jones Printing Division
      Chattanooga, Tennessee........................    Leased        16,500
      Hederman Brothers Division
      Ridgeland, Mississippi........................    Leased        72,000
      Phillips Litho Division
      Springdale, Arkansas..........................     Owned        73,800
      Harperprints Division
      Henderson, North Carolina.....................    Leased        55,000
      McQuiddy Printing Division
      Nashville, Tennessee..........................     Owned        83,400
      Golden Rule Printing Division
      Huntsville, Alabama...........................    Leased        65,000
      The Printing Company Division
      Indianapolis, Indiana.........................    Leased        22,000
      Stephenson Printing Division
      Alexandria, Virginia..........................    Leased        94,000
      Technigrafiks Division
      Houston, Texas................................    Leased        30,300

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company's manufacturing operations are subject to numerous federal, state and local laws and regulations relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. The Company makes capital expenditures from time to time to stay in compliance with applicable laws and regulations.

  The Company has obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on the Company's business, financial condition or result of operations. The Company is in compliance in all material respects with the numerous federal, state and local laws and regulations and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on the Company's business, financial condition or results of operations.

  In connection with the acquisition of the Acquired Companies, each of the Company's properties has been subjected to a Phase I environmental site assessment (which does not involve invasive procedures, such as soil sampling or ground water analysis) by independent environment consultants. The purpose of a Phase I environmental site assessment is to identify potential sources of contamination for which the Company may be responsible and to assess the status of environmental regulatory compliance. The Phase I environmental site assessment obtained for the property used by the Stephenson Printing Division revealed that there are two underground storage tanks listed with the Virginia Department of Environmental Quality as "currently in use" on the property. The owner of the property has informed the Company that the underground storage tanks were removed in the mid-1980's, although there is no documentation of the removal of the tanks. The storage tanks were previously used for the storage of alcohol and solvent. There is a potential for soil or groundwater contamination on the property if there were any releases from the underground storage tanks.

  No other Phase I environmental site assessment revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse effect on its business, assets or results of operations, nor is the Company aware of any such condition, liability or concern by any other means. However, it is possible that the environmental site assessments relating to any one of the properties did not reveal all environmental conditions, liabilities or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed. If environmental contamination exists or existed at a property, the Company may be liable for the costs of removal or remediation of the contamination and may be liable for personal injury or similar claims by private plaintiffs. Moreover, the existence of an environmental contamination at a property could adversely affect the Company's ability to sell or borrow against that property.

  No assurances can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to the Company. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on the Company. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations.

LEGAL PROCEEDINGS

  From time to time the Company is involved in litigation relating to claims arising in the normal course of business. The Company maintains insurance coverage against potential claims in an amount which it believes to be adequate. While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, the Company does not believe these matters whether or not covered by insurance will have a material adverse effect on its business or financial position, individually or in the aggregate.

ADDITIONAL INFORMATION

  Master Graphics is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Such reports, proxy statements and other information filed by Master Graphics may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Investors may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800- SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Securities and Exchange Commission's web site (http://www.sec.gov).

  Premier is not subject to the reporting and informational requirements of the Exchange Act. However, for so long as any of the Old Notes remain outstanding, Premier has agreed to make available, upon request, to any holder of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act of 1933, as amended (the "Securities Act"). Information may be obtained from Premier at 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38119 (telephone number (901) 685-2020), Attention: Corporate Secretary.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of Master Graphics.

NAME                             AGE                  POSITION
John P. Miller..................  44 Chairman of the Board; Chief Executive
                                     Officer and President; Class III Director
Lance T. Fair...................  35 Senior Vice President--Acquisitions; Chief
                                     Financial Officer and Secretary
Robert J. Diehl.................  56 Chief Operating Officer
P. Melvin Henson, Jr. ..........  41 Senior Vice President--Finance and
                                     Administration; Chief Accounting Officer
Donald H. Goldman...............  62 Senior Vice President; Chief Information
                                     Officer
James B. Duncan.................  55 Senior Vice President--Sales and Marketing
H. Henry (Hap) Hederman, Jr. ...  52 Class I Director, President Hederman
                                     Brothers Division
Donald L. Hutson................  52 Class I Director
Frederick F. Avery..............  67 Class II Director
Cary Rosenthal..................  58 Class III Director, President Phoenix
                                     Division

  John P. Miller has been Chairman of the Board of Directors, Chief Executive Officer and President of Master Graphics since its inception. Prior to assuming his position with the Company, Mr. Miller was the Chairman of the Board of Directors and Chief Executive Officer of B&M Printing from December 1992 to June 1997.

  Lance T. Fair has been the Senior Vice President--Acquisitions, Chief Financial Officer and Secretary of Master Graphics since September 1997. From July 1995 until he joined the Company, Mr. Fair was Vice President and Chief Financial Officer of Warterfield Holdings, Inc. From June 1989 to July 1995, Mr. Fair was a principal at Asset Services, L.P., a Memphis, Tennessee-based mergers and acquisition advisory firm.

  Robert J. Diehl has been the Chief Operating Officer of Master Graphics since January 1998. Mr. Diehl has over 25 years of experience in the general commercial printing industry. From January 1994 to December 1997, Mr. Diehl was President of Hollis Digital Imaging Systems, Inc., a digital printing company located in Tucson, Arizona. From 1989 to December 1993, Mr. Diehl was Managing Director of R.H. Rosen Associates, Inc., a printing industry consulting firm.

  P. Melvin Henson, Jr. has been the Senior Vice President--Finance and Administration and Chief Accounting Officer of Master Graphics since December 1997. From July 1979 to December 1997, Mr. Henson was employed in a variety of financial management positions with International Paper Company including Manager--Finance for International Paper's business process redesign project and controller for International Paper's pulp and paper manufacturing facility in Erie, Pennsylvania.

  Donald H. Goldman has been a Senior Vice President and the Chief Information Officer of Master Graphics since July 1998. From 1981 through June 1998, Mr. Goldman served as the President of ConsultWare, Inc., a graphic arts consulting firm located in Marblehead, Massachusetts. Mr. Goldman has been a consultant and speaker to trade organizations within the printing industry. Mr. Goldman also serves on the advisory board for CIMSPrint, an educational and research service for the printing industry sponsored by the Rochester Institute of Technology.

  James B. Duncan has been the Senior Vice President--Sales and Marketing of Master Graphics since October 1997. From November 1996 to September 1997, Mr. Duncan operated a consulting practice focused on sales training and management. From April 1989 to October 1996, Mr. Duncan was a Division President for Smith & Nephew PLC, where he directed global operations for the Center of Excellence for Smith & Nephew's ear, nose and throat products.

  H. Henry (Hap) Hederman, Jr. has been a Director of Master Graphics since March 1998 and has served as the President of the Hederman Brothers Division since March 1998. Mr. Hederman has over 30 years of experience in the general commercial printing industry. From 1982 through March 1998, Mr. Hederman served as the President and Chief Executive Officer of Hederman Brothers, Inc. (which was acquired by the Company in March 1998). Mr. Hederman currently serves as a member of the board of directors and a member of the executive committee of the board of directors of MS Diversified Corp.

  Donald L. Hutson has been a Director of Master Graphics since March 1998. Since September 1966, Mr. Hutson has been a business trainer, professional speaker and consultant to corporations and trade associations on employee development issues.

  Frederick F. Avery has been a Director of Master Graphics since March 1998. Mr. Avery has been a business consultant since April 1994. From July 1987 to March 1994, Mr. Avery served in a variety of roles with Kraft Foods, including President of Kraft Food Ingredients and Group Vice President.

  Cary Rosenthal has been a Director of Master Graphics since March 1998 and has served as the President of the Phoenix Division since December 1997. Mr. Rosenthal has over 30 years of experience in the general commercial printing industry. From September 1979 to December 1997, Mr. Rosenthal served as President and Chief Executive Officer of Phoenix Communications, Inc. and King Mailing Services, Inc. (both of which were acquired by the Company in December
1997). Mr. Rosenthal currently serves as a member of the board of directors and serves on the audit and option committees of the board of directors of SED International Holdings, Inc. Additionally, Mr. Rosenthal serves as a member of the board of directors of Printing Industries Association of Georgia, a trade organization.

  There are no family relationships among any of the executive officers or directors of Master Graphics.

  The Company's Charter divides the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. The terms of Messrs. Hederman and Hutson will expire at the 1999 annual meeting of shareholders; the term of Mr. Avery will expire at the 2000 annual meeting of shareholders; and the terms of Messrs. Miller and Rosenthal will expire at the 2001 annual meeting of shareholders. The executive officers of Master Graphics are elected annually by the Board following the annual meeting of shareholders and serve at the discretion of the Board, subject to the terms of their respective employment agreements, until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of Master Graphics has established an Audit Committee, an Acquisition Committee, an Options and Benefits Committee and a Compensation Committee. Pursuant to resolutions of the Board, these committees have the following described responsibilities and authority.

  The Audit Committee has the responsibility, among other things, of (i) recommending the selection of the Company's independent public accountants,
(ii) reviewing and approving the scope of the independent public accountants' audit activity and the extent of non-audit services, (iii) reviewing with management and such independent public accountants the adequacy of the Company's basic accounting systems and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the independent public accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process, and (v) reviewing with the Company litigation and other legal matters that may affect the Company's financial condition. The members of the Audit Committee are Messrs. Avery, Hutson and Miller.

  The Compensation Committee has the responsibility, among other things, of (i) establishing the salary rates of executive officers of the Company, and (ii) examining periodically the compensation structure of the Company. The members of the Compensation Committee are Messrs. Avery, Hutson and Miller. The Options and Benefits Committee has the responsibility to administer the 1998 Equity Compensation Plan and to supervise the welfare and pension plans of the Company. The members of the Options and Benefits committee are Messrs. Avery and Hutson.

  The Acquisition Committee has the authority to approve the terms and conditions of acquisitions of businesses by the Company, including the authority to approve the issuance of debt and equity securities of the Company in connection with such acquisitions, provided that the consideration paid by the Company for each business is less than $10 million. The members of the Acquisition Committee are Messrs. Miller, Hederman and Rosenthal.

  The Board of Directors may also establish other committees.

DIRECTOR COMPENSATION

  Each director who is not an employee of the Company is paid $1,000 for each meeting attended. All directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committee meetings of the Board of Directors. Non-employee Directors are eligible to receive grants under the Company's 1998 Non-Employee Director Option Plan. Each non-employee Director received a grant of an option to purchase 1,000 shares of Common Stock at a purchase price per share equal to $10.00.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to April 1998, the Company did not have a Compensation Committee of the Board of Directors. The compensation of the Company's executive officers has been determined by negotiations between Mr. Miller, the Company's Chief Executive Officer, and such individuals.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth certain information concerning the compensation paid by the Company to the Chief Executive Officer of the Company and the two other most highly paid executive officers earning in excess of $100,000 during 1997 (collectively, the "Named Executive Officers").

                                                         ANNUAL COMPENSATION
                                                      --------------------------
                                                      FISCAL
             NAME AND PRINCIPAL POSITION               YEAR   SALARY   BONUS (1)
John P. Miller.......................................  1998  $ 250,000      --
 Chairman of the Board, President and Chief Executive
 Officer                                               1997  $ 145,833      --
                                                       1996  $  86,666      --
Lance T. Fair........................................  1998  $ 120,000      --
 Senior Vice President Acquisition and Chief
 Financial Officer                                     1997  $  34,153 $600,000
Robert J. Diehl Chief Operating Officer..............  1998  $ 175,000
 Chief Operating Officer                               1997        --  $300,000
James B. Duncan .....................................  1998  $ 100,000      --
 Senior Vice President--Sales and Marketing            1997  $  20,833 $ 50,000

---------------------
(1) Includes only deferred compensation payments to the Named Executive Officers as indicated. The amount indicated is payable in cash on December 31, 2002 or, at the option of the applicable Named Executive Officer, in Common Stock on or before December 31, 2002. The Company may prepay the full deferred compensation obligation at any time. If the Named Executive Officer elects to receive Common Stock in lieu of cash, he is entitled to receive the number of shares of Common Stock equal to the quotient of (i) the deferred compensation amount owed to such Named Executive Officer divided by (ii) the initial public offering price per share of Common Stock ($10.00).

  Master Graphics has employment agreements with each of the above Named Executive Officers, P. Melvin Henson, Jr. and James B. Duncan each effective as of March 31, 1998. The Company also has an employment agreement with Donald H. Goldman effective July 1, 1998. Each employment agreement has an initial term of three years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for the following annual salaries: Mr. Miller--$250,000; Mr. Diehl--$175,000; Mr. Fair--$120,000;
Mr. Henson--$100,000; Mr. Duncan--$100,000; and Mr. Goldman--$100,000. The
annual salaries are subject to adjustment at the discretion of the Board of Directors, but may not be decreased more than 5% from the previous years' salary. In addition, the agreements provide for annual incentive compensation to each officer of up to 100% of his base salary based on performance targets established by the Compensation Committee of the Board of Directors. In the event that the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment and there has been no change of control of the Company, the Company will pay such officer a lump sum severance payment equal to 200% of the sum of such officer's combined (i) base salary in effect at the time of termination and (ii) the average of the annual incentive award for the two immediately preceding calendar years. In the event the officer's employment is terminated with cause, regardless of whether there has been a change of control of the Company, the Company will pay such officer only accrued but unpaid base salary through the date of termination. If the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment upon a change of control of the Company, he is entitled to receive a lump sum upon such termination of an amount equal to the sum of (i) 299% of such officer's combined (A) base salary in effect at the time of termination and (B) the average of the annual incentive award for the two immediately preceding completed calendar years and,
(ii) to the extent that such payment constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), an amount equal to any tax incurred by such officer pursuant to Section 280G of the Code. Each agreement contains certain confidentiality and non-competition covenants.

OPTION GRANTS

  The following table sets forth the number of options to purchase shares of Common Stock that have been granted to the Named Executive Officers of the Company.

                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF
                                                                            STOCK PRICE APPRECIATION FOR
                                         INDIVIDUAL GRANTS                         OPTION TERM (3)
                         -------------------------------------------------- -----------------------------
                          OPTIONS    % OF TOTAL
                          GRANTED      OPTIONS    EXERCISE
                          (NO. OF    GRANTED TO   PRICE PER
                         SHARES (1) EMPLOYEES (2) SHARE(3)  EXPIRATION DATE      5%             10%
John P. Miller..........      --         --           --
Lance T. Fair...........  100,000       16.5%      $10.00     March 2008    $     628,895 $     1,593,742
Robert J. Diehl.........   30,000        4.9       $10.00     March 2008          188,668         478,122
James B. Duncan.........      --         --           --

---------------------
(1) The options reported in this column consist of options granted under the Company's 1998 Equity Compensation Plan. The options will become exercisable on each of the first, second, and third anniversaries of the date of grant with respect to 25%, 25% and 50%, respectively, of the shares subject to the option.
(2) Based on outstanding options to purchase an aggregate of 607,284 shares of Common Stock.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $16.29 and $25.94 respectively, or 62.9% and 159.4%, respectively, above the exercise price per share. Because the Common Stock was not publicly traded prior to the Offering, these amounts were calculated based on the assumption that the fair market value of one share of Common Stock on the date of grant was equal to the exercise price.

  The following table sets forth the number of options to purchase shares of Common Stock held, as of September 30, 1998, by the Named Executive Officers.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED
                                                              OPTIONS AT
                                                          SEPTEMBER 30, 1998
                                                       -------------------------
                                                       EXERCISABLE UNEXERCISABLE
John P. Miller........................................     --             --
Lance T. Fair.........................................     --         100,000
Robert J. Diehl.......................................     --          30,000
James B. Duncan.......................................     --             --

EQUITY COMPENSATION PLAN

  The Company's 1998 Equity Compensation Plan (the "Plan") provides for grants of (i) stock options, (ii) stock appreciation rights ("SARs") and (iii) restricted stock (collectively, "Awards") to selected employees, officers, directors, consultants and advisers of the Company. By encouraging stock ownership, the Company seeks to attract, retain and motivate such persons and to encourage them to devote their best efforts to the business and financial success of the Company.

  The Plan authorizes up to 750,000 shares of the Company's Common Stock (subject to adjustment in certain circumstances) for issuance pursuant to the terms of the Plan. If Awards expire or are terminated for any reason without being exercised, the shares of Common Stock subject to such Awards again will be available for purposes of the Plan. As of the date of this Offering Memorandum, the Company has granted options to purchase 607,294 shares of Common Stock under the Plan.

  The Plan may be administered by the Board of Directors (the "Board") or by a committee of the Board (references to the "Committee" refers to the Options and Benefits Committee). Awards under the Plan may consist of (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Code, (ii) "non-qualified stock options" that are not intended to so qualify ("NQSOs"), (iii) stock appreciation rights, or (iv) shares of restricted stock. Awards may be granted to any employee (including officers) of the Company and consultants and advisers who perform services for the Company.

  In the event of any change of corporate capitalization (such as a stock split), the number of shares of Common Stock covered by each outstanding option or SAR and the purchase price thereof will be proportionately adjusted to take into account any increase or decrease in the number of issued and outstanding shares of Common Stock.

  The option price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The option price of a NQSO will be determined by the Committee, in its sole discretion, and may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Committee will determine the term of each option, provided that the exercise period may not exceed ten years from the date of grant. The option price of an ISO granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company must be at least equal to 110% of the fair market value of Common Stock on the date of grant, and the ISO's term may not exceed five years. A grantee may pay the option price (i) in cash, (ii) by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or (iii) by such other method as the Committee may approve. The Committee may impose on options such vesting and other conditions as the Committee deems appropriate. The terms and conditions of NQSOs, stock appreciation rights and restricted stock relating to the effect of termination of the participant's employment or the participant's death or disability are specified by the Committee. Each ISO terminates upon the termination of the employment of the participant holding the ISO for cause or voluntary termination. Upon a participant's death or disability, ISOs previously granted to such participant may be exercised within the period ending on the earlier of the expiration date of the ISO or the one year anniversary of the date of such participant's death or termination of employment.

  SARs may be granted under the Plan in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once an SAR has been exercised, the related portion of the stock option underlying the SAR will terminate. Upon the exercise of an SAR, the Company will pay to the employee or consultant in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the option price, multiplied by the number of SARs being exercised.

  Restricted stock awards may be granted alone, or in addition to, or in tandem with, other awards under the Plan or cash awards made outside the Plan. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Committee will determine the periods during which the restricted stock is subject to forfeiture and may provide for such other awards designed to guarantee a minimum of value for such stock. During the restricted period, the employee or consultant may not sell, transfer, pledge, assign, or otherwise encumber the restricted stock but will be entitled to vote the restricted stock and to receive, at the election of the Committee, cash or deferred dividends.

  In the event of a change of control (as defined in the Plan), all outstanding Awards will become fully exercisable, unless the Committee determines otherwise. Except as provided below, unless the Committee determines otherwise, in the event of a merger where the Company is not the surviving corporation, all outstanding Awards will be assumed by or replaced with comparable options by the surviving corporation. The Committee may require that grantees surrender their outstanding Awards in the event of a change of control and receive a payment in cash or Common Stock equal to the amount by which the fair market value of the shares of Common Stock subject to the Awards exceeds the exercise price of the Awards.

  All Awards issued under the Plan will be granted subject to any applicable federal, state and local withholding requirements; the Company can deduct from wages paid to the grantee any such taxes required to be withheld with respect to the options. If the Company so permits, a grantee may choose to satisfy the

Company's income tax withholding obligation with respect to an option by having shares withheld up to an amount that does not exceed the grantee's maximum marginal tax rate for federal, local and state taxes.

  The Board may amend or terminate the Plan at any time; provided that shareholder approval will be required for certain amendments pursuant to section 162(m) of the Code. The Plan will terminate on April 1, 2008, unless terminated earlier by the Board or extended by the Board with approval of the shareholders.

1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Company has adopted the 1998 Non-Employee Director Stock Option Plan (the "Director Option Plan"). The purposes of the Director Option Plan are to (i) promote a greater identity of interest between the Company's non-employee Directors and its shareholders, (ii) provide non-employee Directors with an additional incentive to manage the Company effectively and contribute to its success, and (iii) provide a form of compensation which will attract and retain highly qualified individuals as members of the Board of Directors.

  The Director Option Plan is administered by the Board of Directors. Pursuant to the terms of the Director Option Plan, non-employee Directors of the Company (each an "Eligible Director") will be eligible to participate in the Director Option Plan. A maximum of 50,000 shares of Common Stock is available for issuance and available for grants under the Director Option Plan. As of the date of this Offering Memorandum, the Company has granted options to purchase 1,000 shares of Common Stock to each non-employee Director under the Director Option Plan.

  In the event of any change in corporate capitalization (such as a stock split), the number of shares of Common Stock covered by each outstanding option and the purchase price thereof will be proportionately adjusted to take into account any increase or decrease in the number of issued and outstanding shares of Common Stock. If the Company undergoes a "change in control" as defined in the Director Option Plan, to the extent provided in the instrument granting the option, all options shall immediately vest and become exercisable. The Board of Directors, in its sole discretion, may direct the Company to cash out all outstanding options at the highest price per share of Common Stock paid in any transaction reported on The Nasdaq National Market or paid or offered in any bona fide transaction related to a change in control at any time during the 60 day period immediately preceding the occurrence of the change in control.

  Grants and awards under the Director Option Plan are nontransferable other than by will or the laws of descent and distribution, on a case-by-case basis as may be approved by the Board in its discretion, in accordance with the terms of the Director Option Plan.

                              CERTAIN TRANSACTIONS

  Premier Graphics, through the B&M Printing Division, on December 10, 1992 loaned Mr. Miller $950,000, at a rate of 7% per annum. Mr. Miller repaid this amount in full in June 1998.

  The Company leases the facilities in which the B&M Printing Division is located from Mr. Miller. The lease expires on November 30, 2002. The annual base rent to be paid under this lease is approximately $140,000. The Company believes that the terms of the lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties. For the years ended December 31, 1995, 1996 and 1997, respectively, the Company paid Mr. Miller $260,000, $108,333 and $162,567, respectively, under the lease, and expects to pay Mr. Miller $140,000 for the year ending December 31, 1998.

  On December 31, 1997, Mr. Miller purchased from the Company a web press for total consideration of $2.8 million which was represented by a promissory note from Mr. Miller to the Company in the principal amount of $2.8 million. Mr. Miller repaid all amounts owed to the Company in June 1998. B&M Printing acquired the web press pursuant to a lease in March 1996 and purchased it in June 1997 for total consideration of $2.6 million.

  In the Company's acquisition of Hederman Brothers, Inc. in March 1998, Mr. Hederman and members of his immediate family (or trusts for the benefit of such individuals) received consideration in the form of $1.5 million cash. Mr. Hederman and such family members and trusts received warrants to purchase a total of 199,998 shares of Common Stock at a price per share equal to the initial public offering price. Mr. Hederman and such family members and trusts received promissory notes in the aggregate principal amount of $2,000,000 which mature on February 28, 2005 and bear interest at a rate of 12% per annum. Moreover, the Company currently leases its Hederman Brothers Division facility from Mr. Hederman for annual rental of $300,000 per annum. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of Phoenix Communications, Inc. and King Mailing Services, Inc. in December 1997, Mr. Rosenthal received consideration in the form of approximately $3.3 million cash, a warrant to purchase 232,500 shares of Common Stock at a price per share equal to $10.00, and a promissory note in the principal amount of $557,750 which matures on December 16, 2004 and bears interest at a rate of 12% per annum. Moreover, the acquisition documents provide up to $611,100 in contingent consideration to be paid to Mr. Rosenthal in the event the Phoenix Division achieves certain annual earnings targets specified in the acquisition agreement. Mr. Rosenthal owns 50% of RFTA Associates, LLC, which leases the Phoenix Communications Division facilities to the Company for an annual rent of approximately $252,000 per year subject to annual adjustment based upon changes in the consumer price index. The Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of Lithograph Printing Company of Memphis in June 1997, Mr. Walter P. McMullen and certain members of his immediate family received consideration in the form of approximately $6.7 million cash, property valued at approximately $374,273, a warrant to purchase 375,000 shares of Common Stock at a price per share equal to $10.00, and a promissory note in the principal amount of $3.75 million which matures on June 18, 2004 and bears interest at a rate of 12% per annum. Mr. McMullen was a director of Master Graphics from March 1998 until his death in December 1998. Mr. McMullen's wife is the general partner of Graphic Development Company, L.P., which leases the Lithograph Printing Company Division facilities to the Company for an annual rent of approximately $272,400 per year. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  On March 30, 1998, GECC exercised two warrants to purchase an aggregate of 177,776 shares of Common Stock. The shares of Common Stock were issued to a wholly-owned subsidiary of GECC (the "GECC Subsidiary"). On March 31, 1998, the GECC Subsidiary entered into an exchange agreement with the Company pursuant to which the 177,776 shares of Common Stock were converted into 177,776 shares of Series A Preferred Stock. On April 1, 1998, the Company issued to GECC a warrant to purchase 220,000 shares of Common Stock for nominal consideration (the "Lender Warrant"). The Company paid $3.0 million in advisory fees to GECC for GECC's advice and assistance in structuring and negotiating the acquisitions of certain of the Acquired Companies and approximately $1.8 million in loan origination fees in connection with the GECC Credit Facility. In addition, GECC is a lender under, and administrative agent for, the GECC Credit Facility. See "Description of Other Indebtedness."

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of the date of this Offering Memorandum, certain information known by the Company with respect to the beneficial ownership of shares of the Common Stock by (i) each director of the Company;
(ii) each Named Executive Officer and each other executive officer of the Company; (iii) each person known by the Company to own beneficially more than 5% of the Common Stock; and (iv) all directors and executive officers of the Company as a group. Information set forth in the table with respect to the beneficial ownership of the Common Stock has been provided to the Company by such holders.

NAME OF BENEFICIAL OWNER                              NUMBER      PERCENT (1)
John P. Miller...................................... 4,138,000       52.5%
 6075 Poplar Avenue
 Suite 401
 Memphis, Tennessee 38119
General Electric Capital Corporation................   397,776(2)     5.0
 977 Long Ridge Road
 Building B, First Floor
 Stamford, Connecticut 06927
Cary Rosenthal......................................   232,500(3)     3.0
H. Henry (Hap) Hederman, Jr. .......................   242,850(4)     3.1
Lance T. Fair.......................................    61,500(5)       *
Robert J. Diehl.....................................    30,500(6)       *
P. Melvin Henson, Jr. ..............................     5,250(7)       *
James B. Duncan.....................................     8,800(8)       *
Donald H. Goldman...................................       --         --
Frederick F. Avery..................................     2,000          *
Donald L. Hutson....................................     7,591          *
All Named Executive Officers and directors of the
 Company as a group (11) persons)................... 4,728,991       60.0

---------------------
*  Less than 1%
(1) Applicable percent of ownership is based on 7,879,997 shares of Common Stock outstanding as of the date of this Prospectus. Beneficial ownership is determined in accordance with the rules of the Commission and include voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options, warrants or other rights to acquire Common Stock, currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this Offering Memorandum are deemed outstanding and to be beneficially owned by the person holding such option, warrant or other right for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.
(2) Includes 177,776 shares of Common Stock issuable upon conversion of the outstanding Series A Preferred Stock and 220,000 shares of Common Stock issuable upon exercise of the Lender Warrant.
(3) Includes 232,500 shares of Common Stock issuable upon exercise of a warrant held by Mr. Rosenthal.

(4) Includes 70,350 shares of Common Stock issuable upon exercise of a warrant held by Mr. Hederman and 120,000 shares of Common Stock held by the H. Henry Hederman, Jr. Trust of which Mr. Hederman is a trustee. Includes 20,000 shares held by Arrowhead Properties, L.P. for which Mr. Hederman has the power to vote or to direct the vote, and to dispose of or to direct the disposition of such shares.
(5) Includes 60,000 shares of Common Stock issuable to Mr. Fair in connection with the Company's deferred compensation plan.
(6) Includes 30,000 shares of Common Stock issuable to Mr. Diehl, in connection with the Company's deferred compensation plan.
(7) Includes 5,000 shares of Common Stock issuable to Mr. Henson in connection with the Company's deferred compensation plan.
(8) Includes 5,000 shares of Common Stock issuable to Mr. Duncan in connection with the Company's deferred compensation plan.

                       DESCRIPTION OF OTHER INDEBTEDNESS

EXISTING CREDIT FACILITIES

  The following summary does not purport to be complete and is qualified in its entirety by the loan agreements relating to the Company's existing credit facilities.

  The GECC Credit Facility originally closed in June 1997, and it has periodically been increased to provide for the funding of acquisitions completed since that time. In August 1998, the GECC Credit Facility was increased to $90.0 million, and the facility was restructured to allow for additional lenders with GECC serving as administrative agent for itself and the other lenders. The indebtedness under the GECC Credit Facility is evidenced by the following: (a) Term Loan A Notes in the maximum aggregate principal amount of $28.0 million with a maturity date of July 1, 2003, payable in quarterly installments (four payments of $1,120,000, four payments of $1,260,000, four payments of $1,400,000, four payments of $1,540,000 and four payments of $1,680,000), with interest payable monthly at a floating rate equal to either the Base Rate for Base Rate Loans or LIBOR plus 2.5% per annum for LIBOR Loans (7.87% as of November 1, 1998); (b) Term Loan B Notes in the maximum aggregate principal amount of $17.0 million, payable on or before August 2003, with interest payable monthly at a floating rate equal to either Base Rate plus .50% for Base Rate Loans or LIBOR plus 3.0% per annum for LIBOR Loans (8.37% as of November 1, 1998); (c) Term Loan C Notes in the maximum aggregate principal amount of $15.0 million, payable on or before August 2003, with interest payable monthly at a floating rate equal to the Base Rate plus .50% for Base Rate Loans and LIBOR plus 3.0% per annum for LIBOR Loans (8.37% as of November 1, 1998); and (d) Acquisition Line Notes in the maximum aggregate principal amount of $30.0 million, payable in quarterly installments in an amount equal to one-fortieth ( 1/40) of the principal amount of each advance made under the acquisition line commencing the first day of the calendar quarter immediately following the date of the advance and with the unpaid principal balance due on or before August 2003, with interest payable monthly at a floating rate equal to the Base Rate plus .25% for Base Rate Loans and LIBOR plus 2.75% per annum for LIBOR Loans (8.12% as of November 1, 1998).

  Premier is subject to certain covenants and restrictions and must meet certain financial tests as defined in the GECC Credit Facility agreement. The GECC Credit Facility is secured by a first priority security interest in all assets of Premier except inventory and accounts receivable, and by a second priority security interest in inventory and accounts receivable (junior only to the Deutsche Credit Facility). Under the GECC Credit Facility, the Company is required to maintain a certain net worth, EBITDA and certain interest coverage, fixed charge coverage and leverage ratios. The GECC Credit Facility also contains affirmative and negative covenants, including but not limited to, covenants limiting capital expenditures and the payment of dividends and requiring a minimum level of prepayment based on 50% of annual excess cash flows. The GECC Credit Facility may be prepaid, although a prepayment penalty will be charged under certain circumstances. At September 30, 1998, the Company had $90.0 million outstanding under the GECC Credit Facility.

  On October 1, 1998, Premier made a $1.1 million principal payment under the GECC Credit Facility to reduce the outstanding principal balance of the GECC Credit Facility to $88.9 million. Premier used $88.6 million of the net proceeds from the Offering to prepay certain existing and outstanding indebtedness under the GECC Credit Facility. On December 31, 1998, the outstanding balance on the GECC Credit Facility was approximately $300,000.

  Premier also has a $15.0 million working capital line of credit from Deutsche Financial Services Corporation. Interest is payable monthly under the Deutsche Credit Facility at a floating rate (8.0% as of November 1, 1998). Borrowings under the Deutsche Credit Facility are limited by a borrowing base formula based on eligible receivables and eligible inventory. The Deutsche Credit Facility is secured by a first priority security interest in Premier's inventory and accounts receivable and a second priority security interest in certain of the Company's other assets. The Deutsche Credit Facility contains various affirmative and negative covenants, including maintenance of certain financial ratios similar to those required under the GECC Credit

Facility. At November 13, 1998, the Company had $6.5 million outstanding under the Deutsche Credit Facility. Premier used a portion of the net proceeds from the Offering to repay the existing and outstanding indebtedness under the Deutsche Credit Facility. On December 31, 1998, there was no outstanding balance on the Deutsche Credit Facility.

  The GECC Credit Facility and the Deutsche Credit Facility contain events of default customary for facilities of that type, including, without limitation, failure to pay principal, interest, fees or other amounts when due, the breach of any covenant, representation or warranty, cross default and cross acceleration, bankruptcy, insolvency or similar events involving the Company, the unenforceability of any of the credit facility agreements or liens securing payment obligations under Premier's existing credit facilities, and the occurrence or existence of any event or circumstance which has a material adverse effect upon the Company.

PREMIER'S NEW CREDIT FACILITY

  Premier has received a non-binding term sheet from GECC to provide a new $80.0 million senior secured credit facility to replace the GECC Credit Facility and the Deutsche Credit Facility, (the "New Credit Facility") subject to the negotiation of definitive loan agreements and satisfaction of certain conditions. GECC intends to syndicate a portion of the New Credit Facility to other financial institutions. Pursuant to the term sheet, the New Credit Facility will consist of two term loans ("Term Loan A" and "Term Loan B") and a revolving credit facility (the "Revolver"), the maximum principal amounts of which will be $30.0 million, $30.0 million and $20.0 million, respectively. Term Loan A will bear interest at a floating rate equal to LIBOR plus 2.5%. Term Loan B will bear interest at a floating rate equal to LIBOR plus 3.0%. The Revolver will bear interest at a floating rate equal to LIBOR plus 2.5%. Term Loan A will mature five years after the date of closing, and principal will be payable based on a five year amortization. Term Loan B will mature six years after the date of closing, and Premier will pay $2.5 million of principal annually with a final balloon payment at maturity. The Revolver will be payable in full six years after the date of closing.

  The security for the New Credit Facility will consist of a lien on all of the assets of Premier, as well as a pledge by Master Graphics of all of the issued and outstanding common stock of Premier and Harperprints. In the event Premier forms or acquires a subsidiary in the future, Premier will pledge the stock of that subsidiary as additional collateral for the New Credit Facility. The New Credit Facility may be prepaid with a prepayment penalty of 3% of the amount prepaid during the first year of a loan, 2% during the second year, 1% during the third year, and without penalty after the third anniversary of the loan.

  Under the New Credit Facility, the Company will be required to maintain certain financial tests and ratios. The New Credit Facility will also contain affirmative and restrictive covenants, including, but not limited to, a covenant requiring a minimum level of prepayment of Term Loan A and Term Loan B based on 75% of annual excess cash flows.

ACQUISITION NOTES

  Master Graphics financed a portion of the aggregate amount paid for certain of the Acquired Companies by issuing Seller Notes. The total principal amount of Seller Notes issued was approximately $14.9 million. Master Graphics also issued Replacement Notes to the former owners of Hederman and Phoenix, which replaced notes between such companies and their owners. The aggregate principal amount of Replacement Notes issued by Master Graphics was approximately $5.3 million. In connection with the acquisition of B&M Printing, Master Graphics issued approximately $1.3 million of B&M Notes to the former owners of B&M Printing. Master Graphics repaid approximately $200,000 on the B&M Notes in May 1998.

  In connection with the closing of the Offering, Master Graphics restructured $12.5 million of Seller Notes and Replacement Notes to have the following features: (i) balloon maturity date of June 30, 2006; (ii) monthly interest payments at 12% per annum if paid when due or, if not paid when due, interest will accrue at 16% per annum until all accrued interest has been paid; (iii) no restrictive covenants; and (iv) no rights or remedies against Master Graphics until maturity. In addition, Master Graphics used approximately $4.8 million of the net proceeds of the Offering to repay amounts outstanding under the B&M Notes and certain Seller Notes or Replacement Notes. The remaining $4.0 million of Seller Notes and Replacement Notes generally (i) bear interest at 12% per annum which is payable quarterly; (ii) are subject to prepayment at the option of Master Graphics only upon payment of a penalty which equals 20% of the amount prepaid; and (iii) mature seven years from the date of issuance.

                              DESCRIPTION OF NOTES

  The Old Notes were issued under an indenture dated as of December 11, 1998 (the "Indenture") between Premier, as issuer, Master Graphics and Harperprints, as guarantors, and United States Trust Company of New York, as trustee (the "Trustee"), a copy of the form of which will be made available upon request. Upon the issuance of the New Notes the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The term "Notes" refers to the Old Notes which are outstanding and to the New Notes at the time such New Notes become issued and outstanding.

GENERAL

  The Notes will be general unsecured obligations of Premier, limited in aggregate principal amount at Stated Maturity to $130.0 million. The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all other existing and future indebtedness and other liabilities of Premier that are not subordinated by their express terms to the Notes, and senior to all Indebtedness of Premier that by its terms is so subordinated. The Notes will be effectively subordinated to all existing and future secured Indebtedness of Premier to the extent of the value of the assets securing such Indebtedness. As of September 30, 1998, after giving effect to the issuance of the Notes and the application of the proceeds therefrom and the acquisition of the Technigrafiks acquisition, Premier would have had approximately $133.3 million of Indebtedness and $8.9 million in trade payables. Under the terms of the Indenture, Premier will be able to borrow a substantial amount of additional Senior Debt. Premier has received a non-binding term sheet from GECC to provide the New Credit Facility. The New Credit Facility will be an $80.0 million senior secured facility consisting of two term loans ($30.0 million each) and a revolving credit facility ($20.0 million). See "--Certain Covenants--Limitation on Indebtedness".

  The Indenture provides that Master Graphics and Harperprints (and any other Subsidiary that guarantees any Indebtedness of Premier or other Obligor or Master Graphics in the future) shall be a Guarantor. The Guarantees will be senior unsecured obligations of each respective Guarantor and will rank pari passu in right of payment with all other Indebtedness and liabilities of such Guarantor that are not subordinated by their express terms to the Guarantee of such Guarantor, and senior in right of payment to all Subordinated Indebtedness of such Guarantor. However, the Guarantees will be effectively subordinated to secured Indebtedness of the Guarantors to the extent of the value of the assets securing such Indebtedness. All of the physical assets of Master Graphics and Harperprints will secure the Obligations of Master Graphics and Harperprints under the New Credit Facility. In the event of a bankruptcy, liquidation or reorganization of a Guarantor, the assets of such Guarantor securing such secured Indebtedness will be available to satisfy obligations with respect to such secured Indebtedness before any payment therefrom could be made on the Notes or the Guarantees.

  The Notes will be effectively subordinated to claims of creditors (other than Premier or any Guarantor) of any Master Graphics' Subsidiaries that are not Guarantors. Claims of creditors (other than Premier or a Guarantor) of such Subsidiaries, including trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of such Subsidiaries over the claims and equity interests of Premier and/or the Guarantors and, thereby indirectly, the holders of the indebtedness of Premier or the Guarantors, as applicable, including the Notes and the Guarantees. Under limited circumstances the Indenture permits the creation of, or the designation of existing Subsidiaries as, Unrestricted Subsidiaries. The Notes will be effectively subordinated to claims of creditors (other than Premier or a Guarantor) of any Unrestricted Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount of $130.0 million and will mature on December 1, 2005. The Notes will bear interest at the rate per annum stated on the cover page hereof from the most recent interest payment date to which interest has been paid or provided for, or, if no interest has been paid, from the date of original issuance. Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1999, to the Persons in whose names such Notes are registered at the close of business on the May 15 or November 15 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

  If Premier does not comply with certain deadlines set forth in the Registration Agreement with respect to the conduct of an exchange offer for the Notes or the registration of the Notes for resale under a shelf registration statement, holders of the Notes will be entitled to Special Interest (as defined below). See "--Exchange Offer; Registration Rights."

  The Notes may be presented or surrendered for payment of principal, premium, if any, and interest, and Special Interest, if any, and for registration of transfer or exchange, at the office or agency of Premier within the City and State of New York maintained for such purpose. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of Premier, by check mailed to the registered holders of the Notes at the respective addresses as set forth on the Security Register. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but Premier or the Trustee may require in certain circumstances payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

GUARANTEES OF NOTES

  Each Guarantor will unconditionally guarantee, jointly and severally, to each holder of the Notes and to the Trustee, the full and prompt performance of Premier's Obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, on and interest (including Special Interest, if any) on the Notes. Each Guarantee will be a senior unsecured obligation of the Guarantor. As of the Issue Date, the Initial Guarantors will be the only Guarantors. All such Guarantors will also guarantee the obligations of Premier under Premier's New Credit Facility. Each Subsidiary of Master Graphics that guarantees any Indebtedness of Premier or Master Graphics or any other Obligor will be required to execute and deliver a supplement to the Indenture pursuant to which such Subsidiary will guarantee the payment of the Notes on the same terms and conditions as the Guarantees by the Initial Guarantors.

  The Obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the Obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or otherwise not being void, voidable or unenforceable under any bankruptcy reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

  Each Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its Property and assets to Premier or another Guarantor without limitation, except to the extent any such transaction is subject to the "Consolidation, Merger, Conveyance, Lease or Transfer" covenant of the Indenture. Each Guarantor may consolidate with or merge into or sell all or substantially all of its Property and assets to a Person other than Premier or another Guarantor (whether or not Affiliated with the Guarantor), provided that (a) if the surviving Person is not the Guarantor, the surviving Person agrees to assume such Guarantor's Guarantee and all its Obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "--Certain Covenants" or
(ii) result in a Default or Event of Default being in existence or continuing immediately thereafter.

  Upon the sale or other disposition (by merger or otherwise) of a Guarantor (or all or substantially all of its Property and assets) to a Person other than Premier, Master Graphics or another Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in clause (b) of the foregoing paragraph and as described below in the covenant described "--Certain Covenants--Limitation on Asset Sales"), such Guarantor (unless it otherwise remains a Subsidiary) shall be deemed released from its Guarantee and the related Obligations set forth in the Indenture, provided that any such release shall occur only to the extent that all Obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of Premier or any other Subsidiary of Master Graphics shall also terminate or be released upon such sale or other disposition. Each Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Guarantee and the related Obligations set forth in the Indenture so long as it remains an Unrestricted Subsidiary.

  The Indenture provides that any Guarantee by a Subsidiary Guarantor (other than an Initial Guarantor) shall be automatically and unconditionally released and discharged, as evidenced by a supplemental indenture executed by Premier, the Guarantors, if any, and the Trustee, upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary's Guarantee and all other guarantees of the Obligations of any Obligor on the Notes, except a discharge or release by, or as a result of, payment under such guarantee.

OPTIONAL REDEMPTION

  Except as provided in the next paragraph, the Notes will not be redeemable at the option of Premier prior to December 1, 2002. On or after such date, the Notes will be redeemable at the option of Premier, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' notice, at the following prices (expressed in percentages of the principal amount thereof), if redeemed during the twelve-month period beginning December 1 of the years indicated below, in each case together with interest (and Special Interest, if any) accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest (and Special Interest, if any) due on the relevant interest payment date):

      YEAR                                                            PERCENTAGE
      2002...........................................................  105.750%
      2003...........................................................  102.875%
      2004 and thereafter............................................  100.000%

  Notwithstanding the foregoing, at any time during the first 36 months after the Issue Date, Premier may, at its option, redeem up to a maximum of 35% of the aggregate principal amount of the Notes with the Net Proceeds of one or more Public Equity Offerings at a redemption price equal to 111.5% of the principal amount thereof, plus accrued and unpaid interest (and Special Interest, if any) thereon to the redemption date; provided that at least 65% of the aggregate principal amount of Notes originally issued shall remain outstanding immediately after the occurrence of any such redemption; and provided, further, that each such redemption shall occur within 90 days of the closing of such Public Equity Offering.

  If fewer than all the Notes are redeemed, selection for redemption will be made by the Trustee in accordance with the rules of the principal exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by any other means which the Trustee determines to be fair and appropriate.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, Premier shall offer in accordance with the Indenture (a "Change of Control Offer"), and each holder will have the right to require Premier, to repurchase such holder's Notes in whole or in part at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, and Special Interest, if any, to the Change of Control Payment Date (as defined below) on the terms described below.

  Within 30 days following any Change of Control, Premier or the Trustee (at the expense of Premier) will mail a notice to each holder and to the Trustee stating, among other things, (i) that a Change of Control has occurred and a Change of Control Offer is being made as provided for in the Indenture, and that, although holders are not required to tender their Notes, all Notes that are validly tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the repurchase date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment
Date) will cease to accrue interest and Special Interest, if applicable, after the Change of Control Payment Date; (iv) that any Notes (or portions thereof) not validly tendered will continue to accrue interest and Special Interest, if applicable; (v) the procedures that holders of Notes must follow to withdraw an election to tender Notes (or portions thereof); and (vi) the instructions and any other information necessary to enable holders to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Change of Control Offer. Premier will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rules 13e-4 and 14e-1 under the Exchange Act) in the event that the Change of Control Offer is triggered under the circumstances described herein.

  The existence of the holders' rights to require, subject to certain conditions, Premier to repurchase Notes upon a Change of Control may deter a third party from acquiring Master Graphics or Premier in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that Premier will have available funds sufficient to pay the Change of Control Purchase Price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer; however, a Change of Control Offer might constitute an event of default under the terms of other Indebtedness, including the New Credit Facility. In addition, any instruments governing other Indebtedness may prohibit Premier from purchasing any Notes prior to their maturity (including pursuant to a Change of Control Offer). In the event Premier is required to purchase outstanding Notes pursuant to a Change of Control Offer, Premier expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations; however, there can be no assurance that Premier would be able to obtain such financing. See "Risk Factors--Possible Inability to Repurchase the Notes Upon a Change of Control." In the event that a Change of Control Offer occurs at a time when Premier does not have sufficient available funds to pay the Change of Control Purchase Price for all Notes validly tendered pursuant to such offer or at a time when Premier is prohibited from purchasing the Notes (and Premier is unable either to obtain the consent of the holders of the relevant Indebtedness or to repay such Indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the assets of Premier or of Master Graphics and its Subsidiaries taken as a whole (or Premier and the Subsidiaries taken as a whole if Premier is not a subsidiary of Master Graphics). The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if Premier, Master Graphics or its Subsidiaries were to engage in a transaction in which it or they disposed of less than all of the assets of Premier or Master Graphics and its Subsidiaries taken as a whole (or Premier and the Subsidiaries taken as a whole if Premier is not a subsidiary of Master Graphics), as applicable, a question or interpretation would arise as to whether such disposition was of "substantially all" of the assets of Premier or of Master Graphics and its Subsidiaries taken as a whole (or of Premier and the Subsidiaries taken as a whole), as applicable, and whether Premier was required to make a Change of Control Offer.

  Premier will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Premier and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require Premier to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The provisions of the Indenture may not afford holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting Premier or Master Graphics that may adversely affect holders because (i) such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to require Premier to make a Change of Control Offer or (ii) such transactions may include an actual shift in voting power or beneficial ownership to a Permitted Holder which is excluded under the definition of Change of Control from the amount of shares involved in determining whether or not the transaction involves a shift of the magnitude required to trigger the provisions. A transaction involving the management of Master Graphics, Premier or their Affiliates, or a transaction involving a recapitalization of Premier or Master Graphics, will result in a Change of Control only if it is the type of transaction specified in such definition.

CERTAIN COVENANTS

  Set forth below are certain covenants contained in the Indenture.

  Transactions with Affiliates. Subsequent to the Issue Date, Premier will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service) with any Affiliate of Premier, other than transactions among Premier and the Subsidiary Guarantors, unless (i) such transaction or series of related transactions is on terms no less favorable to Premier or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate, and (ii) (a) with respect to a transaction or series of related transactions that has a Fair Market Value in excess of $1.0 million, the transaction or series of related transactions is approved by a majority of the Board of Directors of Premier (including a majority of the disinterested directors), which approval is set forth in a Board Resolution certifying that such transaction or series of transactions complies with clause (i) above, and (b) with respect to a transaction or series of related transactions that has a Fair Market Value in excess of $3.0 million, Premier delivers an opinion as to the fairness from a financial point of view to Premier or such Subsidiary issued by an investment banking firm of nationally recognized standing or other independent appraisal firm or expert of nationally recognized standing that is qualified, in the reasonable and good faith judgment of the Board of Directors, to perform the task for which it has been engaged. The foregoing provisions shall not be applicable to (i) reasonable and customary compensation, indemnification and other benefits paid or made available to an officer, director or employee of Premier or a Subsidiary for services rendered in such Person's capacity as an officer, director or employee (including reimbursement or advancement of reasonable out-of-pocket expenses and provisions of directors' and officers' liability insurance) or (ii) the making of any Restricted Payment otherwise permitted by the Indenture, (iii) transactions and agreements existing on the Issue Date and described in this Offering Memorandum under the caption "Certain Transactions" and (iv) loans to officers and employees of Premier and the Subsidiaries made in the ordinary course of business and in furtherance of Premier's business in an aggregate amount not to exceed $500,000 at any one time outstanding.

  Limitation on Restricted Payments. Premier will not and will not permit any Subsidiary to make any Restricted Payment, directly or indirectly, unless at the time of and after giving effect to the proposed Restricted Payment, (a) no Default shall have occurred and be continuing (or would result therefrom), (b) Premier could incur at least $1.00 of additional Indebtedness under the test described in the first sentence under the caption "--Certain Covenants-- Limitation on Indebtedness" and (c) the aggregate amount of all Restricted

Payments declared or made on or after the Issue Date by Premier or any Subsidiary shall not exceed the sum of (i) 50% (or if such Consolidated Net Income of Premier shall be a deficit, minus 100% of such deficit) of the aggregate Consolidated Net Income of Premier accrued during the period beginning on the first day of the fiscal quarter in which the Issue Date falls and ending on the last day of the fiscal quarter ending immediately prior to the date of such proposed Restricted Payment, minus (ii) 100% of the amount of any writedowns, write-offs and other negative extraordinary charges not otherwise reflected in Consolidated Net Income of Premier during such period, plus (iii) an amount equal to the aggregate Net Proceeds received by Premier, subsequent to the Issue Date, from the issuance or sale (other than to a Subsidiary) of shares of its Capital Stock (excluding Redeemable Stock, but including Capital Stock issued upon the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock) of Premier) subsequent to the Issue Date, plus (iv) 100% of the liability (expressed as a positive number) as expressed on the face of a balance sheet in accordance with GAAP in respect of any Indebtedness of Premier, any of its Subsidiaries or any Subsidiary Guarantor, or the carrying value of Redeemable Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock (other than Redeemable Stock) of Premier or Master Graphics, subsequent to the Issue Date, plus (v) 100% of the net reduction in Restricted Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income of Premier), in each case to Premier, any Subsidiary Guarantor or any Subsidiary of Premier from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Person the amount of Restricted Investments previously made by Premier, such Subsidiary Guarantor or such Subsidiary in such Person and in each such case which was treated as a Restricted Payment.

  The foregoing provisions will not prevent: (A) the payment of any dividend on Capital Stock of any class within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by the Indenture;
(B) any repurchase or redemption of Capital Stock or Subordinated Indebtedness of Premier or a Subsidiary made by exchange for Capital Stock of Premier (other than Redeemable Stock) or Capital Stock of Master Graphics, or out of the Net Proceeds from the substantially concurrent issuance or sale (other than to a Subsidiary) of Capital Stock of Premier (other than Redeemable Stock) or Capital Stock of Master Graphics, provided that the Net Proceeds from any such sale of Capital Stock of Premier are excluded from computations under clause
(c)(iii) above to the extent that such proceeds are applied to purchase or redeem such Capital Stock or Subordinated Indebtedness; (C) so long as no Default shall have occurred and be continuing or should occur as a consequence thereof, any repurchase or redemption of Subordinated Indebtedness of Premier or a Subsidiary Guarantor solely in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, new Subordinated Indebtedness of Premier or a Subsidiary Guarantor, so long as such Subordinated Indebtedness is permitted under the covenant described under "--Limitation on Indebtedness" and (x) is subordinated to the Notes or the applicable Guarantee at least to the same extent as the Subordinated Indebtedness so exchanged, purchased or redeemed, (y) has a stated maturity later than the stated maturity of the Subordinated Indebtedness so exchanged, purchased or redeemed and (z) has an Average Life at the time incurred that is greater than the remaining Average Life of the Subordinated Indebtedness so exchanged, purchased or redeemed; (D) Investments in any Person engaged in the Related Business in an aggregate amount not to exceed $2.0 million; (E) payments to Master Graphics or any other Person in respect of which Master Graphics or such other Person is a member of the consolidated tax group of Premier or any Subsidiary Guarantor, as applicable, for so long as Master Graphics or such other Person owns such amount of the Capital Stock of Master Graphics, Premier or such Subsidiary Guarantor, as applicable, as will permit it or a member of the consolidated tax group of Master Graphics or such other Person to be entitled to file consolidated federal tax returns with Premier or such Subsidiary Guarantor, for income taxes pursuant to the Tax Sharing Agreement or for the purpose of enabling Master Graphics or such other Person or any such member to pay taxes other than income taxes, to the extent actually owned and attributable to the operations of Premier and the Subsidiary Guarantors or such other Person's ownership thereof; (F) payments to Master Graphics for so long as it owns not less than a majority of the outstanding Common Stock of Premier or a Subsidiary Guarantor, in amounts sufficient to pay the ordinary operating and administrative expenses of Master Graphics (including all reasonable professional fees and expenses), including in connection with its complying with its reporting obligations (including filings with the Commission and any exchange on which Master Graphics' securities are traded) and obligations to prepare and distribute business records in the ordinary course of business and Master Graphics' costs and expenses relating to taxes, other than those referred to in clause (E) (which taxes are attributable to the operations of Premier or any Guarantor or to ownership thereof); provided that the aggregate payments paid in each fiscal year pursuant to this clause (F) will not exceed $2.5 million; (G) any dividend, obligation or other payment by any Subsidiary on shares of its Common Stock that is paid pro rata to all holders of such Common Stock; (H) so long as no Default or Event of Default shall have occurred and be continuing, dividends, distributions and other payments to Master Graphics for the sole purpose of making scheduled interest payments on Seller Notes in an aggregate amount not to exceed $1.0 million; and (I) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Premier, or by Master Graphics so long as Premier is a Wholly Owned Subsidiary of Master Graphics, of Capital Stock (other than Preferred Stock) of Premier or the Subsidiary Guarantors from officers and employees of Premier or the Subsidiary Guarantors or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $1.0 million in any calendar year. See "Certain Transactions." Notwithstanding the foregoing, the amount available for Investments in a Person engaged in the Related Business pursuant to clause (D) of the preceding sentence may be increased by the aggregate amount received by Premier and the Subsidiaries from such a Person on or before such date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of Property made to such a Person (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income of Premier). Restricted Payments permitted to be made as described in the first sentence of this paragraph will be excluded in calculating the amount of Restricted Payments thereafter for purposes of clause (c) of the immediately preceding paragraph, except that amounts expended pursuant to clause (A) (but only if the declaration thereof has not been counted in a prior period), payments made pursuant to clause (E) (other than to the extent otherwise reducing Consolidated Net Income of Premier), any dividends, distributions or other payments made to a Person other than Premier or a Wholly Owned Subsidiary permitted to be made pursuant to clause (F) and any repurchases of Capital Stock of Premier or Master Graphics, as applicable, permitted to be made pursuant to clause (G) will be included in calculating the amount of Restricted Payments thereafter and except that any such Restricted Payments permitted to be made pursuant to clause (D) will be included in calculating the amount of Restricted Payments made pursuant to such clause (D) thereafter.

  For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

  Limitation on Indebtedness. Premier will not, and will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), unless after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio for the Determination Period preceding the Transaction Date is at least 2.0 to 1.0. Notwithstanding the foregoing, Premier or any Subsidiary may incur Permitted Indebtedness which such Person is permitted thereby to incur. Any Indebtedness of a Person existing at the time at which such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time at which it becomes a Subsidiary.

  Limitation on Subsidiary Indebtedness and Preferred Stock. Premier will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness or issue any Preferred Stock except:

  (a) Indebtedness or Preferred Stock issued to and held by Premier or a Subsidiary Guarantor, so long as any transfer of such Indebtedness or Preferred Stock to a Person other than Premier or a Subsidiary Guarantor will be deemed to constitute an incurrence of such Indebtedness or Preferred Stock by the issuer thereof as of the date of such transfer;

  (b) Acquired Indebtedness or Preferred Stock of a Subsidiary issued and outstanding prior to the date on which such Subsidiary was acquired by Master Graphics (other than Indebtedness or Preferred Stock issued in connection with or in anticipation of such acquisition);

  (c) Indebtedness or Preferred Stock outstanding on the Issue Date and listed in a schedule attached to the Indenture;

  (d) Indebtedness permitted to be incurred by the first sentence of the covenant described in "Limitation on Indebtedness" and Indebtedness described in clauses (b), (c), (d), (e), (f), (g), (h), (i) and (l) under the definition of "Permitted Indebtedness";

  (e) Permitted Subsidiary Refinancing Indebtedness of such Subsidiary; and

  (f) Indebtedness of a Subsidiary which represents the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with a merger of such Subsidiaries, provided that no Subsidiary or any successor (by way of merger) thereto existing on the Issue Date shall assume or otherwise become responsible for any Indebtedness of an entity which is not a Subsidiary on the Issue Date, except to the extent that a Subsidiary would be permitted to incur such Indebtedness under this paragraph.

  Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries of Premier. Premier will not, and will not permit any of its Subsidiaries, directly or indirectly, to create, enter into any agreement with any Person or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind which by its terms restricts the ability of any of its Subsidiaries to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock to Premier or any Subsidiary Guarantor, (b) pay any Indebtedness owed to Premier or any Subsidiary Guarantor, (c) make loans or advances to Premier or any Subsidiary Guarantor or (d) transfer any of its Property or assets to Premier or any Subsidiary Guarantor except any encumbrance or restriction contained in any agreement or instrument:

  (i) existing on the Issue Date;

  (ii) relating to any Property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the Property or assets so acquired and is not created in anticipation of such acquisition;

  (iii) relating to any Acquired Indebtedness of any Subsidiary at the date on which such Subsidiary was acquired by Master Graphics or any Subsidiary (other than Indebtedness incurred in anticipation of such acquisition);

  (iv) effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in the foregoing clauses (i) through (iii), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements;

  (v) constituting customary provisions restricting subletting or assignment of any lease of Premier or any Subsidiary or provisions in license agreements or similar agreements that restrict the assignment of such agreement or any rights thereunder;

  (vi) constituting restrictions on the sale or other disposition of any Property securing Indebtedness as a result of a Permitted Lien on such Property;

  (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of or Property and assets of such Subsidiary; or

  (viii) governing Indebtedness permitted to be incurred under the Indenture, provided that the terms and conditions of any such restrictions and encumbrances are not materially more restrictive than those contained in the Indenture.

  Limitation on Asset Sales. Premier will not engage in, and will not permit any Subsidiary to engage in, any Asset Sale unless: (a) except in the case of an Asset Sale resulting from the requisition of title to, seizure or forfeiture of any Property or assets or any actual or constructive total loss or an agreed or compromised total loss, Premier or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property or asset; (b) at least 75% of such consideration consists of Cash Proceeds (or the assumption of Indebtedness of Premier or such Subsidiary relating to the Capital Stock or Property or asset that was the subject of such Asset Sale and the unconditional release of Premier or such Subsidiary from such Indebtedness); (c) after giving effect to such Asset Sale, the total non-cash consideration held by Premier from all such Asset Sales does not exceed $2.0 million; and (d) Premier delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clauses (a), (b) and (c). Premier or such Subsidiary, as the case may be, may apply the Net Available Proceeds from each Asset Sale (x) to the acquisition of one or more Replacement Assets or (y) to repurchase or repay Senior Debt of Premier or a Subsidiary Guarantor (with a permanent reduction of availability in the case of revolving credit borrowings); provided that such acquisition or such repurchase or repayment shall be made within 270 days after the consummation of the relevant Asset Sale; provided, further, that any such Net Available Proceeds that are applied to the acquisition of Replacement Assets useful in the business of Premier or any of its Subsidiaries, or the Subsidiary making such Asset Sale, pursuant to any binding agreement relating thereto shall be deemed to have been applied for such purpose within such 270-day period so long as they are so applied within 30 days of the effective date of such agreement.

  Any Net Available Proceeds from any Asset Sale that are not used to so acquire Replacement Assets or to repurchase or repay Senior Debt within 270 days after consummation of the relevant Asset Sale constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Premier shall within 30 days thereafter, or at any time after receipt of Excess Proceeds but prior to there being $5.0 million of Excess Proceeds, Premier may, at its option, make a pro rata offer (an "Asset Sale Offer") to all holders of Notes and holders of Senior Debt, if and to the extent Premier is required by the instruments governing such Senior Debt to make such an offer, to purchase Notes and such Senior Debt in an aggregate amount equal to the Excess Proceeds, at a price in cash (the "Asset Sale Offer Purchase Price") equal to 100% of the outstanding principal of the Notes plus accrued interest and Special Interest, if any, to the date of purchase and, in the case of such other Senior Debt, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero and Premier may use any remaining amount for general corporate purposes.

  Premier will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rules 13e-4 and 14e-1 under the Exchange Act) in the event that an Asset Sale Offer is required under the circumstances described herein.

  Limitation on Sale and Lease-Back Transactions. Premier will not, and will not permit any Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to, any Sale and Lease-Back Transaction unless (i) the proceeds from such Sale and Lease-Back Transaction are at least equal to the Fair Market Value of such Property being transferred and (ii) Premier or such Subsidiary would have been permitted to enter into such transaction under the covenants described in "--Limitation on Indebtedness," "--Limitation or Liens" and "--Limitation on Subsidiary Indebtedness and Preferred Stock."

  Limitation on Liens. Premier will not, and will not permit any Subsidiary to, directly or indirectly, create, affirm, incur, assume or suffer to exist any Liens of any kind other than Permitted Liens on or with respect to any Property or assets of Premier or such Subsidiary or any interest therein or any income or profits therefrom, whether owned at the Issue Date or thereafter acquired, without effectively providing that the Notes or the Guarantees, as applicable, shall be secured equally and ratably with (or prior to) the Indebtedness so secured for so long as such obligations are so secured.

  Limitation on Guarantees by Subsidiaries. Premier may not permit any Subsidiary which is not already a Subsidiary Guarantor, directly or indirectly, to guarantee any Indebtedness of Premier or Master Graphics or any other Obligor ("Guaranteed Indebtedness") unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Subsidiary and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Premier or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee. If the Guaranteed Indebtedness is pari passu with the Notes or, if the Guaranteed Indebtedness was incurred by Master Graphics, then the guarantee of such Guaranteed Indebtedness shall be pari passu with or subordinated to the Guarantee; and if the Guaranteed Indebtedness is subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that all Guaranteed Indebtedness is subordinated to the Notes.

  Notwithstanding the foregoing, any Guarantee by a Subsidiary that was incurred pursuant to the terms of the preceding paragraph (but not otherwise) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary's Guarantee, except a discharge or release by, or as a result of, payment under such guarantee.

  Unrestricted Subsidiaries. The Indenture provides that Premier may designate a subsidiary (including a newly formed or newly acquired subsidiary) of Master Graphics or any of its Subsidiaries as an Unrestricted Subsidiary; provided that (i) immediately after giving effect to the transaction, Premier could incur $1.00 of additional Indebtedness pursuant to the first sentence of "-- Limitation on Indebtedness" and (ii) such designation is at the time permitted under "--Limitation on Restricted Payments." Notwithstanding any provisions of this covenant all subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

  The Indenture further provides that Premier will not, and will not permit any Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed subsidiary having no outstanding Indebtedness (other than Indebtedness to Premier or a Subsidiary Guarantor) at the date of determination) becoming a Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions on a pro forma basis, (i) Premier could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "--Limitation on Indebtedness" and (ii) no Default or Event of Default would occur.

  Subject to the preceding paragraphs, an Unrestricted Subsidiary may be redesignated as a Subsidiary. The designation of a subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Subsidiary in compliance with the preceding paragraphs shall be made by the Board of Directors of Premier pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee. Any Unrestricted Subsidiary shall become a Subsidiary if it incurs any Indebtedness other than Non-Recourse Indebtedness. If at any time Indebtedness of an Unrestricted Subsidiary which was Non-Recourse Indebtedness no longer so qualifies, such Indebtedness shall be deemed to have been incurred when such Non-Recourse Indebtedness becomes Indebtedness.

  Limitations on Line of Business. The Indenture provides that neither Premier nor any of the Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business.

  Reports. The Indenture provides that, whether or not Premier is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Premier shall file with the Commission the annual reports, quarterly reports and other documents which Premier would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Premier were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Premier would have been required to file them; provided, however, if Premier is not subject to Section 13(a) or 15(d) of the Exchange Act, Premier shall not be required to file such reports and documents with the Commission under Section 13(a) or 15(d) of the Exchange Act (or any successor provisions thereto) so long as (i) Master Graphics files the reports and documents with the Commission under Section 13(a) or 15(d) of the Exchange Act that it is required to file, (ii) Premier is a Wholly Owned Subsidiary of Master Graphics (iii) revenue of Master Graphics and its consolidated subsidiaries (excluding the combined revenue of Premier and Harperprints, Inc. and their consolidated subsidiaries) shall not exceed for any financial quarter 2% of the consolidated revenue of Master Graphics and (iv) Premier and Master Graphics are in compliance with the requirements set forth in the Commission's Staff Accounting Bulletin No. 53 or its successor. Notwithstanding the foregoing, all financial information relevant to the holders of the Notes for Premier and its consolidated subsidiaries shall be disclosed as required and permitted by GAAP and Regulation S-X under the Exchange Act in the reports and documents filed with the Commission by Master Graphics or Premier, as the case may be. Premier shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Security Register, without cost to such holders or Persons, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents (without exhibits) which Premier has filed or would have filed, or which Master Graphics has filed, with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. Premier shall not be required to file any report with the Commission if the Commission does not permit such filing. In addition, Premier shall furnish to the Trustee, to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act and the exhibits omitted from the information furnished pursuant to the preceding sentence, for so long as the Notes are not freely transferable under the Securities Act.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

  Premier will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Wholly Owned Subsidiary of Premier into Premier in which Premier is the continuing corporation), continue in a new jurisdiction or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of Premier and its Subsidiaries, taken as a whole, to any Person, unless

  (i) either (a) Premier shall be the continuing corporation or (b) the corporation (if other than Premier) formed by such consolidation or into which Premier is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of Premier and its Subsidiaries, taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest (including Special Interest, if any) on all the Notes and the performance of Premier's covenants and obligations under the Indenture;

  (ii) immediately before and after giving effect to such transaction or series of transaction on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default or Default shall have occurred and be continuing or would result therefrom;

  (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), Premier (or the Surviving Entity if Premier is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Premier immediately prior to such transactions; and

  (iv) immediately after giving effect to any such transaction or series of transactions on a pro forma basis as if such transaction or series of transactions had occurred on the first day of the Determination Period, Premier (or the Surviving Entity if Premier is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to the test described in the first sentence under the caption "--Certain Covenants--Limitation on Indebtedness."

  The provision of clause (iv) shall not apply to any merger or consolidation into or with, or any such transfer of all or substantially all of the Property and assets of Premier and its Subsidiaries taken as a whole into, Premier.

  In connection with any consolidation, merger, continuance, transfer of assets or other transactions contemplated by this provision, Premier shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, continuance, sale, assignment, conveyance or transfer and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent in the Indenture relating to such transactions have been complied with.

  Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Premier under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as Premier in the Indenture; and when a Surviving Person duly assumes all of the Obligations and covenants of Premier pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such Obligations.

EVENTS OF DEFAULT

  Each of the following is an "Event of Default" under the Indenture:

  (a) default in the payment of interest on, or Special Interest with respect to, any Note issued pursuant to the Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;

  (b) default in the payment of the principal of (or premium, if any, on) any
Note issued pursuant to the Indenture at its Maturity, whether upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any such Note as required;

  (c) Premier fails to comply with any of its covenants or agreements contained in "--Change of Control," "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Asset Sales," "--Certain Covenants--Limitation on Indebtedness," "--Certain Covenants--Limitation on Subsidiary Indebtedness and Preferred Stock," "--Certain Covenants--Limitation on Sale and Lease-Back Transactions" or "--Consolidation, Merger, Conveyance Lease or Transfer";

  (d) default in the performance, or breach, of any covenant of Premier in the Indenture (other than a covenant addressed in clause (a), (b) or (c) above) and continuance of such Default or breach, for a period of 30 days after written notice thereof has been given to Premier by the Trustee or to Premier and the Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding Notes;

  (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Premier or any of the Subsidiaries

(or the payment of which is guaranteed by Premier or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (f) the entry by a court of competent jurisdiction of one or more final judgments against Premier or any Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5.0 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

  (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Premier or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging Premier or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Premier or any Significant Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Premier or any Significant Subsidiary or of any substantial part of the Property or assets of Premier or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of Premier or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

  (h) (i) the commencement by Premier or any Significant Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by Premier or any Significant Subsidiary to the entry of a decree or order for relief in respect of Premier or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Premier or any Significant Subsidiary; or (iii) the filing by Premier or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by Premier or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar officer of Premier or any Significant Subsidiary or of any substantial part of the Property or assets of Premier or any Significant Subsidiary, or the making by Premier or any Significant Subsidiary of an assignment for the benefit of creditors; or (v) the admission by Premier or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by Premier or any Significant Subsidiary in furtherance of any such action; or

  (i) any Guarantee shall for any reason cease to be, or be asserted by Premier or any Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Guarantee in accordance with the Indenture).

  If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Notes, may declare the principal amount at Stated Maturity of, premium, if any, and any accrued and unpaid interest (and Special Interest, if any) on, all such Notes then outstanding to be immediately due and payable by a notice in writing to Premier (and to the Trustee if given by holders of such Notes), and upon any such declaration all amounts payable in respect of the Notes will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the principal amount at Stated Maturity of, premium, if any, and any accrued and unpaid interest (including Special Interest, if any) on, the Notes then outstanding shall be come immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided that no judgment or decree for the payment of the money due on the Notes has been obtained by the Trustee as provided in the Indenture. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Notes by notice to Premier and the Trustee may rescind an acceleration and its consequences.

  The holders of a majority in aggregate principal amount at Stated Maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all such Notes waive any existing Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Special Interest, if any) on, premium, if any on or the principal of, such Notes. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to the provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

  Premier is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Premier is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action Premier is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

  Premier, the Guarantors and the Trustee may, at any time and from time to time, without notice to or consent of any holder, enter into one or more indentures supplemental to the Indenture (a) to evidence the succession of another Person to Premier and the Guarantors and the assumption by such successor of the covenants and Obligations of Premier under the Indenture and contained in the Notes and of the Guarantors contained in the Indenture and the Guarantees, (b) to add to the covenants of Premier, for the benefit of the holders, or to surrender any right or power conferred upon Premier or the Guarantors by the Indenture, (c) to add any additional Events of Default, (d) to provide for uncertificated Notes in addition to or in place of certificated Notes, (e) to evidence and provide for the acceptance of appointment under the Indenture by the successor Trustee, (f) to secure the Notes and/or the Guarantees, (g) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture, provided that such actions will not adversely affect the interests of the holders in any material respect, (h) to add or release any Guarantor pursuant to the terms of the Indenture or (i) to comply with the requirements of the Commission to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  With the consent of the holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), Premier, the Guarantors and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders; provided that no such supplemental indenture will, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any) upon Maturity thereof, or the interest thereon that would be due and payable thereon, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, (b) reduce the percentage in principal amount at Stated Maturity of the outstanding Notes, the consent of whose Holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture, or certain Defaults thereunder, (c) modify the Obligations of Premier to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales, (d) subordinate in right of payment the Notes or the Guarantees to any other Indebtedness, (e) amend, supplement or otherwise modify the provisions of the Indenture relating to Guarantees or (f) modify any of the provisions of this paragraph (except to increase any percentage set forth herein).

  The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Notes may on behalf of the holders of all the Notes waive any past Default or Event of Default under the Indenture and its consequences, except a Default or Event of Default (a) in the payment of the principal of or premium, if any) or interest (including Special Interest, if any) on any Note or (b) in respect of a covenant or provision hereof which under the provision to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

  Premier may terminate its Obligations and the Obligations of the Guarantors under the Notes, the Indenture and the Guarantees when (i) either (A) all outstanding Notes have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of Premier, and Premier has irrevocably deposited or caused to be deposited with the Trustee, in trust for the benefit of the holders, funds in an amount sufficient to pay and discharge the entire debt on the Notes not theretofore delivered to the Trustee for cancellation, for principal (premium, if any) and interest (including Special Interest, if any) to the date of Maturity or date of redemption; (ii) Premier has paid or caused to be paid all sums then due and payable by Premier under the Indenture; and (iii) Premier has delivered an Officers' Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

  Premier, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture and Guarantees shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes, (ii) Premier's right of optional redemption, (iii) rights of holders to receive payments of principal of, premium, if any, and interest (including Special Interest, if any) on the Notes (but not the Change of Control Purchase Price or the Asset Sale Offer Purchase Price) and any rights of the holders with respect to such amounts, (iv) the rights, obligations and immunities of the Trustee under the Indenture, and (v) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants that are described in the Indenture, after the irrevocable deposit by Premier with the Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Notes, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one Business Day before the due date of payment in respect of such Notes, money in an amount or (C) a combination thereof sufficient to pay and discharge the principal of, premium, if any on, and interest (including Special Interest, if any) on, such Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of such Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by Premier to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders and (ii) Premier's deposit will not result in the trust or the Trustee being subject to regulation under the Investment Company Act of 1940, as amended.

ADDITIONAL INFORMATION

  Anyone who receives this Offering Memorandum may obtain a copy of the Indenture without charge by writing to Premier at 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38119; Attn: Lance T. Fair.

BOOK-ENTRY, DELIVERY; FORM AND TRANSFER

  The Notes initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

  Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

  The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

  Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

 DEPOSITARY PROCEDURES

  DTC has advised Premier that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

  DTC has advised Premier that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

  Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Global Notes may hold their interests therein directly through Euroclear or Cedel or indirectly through organizations that are participants in Euroclear or Cedel.

Euroclear and Cedel will maintain on their records the ownership interests, and transfer of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or Cedel. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC.

  The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "-- Transfers of Interests in Global Notes for Certificated Notes."

  Except as described in "--Transfer of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

  Under the terms of the Indenture, Premier, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Special Interest, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Premier, the Trustee nor any agent of Premier, or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

  DTC has advised Premier that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, Premier or the Guarantors. Neither Premier, the Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes and Premier and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

  The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Cedel) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interest in the Notes through Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Notes described herein, crossmarket transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Cedel, on the other hand, will be effected by Euroclear or Cedel's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Cedel, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Cedel and within their established deadlines (Brussels time for Euroclear and UK time for Cedel). Indirect Participants who hold interest in the Notes through Euroclear and Cedel may not deliver instructions directly to Euroclear's or Cedel's Nominee. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Cedel's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

  Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Cedel purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Cedel during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Cedel customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Cedel immediately following DTC's settlement date.

  DTC has advised Premier that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose accounts interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Premier, the Guarantors, the Initial Purchasers and the Trustee will have any responsibility for the performance by DTC, Euroclear and Cedel or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

  The information in this section concerning DTC, Euroclear and Cedel and their book-entry systems has been obtained from sources that Premier believes to be reliable, but Premier takes no responsibility for the accuracy thereof.

 TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

  An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC
(x) notifies Premier that it is unwilling or unable to continue as depositary for the Global Notes and Premier thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Premier, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, Premier will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

  Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct and Indirect Participants (in accordance with DTC's customary procedures).

  Neither Premier, the Guarantors nor the Trustee will be liable for any delay by the holder of the Notes or the DTC in identifying the beneficial owners of Notes, and Premier, the Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

 SAME DAY SETTLEMENT AND PAYMENT

  The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, Premier will make all payments of principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Premier expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for, which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a subsidiary of such specified Person.

  "Adjusted Net Assets" of a Guarantor at any date shall mean the amount by which the fair value of the Property and other assets of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor.

  "Affiliate" of any specified Person means another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Acquisition" means (a) an Investment by Premier or any Subsidiary in any other Person pursuant to which such Person becomes a Subsidiary, or is merged with or into Premier or any Subsidiary or (b) the acquisition by Premier or any Subsidiary of the assets of any Person (other than a Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation or by means of a Sale and Lease-Back Transaction) by Premier or any Subsidiary to any Person other than Premier or a Subsidiary Guarantor, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of Premier or any Subsidiary Guarantor (except for directors' qualifying shares or certain minority interests sold to other Persons solely due to local law requirements that there be more than one stockholder, but which are not in excess of what is required for such purpose), or (ii) any other Property or assets of Premier or any Subsidiary, other than (A) sales of obsolete or worn out equipment in the ordinary course of business or other assets that, in Premier's reasonable judgment, are no longer used or useful in the conduct of the business of Premier or such Subsidiary, as applicable, (B) a Restricted Payment or Restricted Investment permitted under "--Certain Covenants-- Limitation on Restricted Payments," (C) a Change of Control, (D) a consolidation, merger, continuance or the disposition of all or substantially all of the assets of Premier (determined on a consolidated basis) in compliance with the provision of the Indenture described in "--Consolidation, Merger, Conveyance, Lease or Transfer" and (E) any transfer, conveyance, sale, lease or other disposition of Property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed $250,000. An Asset Sale shall include the requisition of title to, seizure of or forfeiture of any Property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any Property or assets.

  "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, at any date of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease (or to the first date on which the lessee is permitted to terminate such lease without the payment of a penalty) included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such debt security multiplied in each case by (y) the amount of such principal payment by
(ii) the sum of all such principal payments.

  "Board of Directors" of any Person means the Board of Directors of such Person, or any authorized committee of such Board of Directors.

  "Board Resolution" means a duly authorized resolution of the Board of Directors in full force and effect of the terms of determination and certified as such and delivered to the Trustee.

  "Borrowing Base" means, at any date of determination, an amount equal to 85% of the accounts receivable owned by Premier and its Subsidiaries that are not more than 90 days past due and 60% of the inventory of Premier and its Subsidiaries, each calculated on a consolidated basis in accordance with GAAP as shown on the last financial statements delivered to the Trustee pursuant to the covenant described in "--Certain Covenants--Reports."

  "Capital Lease Obligation" means, at any time as to any Person with respect to any Property leased by such Person as lessee, the amount of the liability with respect to such lease that would be required at such time to be capitalized and accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP.

  "Capital Stock" in any Person means any and all shares, interests, partnership interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire any equity interest in such Person.

  "Cash Proceeds" means, with respect to any Asset Sale by any Person, the aggregate consideration received for such Asset Sale by such Person in the form of cash or cash equivalents (including any amounts of insurance or other proceeds received in connection with an Asset Sale of the type described in the last sentence of the definition thereof or marketable securities that are converted into cash or cash equivalents within 30 days of an Asset Sale), including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to such Person or any subsidiary thereof).

  "Change of Control" means (i) at any time prior to any Public Equity Offering by Premier or Master Graphics of the Common Stock of Premier, Master Graphics ceases to be directly or indirectly, the beneficial owner of 100% of the Voting Stock of Premier; (ii) any person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than Permitted Holders or Master Graphics becomes the direct or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the outstanding Voting Stock of Premier; (iii) Premier is merged with or into or consolidated with another corporation and, immediately after giving effect to the merger or consolidation, less than 50% of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting entity are then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by (x) the stockholders of Premier immediately prior to such merger or consolidation, or (y) if the record date has been set to determine the stockholders of Premier entitled to vote on such merger or consolidation, the stockholders of Premier as of such a record date; (iv) Premier or Master Graphics, as the case may be, either individually or in conjunction with one or more Subsidiaries, sells, conveys, transfers or leases, or the Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of Premier, or of Master Graphics and the Subsidiaries taken as a whole (or Premier and the Subsidiaries taken as a whole if Premier is no longer a subsidiary of Master Graphics), as applicable (either in one transaction or a series or related transactions), including Capital Stock of the Subsidiaries, to any Person (other than a Wholly Owned Subsidiary); (v) the liquidation or dissolution of Premier; (vi) the first day on which a majority of the individuals who constitute the Board of Directors of Premier are not Continuing Directors; or (vii) at any time prior to any Public Equity Offering by Premier or Master Graphics of the Common Stock of Premier, the first day on which a majority of the individuals who constitute the Board of Directors of Master Graphics are not Continuing Directors.

  "Consolidated Interest Coverage Ratio" means as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of (a) the aggregate amount of EBITDA of Premier and the Subsidiaries on a combined consolidated basis for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the applicable Transaction Date (the "Determination Period") to (b) the aggregate Consolidated Interest Expense of Premier and the Subsidiaries on a combined consolidated basis for such Determination Period. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis to (i)(a) the incurrence of any Indebtedness of Premier or any of the Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and (b) any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring on or after the first day of the Determination Period and on or prior to the Transaction Date, in each case set forth in clauses (i)(a) and (b), as if such incurrence or repayment, as the case may be, (and the application of proceeds thereof) occurred on the first day of the Determination Period (except that Indebtedness under any revolving credit facility shall be deemed to be the average daily balance of such Indebtedness during such Determination Period) and (ii) any Asset Sales or Asset Acquisitions (including (x) any Person who becomes a Subsidiary as a result of any such Asset Acquisition and including any Asset Sale or Asset Acquisition during such Determination Period by any such Person determined as if such Person had been a Subsidiary at the time of such transaction; provided that all Indebtedness of Premier and any such Subsidiaries shall be deemed to have been incurred on the first day of the Determination Period and (y) the increase or decrease, as the case may be, in EBITDA directly attributable to such Asset Sale or Asset Acquisition, as the case may be) occurring on or after the first day of the Determination Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition, as the case may be, (including the insurance, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Determination Period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest

Expense associated with any Indebtedness incurred in connection therewith shall be determined in good faith by a responsible financial or accounting officer of Premier.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its subsidiaries for such period as determined on a consolidated basis in accordance with GAAP (or in respect of Indebtedness of Premier and the Subsidiaries, on a combined consolidated basis), including, without limitation,
(x) net costs associated with Interest Swap Obligations (including any amortization of discounts), (y) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, and (z) all accrued interest paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends on Preferred Stock or Redeemable Stock of such Person (and Preferred Stock or Redeemable Stock of its subsidiaries if paid to a Person other than such Person or its subsidiaries and in the case of Premier, also to any Guarantor) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;
(iv) the portion of any rental obligation of such Person or its subsidiaries in respect of any Sale and Lease-Back Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any debt of any other Person is guaranteed by such Person or any of its subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such debt, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its subsidiaries during such period and any charge related or any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its subsidiaries prior to its stated maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its subsidiaries and as determined in accordance with GAAP. For purposes of clause
(ii) above, dividend requirements attributable to any Preferred Stock or Redeemable Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Redeemable Stock times a fraction, the numerator of which is one, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of Premier and its Subsidiaries (expressed as a decimal), on a consolidated basis for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its subsidiaries for such period on a consolidated basis (or in the case of Premier, Premier and the Subsidiaries on a combined consolidated basis), determined in accordance with GAAP, provided that there shall be excluded therefrom, without duplication, (i) any net income of any Unrestricted Subsidiary, except that Premier's or any Subsidiary's interest in the net income of such Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Unrestricted Subsidiary during such period to Premier or a Subsidiary as a dividend or other distribution, (ii) gains and losses, net of taxes, from Asset Sales or reserves relating thereto,
(iii) the net income of any Person that is not a subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its subsidiaries, (iv) items (but not loss items) classified as extraordinary, unusual or nonrecurring (other than the tax benefit, if any, of the utilization of net operating loss carryforwards or alternative minimum tax credits), (v) the net income (or net loss) of any Person acquired by such specified Person or any of its subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (vii) the net income (but not net loss) of any subsidiary of such specified Person to the extent that the transfer to that Person of that income is not at the time permitted, directly or indirectly, by any means (including by dividend, distribution, advance or loan or otherwise), or by operation of the terms of its charter or any agreement with a Person other than with such specified Person, instrument held by a Person other than by such specified Person, judgment, decree, order, statute, law, rule or governmental regulations applicable to such subsidiary or its stockholders, except for any dividends or distributions actually paid by such subsidiary to such

Person, and (viii) with regard to a non-Wholly Owned Subsidiary, any aggregate net income (or loss) in excess of such Person's or such subsidiary's pro rata share of such non-Wholly Owned Subsidiary's net income (or loss).

  "Consolidated Net Worth" of any Person means, as of any date, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such Person and its subsidiaries on a consolidated basis at such date, each item determined in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person or any of its subsidiaries.

  "Continuing Director" means an individual who (i) is a member of the Board of Directors of Premier or Master Graphics, as the case be, and (ii) either (A) was a member of the Board of Directors of Premier or Master Graphics, as the case may be, on the Issue Date or (B) whose nomination for election or election to the Board of Directors of Premier or Master Graphics, as the case may be, was approved by vote of at least a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved.

  "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in foreign currency exchange rates.

  "Default" means any event, act or condition the occurrence of which is, or after notice or the passage time or both would be, an Event of Default.

  "Determination Period" has the meaning specified in clause (a) of the definition of "Consolidated Interest Coverage Ratio."

  "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense,
(ii) income tax expense, (iii) depreciation expense, (iv) amortization expense,
(v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (vi) any one-time write-off of non-recurring closing costs incurred in connection with any merger consummated after the Issue Date, and (vii) any other non-cash charges minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period.

  "Fair Market Value" means, with respect to consideration received or to be received pursuant to any transaction by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors of Premier and, in the case of a determination including a Fair Market Value in excess of $1.0 million, shall be evidenced by a Board Resolution delivered to the Trustee.

  "Fair Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

  "GAAP" means, at any date, United States generally accepted accounting principles, consistently applied, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and statements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be designated by the AICPA, that are applicable to the circumstances as of the date of determination; provided, however, that all calculations made for purposes of determining compliance with the provisions set forth in the Indenture shall utilize GAAP in effect at the Issue Date.

  "Guarantee" means any guarantee of the Notes by any Guarantor in accordance with the provisions described under "--Guarantees of Notes."

  "Guarantor" means the Initial Guarantors and each other future Subsidiary that is required to guarantee Premier's Obligations under the Notes and the Indenture as described in "--Guarantees of Notes" and "--Certain Covenants-- Limitation on Guarantees by Subsidiaries" and any other Subsidiary that executes a supplemental indenture in which such Subsidiary agrees to guarantee Premier's Obligations under the Notes and the Indenture.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, suffer to exist, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary shall be deemed to have been incurred at the time at which it becomes a Subsidiary. A guarantee otherwise permitted by the Indenture to be incurred by Premier or a Subsidiary of Indebtedness incurred in compliance with the terms of the Indenture by Premier or a Subsidiary, as applicable, shall not constitute a separate incurrence of Indebtedness.

  "Indebtedness" as applied to any Person means, at any time, without duplication, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money; (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iii) any obligation of such Person for all or any part of the purchase price of Property or assets, or for the cost of Property constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable incurred in respect of Property and services purchased in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iv) any obligation of such Person upon which interest charges are customarily paid (other than accounts payable incurred in the ordinary course of business); (v) any obligation of such Person under conditional sale or other title retention agreements relating to purchased Property; (vi) any obligation of such Person issued or assumed as the deferred purchase price of Property or assets (other than accounts payable incurred in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings); (vii) any Capital Lease Obligation or Attributable Indebtedness pursuant to any Sale and Lease-Back Transaction of such Person; (viii) any obligation of any other Person secured by (or for which the obligee hereof has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person; (ix) any obligation of such Person in respect of any letter of credit supporting any obligation of any other Person; (x) the maximum fixed repurchase price of any Redeemable Stock of such Person (or if such Person is a subsidiary, any Preferred Stock of such Person); (xi) the notional amount of any Interest Swap Obligation or Currency Hedge Obligation of such Person at the time of determination; and (xii) any obligation which is in economic effect a guarantee, regardless of its characterization (other than endorsements of negotiable instruments in the ordinary course of business), with respect to any Indebtedness of another Person, to the extent guaranteed. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock or subsidiary Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or subsidiary Preferred Stock as if such Redeemable Stock or subsidiary Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Redeemable Stock or subsidiary Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or subsidiary Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided, further, that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

  "Initial Guarantors" means Master Graphics and all of Master Graphics' Subsidiaries (other than Premier) as of the close of business on the Issue Date.

  "Interest Swap Obligations" means, with respect to any Person, the obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in interest rates.

  "Investment" means, with respect to any Person, any direct, indirect or contingent investment in another Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person; provided that the term "Investment" shall not include any transaction involving the purchase or other acquisition (including by way of merger) of Property or assets (including Capital Stock) by Premier or any Subsidiary in exchange for Capital Stock (other than Redeemable Stock) of Premier or Master Graphics. The amount of any Person's Investment shall be the original cost of such Investment to such Person, plus the cost of all additions thereto paid by such Person, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, writedowns, or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Value at the time of such transfer as determined in good faith by the board of directors (or comparable body) of the Person making such transfer. Premier shall be deemed to make an "Investment" in the amount of the Fair Value of the Property and assets of a Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary.

  "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

  "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity" means the date on which the principal of a Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or the Change of Control Payment Date or the purchase date established pursuant to the terms of the Indenture for an Asset Sale Offer or by declaration of acceleration, call for redemption or otherwise.

  "Net Available Proceeds" means, as to any Asset Sale, the Cash Proceeds therefrom, net of all legal and title expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign, recording and local taxes payable, as a consequence of such Asset Sale, net of all payments made to any Person other than Premier or a Subsidiary on any Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and, as for any Asset Sale by a Subsidiary, net of the equity interest in such Cash Proceeds of any holder of Capital Stock of such Subsidiary (other than Premier, any other Subsidiary or any Affiliate of Premier or any such other Subsidiary).

  "Net Proceeds" means (a) in the case of any sale of Capital Stock by a Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions, and the like incurred in connection therewith and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of any Person which is not Redeemable Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to Premier or Master Graphics, as applicable, upon such exchange, exercise, conversion or surrender) less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith.

  "New Credit Facility" means that certain credit facility to be entered into among Premier, Master Graphics, Harperprints and GECC as agent.

  "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of an Unrestricted Subsidiary as to which (a) neither Premier nor any other Subsidiary (other than an Unrestricted Subsidiary) (i) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Premier or any other Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligations" means, with respect to any Indebtedness, any obligation thereunder, including, without limitation, principal, premium and interest (including post petition interest thereon and, with respect to the Notes, Special Interest), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities.

  "Obligors" means Premier and the Guarantors, collectively; "Obligor" means Premier or any Guarantor.

  "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of Premier, Master Graphics or a Subsidiary and delivered to the Trustee, which shall comply with the Indenture.

  "Permitted Holders" means John P. Miller and any person related to him by kinship or marriage, trusts or similar arrangements established solely on the behalf of one or more of them, and partnerships and other entities that are controlled by them.

  "Permitted Indebtedness" means (a) Indebtedness of Premier under the Notes and the Indenture; (b) Indebtedness (and any guarantee thereof) under one or more credit or revolving credit facilities with a bank or financial institution or syndicate of banks or financial institutions, including the New Credit Facility, as such may be amended, modified, revised, extended, replaced, or refunded from time to time, in an aggregate principal amount at any one time outstanding not to exceed at the time of incurrence the greater of (i) $50.0 million or (ii) the Borrowing Base, less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Debt (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Limitation on Asset Sales" covenant; (c) Indebtedness of Premier or any Subsidiary under Interest Swap Obligations, provided that (i) such Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "--Certain Covenants--Limitation on Indebtedness" and (ii) the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate; (d) Indebtedness of Premier or any Subsidiary under Currency Hedge Obligations, provided that (i) such Currency Hedge Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "--Certain Covenants--Limitation on Indebtedness" or to the foreign currency cash flows reasonably expected to be generated by Premier and the Subsidiaries and (ii) the notional principal amount of the Indebtedness and the amount of such Currency Hedge Obligations does not exceed the principal amount of the Indebtedness and the amount of foreign currency cash flows to which such Currency Hedge Obligations relate; (e) Indebtedness of Premier or any Subsidiary outstanding on the Issue Date and listed on a schedule to the Indenture (excluding Indebtedness under the New Credit Facility and excluding Indebtedness being repaid with the proceeds of Notes being issued on the Issue
Date), (f) the Guarantees of the Notes (and any assumption of the Obligations guaranteed thereby); (g) Indebtedness of Premier or any Subsidiary in respect of bid and performance bonds, surety bonds, appeal bonds and letters of credit or similar arrangements issued for the account of Premier or any Subsidiary Guarantor, in each case in the ordinary course of business and other than for an obligation for money borrowed; (h) Indebtedness of Premier to a Subsidiary Guarantor and Indebtedness of a Subsidiary Guarantor to Premier or another Subsidiary Guarantor; provided that upon any subsequent event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to Premier or a Subsidiary Guarantor), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Limitation on Indebtedness" covenants at the time the Subsidiary in question ceased to be a Subsidiary or on which such subsequent transfer occurred; (i) Indebtedness of Premier in connection with a purchase of the Notes pursuant to a Change of Control Offer and guarantees of Subsidiaries of such Indebtedness of Premier, provided that the aggregate principal amount of such Indebtedness does not exceed 101% of the aggregate principal amount at Stated Maturity of the Notes purchased pursuant to such Change of Control Offer, provided, further, that such Indebtedness (A) has an Average Life equal to or greater than the remaining Average Life of the Notes and (B) does not mature prior to one year following the Stated Maturity of the Notes; (j) Permitted Refinancing Indebtedness; (k) Permitted Subsidiary Refinancing Indebtedness; and (l) additional Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding. So as to avoid duplication in determining the amount of Permitted Indebtedness under any clause of this definition, guarantees permitted to be incurred pursuant to the Indenture of, or obligations permitted to be incurred pursuant to the Indenture in respect of letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not also be included.

  "Permitted Investments" means (a) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks with final maturities of one year or less issued by commercial banks organized in the United States, or foreign branches thereof, having capital and surplus in excess of $500.0 million; (b) commercial paper issued by any corporation, if such commercial paper has credit ratings of at least "A-1" or its equivalent by S&P and at least "P-1" or its equivalent by Moody's; (c) U.S. Government Obligations with a maturity of one year or less; (d) repurchase obligations for instruments of the type described in clause (c) with any bank meeting the qualifications specified in clause (a) above; (e) shares of money market mutual or similar funds having assets in excess of $500.0 million; (f) payroll advances in the ordinary course of business and other advances and loans to officers and employees of Premier or any Subsidiary, so long as the aggregate principal amount of such advances and loan, does not exceed $1.5 million at any one time outstanding; (g) Investments represented by that portion of the proceeds from Asset Sales that is not required to be Cash Proceeds by the covenant described in "--Certain Covenants--Limitation on Asset Sales"; (h) Investments made by Premier in Subsidiary Guarantors (or any Person that will be a Subsidiary and a Subsidiary Guarantor as a result of such Investment) or by a Subsidiary in Premier or in one or more Subsidiary Guarantors (or any Person that will be a Subsidiary of Premier as a result of such Investment); (i) Investments in stock, obligations or securities received in settlement of debts owing to Premier or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Premier or any Subsidiary, in each case as to debt owing to Premier or any Subsidiary that arose in the ordinary course of business of Premier or any such Subsidiary; (j) Interest Swap Obligations with respect to any floating rate

Indebtedness that is permitted by the terms of the Indenture to be outstanding;
(k) Currency Hedge Obligations, provided that such Currency Hedge Obligations constitute Permitted Indebtedness permitted by clause (d) of the definition thereof; (m) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker's compensation and performance and other similar deposits in the ordinary course of business; and (n) Investments pursuant to any agreement or obligation of Premier or any Subsidiary in effect on the Issue Date and listed on a schedule attached to the Indenture.

  "Permitted Liens" means (a) Liens in existence on the Issue Date; (b) Liens created for the benefit of the Notes and/or the Guarantees; (c) Liens on Property of a Person existing at the time such Person is merged or consolidated with or into Premier or a Subsidiary (and not incurred as a result of, or in anticipation of, such transaction), provided that any such Lien relates solely to such Property; (d) Liens on Property existing at the time of the acquisition thereof (and not incurred as a result of, or in anticipation of such transaction), provided that any such Lien relates solely to such Property; (e) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits, statutory obligations, bid, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, and incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereof; (g) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of Premier or any Subsidiary to conduct its business presently conducted; (h) Liens for taxes or assessments or other governmental charges or levies not yet due and payable, or the validity of which is being contested by Premier or a Subsidiary in good faith and by appropriate proceedings upon stay of execution or the enforcement thereof and for which adequate reserves in accordance with GAAP or other appropriate provision has been made; (i) Liens to secure Indebtedness incurred for the purpose of financing all or a part of the purchase price or construction cost of Property or assets acquired or constructed after the Issue Date, provided that (l) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the lesser of cost or Fair Market Value of the Property or assets so acquired or constructed plus transaction costs related thereto, (2) such Liens shall not encumber any other assets or Property of Premier or any Subsidiary (other than the proceeds thereof and accessions and upgrades thereto) and (3) such Liens shall attach to such Property or assets within 120 days of the date of the completion of the construction or acquisition of such Property for assets; (j) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (a), (c) and (d), provided that such Lien does not extend to any other Property or assets of Premier or any Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increased; (k) leases or subleases of real property to other Persons; (l) judgment liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (m) rights of off-set of banks and other Persons; (n) Liens in favor of Premier; (o) Liens securing Indebtedness described under clause (b) of the definition of Permitted Indebtedness; and (p) Liens securing Senior Debt if at the time of the incurrence of such Indebtedness or the granting of such Liens, whichever is later to occur, and after the giving of pro forma effect to such incurrence of Indebtedness or granting of Liens, the Senior Debt to EBITDA Ratio does not exceed 4.0 to 1.0 until December 1, 2000 and thereafter does not exceed 3.75 to 1.0.

  "Permitted Refinancing Indebtedness" means Indebtedness of Premier, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of Premier which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (a) and (e) of the definition of "Permitted Indebtedness; provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment (without regard to its being secured) to the Notes, then such new Indebtedness is pari passu with or subordinated in right of payment (without regard to its being secured) to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (iii) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iv) such new Indebtedness is in aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses, and premium, if any, incurred by Premier or such Subsidiary in connection therewith.

  "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Subsidiary, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of such Subsidiary which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (e) and (f) of the definition of Permitted Indebtedness, provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment (without regard to its being secured) to the Guarantee of such Subsidiary, then such new Indebtedness is pari passu with or subordinated in right of payment (without regard to its being secured) to, as the case may be, the Guarantee of such Subsidiary at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased,
(iii) such new Indebtedness has an Average Life at the time Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iv) such new Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount hereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses, and premium, if any, incurred by Premier or such Subsidiary in connection therewith.

  "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

  "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of at least one other class of such Person.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

  "Public Equity Offering" means an offering of Capital Stock (other than Redeemable Stock) of Premier or Master Graphics for cash pursuant to an effective registration statement (other than on a Form S-4 or a Form S-8 or any other form relating to securities issuable under any employee benefit plan of Premier or Master Graphics) under the Securities Act; provided that in the event of a Public Equity Offering by Master Graphics, Master Graphics contributes the Net Proceeds of such Public Equity Offering to the common equity of Premier.

  "Redeemable Stock" means, with respect to any Person, any equity security that by its terms or otherwise is required to be redeemed, or is redeemable at the option of the holder thereof, at any time prior to one year following the Stated Maturity of the Notes or is exchangeable into Indebtedness of such Person or any of its subsidiaries.

  "Related Business" means the general commercial printing business and any business reasonably complementary, related or ancillary thereto.

  "Replacement Asset" means a Property or asset that, as determined by the Board of Directors of Premier as evidenced by a Board Resolution, is used or is useful in a Related Business.

  "Restricted Investment" means any Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

  "Restricted Payment" means to (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem, retire or otherwise acquire for value, any Capital Stock of Premier or any Affiliate of Premier (including, without limitation, any such dividend, distribution or other payment made as a payment in connection with any merger or consolidation involving Premier), or warrants, rights or options to acquire such Capital Stock, other than (x) dividends payable solely in the Capital Stock (other than Redeemable Stock) of Premier or such Affiliate, as the case may be, or in warrants, rights or options to purchase or acquire such Capital Stock and (y) dividends or distributions by a Subsidiary to Premier or to a Subsidiary Guarantor; (ii) make any principal payment on, or redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, Indebtedness of Premier or any Subsidiary Guarantor which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes or the Guarantees, as applicable; (iii) make any Restricted Investment in any Person; (iv) designate (other than pursuant to clause (xi) of the definition of Permitted Investments) a Subsidiary as an Unrestricted Subsidiary, provided that such a designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to include the designation of all of the subsidiaries of such Subsidiary that were Subsidiaries and (vi) forgive any Indebtedness of an Affiliate of Premier to Premier or a Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and Property other than cash shall be valued at its Fair Market Value, except that in determining the amount of any Restricted Payment made under clause (iv) above, the amount of such Restricted Payment shall be equal to the greater of (i) the book value or (ii) the Fair Market Value of Premier's or Master Graphics', as applicable, direct and indirect proportionate interest in such Subsidiary on such date or the date of the acquisition by Premier or Master Graphics.

  "Sale and Lease-Back Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its subsidiaries.

  "Senior Debt" means any Indebtedness incurred by Premier or a Guarantor, as the case may be, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or such Guarantor's Guarantee, as applicable, provided that Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing, (b) any Indebtedness owing to any Subsidiaries or to Master Graphics or to any Affiliate, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

  "Senior Debt to EBITDA Ratio" means, at any time of determination, the ratio of (i) the aggregate amount of Senior Debt outstanding on the date of determination, other than Senior Debt secured by Permitted Liens described in clause (o) of the definition of Permitted Liens, to (ii) the aggregate amount of EBITDA of Premier and the Subsidiaries on a combined consolidated basis for the four fiscal quarters for which financial information is available immediately prior to date of determination; provided that any Senior Debt incurred or retired by Premier or any of the Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Senior Debt were so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that (x) if the transaction giving rise to the need to calculate the Senior Debt to EBITDA Ratio would have the effect of increasing or decreasing Senior Debt or EBITDA in the future, Senior Debt or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and (y) if during such four fiscal quarter period, Premier or any of the Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Senior Debt as if such Asset Sale and related retirement of Senior Debt had occurred on the first day of such four fiscal quarter period or (z) if during such four fiscal quarter period Premier or any of the Subsidiaries shall have made any Asset Acquisition, EBITDA shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such four fiscal quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto shall be determined in good faith by a responsible financial or accounting officer of Premier.

  "Significant Subsidiary" means any Subsidiary Guarantor or any other Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

  "subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries of such Person, (ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interest of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries or such Person, or by such Person and one or more other subsidiaries of such Person and (iii) any limited partnership of which such Person or any subsidiary of such Person is a general partner.

  "Subordinated Indebtedness" means any Indebtedness of the Company or any Subsidiary that is subordinated in right of payment to the Notes or the Guarantees, as the case may be.

  "Subsidiary" means a subsidiary of Master Graphics (or Premier, if Premier is no longer a Subsidiary of Master Graphics) other than an Unrestricted Subsidiary.

  "Subsidiary Guarantor" means a Guarantor that is a Subsidiary.

  "Tax Sharing Agreement" means that certain tax sharing agreement among Premier, Harperprints and Master Graphics.

  "Transaction Date" has the meaning specified within the definition of Consolidated Interest Coverage Ratio.

  "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) above, are not callable or redeemable at the option of the issuers thereof; or (iii) depositary receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government

Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

  "Unrestricted Subsidiary" means any subsidiary of Premier or a Subsidiary that Premier has classified as an Unrestricted Subsidiary, and that has not been reclassified as a Subsidiary, pursuant to the terms of the Indenture.

  "Voting Stock" means with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holder thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

  "Wholly Owned Subsidiary" means any Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by Master Graphics or Premier, as the case may be, or (ii) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that Master Graphics or Premier, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  We have been advised by Donaldson Lufkin & Jenrette Securities Corporation, Prudential Securities Incorporated and Morgan Keegan & Company, Inc., the Initial Purchasers of the Old Notes, that following completion of the Exchange Offer they intend to make a market in the New Notes to be issued in the Exchange Offer; however, such entities are under no obligation to do so and any market activities with respect to the New Notes may be discontinued at any time.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the New Notes offered hereby will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee.

                                    EXPERTS

  The financial statements of Master Graphics, Inc., Blackwell, Lithograph, Argus, Jones, Phoenix, and Hederman, to the extent and for the periods indicated in their reports, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated statements of operations, shareholder's equity, and cash flows of Master Printing (predecessor of Master Graphics, Inc.) for the year ended June 30, 1995 have been included herein and in the registration statement in reliance upon the report of Thompson Dunavant PLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Jones Printing Company, Inc. as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of Joseph Decosimo and Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Phoenix as of January 31, 1997, and for each of the years in the two-year period ended January 31, 1997, included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein, in reliance upon the authority of said firm as experts in accounting and auditing.

  The financial statements of McQuiddy as of June 30, 1996 and 1997, and for each of the years in the three-year period ended June 30, 1997, have been included herein and in the registration statement in reliance upon the report of Marlin & Edmondson, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Phillips as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of S.F. Fiser & Company, P.A. independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Harperprints as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of Becker & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the New Notes offered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits or schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the New Notes, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the registration statement and certain other filings made with the Commission through its Electronic Data Gathering Analysis and Retrieval ("EDGAR") system ar publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

PRO FORMA:
Master Graphics, Inc. and subsidiaries:
  Unaudited Pro Forma Condensed Consolidated Financial Statements.........  F-4
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September
   30, 1998...............................................................  F-5
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the year ended December 31, 1997.......................................  F-6
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the latest twelve months ended September 30, 1998......................  F-7
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the nine months ended September 30, 1998...............................  F-8
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the three months ended September 30, 1998..............................  F-9
  Notes to Unaudited Pro Forma Condensed Consolidated Financial
   Statements............................................................. F-10
HISTORICAL:
Master Graphics, Inc. and subsidiary:
  Reports of Independent Public Accountants............................... F-19
  Consolidated Balance Sheets as of June 30, 1996 and 1997 and December
   31, 1997............................................................... F-21
  Consolidated Statements of Operations for the years ended June 30, 1995,
   1996, and 1997, and the six months ended December 31, 1997............. F-22
  Consolidated Statements of Shareholder's Equity for the years ended June
   30, 1995, 1996, and 1997, and the six months ended December 31, 1997... F-23
  Consolidated Statements of Cash Flows for the years ended June 30, 1995,
   1996, and 1997, and the six months ended December 31, 1997............. F-24
  Notes to Consolidated Financial Statements.............................. F-25
  Condensed Consolidated Balance Sheet as of September 30, 1998
   (unaudited)............................................................ F-36
  Condensed Consolidated Statements of Operations for the nine months ended September 30, 1997 and 1998 (unaudited).......................... F-37
  Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and 1998 (unaudited).......................... F-38
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-39
Lithograph Printing Company of Memphis:
  Report of Independent Public Accountants................................ F-44
  Balance Sheets as of December 31, 1995 and 1996, and June 19, 1997...... F-45
  Statements of Income for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 through June 19, 1997.................. F-46
  Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 through June 19, 1997.... F-47
  Statements of Cash Flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 through June 19, 1997.............. F-48
  Notes to Financial Statements........................................... F-49
Blackwell Lithographers, Inc.:
  Report of Independent Public Accountants................................ F-52
  Balance Sheet as of June 19, 1997....................................... F-53
  Statement of Operations for the period from January 1, 1997 through June
   19, 1997............................................................... F-54
  Statement of Shareholders' Equity for the period from January 1, 1997 through June 19, 1997.................................................. F-55
  Statement of Cash Flows for the period from January 1, 1997 through June
   19, 1997............................................................... F-56
  Notes to Financial Statements........................................... F-57

The Argus Press, Inc.:
  Report of Independent Public Accountants...............................  F-60
  Balance Sheets as of December 31, 1996, and September 22, 1997.........  F-61
  Statements of Operations for the year ended December 31, 1996, and the period from January 1, 1997 through September 22, 1997................  F-62
  Statements of Shareholders' Equity for the year ended December 31,
   1996, and the period from January 1, 1997 through September 22, 1997..  F-63
  Statements of Cash Flows for the year ended December 31, 1996, and the period from January 1, 1997 through September 22, 1997................  F-64
  Notes to Financial Statements..........................................  F-65
Phoenix Communications, Inc.:
  Reports of Independent Public Accountants..............................  F-68
  Balance Sheets as of January 31, 1997, and December 16, 1997...........  F-70
  Statements of Operations and Retained Earnings for the years ended
   January 31, 1996 and 1997, and the period from February 1, 1997
   through December 16, 1997                                               F-71
  Statements of Cash Flows for the years ended January 31, 1996 and 1997, and the period from February 1, 1997 through December 16, 1997........  F-72
  Notes to Financial Statements..........................................  F-73
Jones Printing Company, Inc.:
  Reports of Independent Public Accountants..............................  F-79
  Balance Sheets as of December 31, 1996, and December 16, 1997..........  F-81
  Statements of Income and Retained Earnings for the years ended December
   31, 1995 and 1996, and the period from January 1, 1997 through
   December 16, 1997.....................................................  F-82
  Statements of Cash Flows for the years ended December 31, 1995 and
   1996, and the period from January 1, 1997 through December 16, 1997...  F-83
  Notes to Financial Statements..........................................  F-84
McQuiddy Printing Company:
  Report of Independent Public Accountants...............................  F-88
  Balance Sheets as of June 30, 1996 and 1997 and March 31, 1998
   (unaudited)...........................................................  F-89
  Statements of Earnings for the years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998 (unaudited).........  F-90
  Statements of Stockholders' Equity for the years ended June 30, 1995,
   1996 and 1997 and the nine months ended March 31, 1997 and 1998
   (unaudited)...........................................................  F-91
  Statements of Cash Flows for the years ended June 30, 1995, 1996 and
   1997 and the nine months ended March 31, 1997 and 1998 (unaudited)....  F-92
  Notes to Financial Statements..........................................  F-93
Phillips Litho Co., Inc.:
  Report of Independent Public Accountants...............................  F-99
  Balance Sheets as of December 31, 1996 and 1997........................ F-100
  Statements of Operations for the years ended December 31, 1995, 1996 and 1997.............................................................. F-101
  Statements of Retained Earnings for the years ended December 31, 1995,
   1996 and 1997......................................................... F-102
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.............................................................. F-103
  Notes to Financial Statements.......................................... F-104
Hederman Brothers, Inc.:
  Report of Independent Public Accountants............................... F-109
  Balance Sheets as of December 31, 1996 and 1997........................ F-110
  Statements of Operations for the years ended December 31, 1995, 1996 and 1997.............................................................. F-111
  Statements of Shareholders' Equity for the years ended December 31,
   1995, 1996 and 1997................................................... F-112
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.............................................................. F-113
  Notes to Financial Statements.......................................... F-114

Harperprints, Inc.:
  Report of Independent Public Accountants............................... F-118
  Balance Sheets as of December 31, 1996 and 1997........................ F-119
  Statements of Income for the years ended December 31, 1996 and 1997.... F-120
  Statements of Changes In Stockholders' Equity for the years ended
   December 31, 1996 and 1997............................................ F-121
  Statements of Cash Flows for the years ended December 31, 1996 and
   1997.................................................................. F-122
  Notes to Financial Statements.......................................... F-123

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma condensed consolidated balance sheet of the Company as of September 30, 1998 gives effect to: (i) the probable acquisition of a general commercial printing company located in the Houston, Texas area (the "Proposed Acquisition"); and (ii) the consummation of the offering of the notes and the application of the net proceeds thereof, as if such transactions had occurred on September 30, 1998.

  The unaudited pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 1997, the latest twelve months ended September 30, 1998, the nine months ended September 30, 1998 and the three months ended September 30, 1998 give effect to: (i) the acquisitions of the Acquired Companies and the Proposed Acquisition and the financings thereof;
(ii) the consummation of the Initial Offering and application of the net proceeds thereof; and (iii) the consummation of the offering of the notes and the application of the net proceeds thereof, as if such transactions had occurred on January 1, 1997. Share amounts reflect a 40,000-to-1 stock split effected in May 1998.

  The unaudited pro forma condensed consolidated financial statements presented herein do not purport to represent what the Company's financial position or results of operations would have been had such transactions in fact occurred on such dates or to project the Company's results of operations for any future period. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and of the Acquired Companies and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this Offering Memorandum, except for the historical financial statements of Sutherland, Golden Rule, The Printing Company, Stephenson and the Proposed Acquisition, which have not been included.

                             MASTER GRAPHICS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                     PRO FORMA
                                                ADJUSTMENTS (NOTE 3)
                                                --------------------
                                                                       PRO FORMA
                          COMPANY   ACQUISITION ACQUISITION OFFERING  AS ADJUSTED
Current assets:
 Cash...................       --     $   78          --    $ 13,791   $ 13,869
 Trade accounts
  receivable, net.......  $ 37,188     2,761          --         --      39,949
 Inventories............     9,375       309      $    25        --       9,709
 Other current assets...     2,660       320          --         --       2,980
                          --------    ------      -------   --------   --------
 Total current assets...    49,223     3,468           25     13,791     66,507
Property, plant and
 equipment, net.........    71,494     4,590         (490)       --      75,594
Goodwill, net...........    53,765       --         5,692        --      59,457
Other assets............     2,143        16          --       4,400      6,559
                          --------    ------      -------   --------   --------
                          $176,625    $8,074      $ 5,227   $ 18,191   $208,117
                          ========    ======      =======   ========   ========
Current liabilities:
 Current installments of
  long-term debt........  $  6,768    $1,151      $(1,151)  $ (6,768)       --
 Accounts payable,
  trade.................     8,793       486          --         --    $  9,279
 Accrued expenses and
  other liabilities.....     6,628     1,007          --         --       7,635
                          --------    ------      -------   --------   --------
 Total current
  liabilities...........    22,189     2,644       (1,151)    (6,768)    16,914
Long-term debt:
 Senior notes...........       --        --           --     130,000    130,000
 Credit facilities......    89,041     2,337        8,663   (100,041)       --
 Discount...............    (1,029)      --           --         --      (1,029)
 Seller notes...........    16,074       --           --     (12,221)     3,853
 Seller deferral notes..       --        --           --      12,500     12,500
 Other..................     8,617       --           --      (5,279)     3,338
                          --------    ------      -------   --------   --------
 Total long-term debt...   112,703     2,337        8,663     24,959    148,662
Other liabilities.......     1,153       --           --         --       1,153
Deferred income tax.....     3,541       808          --         --       4,349
                          --------    ------      -------   --------   --------
 Total liabilities......   139,586     5,789        7,512     18,191    171,078
Redeemable preferred
 stock..................     1,408       --           --         --       1,408
Shareholders' equity....    35,631     2,285       (2,285)       --      35,631
                          --------    ------      -------   --------   --------
                          $176,625    $8,074      $ 5,227   $ 18,191   $208,117
                          ========    ======      =======   ========   ========

                             MASTER GRAPHICS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PRO FORMA ADJUSTMENTS
                                                ------------------------------
                                                             INITIAL
                                                ACQUISITIONS OFFERING OFFERING   PRO FORMA
                          COMPANY  ACQUISITIONS   (NOTE 4)   (NOTE 5) (NOTE 5)  AS ADJUSTED
Revenue.................  $39,470    $175,607         --         --       --     $215,077
Cost of revenue.........   32,460     132,915     $(3,668)       --       --      161,707
                          -------    --------     -------     ------  -------    --------
 Gross profit...........    7,010      42,692       3,668        --       --       53,370
Selling, general &
 administrative
 expenses...............    7,760      32,143      (1,839)       --       --       38,064
Amortization of
 goodwill...............       98         831         555        --       --        1,484
                          -------    --------     -------     ------  -------    --------
 Operating income
  (loss)................     (848)      9,718       4,952        --       --       13,822
Other income (expense):
 Redeemable warrant
  valuation adjustment..   (1,635)        --          455     $1,180      --          --
 Interest income........       82          53         --         --       --          135
 Interest expense.......   (2,345)     (4,820)     (8,415)     4,703  $(6,403)    (17,280)
 Deferred loan cost
  amortization..........      (90)        --       (1,095)       731     (691)     (1,145)
 Other, net.............      156         175         --         --       --          331
                          -------    --------     -------     ------  -------    --------
                           (3,832)     (4,592)     (9,055)     6,614   (7,094)    (17,959)
                          -------    --------     -------     ------  -------    --------
 Earnings (loss) before
  income taxes..........   (4,680)      5,126      (4,103)     6,614   (7,094)     (4,137)
Income tax expense
 (benefit)..............       45       1,651         --         --    (1,696)        --
                          -------    --------     -------     ------  -------    --------
Net earnings (loss)
 before extraordinary
 item...................  $(4,725)   $  3,475     $(4,103)    $6,614  $(5,398)   $ (4,137)
                          =======    ========     =======     ======  =======    ========
Net loss before
 extraordinary item per
 common share:
 Basic..................                                                         $  (0.55)
                                                                                 ========
 Diluted................                                                         $  (0.55)
                                                                                 ========

                             MASTER GRAPHICS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 LATEST TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRO FORMA ADJUSTMENTS
                                                 ------------------------------
                                                              INITIAL
                                                 ACQUISITIONS OFFERING OFFERING   PRO FORMA
                          COMPANY   ACQUISITIONS   (NOTE 4)   (NOTE 5) (NOTE 5)  AS ADJUSTED
Revenue.................  $129,722    $93,815          --         --       --     $223,537
Cost of revenue.........    97,920     72,674      $(3,133)       --       --      167,461
                          --------    -------      -------     ------  -------    --------
 Gross profit...........    31,802     21,141        3,133        --       --       56,076
Selling, general &
 administrative
 expenses...............    22,575     15,985       (1,164)       --       --       37,396
Amortization of
 goodwill...............       748        212          524        --       --        1,484
                          --------    -------      -------     ------  -------    --------
 Operating income.......     8,479      4,944        3,773        --       --       17,196
Other income (expense):
 Redeemable warrant
  valuation adjustment..    (1,235)       --           455     $  780      --          --
 Interest income........       128         21          --         --       --          149
 Interest expense.......    (7,970)    (2,541)      (3,356)     2,451  $(5,864)    (17,280)
 Deferred loan cost
  amortization..........      (479)       --          (273)       228     (621)     (1,145)
 Other, net.............       563       (986)       1,199        --       --          776
                          --------    -------      -------     ------  -------    --------
                            (8,993)    (3,506)      (1,975)     3,459   (6,485)    (17,500)
                          --------    -------      -------     ------  -------    --------
 Earnings (loss) before
  income taxes..........      (514)     1,438        1,798      3,459   (6,485)       (304)
Income tax expense
 (benefit)..............        16      1,152          --         --    (1,168)        --
                          --------    -------      -------     ------  -------    --------
Net earnings (loss)
 before extraordinary
 item...................  $   (530)   $   286      $ 1,798     $3,459  $(5,317)   $   (304)
                          ========    =======      =======     ======  =======    ========
Net earnings before
 extraordinary item per
 common share:
 Basic..................                                                          $  (0.07)
                                                                                  ========
 Diluted................                                                          $  (0.07)
                                                                                  ========

                             MASTER GRAPHICS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRO FORMA ADJUSTMENTS
                                                 ------------------------------
                                                              INITIAL
                                                 ACQUISITIONS OFFERING OFFERING   PRO FORMA
                          COMPANY   ACQUISITIONS   (NOTE 4)   (NOTE 5) (NOTE 5)  AS ADJUSTED
Revenue.................  $109,935    $56,341          --         --       --     $166,276
Cost of revenue.........    81,183     43,644      $(1,670)       --       --      123,157
                          --------    -------      -------     ------  -------    --------
 Gross profit...........    28,752     12,697        1,670        --       --       43,119
Selling, general &
 administrative
 expenses...............    18,351      9,799         (566)       --       --       27,584
Amortization of
 goodwill...............       748        --           365        --       --        1,113
                          --------    -------      -------     ------  -------    --------
 Operating income.......     9,653      2,898        1,871        --       --       14,422
Other income (expense):
 Redeemable warrant
  valuation adjustment..       --         --           --         --       --          --
 Interest income........       100         13          --         --       --          113
 Interest expense.......    (6,692)    (1,589)      (2,419)    $1,305  $(3,565)    (12,960)
 Deferred loan cost
  amortization..........      (434)       --           --         --      (424)       (858)
 Other, net.............       432       (982)       1,199        --       --          649
                          --------    -------      -------     ------  -------    --------
                            (6,594)    (2,558)      (1,220)     1,305   (3,989)    (13,056)
                          --------    -------      -------     ------  -------    --------
 Earnings (loss) before
  income taxes..........     3,059        340          651      1,305   (3,989)      1,366
Income tax expense
 (benefit)..............        (4)       203          --         --       388         587
                          --------    -------      -------     ------  -------    --------
Net earnings (loss)
 before extraordinary
 item...................  $  3,063    $   137      $   651     $1,305  $(4,377)   $    779
                          ========    =======      =======     ======  =======    ========
Net earnings before
 extraordinary item per
 common share:
 Basic..................                                                          $   0.08
                                                                                  ========
 Diluted................                                                          $   0.07
                                                                                  ========

                             MASTER GRAPHICS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     THREE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                PRO FORMA ADJUSTMENTS
                                                -------------------------
                                                ACQUISITION   OFFERING       PRO FORMA
                          COMPANY  ACQUISITIONS   (NOTE 4)    (NOTE 5)      AS ADJUSTED
Revenue.................  $43,390    $12,846             --           --      $56,236
Cost of revenue.........   32,240      9,472       $    (451)         --       41,261
                          -------    -------       ---------  -----------     -------
 Gross profit...........   11,150      3,374             451          --       14,975
Selling, general &
 administrative
 expenses...............    6,968      2,232            (153)                   9,047
Amortization of
 goodwill...............      297        --               74          --          371
                          -------    -------       ---------  -----------     -------
 Operating income.......    3,885      1,142             530          --        5,557
Other income (expense):
 Redeemable warrant
  valuation adjustment..      --         --              --                       --
 Interest income........       15        --              --                        15
 Interest expense.......   (1,881)      (443)           (478)     $(1,518)     (4,320)
 Deferred loan cost
  amortization..........     (251)       --              --           (35)       (286)
 Other, net.............      118         29             --                       147
                          -------    -------       ---------  -----------     -------
                           (1,999)      (414)           (478)      (1,553)     (4,444)
                          -------    -------       ---------  -----------     -------
 Earnings (loss) before
  income taxes..........    1,886        728              52       (1,553)      1,113
Income tax expense......      --         132             --           347         479
                          -------    -------       ---------  -----------     -------
Net earnings (loss)
 before extraordinary
 items..................  $ 1,886    $   596       $      52  $    (1,900)    $   634
                          =======    =======       =========  ===========     =======
Net earnings before
 extraordinary item per
 common share:
 Basic..................                                                      $  0.07
                                                                              =======
 Diluted................                                                      $  0.07
                                                                              =======

                             MASTER GRAPHICS, INC.
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited pro forma condensed consolidated balance sheet presents the pro forma consolidated financial position of the Company giving effect to: (i) the probable acquisition of the Proposed Acquisition and the financing thereof and (ii) the consummation of the offering and the application of the net proceeds thereof, as if such transactions had occurred on September 30, 1998.

  The accompanying unaudited pro forma condensed consolidated statements of operations present the pro forma consolidated results of operations of the Company giving effect to: (i) the acquisitions of the Acquired Companies (including the Proposed Acquisition) and the financings thereof; (ii) the consummation of the Initial Offering (including the exercise by Sirrom Capital Corporation ("Sirrom") of a warrant to acquire 266,664 shares of Common Stock, 200,000 shares of which were sold by Sirrom in the Initial Offering) and application of the net proceeds thereof; and (iii) the consummation of the offering and the application of the net proceeds thereof, as if such transactions had occurred on January 1, 1997. Share amounts reflect a 40,000 to 1 stock split effected in May 1998.

  The pro forma condensed consolidated balance sheet has been derived from the historical balance sheets of the Company and the Proposed Acquisition as of September 30, 1998; the pro forma condensed consolidated statements of operations for the year ended December 31, 1997, the latest twelve months ended September 30, 1998, the nine months ended September 30, 1998 and the three months ended September 30, 1998 have been derived from the historical statements of operations of the Company and the Acquired Companies (including the Proposed Acquisition) prior to their acquisition by the Company. The results of operations of the Acquired Companies subsequent to their acquisitions have been included in the historical statements of operations of the Company. The acquisition dates of the Acquired Companies were as follows:
Lithograph, Blackwell, and Sutherland (June 19, 1997); Argus (September 22,
1997); Phoenix and Jones (December 16, 1997); Hederman (March 1, 1998); Phillips (March 1, 1998), Harperprints (March 31, 1998); McQuiddy (May 8,
1998); Golden Rule (August 31, 1998); The Printing Company (September 16,
1998); and Stephenson Printing (September 23, 1998).

  The acquisitions have been accounted for in the pro forma condensed consolidated financial statements using the purchase method of accounting. The total purchase cost has been allocated to the assets and liabilities acquired based upon their estimated fair values on the effective dates of the respective acquisitions. Such allocations are based on studies, not all of which have not been finalized. Accordingly, the effect of the allocation of the purchase cost on the pro forma balance sheet, and the related effect on pro forma results of operations, is preliminary. The final values assigned may differ from those set forth herein; however, it is not expected that the final allocation of purchase costs will differ materially from those set forth herein.

  The pro forma data presented herein do not purport to represent what the Company's financial position or results of operations would have been had the acquisitions of the Acquired Companies in fact occurred on such dates or to project the Company's results of operations for any future period.

2. ACQUISITIONS AND RELATED FINANCINGS

 ACQUISITIONS

  The acquisitions have been accounted for by the purchase method and, accordingly, the results of their operations are included in the Company's consolidated financial statements from their respective acquisition dates. The estimated $53.4 million excess of the aggregate purchase prices over the aggregate fair value of the net identifiable assets acquired has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

                             MASTER GRAPHICS, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


  The Harperprints, Hederman, Jones, Phillips, Phoenix, The Printing Company, and Stephenson acquisition agreements also provide for additional payments over the next three years contingent on future cash flows, as defined, of the respective businesses. Management expects that such payments will not exceed $27 million.

  Following is a summary of consideration given in each of the acquisitions:

                                                                        COMMON    WARRANT
        COMPANY             DATE ACQUIRED     CASH (1)   SELLER NOTES   STOCK    SHARES (2)
Lithograph Printing Com-
 pany...................    June 19, 1997    $ 7,433,727 $ 3,750,000         --    375,000
Blackwell Lithogra-
 phers..................    June 19, 1997      3,000,000   1,000,000         --    100,000
Sutherland Printing Com-
 pany...................    June 19, 1997            --      351,053         --     32,500
The Argus Press.........  September 23, 1997   8,500,000   3,750,000         --    375,000
Phoenix Communications..  December 16, 1997    6,633,030   1,150,000         --    465,000
Jones Printing Company..  December 16, 1997    2,672,594   1,250,000         --    124,999
Hederman Brothers.......    March 1, 1998      1,500,000     193,000         --    199,998
Phillips Litho..........    March 1, 1998      8,113,078     854,219         --     85,421
Harperprints............    March 31, 1998     4,568,875   1,125,000         --     50,000
McQuiddy Printing Compa-
 ny.....................     May 8, 1998       5,012,697   1,502,948         --     20,930
Golden Rule Printing....    August 31 1998     4,569,630         --   $1,280,000       --
The Printing Company....  September 15, 1998   5,544,426         --          --        --
Stephenson Printing.....  September 23, 1998   9,235,926         --          --        --
                                             ----------- -----------  ---------- ---------
  Total....................................  $66,783,983 $14,926,220  $1,280,000 1,828,848
                                             =========== ===========  ========== =========

---------------------
(1) In addition to cash consideration paid to sellers, the Company has incurred, or will incur, other transaction costs which have totaled approximately $5.0 million.
(2) The respective acquisition agreements specify a dollar value of Common Stock which may be acquired by the seller at $10.00 per share.

 PROBABLE ACQUISITION

  The Company and a general commercial printing company have entered into a non-binding letter of intent whereby the Company will acquire all of the outstanding capital stock of the Proposed Acquisition for approximately $11.0 million. The Company will finance the cash purchase price with a portion of the proceeds of this Offering. The acquisition will be accounted for by the purchase method. The $5.7 million estimated excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill and will be amortized on a straight-line basis over 40 years. Based on the Company's history of completing acquisitions after letters of intent have been obtained, the course of dealings between the Company and the Proposed Acquisition, and assuming the successful completion of this Offering, the acquisition of the Proposed Aquisition has been considered to be probable of occurrence and, therefore, has been included in these pro forma financial statements. However, there can be no assurance that the acquisition will be consummated.

 FINANCING OF ACQUISITIONS

  In June 1997, the Company borrowed $4.3 million from Sirrom to partially finance its June 1997 business acquisitions described above. The Sirrom loan bore interest at 13.25%, payable monthly, and the principal was due in May 2002. The Company repaid all amounts outstanding under the Sirrom loan with the proceeds of the Initial Offering, with no penalty for early repayment. In connection with obtaining the Sirrom loan, the Company paid a processing fee of $107,500 and issued to Sirrom a common stock warrant to acquire a 6% interest in the Common Stock of the Company. On April 8, 1998, Sirrom exercised its warrant and acquired 6.6666 shares of Common Stock (266,664 shares after the effect of the 40,000 to 1 stock split effected in May 1998). Sirrom sold 200,000 of such shares in the Initial Offering.

                             MASTER GRAPHICS, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


  As of September 30, 1998, $90 million was outstanding under the Company's Senior Credit Facility. Of the outstanding borrowings, (i) $28 million is owed pursuant to a term note due in August 2003, payable in quarterly installments of $1,120,000, plus interest payable monthly at a floating rate equal to the London Interbank Offered Rate ("LIBOR") plus 2.50%; and (ii) $32 million is owed pursuant to a term note payable in a single installment in August 2003, plus interest payable monthly at a floating rate equal to the LIBOR plus 3.00%. In addition, the Company has a $30 million acquisition line facility to finance eligible acquisitions (as defined). Loans under the acquisition facility are due in quarterly installments equal to 1/40th of the amount drawn, with a final installment due in August 2003, plus interest payable monthly at a floating rate equal to the LIBOR plus 2.75%. The Company is subject to certain covenants and restrictions and must meet certain financial tests as defined in the senior term credit agreement.

  The Company also may borrow under its revolving credit facility with a finance company, which is a $15 million working capital line of credit. Borrowings under the line of credit facility are limited by a borrowing base formula. As of September 30, 1998, the Company had $5.8 million outstanding under the revolving credit facility and $9.2 million in available borrowing capacity.

  In connection with the acquisition of the Acquired Companies, the Company has issued subordinated unsecured notes to the respective sellers. These subordinated notes, which totaled approximately $21 million at September 30, 1998, mature seven years from the date of issuance, bear interest at 12% (payable monthly), and generally are subject to 20% prepayment penalties.

  In connection with its acquisition of B&M Printing Company, Inc. in 1992, the Company issued notes to the sellers in the aggregate amount of $1.3 million. The notes bear interest at 10%, payable quarterly, and the principal is due on November 30, 2002. The Company granted rights to purchase Common Stock to these sellers in June 1997, in return for certain modifications to the related loan agreements. Effectively, the holders have the right, if there has been a public offering of the Company's Common Stock, to acquire up to approximately $430,000 of Common Stock at an exercise price equal to the of the Company's Common Stock initial public offering price; such rights expire three years after any initial public offering of the Company's Common Stock.

  In connection with a June 1997 acquisition, the Company issued a $1,090,000 non-interest bearing note payable to the seller maturing in May, 2007. The Company recorded the note at its net present value and is amortizing the discount thereon over the life of the note using the interest method. The note is classified above as "other" long-term debt.

  In connection with the financings of certain of the 1998 acquisitions, the Company and the Senior Lender also entered into an exchange agreement whereby the Company issued 177,776 shares (based on the 40,000 to 1 stock split) of its newly created Series A Cumulative Convertible Preferred Stock, par value $0.01 ("Series A Preferred Stock") in exchange for the senior lender's warrant to purchase a 4% interest in the Company's outstanding common stock. The Series A Preferred Stock carries an annual dividend rate of 5% of its liquidation value ($12.81 per share); dividends are payable quarterly and may be paid in cash and/or in kind. The Series A Preferred Stock is convertible into Common Stock at the holder's option at a ratio of 1 share of Common Stock for each share of Series A Preferred Stock. The Series A Preferred Stock is redeemable by the holder at the end of year seven at a price effectively equal to the greater of its liquidation value or the fair value of the underlying common stock on an as-if converted basis.

 INITIAL OFFERING

  In June 1998, the Company completed an initial public offering of 3,400,000 shares of Common Stock at $10.00 per share. In addition, another 200,000 shares were offered by a selling shareholder of the Company.

                             MASTER GRAPHICS, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Proceeds of the initial public offering were used to repay indebtedness owed to the selling shareholder, to repay a portion of the indebtedness owed to its Senior Lender and to pay acquisition advisory fees deferred until the completion of the offering. The repayment of indebtedness totaled $29.5 million and includes the $10.0 million Harperprints term loan, the $15.0 million Phillips Litho term loan, and the $4.3 million Sirrom loan. The write-off of the related deferred loan costs ($.6 million) and unamortized debt discounts ($3.0 million) has been recorded as a $2.1 million extraordinary loss, net of tax benefit of $1.5 million.

 THE OFFERING

  The Company will issue $130.0 million of 11.5% Senior Notes due 2005.

3. PRO FORMA ACQUISITION AND OFFERING ADJUSTMENTS--BALANCE SHEET

a) to record the purchase of the Proposed Acquisition, including the elimination of the historical equity accounts of the Proposed Acquisition.

b) to record the proceeds from the issuance of $130.0 million aggregate principal amount of the Notes, net of $3.9 million of discounts and estimated offering costs of $500,000 primarily consisting of accounting and legal fees and printing expenses, and the anticipated uses of the net proceeds (approximately $125.6 million) as follows: (i) $11.0 million to finance the purchase of the Proposed Acquisition; (ii) $95.8 million to repay the amounts owed under the existing credit facilities; (iii) $5.0 million to repay certain other indebtedness outstanding under the Seller Notes; (iv) $13.8 million cash for working capital and other general corporate purposes and (v) the restructuring of certain of the Seller Notes into Seller Deferral Notes.

                                                          (IN THOUSANDS)
                                                    ----------------------------
                                                                      PRO FORMA
                                                     (A)      (B)     ADJUSTMENT
Cash...............................................    --   $ 13,791   $13,791
Inventory.......................................... $   25       --         25
Property, Plant & Equipment........................   (490)      --       (490)
Goodwill...........................................  5,692       --      5,692
Other Assets.......................................    --      4,400     4,400
Current installments of long-term debt............. (1,151)   (6,768)   (7,919)
Long-term debt:                                                            --
  Senior notes.....................................    --    130,000   130,000
  Existing credit facilities.......................  8,663  (100,041)  (91,378)
  Seller notes.....................................    --    (12,221)  (12,221)
  Seller deferral notes............................    --     12,500    12,500
  Other............................................    --     (5,279)   (5,279)
Shareholders' equity............................... (2,285)      --     (2,285)
                                                    ------  --------   -------
    Total..........................................    --        --        --

4. PRO FORMA ACQUISITION ADJUSTMENTS--STATEMENT OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1997

a) To record the net decrease in depreciation expense related to (1) adjustments to the basis in the fixed assets acquired as a result of applying purchase accounting, (2) the effect on depreciation of assets not acquired (see (c) below), and (3) conforming changes in estimated useful lives and depreciation methods.

                             MASTER GRAPHICS, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


b) To record reductions in rent expense related to equipment previously leased, which was acquired as a part of the acquisitions.

c) To record additional rent expense for facilities not acquired, but to be leased from the former owner of the company acquired as a part of the acquisition agreement.

d) To record increased cost of sales arising from the stepped-up basis in inventory as a result of applying purchase accounting.

e) To record the amortization ($1.5 million annually) of goodwill ($59.1 million) arising as a result of applying purchase accounting to the acquisitions over a 40-year estimated life, net of goodwill amortization previously recorded by an acquired company.

f) To record a reduction in compensation from historical amounts to amounts agreed to as a part of the acquisition agreements.

g) To record additional interest expense and related amortization arising from the financings of the acquisitions, including interest on seller subordinated notes at 12% and senior debt at rates ranging from 9% to 13.25%.

h) To record the elimination of the adjustment of a redeemable warrant to fair value; on a pro forma basis, effective January 1, 1997 the warrant was exchanged for redeemable preferred stock as a part of the financing of certain of the 1998 acquisitions.

i) To eliminate the effect of the write-off of the stepped-up basis in inventory arising as a result of the application of purchase accounting.

j) To eliminate other expenses that will not be recurring after the respective acquisitions.

  The following table summarizes the pro forma statement of operations adjustments necessary to reflect the acquisition of the Acquired Companies and financings thereof:

                                                 (IN THOUSANDS)
                         --------------------------------------------------------------------
                                                                                   PRO FORMA
                          (A)     (B)    (C) (D) (E)  (F)     (G)    (H) (I) (J)   ADJUSTMENT
Cost of sales........... (3,086) (1,227) 300 148 --     --      --   --  197  --     (3,668)
Selling, general and
 administrative
 expenses...............    147    (179) --  --  --  (1,691)    --   --  --  (116)   (1,839)
Interest expense........    --      --   --  --  --     --   (9,510) --  --   --     (9,510)
Amortization of
 goodwill...............    --      --   --  --  555    --      --   --  --   --        555
Other expense...........    --      --   --  --  --     --      --   455 --   --        455

  LATEST TWELVE MONTHS ENDED SEPTEMBER 30, 1998

a) To record the net decrease in depreciation expense related to (1) adjustments to the basis in the fixed assets acquired as a result of applying purchase accounting, (2) the effect on depreciation of assets not acquired (see (b) below), and (3) conforming changes in estimated useful lives and depreciation methods.

b) To record adjustments to rent expense related to acquired equipment previously leased, and leased facilities owned by an acquired company previously

c) To record the amortization ($1.5 million annually) of goodwill ($59.1 million) arising as a result of applying purchase accounting to the acquisition over a 40-year estimated life, net of goodwill amortization previously recorded by an acquired company.

                             MASTER GRAPHICS, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


d) To record a reduction in compensation from historical amounts to amounts agreed to as a part of the acquisition agreements.

e) To record additional interest expense and related amortization arising from the financings of the acquisitions, including interest on seller notes at 12% interest and senior debt at rates ranging from 8.2% to 13.25%.

f) To eliminate other expenses that will not be recurring after the respective acquisitions.

g) To record (1) the elimination of the adjustment of a redeemable warrant to fair value, on a pro forma basis; effective January 1, 1997, the warrant was exchanged for redeemable preferred stock as a part of the financing of the 1998 acquisitions ($455,000), and (2) to eliminate the loss on the sale of a building as a result of an acquisition ($1.2 million).

h) To eliminate the effect of the write-off of the stepped-up basis in inventory arising as a result of the application of purchase accounting.

  The following table summarizes the pro forma statement of operations adjustments necessary to reflect the 1997 and 1998 acquisitions and financings thereof as if they had occurred on January 1, 1997.

                                            (IN THOUSANDS)
                         -----------------------------------------------------------
                                                                          PRO FORMA
                         (A)    (B)    (C) (D)    (E)    (F)   (G)  (H)   ADJUSTMENT
Cost of sales........... (815) (1,864) --   --      --   --     --  (454)   (3,133)
Selling, general and
 administrative
 expenses...............  --     (280) --  (820)    --   (64)   --   --     (1,164)
Interest expense........  --      --   --   --   (3,629) --     --   --     (3,629)
Amortization of
 goodwill...............  --      --   524  --      --   --     --   --        524
Other expense...........  --      --   --   --      --   --   1,654  --      1,654

NINE MONTHS ENDED SEPTEMBER 30, 1998

a) To record the net decrease in depreciation expense related to (1) adjustments to the basis in the fixed assets acquired as a result of applying purchase accounting, (2) the effect on depreciation of assets not acquired (see (c below), and (3) conforming changes in estimated useful lives and depreciation methods.

b) To record adjustments to rent expense for facilities not acquired, but to be leased from the former owner of the acquired company as a part of the acquisition agreement, and equipment previously leased by acquired companies which was purchased in the acquisitions.

c) To record the amortization of goodwill arising as a result of applying purchase accounting to the acquisitions over a 40-year estimated life, net of goodwill amortization previously recorded by acquired company.

d) To record additional interest expense arising from the financings of the acquisitions, including interest on seller notes at 12% interest and senior debt at rates ranging from 8.2% to 13.25%.

e) To record the loss on sale of a building as a result of the acquisition.

f) To record a reduction in compensation from historical amounts to amounts agreed to as a part of the acquisition agreements.

g) To eliminate the effect of the write-off of the stepped-up basis in inventory arising as a result of the application of purchase accounting.

                             MASTER GRAPHICS, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(h) To eliminate other expenses that will not be recurring after the respective acquisitions.

  The following table summarizes the pro forma statement of operations adjustments necessary to reflect the 1998 acquisitions and financings thereof as if they had occurred on January 1, 1997:

                                           (IN THOUSANDS)
                         ---------------------------------------------------------
                                                                        PRO FORMA
                         (A)   (B)   (C)  (D)     (E)  (F)   (G)   (H)  ADJUSTMENT
Cost of sales........... (968) (578) --     --     --   --   (124) --     (1,670)
Selling, general and
 administrative
 expenses............... (101) (106) --     --     --  (269)  --   (90)     (566)
Interest expense........  --    --   --  (2,419)   --   --    --   --     (2,419)
Amortization of
 goodwill...............  --    --   365    --     --   --    --   --        365
Other expense...........  --    --   --     --   1,199  --    --   --      1,199

THREE MONTHS ENDED SEPTEMBER 30, 1998

(a) To record the net decrease in depreciation expense related to (1) adjustments to the basis in the fixed assets acquired as a result of applying purchase accounting, (2) the effect on depreciation of assets not acquired (see (c) below), and (3) conforming changes in estimated useful lives and depreciation methods.

(b) To record adjustments to rent expense for facilities not acquired, but to be leased from the former owner of the acquired company as a part of the acquisition agreement, and equipment previously leased by acquired companies which was purchased in the acquisitions.

(c) To record the amortization of goodwill arising as a result of applying purchase accounting to the acquisitions over a 40-year estimated life, net of goodwill amortization previously recorded by acquired company.

(d) To record additional interest expense and related amortization arising from the financings of the acquisitions, including interest on seller subordinated notes at 12% and senior debt at rates ranging from 8.2% to 13.25%.

(e) To record a reduction in compensation from historical amounts to amounts agreed to as part of the acquisition agreements.

(f) To eliminate historical write off of the stepped up basis of inventory for purchase accounting.

  The following table summarizes the pro forma statement of operations adjustments necessary to reflect the acquisitions of the Acquired Companies and financings thereof:

                                                (IN THOUSANDS)
                                     ------------------------------------------
                                                                     PRO FORMA
                                     (A)   (B)   (C) (D)   (E)  (F)  ADJUSTMENT
Cost of sales......................  (220) (174) --   --   --   (57)    (451)
Selling, general and administrative
 expenses..........................   --    (61) --   --   (92) --      (153)
Interest expense...................   --    --   --  (478) --   --      (478)
Amortization of goodwill...........   --    --    74  --   --   --        74

5. PRO FORMA INITIAL OFFERING AND OFFERING ADJUSTMENTS -- STATEMENT OF OPERATIONS (ALL PERIODS)

(a) To record the elimination of the adjustment of the redeemable warrant to fair value; on a pro forma basis, the warrant was exercised and shares of Common Stock were issued effective January 1, 1997.

                             MASTER GRAPHICS, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(b) To record the decrease in interest expense, including amortization of deferred financing costs and contractual rate reductions, resulting from the repayment of Sirrom and senior debt with proceeds of the Initial Offering.

(c) To record the increase in interest expense, including deferred loan cost amortization, from the refinancing of debt contemplated by the Offering. Pro forma interest expense assuming the Acquisitions, the Initial Offering, and this offering of the notes is as follows on an annual basis:

                                             SENIOR   SELLER
                                             NOTES     NOTES   OTHER    TOTAL
                                            --------  -------  ------  --------
Principal amount........................... $130,000  $16,353  $3,338  $149,691
                                                                       ========
Interest rate..............................     11.5%    12.0%   11.0%
                                            --------  -------  ------
Annual cash interest....................... $ 14,950  $ 1,962  $  367  $ 17,280
                                            ========  =======  ======  ========
Amortization of deferred financing costs:
Notes offering.............................                            $    629
Previous financings........................                                 516
                                                                       --------
                                                                       $  1,145
                                                                       ========

(d) To record the income tax effect of all of the above adjustments indicated in Note 4 and Note 5 (a) through (c); income tax expense is provided at a combined 43% rate, reflecting federal and state taxes at the estimated statutory rates adjusted for nondeductible goodwill. Income tax benefits were not assumed for the year ended December 31, 1997 or for the latest twelve months ended September 30, 1998, as pre-tax losses were incurred in those periods.

6. PRO FORMA EARNINGS PER SHARE

  Basic earnings per share ("EPS") are computed by dividing net earnings
(loss) less the preferred stock dividend requirement and discount accretion by the weighted-average number of common shares outstanding (4,000,000 in 1997); as adjusted for the Initial Offering, outstanding shares also include 3,400,000 shares issued by the Company in the Initial Offering; 266,664 shares issued to a warrant holder in April, 1998 (200,000 shares of which were sold in the Initial Offering), and 213,333 shares issued in connection with the Golden Rule Acquisition.

  Diluted EPS are computed assuming the conversion or exercise of dilutive potential equity instruments. In the calculation of pro forma Diluted EPS, conversion of the Series A Preferred Stock is not assumed because of its antidilutive effect. Exercise of the option effect of the deferred compensation contracts is not assumed in the pro forma calculation because the effect would have been antidilutive. Exercise of employee stock options is not assumed because the effect, using the treasury stock method, would have been antidilutive.

                             MASTER GRAPHICS, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


  A reconciliation of the numerator and denominator of EPS calculations follows:

                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                         ----------------- -------------------- ------------------ -----------------
                                           LATEST TWELVE MONTHS                      THREE MONTHS
                            YEAR ENDED            ENDED         NINE MONTHS ENDED        ENDED
                         DECEMBER 31, 1997  SEPTEMBER 30, 1998  SEPTEMBER 30, 1998 SEPTEMBER 30,1998
                         ----------------- -------------------- ------------------ -----------------
Net earnings (loss).....    $   (4,137)         $     (304)         $      779        $      634
Less preferred stock
 dividend requirement...           114                 114                  86                28
Less accretion of
 preferred stock
 discount...............           116                 116                  87                29
                            ----------          ----------          ----------        ----------
Net earnings (loss)
 available for common
 shareholders...........    $   (4,367)         $     (534)         $      606        $      577
                            ==========          ==========          ==========        ==========
Basic-Average shares
 outstanding............     7,879,997           7,879,997           7,879,997         7,879,997
                            ==========          ==========          ==========        ==========
    Basic EPS...........    $    (0.55)         $    (0.07)         $     0.08        $     0.07
                            ==========          ==========          ==========        ==========
Diluted:
  Average shares
   outstanding..........     7,879,997           7,879,997           7,879,997         7,879,997
  Assumed exercise of
   warrant..............                           220,000             220,000           220,000
                            ----------          ----------          ----------        ----------
                             7,879,997           8,099,997           8,099,997         8,099,997
                            ==========          ==========          ==========        ==========
    Diluted EPS.........    $    (0.55)         $    (0.07)         $     0.07        $     0.07
                            ==========          ==========          ==========        ==========

7. OTHER MATTERS

  The Company's historical consolidated financial statements as of and for the six months ended December 31, 1997 include a provision for deferred compensation of approximately $765,000 related to employment arrangements with certain officers. Since these arrangements were not directly related to the acquisitions, the Initial Offering, or the Offering, the provision has not been eliminated from the pro forma condensed consolidated balance sheet or statement of operations.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors Master Graphics, Inc. and subsidiary:

  We have audited the consolidated balance sheets of Master Graphics, Inc. and subsidiary as of June 30, 1996 and 1997, and December 31, 1997, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the two-year period ended June 30, 1997 and the six-month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Master Graphics, Inc. and subsidiary as of June 30, 1996 and 1997 and December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1997 and the six-month period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Memphis, Tennessee
April 7, 1998, except as to the third
paragraph of Note 1, which is as of
May 14, 1998.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Master Printing, Inc.:

  We have audited the accompanying consolidated statements of operations, changes in stockholder's equity and cash flows of Master Printing, Inc. and Subsidiary for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Master Printing, Inc. and Subsidiary for the year ended June 30, 1995 in conformity with generally accepted accounting principles.

                                                  Thompson Dunavant PLC

Memphis, Tennessee
March 20, 1998

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                 JUNE 30,
                                          -----------------------  DECEMBER 31,
                                             1996        1997          1997
                                          ----------  -----------  ------------
                 ASSETS
Current assets:
  Cash and cash equivalents.............. $        0  $   497,579  $ 1,173,812
  Trade accounts receivable, net.........  2,053,434    6,947,608   14,989,796
  Inventories:
    Raw materials and supplies...........     47,661      883,920    1,926,692
    Work-in-process......................    127,773      852,973    2,909,206
                                          ----------  -----------  -----------
     Total inventories...................    175,434    1,736,893    4,835,898
  Deferred income taxes..................          0            0      160,698
  Prepaid expenses and other current
   assets................................    771,852      475,400    1,319,609
                                          ----------  -----------  -----------
    Total current assets.................  3,000,720    9,657,480   22,479,813
                                          ----------  -----------  -----------
Property, plant and equipment, net.......  2,007,410   20,472,214   29,550,176
Goodwill, net............................          0    4,908,380   28,853,263
Deferred loan costs, net.................          0      777,023    1,396,096
Due from shareholder.....................    950,000      950,000    3,894,726
Other....................................    467,500      449,862      209,604
                                          ----------  -----------  -----------
    Total assets......................... $6,425,630  $37,214,959  $86,383,678
                                          ==========  ===========  ===========
  LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term
   debt.................................. $  161,526  $ 1,813,696  $ 3,833,844
  Accounts payable.......................  1,062,725    2,822,173    5,465,707
  Accrued expenses.......................    490,848    1,965,188    6,489,064
                                          ----------  -----------  -----------
    Total current liabilities............  1,715,099    6,601,057   15,788,615
                                          ----------  -----------  -----------
Bank line of credit......................    113,309            0      569,561
Long-term debt, net of current install-
 ments...................................  2,519,267   28,797,993   64,913,896
Deferred income taxes....................    234,623      397,499    2,266,160
Other liabilities........................          0            0    1,065,046
Redeemable common stock warrants.........          0      638,176    3,376,060
Commitments and contingencies
Shareholder's equity:
  Common stock (no par value at June 30,
   1996; $0.001 par value at June 30,
   1997 and December 31, 1997);
   100,000,000 shares authorized;
   4,000,000 shares issued and
   outstanding in all periods............    100,000        4,000        4,000
  Additional paid-in capital.............  2,100,000    2,406,213    3,849,748
  Retained earnings (deficit)............   (356,668)  (1,629,979)  (5,449,408)
                                          ----------  -----------  -----------
    Total shareholder's equity
     (deficit)...........................  1,843,332      780,234   (1,595,660)
                                          ----------  -----------  -----------
                                          $6,425,630  $37,214,959  $86,383,678
                                          ==========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    SIX MONTHS
                                   YEARS ENDED JUNE 30,               ENDED
                            -------------------------------------  DECEMBER 31,
                               1995         1996         1997          1997
                            -----------  -----------  -----------  ------------
Net revenue...............  $11,426,172  $13,243,535  $13,432,719  $32,394,430
Cost of revenue...........    8,928,152    9,954,851   11,311,910   26,528,378
                            -----------  -----------  -----------  -----------
  Gross profit............    2,498,020    3,288,684    2,120,809    5,866,052
Selling, general and
 administrative expenses..    2,570,124    2,691,257    3,021,102    5,990,167
Amortization of goodwill..            0            0            0       97,800
                            -----------  -----------  -----------  -----------
  Operating income
   (loss).................      (72,104)     597,427     (900,293)    (221,915)
Other income (expense):
  Redeemable warrant
   valuation adjustment...            0            0            0   (1,635,173)
  Interest income.........       66,645       67,726       67,777       48,304
  Interest expense........     (333,893)    (375,890)    (438,686)  (2,181,247)
  Other, net..............       43,780       44,479       23,265      190,602
                            -----------  -----------  -----------  -----------
    Other income
     (expense), net.......     (223,468)    (263,685)    (347,644)  (3,577,514)
                            -----------  -----------  -----------  -----------
  Income (loss) before
   income taxes...........     (295,572)     333,742   (1,247,937)  (3,799,429)
Income tax expense
 (benefit)................      (86,374)     161,361       25,374       20,000
                            -----------  -----------  -----------  -----------
  Net earnings (loss).....  $  (209,198) $   172,381  $(1,273,311) $(3,819,429)
                            ===========  ===========  ===========  ===========
Earnings per share:
  Basic...................  $     (0.05) $      0.04  $     (0.32) $     (0.95)
                            ===========  ===========  ===========  ===========
  Diluted.................  $     (0.05) $      0.04  $     (0.32) $     (0.95)
                            ===========  ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                 YEARS ENDED JUNE 30, 1995, 1996 AND 1997, AND
                       SIX MONTHS ENDED DECEMBER 31, 1997

                             COMMON STOCK     ADDITIONAL  RETAINED         TOTAL
                          ------------------   PAID-IN    EARNINGS     SHAREHOLDER'S
                           SHARES    AMOUNT    CAPITAL    (DEFICIT)   EQUITY (DEFICIT)
                          --------- --------  ---------- -----------  ----------------
Balances at June 30,
 1994...................  4,000,000 $100,000  $2,100,000 $  (319,851)   $ 1,880,149
  Net earnings (loss)
   for year ended
   June 30, 1995........                                    (209,198)      (209,198)
                          --------- --------  ---------- -----------    -----------
Balances at June 30,
 1995...................  4,000,000  100,000   2,100,000    (529,049)     1,670,951
  Net earnings (loss)
   for year ended
   June 30, 1996........                                     172,381        172,381
                          --------- --------  ---------- -----------    -----------
Balances at June 30,
 1996...................  4,000,000  100,000   2,100,000    (356,668)     1,843,332
  Effects of re-
   incorporation........             (96,000)     96,000                          0
  Issuance of seller
   warrants.............                         210,213                 (1,063,098)
  Net earnings (loss)
   for year ended
   June 30, 1997........                                  (1,273,311)
                          --------- --------  ---------- -----------    -----------
Balances at June 30,
 1997...................  4,000,000    4,000   2,406,213  (1,629,979)       780,234
  Issuance of seller
   warrants.............                       1,443,535                  1,443,535
  Net earnings (loss)
   for six months ended
   December 31, 1997....                                  (3,819,429)    (3,819,429)
                          --------- --------  ---------- -----------    -----------
Balances at December 31,
 1997...................  4,000,000 $  4,000  $3,849,748 $(5,449,408)   $(1,595,660)
                          ========= ========  ========== ===========    ===========


          See accompanying notes to consolidated financial statements.

                      MASTER GRAPHICS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 YEARS ENDED JUNE 30,          SIX MONTHS ENDED
                            ---------------------------------    DECEMBER 31,
                              1995       1996        1997            1997
                            ---------  ---------  -----------  ----------------
Cash flows from operating
 activities:
 Net earnings (loss).......  (209,198)   172,381   (1,273,311)    (3,819,429)
 Adjustments to reconcile
  net income to net cash
  from operating
  activities:
  Depreciation.............   416,549    275,343      293,037      1,087,288
  Amortization of
   intangibles.............   330,000    330,000      330,000        325,621
  Deferred compensation
   provision...............       --         --           --         765,046
  Redeemable warrants
   adjustment..............       --         --           --       1,635,173
  Deferred income taxes....   (70,295)    63,213      162,876            --
  (Gain) loss on disposal
   of equipment............       --     (10,000)         --             --
  Changes in operating
   assets and liabilities,
   net of effect of
   business acquisitions:
   Trade accounts
    receivable.............  (461,156)  (128,534)  (1,124,340)       459,020
   Inventories.............   (16,185)    81,195     (300,098)       651,156
   Other assets............   (75,032)  (622,446)     197,589       (499,125)
   Accounts payable........    44,541    260,685      797,084        (14,623)
   Accrued expenses........   (10,973)   206,235      837,414      1,902,727
                            ---------  ---------  -----------    -----------
    Net cash provided by
     (used in) operating
     activities............   (51,749)   628,072      (79,749)     2,492,854
                            ---------  ---------  -----------    -----------
Cash flows from investing
 activities:
 Business acquisitions, net
  of cash acquired.........                       (13,392,127)   (28,511,229)
 Purchases of equipment....   (47,390)  (373,836)  (4,151,336)      (328,309)
 Proceeds from sale of
  equipment................       --      10,000          --             --
                            ---------  ---------  -----------    -----------
    Net cash used in
     investing activities..   (47,390)  (363,836) (17,543,463)   (28,839,538)
                            ---------  ---------  -----------    -----------
Cash flows from financing
 activities:
 Net borrowings
  (repayments) on lines of
  credit...................   384,919   (271,610)    (113,309)       569,561
 Proceeds from issuance of
  long-term debt...........       --         --    20,821,586     27,940,625
 Principal payments of
  long-term debt...........  (596,083)  (291,187)  (1,380,793)      (777,875)
 Loan costs incurred.......       --         --      (777,023)      (709,394)
                            ---------  ---------  -----------    -----------
    Net cash provided by
     (used in) financing
     activities............  (211,164)  (562,797)  18,550,461     27,022,917
                            ---------  ---------  -----------    -----------
Net increase (decrease) in
 cash......................  (310,303)  (298,561)     927,249        676,233
Cash (overdraft) at
 beginning of period.......   179,194   (131,109)    (429,670)       497,579
                            ---------  ---------  -----------    -----------
Cash (overdraft) at end of
 period.................... $(131,109) $(429,670) $   497,579    $ 1,173,812
                            =========  =========  ===========    ===========

                See accompanying notes to financial statements.

                             MASTER GRAPHICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 30, 1996 AND 1997, AND DECEMBER 31, 1997

(1) BASIS OF PRESENTATION

  Master Graphics, Inc. and its wholly-owned operating subsidiary, Premier Graphics, Inc. (collectively the "Company") are engaged in the business of commercial printing, with 8 facilities in 6 states. Prior to June, 1997, the Company was comprised of a holding company, Master Printing, Inc. and its wholly-owned operating subsidiary, B&M Printing, Inc. In June, 1997, the sole shareholder of Master Printing, Inc. formed a new corporate holding company, Master Graphics, Inc., and merged Master Printing, Inc. into Master Graphics, Inc. Contemporaneously, Master Graphics, Inc. formed a new wholly-owned subsidiary, Premier Graphics, Inc., and merged B&M Printing, Inc. into Premier Graphics, Inc. References in these consolidated financial statements to the Company for periods prior to the June, 1997 transactions described above are to Master Printing, Inc. and B&M Printing, Inc. consolidated. The transactions discussed above were among entities totally controlled by the sole shareholder, and, as such, gave rise to no changes in accounting or reporting, other than an adjustment to the Company's shareholder's equity as a result of changing the par value of common stock from no par value to $0.001 per share.

  The Company operated on a fiscal year ending June 30, through its year ended June 30, 1997. In conjunction with the corporate reorganization described above and the acquisitions and related financings described in Notes 3 and 5 below, the Company changed its fiscal year-end to December 31.

  On May 14, 1998, the Board of Directors of the Company approved a 40,000 to 1 stock split. All references to share and per share amounts in these Consolidated Financial Statements have been retroactively restated to reflect the stock split.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (A) PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Master Graphics, Inc. and its wholly-owned subsidiary after the elimination of intercompany transactions.

 (B) USE OF ESTIMATES

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

 (C) CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

 (D) INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

 (E) PROPERTY, PLANT AND EQUIPMENT

  Property, plant, and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the related property, generally fifteen to forty years. Amortization of assets held under capital leases is included with depreciation expense.

                             MASTER GRAPHICS, INC.

  Expenditures which materially increase values or extend the useful lives of assets are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against income as incurred. Depreciation expense for fiscal years 1995, 1996 and 1997 and the six months ended December 31, 1997 was $417,000, $275,000, $293,000 and
$1,087,000, respectively.

 (F) INTANGIBLES

  Goodwill represents costs in excess of the fair value of the net assets of businesses acquired in 1997. Goodwill is being amortized over forty years, using the straight-line method; accumulated amortization of goodwill was $97,800 at December 31, 1997, respectively. The Company periodically assesses the recoverability of goodwill based on reviews of estimated future results of operations and cash flows.

  Costs incurred in obtaining long-term financing are deferred and subsequently amortized, using the interest method over the life of the respective financing, as a component of interest expense. Accumulated amortization at December 31, 1997 was approximately $90,000.

 (G) INCOME TAXES

  The Company follows the asset and liability method for deferred income taxes as required by the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

 (H) FINANCIAL INSTRUMENTS

  The Company's financial instruments recorded on the consolidated balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. The fair value of long-term debt, which approximates its carrying value, is based on rates available to the Company for debt with similar terms and maturities.

 (I) REVENUE RECOGNITION

  Substantially all revenue is recognized when products are shipped to customers.

 (J) EARNINGS PER SHARE

  Basic earnings per share for each period presented has been computed by dividing net earnings (loss) by the weighted-average number of common shares outstanding. Diluted earnings per share are calculated by dividing net earnings
(loss) by the sum of (1) the weighted-average number of shares outstanding and
(2) the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. A reconciliation of calculation of basic and diluted earnings per share is presented in Note 13.

(3) ACQUISITIONS

  On June 19, 1997, the Company acquired all of the outstanding common stock of Blackwell Lithographers, Inc. and of Lithograph Printing Company of Memphis, and the assets of Sutherland Printing Company. All of these businesses are engaged in commercial printing. The acquisitions were paid for with a combination of cash ($10.4 million), notes given to the sellers ($5.1 million) (see Note 5), and warrants to acquire common stock (valued at $210,000) (see
Note 12). In addition, the Company incurred other acquisition costs totaling approximately $470,000. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Blackwell, Lithograph and Sutherland have been included in the Company's

                             MASTER GRAPHICS, INC.

consolidated financial statements from June 19, 1997. The excess of the purchase prices over the fair value of the net identifiable assets acquired of $4.9 million has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

  During the six months ended December 31, 1997, the Company acquired all of outstanding common stock of the following companies: as of September 22, 1997--The Argus Press, Inc.; as of December 16, 1997-- Phoenix Communications, Inc., and Jones Printing Company, Inc. All of these businesses are engaged in commercial printing. Their acquisitions were paid for with a combination of cash ($17.8 million), notes given to the sellers ($6.2 million) (see Note 5), and warrants to acquire common stock (valued at $1.4 million) (see Note 12). In addition, the Company incurred other acquisition costs totaling approximately $2.3 million. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Argus have been included in the Company's consolidated financial statements from September 22, 1997, and the results of operations of Phoenix and Jones have been included in the Company's consolidated financial statements from December 16, 1997. The excess of the purchase prices over the fair value of the net identifiable assets acquired of $23 million has been recorded as goodwill and is being amortized on a straight line basis over 40 years. The Phoenix and Jones stock purchase agreements also provide for additional payments over the next three years contingent on future cash flows, as defined, of the respective businesses.

  The following unaudited pro forma financial information presents the combined results of operations of the Company and the acquired businesses as if the acquisitions had occurred as of the beginning of the Company's fiscal year beginning July 1, 1996, after giving effect to certain adjustments, including amortization of goodwill, adjusted depreciation expense and increased interest expense on debt related to the acquisitions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and the acquired businesses constituted a single entity during such periods.

                               YEAR ENDED      YEAR ENDED    SIX MONTHS ENDED
                              JUNE 30, 1996  JUNE 30, 1997   DECEMBER 31, 1997
                              -------------  --------------  -----------------
     Net revenue............. $91.9 million  $100.6 million    $51.7 million
                              =============  ==============    =============
     Net earnings (loss)..... $(3.6 million) $ (3.3 million)   $(4.4 million)
                              =============  ==============    =============
     Net earnings (loss) per
      share.................. $       (0.91) $        (0.82)   $       (1.11)
                              =============  ==============    =============

  See Note 16 "Subsequent Events" regarding 1998 acquisitions.

(4) BANK LINE OF CREDIT

  The Company has a $7.5 million working capital line of credit agreement with a commercial bank. Borrowings under the credit agreement are limited by a borrowing base calculation which is based generally on 85% of eligible receivables and 50% of eligible inventory, as defined. Interest is based on the bank's floating index rate (8.5% at December 31, 1997) and is payable monthly. The line of credit is secured primarily by the Company's accounts receivables, inventory, and intangible assets. The credit agreement contains various restrictive covenants, including the maintenance of certain financial ratios. The credit agreement expires on, and all outstanding balances must be repaid by, March 31, 2000. The working capital line of credit replaced a previously outstanding $750,000 revolving line of credit.

                             MASTER GRAPHICS, INC.

(5) LONG-TERM DEBT

  Long-term debt consisted of:

                                                    JUNE 30,
                                             ---------------------- DECEMBER 31,
                                                1996       1997         1997
                                             ---------- ----------- ------------
   Term Loans............................... $        0 $20,500,000 $46,904,824
   Sirrom note..............................          0   3,661,824   3,454,289
   Sellers' notes...........................  1,300,000   6,098,811  12,200,000
   8.84% note payable.......................  1,364,079           0           0
   Other, primarily capital lease...........     16,714     351,054   6,188,627
                                             ---------- ----------- -----------
                                              2,680,793  30,611,689  68,747,740
   Less current installments................    161,526   1,813,696   3,833,844
                                             ---------- ----------- -----------
   Long-term debt, net...................... $2,519,267 $28,797,993 $64,913,896
                                             ========== =========== ===========

  The Term Loans are net of unamortized discount of approximately $900,000 at December 31, 1997. The Sirrom note is net of unamortized discount of approximately $638,196 and $845,711 at June 30, 1997 and December 31, 1997, respectively.

  In June, 1997 the Company borrowed $4.3 million from Sirrom Capital Corporation ("Sirrom") to partially finance its June, 1997 business acquisitions described on Note 3. The loan bears interest at 13.25%, payable monthly, and the principal is due in May, 2002, with no penalty for early repayment. The loan is subject to a security agreement, with collateral consisting of all equipment, inventory, accounts receivable, and intangible assets. In conjunction with the obtaining of the loan, the Company paid a processing fee of $107,500 and issued to Sirrom a common stock warrant more fully described in Note 12.

  The Company, through its operating subsidiary, Premier Graphics, is a borrower under a $60 million Amended and Restated Loan and Security Agreement dated December 16, 1997, with General Electric Capital Corporation ("Senior Lender"). Proceeds from the loan agreement have been used primarily to finance the business acquisitions more fully described in Note 3. At December 31, 1997, the loan agreement was comprised of a Term Loan-A of $30 million, a Term Loan-B of $17.8 million, and an unused Acquisition Line of $12.2 million to finance future acquisitions. The Term Loan-A is due in 19 quarterly installments of approximately $937,500, plus a final principal payment due in December, 2002; interest on the Term Loan-A which is payable monthly is based on a LIBOR-adjusted rate (8.94% at December 31, 1997). The Term Loan-B is due in 19 quarterly installments of $25,000, with a final principal payment due in March, 2003; interest on the Term Loan-B which is payable monthly is at 12%, and the Company has an option to convert to a variable rate. The Term Loan-A is subject to a prepayment penalty which declines from 3% in the first year to 0% after the third year; the Term Loan-B is not subject to a prepayment penalty. The Loan Agreement contains mandatory prepayment provisions which are based on annual excess cash flows, as defined. The Term Loans are collateralized by substantially all of the Company's tangible and intangible assets. The Term Loans are subject to various covenants, including limits on dividends (including distributions from Premier Graphics, Inc. to Master Graphics, Inc.), additional debt, total liabilities and capital expenditures, and the maintenance of levels of EBITDA (as defined) and interest, fixed charge, and leverage ratios. In conjunction with the acquisitions and financings thereof, the Company incurred fees of approximately $2.4 million, of which payment of $1.5 million is deferred to the earlier of an initial public offering or June 30, 1998; the Company also issued to the Senior Lender a common stock warrant which is described in Note 12.

  In connection with the various business acquisitions in 1997, the Company has issued subordinated notes to the respective sellers. These subordinated notes, which totaled $4.8 million and $10.9 million at June 30, 1997 and December 31, 1997, respectively, are due in seven years, bear interest at 12 percent, and generally are subject to 20 percent prepayment penalties.

                             MASTER GRAPHICS, INC.

  In connection with its acquisition of B&M Printing Company, Inc. in 1992, the Company issued notes to the sellers in the aggregate amount of $1.3 million. The notes bear interest at 10%, payable quarterly, and the principal is due on November 30, 2002. The Company issued warrants to purchase common stock to these sellers in June, 1997, in return for certain modifications to the related loan agreements. Effectively, the warrants give the holders the right, if there has been a public offering, to acquire up to approximately $430,000 of common stock at an exercise price equal to the common stock's initial public offering price; the warrants expire three years after the Company's initial public offering

  The 8.84% note was payable in monthly installments of $22,750, including interest, through May, 2003, and is collateralized by certain machinery and equipment; the note was repaid in June, 1997.

  In connection with a June, 1997 acquisition, the Company issued a $1,090,000 non-interest bearing note payable to the seller maturing in June, 2007. The Company recorded the note at its net present value and is amortizing the discount thereon over the life of the note using the interest method. The note is classified above as "other" long-term debt.

  The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1997 are as follows: 1998, $3.8 million; 1999, $4.3 million; 2000, $4.1 million; 2001, $4.2 million; 2002, $36.9 million;
thereafter, $15.4 million.

  In March, 1998, the Company modified its existing Loan Agreement with its Senior Lender, and also entered into two additional loan agreements with the Senior Lender, all in conjunction with the business acquisitions which occurred in March, 1998 (see Note 16).

(6) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment was comprised of the following:

                                                    JUNE 30,        DECEMBER 31,
                                             ---------------------- ------------
                                                1996       1997         1997
                                             ---------- ----------- ------------
   Land..................................... $        0 $   175,918 $   175,918
   Buildings................................          0   1,401,460   1,385,545
   Leasehold improvements...................    556,673     889,792     991,055
   Machinery and equipment..................  4,907,835  20,170,099  29,508,005
   Furniture and fixtures...................    575,907   1,863,493   2,274,580
   Vehicles.................................    101,158     398,780     703,530
                                             ---------- ----------- -----------
                                              6,141,573  24,899,542  35,038,633
   Less accumulated depreciation............  4,134,163   4,427,328   5,488,457
                                             ---------- ----------- -----------
                                             $2,007,410 $20,472,214 $29,550,176
                                             ---------- ----------- -----------

(7) LEASES

  The Company is obligated under various capital leases for certain machinery and equipment that expire at various dates during the next 6 years. At December 31, 1997, the gross amount of plant and equipment and related accumulated amortization recorded under capital leases were $2,000,000 and $41,667, respectively. The recorded liability for capital leases is classified as other long-term debt.

  The Company also has several noncancelable operating leases, primarily for facilities and printing equipment, that expire over the next 7 years. Rental expense for operating leases during fiscal years 1995, 1996 and 1997 and the six months ended December 31, 1997 totaled $320,000, $410,000, $1,050,000, and
$398,000,

                             MASTER GRAPHICS, INC.

respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1997 are:

                                                           CAPITAL   OPERATING
                                                            LEASES     LEASES
                                                          ---------- ----------
   Year ending December 31,
     1998...............................................  $  420,863 $1,177,061
     1999...............................................     411,753  1,171,846
     2000...............................................     411,753  1,171,294
     2001...............................................     411,753    801,053
     2002...............................................     411,753    654,737
     Later years, through 2005..........................     709,251    431,300
                                                          ---------- ----------
       Total minimum lease payments.....................  $2,777,126 $5,407,291
                                                          ---------- ----------
     Less amount representing interest (at rates ranging
      from 9.1% to 10.9%)...............................     669,181
                                                          ----------
     Present value of net minimum capital lease
      payments..........................................   2,107,945
     Less current installments of obligations under
      capital leases....................................     246,040
                                                          ----------
     Obligations under capital leases, excluding current
      installments......................................  $1,861,905
                                                          ==========

(8) RETIREMENT PLANS

  The Company has had a 401(k) profit sharing plan for the benefit of substantially all of the employees of B&M Printing, Inc., which includes a Company contribution matching a portion of the employees' contributions. The Company's contributions to the plan were approximately $25,000, $37,000, $40,000, and $24,000 for the years ended June 30, 1995, 1996, and 1997, and the six months ended December 31, 1997.

  The Company has retained the existing employee benefit plans of each of the companies acquired from June, 1997 through December, 1997. Each of the acquired companies had plans similar to the Company's B&M plan described above. The combined expense recognized for those plans subsequent to the sponsor company's acquisition was approximately $200,000.

(9) RELATED PARTY TRANSACTIONS

  As of December 31, 1997, the Company sold to its sole shareholder certain printing equipment which was considered to be redundant as a result of the various 1997 acquisitions. It is the shareholder's intent to sell the equipment to an unrelated third party. The equipment was sold at its net book value ($2.8 million), which the Company believes approximates its fair market value. The Company received a promissory note for the sale amount, which is classified as an other asset, with interest at LIBOR plus 3.25% (8.94 % at December 31, 1997); interest is payable annually and principal is due at the earlier of (1) December 31, 2002, (2) thirty days following an initial public offering of the Company's common stock, or (3) the sale of the equipment by the shareholder. The sales agreement also requires the shareholder to pay to the Company any sale proceeds in excess of the principal amount of the note. The Company remains liable to a third party lender for indebtedness on the equipment.

  The Company's sole shareholder also has a $950,000 note payable to the Company; the note is unsecured, bears interest at 7% payable semi-annually, and matures in December, 2002.

                             MASTER GRAPHICS, INC.

  The Company has leasing arrangements with its president and with certain of the former owners of the acquired companies (each of whom is a current employee of the Company) for certain plant facilities. The Company's aggregate annual obligation under these operating lease agreements is approximately $930,000, and the agreements generally expire from 2000 through 2004.

(10) INCOME TAXES

  Income tax expense consists of:

                                                   CURRENT   DEFERRED   TOTAL
                                                   --------  --------  --------
   Year ended June 30, 1995:
     U.S. Federal................................. $(62,632) $(10,075) $(72,707)
     State and local..............................        0   (13,667)  (13,667)
                                                   --------  --------  --------
                                                   $(62,632) $(23,742) $(86,374)
                                                   ========  ========  ========
   Year ended June 30, 1996:
     U.S. Federal.................................  147,770    18,978   166,748
     State and local..............................   13,010   (18,397)   (5,387)
                                                   --------  --------  --------
                                                   $160,780  $    581  $161,361
                                                   ========  ========  ========
   Year ended June 30, 1997:
     U.S. Federal.................................        0         0         0
     State and local..............................        0    25,374    25,374
                                                   --------  --------  --------
                                                   $      0  $ 25,374  $ 25,374
                                                   ========  ========  ========
   Six months ended December 31, 1997:
     U.S. Federal.................................        0         0         0
     State and local..............................   20,000         0    20,000
                                                   --------  --------  --------
                                                   $ 20,000  $      0  $ 20,000
                                                   ========  ========  ========

  Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                    YEARS ENDED JUNE 30,       SIX MONTHS ENDED
                                -----------------------------    DECEMBER 31,
                                  1995       1996     1997           1997
                                ---------  -------- ---------  -----------------
   Computed "expected" tax
    expense...................  $(100,494) $113,472 $(424,299)    $(1,291,806)
   Increase (reduction) in
    income taxes resulting
    from:
   Change in the beginning-of-
    the-year balance of the
    valuation allowance for
    deferred tax assets
    allocated to income tax
    expense...................                        527,347       1,272,296
   State and local income
    taxes, net of federal
    income tax benefit........    (10,913)   13,216   (48,418)       (150,457)
   Effect of S-Corporation
    termination...............        --        --        --         (318,296)
   Warrants valuation
    adjustment................        --        --        --          555,900
   Amortization of goodwill...        --        --        --           33,252
   Other, net.................     25,033    34,673   (29,256)        (80,889)
                                ---------  -------- ---------     -----------
                                $ (86,374) $161,361 $  25,374     $    20,000
                                =========  ======== =========     ===========

                             MASTER GRAPHICS, INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1996 and 1997, and December 31, 1997 are presented below.

                                                     JUNE 30,
                                                 ----------------  DECEMBER 31,
                                                  1996     1997        1997
                                                 ------- --------  ------------
   Deferred tax assets:
     Accounts receivable principally due to
      allowance for doubtful accounts........... $   510 $ 10,823   $  135,742
     Income tax loss carryforwards and tax
      credit carryforwards......................     --   527,347    1,466,926
     Vacation accrual...........................     --    29,272          --
     Alternative minimum tax credit
      carryforwards.............................     --       --        80,000
     Deferred compensation......................     --       --       252,717
     Other......................................     --     7,971      218,467
                                                 ------- --------   ----------
       Total gross deferred tax assets..........     510  575,413    2,153,852
   Less valuation allowance.....................     --  (527,347)  (1,799,643)
                                                 ------- --------   ----------
   Net deferred tax assets......................     510   48,066      354,209
   Deferred tax liabilities:
     Plant and equipment, principally due to
      differences in depreciation and
      capitalized interest...................... 235,133  295,496      380,996
     Purchase accounting adjustments............                     2,028,217
     Other......................................     --   150,069       50,458
                                                 ------- --------   ----------
   Total gross deferred liabilities............. 235,133  445,565    2,459,671
                                                 ------- --------   ----------
   Net deferred tax liability................... 234,623  397,499    2,105,462
                                                 ======= ========   ==========

  The valuation allowance for deferred tax assets as of June 30, 1997 and December 31, 1997 was $527,347 and $1,799,643, respectively. The net change in the total valuation allowance for the six months ended December 31, 1997 and the year ended June 30, 1997 was an increase of $1,272,296 and an increase of $527,347 due to a net operating loss and alternative minimum tax credit carryforwards, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is not more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1997.

  At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $4 million which are available to offset future federal taxable income, if any, through 2010. In addition, the Company has alternative minimum tax credit carryforwards of approximately $80,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

(11) OTHER LIABILITIES

  As of December 31, 1997, the Company entered into deferred compensation agreement with its executive officers. In the aggregate, these agreements obligate the Company to pay a total of $1,000,000 to those officers

                             MASTER GRAPHICS, INC.

on December 31, 2002. The agreements allow the officers to receive common stock in lieu of cash, with the number of shares calculated based on the initial public offering price of the common stock. Such calls, for settlement in stock, may be exercised at any time after an initial public offering. The net present values of the ultimate obligation was accrued as compensation as of December 31, 1997, with the discount being amortized as additional compensation over the five year life of the agreement; an early exercise of the calls by the officers would result in an acceleration of the discount amortization.

(12) COMMON STOCK WARRANTS

 SELLERS' WARRANTS

  As part of the consideration given in each of the acquisitions, the Company issued common stock warrants to the sellers. The terms of warrants were generally the same, stating that, if an initial public offering were to occur within ten years of the respective acquisition, the seller would have the ability to exercise his warrant at any time during the subsequent ten years. The exercise price is the initial public offering price, and the shares obtainable are generally the face amount of the sellers' notes divided by the initial public offering price. The estimated fair values of the warrants at the dates of issuance, which totaled $210,000 and $1.7 million at June 30, 1997 and December 31, 1997, respectively, has been recorded in shareholder's equity as additional paid-in capital.

 LENDERS' WARRANTS

  In connection with the obtaining of a loan to partially fund its June, 1997 acquisitions, the Company issued a common stock warrant to Sirrom. The warrant granted Sirrom the right to acquire shares of common stock equivalent to six percent of the Company's outstanding shares on a diluted basis on the date of exercise. If the related debt has not been repaid by the second, third, fourth and fifth anniversary of the loan, then the percentage of shares obtainable increases to 8.67%, 11.34%, 14%, and 16.67%, respectively. The warrant, which has an exercise price of $0.01, expires on July 30, 2002. The warrant holder has piggy back registration rights, and also has an option to put the warrant back to the Company, if not previously exercised, during the last thirty days of the exercise period for a purchase price equal to the appraised fair value of the underlying common stock. In April, 1998, the holder exercised the warrant and was issued 266,664 shares of common stock.

  In connection with the obtaining of acquisition financing under its $60 million loan and security agreement, the Company issued to its Senior Lender a warrant to acquire a fully-diluted four percent interest in its outstanding common stock for a total purchase price of $100. The warrant expires, if unexercised, on September 26, 2007. The Senior Lender was granted demand and piggyback registration rights, and also has a right to put the warrant back to the Company under certain conditions, including the passage of three years, a change in control of the Company (as defined), an event of default under the loan agreement, or a repayment of substantially all of the senior debt. The redemption price of the warrant would be its current market value (as defined) at that date. The Company has the option to call the warrant under certain conditions, including the passage of five years, at a price equal to the warrant's current market value at that date. In March, 1998, these warrants were exchanged for redeemable, convertible preferred stock (see Note 14).

  Because both of the lenders' warrant agreements gave the holders the right to put the warrants back to the Company for cash, these instruments were recorded, at their respective fair values at the dates of issuance, as redeemable common stock warrants in the accompanying consolidated balance sheet, and therefore are excluded from shareholder's equity. The initial fair market value of the lenders' warrants has been netted against the related debt and will be amortized as a component of interest expense over the life of the debt. The carrying value of the redeemable common stock warrants has subsequently been adjusted to fair value, with a corresponding charge to other expense in the statement of operations in accordance with EITF Issue No. 96-13.

                             MASTER GRAPHICS, INC.

(13) EARNINGS PER SHARE

  Following is a reconciliation of the numerator and denominator of the earnings (loss) per share (EPS) computations:

                                 YEARS ENDED JUNE 30,
                            --------------------------------  SIX MONTHS ENDED
                              1995       1996       1997      DECEMBER 31, 1997
                            ---------  --------- -----------  -----------------
   Net earnings (loss)..... $(209,198) $ 172,381 $(1,273,311)    $(3,819,429)
                            ---------  --------- -----------     -----------
   Basic--Average shares
    outstanding............ 4,000,000  4,000,000   4,000,000       4,000,000
                            ---------  --------- -----------     -----------
     Basic EPS............. $   (0.05) $    0.04 $     (0.32)    $     (0.95)
                            =========  ========= ===========     ===========
   Diluted:
     Average shares
      outstanding.......... 4,000,000  4,000,000   4,000,000       4,000,000
                            ---------  --------- -----------     -----------
     Diluted EPS........... $   (0.05) $    0.04 $     (0.32)    $     (0.95)
                            =========  ========= ===========     ===========

  Exercise of potential equity securities, including warrants, has not been reflected in the computation of diluted EPS because their impact would have been antidilutive.

(14) OTHER FINANCIAL INFORMATION

  Accrued expenses consist of the following:

                                                     JUNE 30,
                                                ------------------- DECEMBER 31,
                                                  1996      1997        1997
                                                -------- ---------- ------------
   Accrued compensation........................ $182,635 $  862,719  $1,840,797
   Accrued interest............................      --     126,981     438,108
   Accrued acquisition costs...................      --         --    1,852,000
   Other accrued expenses......................  308,213    975,488   2,358,159
                                                -------- ----------  ----------
                                                $490,848 $1,965,188  $6,489,064
                                                ======== ==========  ==========

  The allowance for doubtful accounts was $8,500, $195,580, and $661,663, at June 30, 1996 and 1997, and December 31, 1997, respectively.

                             MASTER GRAPHICS, INC.

(15) PREMIER GRAPHICS, INC.

  Following is summarized financial information as of and for the six months ended December 31, 1997 of Premier Graphics, Inc., a wholly-owned subsidiary of the Company formed in June, 1997 (in thousands):

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
   Balance sheet information:
     Current assets..............................................    $ 24,657
     Property, plant and equipment...............................      29,351
     Goodwill, net...............................................      27,653
     Other non-current assets....................................      26,992
                                                                     --------
       Total assets..............................................    $108,653
                                                                     ========
     Current liabilities, including current installments of long-
      term debt of $3,834........................................      15,044
     Long-term debt, net.........................................      46,793
     Other liabilities...........................................       2,049
                                                                     --------
       Total liabilities.........................................      63,886
     Stockholder's equity........................................      44,767
                                                                     --------
       Total liabilities and stockholder's equity................    $108,653
                                                                     ========
                                                                    SIX MONTHS
                                                                      ENDED
                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
   Statement of operations data:
     Net revenue.................................................    $ 32,394
     Gross profit................................................       5,926
     Operating income............................................       1,248
     Net loss....................................................      (2,471)

(16) SUBSEQUENT EVENTS

  In March 1998, The Company acquired all of the outstanding common stock of Harperprints, Inc., Hederman Brothers, Inc., and Phillips Litho Co., Inc. The Company also has signed a merger agreement to acquire all of the outstanding common stock of McQuiddy Printing Company, Inc. All of these businesses are engaged in commercial printing. These four acquisitions will be paid for with a combination of cash ($18.7 million), notes given to the sellers ($3.7 million) and warrants to acquire common stock (valued at $1.3 million). In addition, the Company incurred other acquisition costs totaling approximately $2.3 million. These acquisitions will be accounted for by the purchase method and, accordingly, the results of operations of Harperprints, Inc., Hederman, McQuiddy, and Phillips will be included in the Company's 1998 consolidated financial statements from their respective acquisition dates in 1998. The estimated excess of the purchase prices over the fair value of the net identifiable assets acquired is estimated to be approximately $12 million, which will be recorded as goodwill and amortized on a straight line basis over 40 years.

  The cash portion of the Hederman acquisition was funded by a $5.9 million draw on the Company's Acquisition Line under its Amended and Restated Credit Agreement with its Senior Lender. In conjunction with this financing, the Company agreed to certain modifications to the Credit Agreement, including an increase in the amortization of the Term Loan-B from $25,000 to $50,000. The modifications also affected the Company's Credit Agreement covenants, including its financial ratio requirements.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  SEPTEMBER 30,
                                                                      1998
                                                                  -------------
                             ASSETS                                (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents......................................   $      0
  Trade accounts receivable, net.................................     37,188
  Inventories:
    Raw materials and supplies...................................      3,348
    Work-in-process..............................................      6,027
                                                                    --------
      Total inventories..........................................      9,375
  Deferred income taxes..........................................        162
  Other current assets...........................................      2,498
                                                                    --------
    Total current assets.........................................     49,223
Property, plant and equipment, net...............................     71,494
Goodwill, net....................................................     53,765
Deferred loan costs, net.........................................      1,073
Other............................................................      1,070
                                                                    --------
  Total assets...................................................   $176,625
                                                                    ========
              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current installments of long-term debt.........................   $  6,768
  Accounts payable...............................................      8,793
  Accrued expenses...............................................      6,628
                                                                    --------
    Total current liabilities....................................     22,189
Long-term debt, net of current installments......................    112,703
Deferred income taxes............................................      3,541
Other liabilities................................................      1,153
Redeemable preferred stock.......................................      1,408
Commitments and contingencies
SHAREHOLDERS' EQUITY:
  Common stock ($0.001 par value; 100,000,000 shares authorized;
   7,879,997 shares issued and outstanding at September 30,
   1998).........................................................          8
  Additional paid-in capital.....................................     40,164
  Retained earnings (deficit)....................................     (4,541)
                                                                    --------
    Total shareholders' equity...................................     35,631
                                                                    --------
    Total liabilities and shareholders' equity...................   $176,625
                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                          ---------------------
                                                            1997        1998
                                                          ---------  ----------
                                                              (UNAUDITED)
Net revenue.............................................. $  19,683  $  109,935
Cost of revenue..........................................    15,723      81,183
                                                          ---------  ----------
  Gross profit...........................................     3,960      28,752
Selling, general and administrative expenses.............     3,634      19,099
                                                          ---------  ----------
  Operating income.......................................       326       9,653
Other income (expense):
  Interest expense.......................................    (1,067)     (7,126)
  Other, net.............................................      (366)        532
                                                          ---------  ----------
    Income (loss) before income taxes and extraordinary
     loss................................................    (1,107)      3,059
Income tax expense (benefit).............................        25          (4)
                                                          ---------  ----------
  Net earnings (loss) before extraordinary loss..........    (1,132)      3,063
Extraordinary loss on extinguishment of debt,
net of income tax benefit of $1,458......................         0      (2,098)
                                                          ---------  ----------
  Net earnings (loss).................................... $  (1,132) $      965
                                                          =========  ==========
Basic earnings per share:
  Net earnings (loss) before extraordinary loss.......... $   (0.28) $     0.53
  Extraordinary loss.....................................      0.00       (0.38)
                                                          ---------  ----------
  Net earnings (loss).................................... $   (0.28) $     0.15
                                                          =========  ==========
Diluted earnings per share:
  Net earnings (loss) before extraordinary loss.......... $   (0.28) $     0.50
  Extraordinary loss.....................................      0.00       (0.35)
                                                          ---------  ----------
  Net earnings (loss).................................... $   (0.28) $     0.15
                                                          =========  ==========


   The accompanying notes are an integral part of these financial statements.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).................................... $  (1,132) $     965
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization........................       926      4,334
    Extraordinary loss on extinguishment of debt, net of
     income tax benefit..................................         0      2,098
    Changes in operating assets and liabilities, net of
     effect of business acquisitions:
      Trade accounts receivable..........................      (916)    (7,390)
      Inventories........................................      (192)     1,418
      Other assets.......................................      (644)      (544)
      Accounts payable...................................       651     (2,156)
      Accrued expenses...................................       585       (649)
                                                          ---------  ---------
        Net cash used in operating activities............      (722)    (1,924)
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired............   (28,329)   (83,059)
  Purchases of equipment.................................    (4,533)      (867)
  Repayment of shareholder note receivable...............         0      3,895
                                                          ---------  ---------
        Net cash used in investing activities............   (32,862)   (80,031)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on lines of credit.........      (111)     5,301
  Proceeds from issuance of long-term debt...............    36,249     76,316
  Net proceeds from initial public offering of stock.....         0     30,087
  Issuance of common stock to finance acquisitions.......         0      1,280
  Principal payments on long-term debt...................    (1,973)   (31,453)
  Loan costs incurred....................................      (777)      (750)
                                                          ---------  ---------
        Net cash provided by in financing activities.....    33,388     80,781
                                                          ---------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS................      (196)    (1,174)
CASH AND CASH EQUIVALENTS, beginning of period...........       (91)     1,174
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS, end of period................. $    (287) $       0
                                                          =========  =========

   The accompanying notes are an integral part of these financial statements.

                    MASTER GRAPHICS, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1998
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

  The accompanying condensed consolidated financial statements of Master Graphics, Inc. and its subsidiaries (collectively "Company") are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto.

  In the opinion of the Company, the accompanying condensed consolidated financial statements contain all adjustments (consisting of only normal, recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows of the Company as of the dates and for the periods presented.

  The results of operations for the periods presented are not necessarily indicative of the results of operations for a full fiscal year.

  Effective January 1, 1998, the company changed its fiscal year-end to December 31. Prior to 1998, the company's fiscal year ended on June 30. Comparative nine-month financial information for 1997 contained herein has been restated on a December 31 year-end basis.

  On May 14, 1998, the Board of Directors of the Company approved a 40,000 to 1 stock split. All references to share and per share amounts in these condensed consolidated financial statements have been retroactively restated to reflect the stock split.

  The accompanying unaudited condensed consolidated financial statements of the Company include the results of operations of Master Graphics, Inc. and its subsidiaries, on a consolidated basis. All intercompany balances and transactions have been eliminated in the consolidation.

(2) EARNINGS PER SHARE

  Basic earnings per share are calculated by dividing net earnings less preferred stock dividend and discount accretion by the weighted average number of common shares outstanding. For the nine months ended September 30, 1997 and 1998, the basic weighted average shares outstanding were 4,000,000 and 5,540,413, respectively. Conversion of the preferred stock is not assumed in the diluted earnings per share calculations as the effect is anti-dilutive on an incremental basis. Exercise of employee stock options and certain other warrants are not assumed because their effect would be anti-dilutive using the treasury stock method. For the nine months ended September 30, 1997 and 1998, the diluted weighted average shares outstanding were 4,093,772 and 5,919,162 respectively.

                                               INCOME
                                             (NUMERATOR)    SHARES     PER-SHARE
   NINE MONTHS ENDED SEPTEMBER 30, 1998        (000'S)   (DENOMINATOR)  AMOUNT
   ------------------------------------      ----------- ------------- ---------
Net earnings before extraordinary loss.....    $3,063
Less: Redeemable preferred stock divi-
 dends.....................................       (56)
Less: Redeemable preferred stock discount..       (58)
                                               ------
Basic Earnings Per Share...................     2,949      5,540,413     $0.53
                                                                         =====
Effect of Dilutive Securities
Lender Warrants............................                  278,749
Deferred compensation contract.............        31        100,000
                                               ------      ---------
Diluted Earnings Per Share.................    $2,980      5,919,162     $0.50
                                               ======      =========     =====

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                               INCOME
                                             (NUMERATOR)    SHARES     PER-SHARE
   NINE MONTHS ENDED SEPTEMBER 30, 1997        (000'S)   (DENOMINATOR)  AMOUNT
   ------------------------------------      ----------- ------------- ---------
Net earnings before extraordinary loss.....    $(1,132)
Less: Redeemable preferred stock divi-
 dends.....................................          0
Less: Redeemable preferred stock discount..          0
                                               -------
Basic earnings per share...................     (1,132)    4,000,000    $ (.28)
                                                                        ======
Effect of Dilutive Securities
Lender warrants............................          0             0
Deferred compensation contract.............          0             0
                                               -------     ---------
Diluted earnings per share.................    $(1,132)    4,000 000    $ (.28)
                                               =======     =========    ======

(3) ACQUISITIONS AND FINANCINGS

  In March 1998, the Company acquired all of the outstanding common stock of Harperprints, Inc., Hederman Brothers, Inc., and Phillips Litho Co., Inc. All of these businesses are engaged in commercial printing. These acquisitions were paid for with a combination of cash ($14.2 million), sellers notes ($2.3 million) and warrants to acquire common stock (valued at $.3 million). These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Harperprints, Hederman, and Phillips have been included in the Company's 1998 consolidated financial statements from their respective acquisition dates. The excess of the purchase prices over the fair value of the net identifiable assets acquired is approximately $10 million, which has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

  In May 1998, the Company acquired all of the outstanding common stock of McQuiddy Printing Company, Inc., a general commercial printer. The acquisition was paid for with a combination of cash ($5 million), sellers' notes ($1.5 million) and warrants to acquire common stock (valued at $61,000). The acquisition has been accounted for by the purchase method and, accordingly, the results of its operations have been included in the Company's 1998 consolidated financial statements from the date of acquisition. There was no goodwill recognized from this acquisition.

  In August 1998, the Company acquired all of the outstanding common stock of Rainbow Group, Inc. (dba "Golden Rule Printing"), a general commercial printer along with certain operating assets owned by a related entity. The acquisition was paid for with a combination of cash ($4.1 million) and common stock ($1.28 million). The acquisition has been accounted for by the purchase method, and, accordingly, the results of its operations have been included in the Company's 1998 consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair value of the net identifiable assets acquired is approximately $5 million, which has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

  In September 1998, the Company acquired all of the outstanding common stock of David A. Harding Enterprises, Inc. (d/b/a "The Printing Company") and Stephenson Incorporated. Both of these businesses are engaged in commercial printing. These acquisitions were paid for with cash ($13.7 million). These acquisitions have been accounted for by the purchase method, and, accordingly, the results of operations of the Printing Company and Stephenson have been included in the Company's 1998 consolidated financial statements from their respective acquisition dates. The excess of the purchase prices over the fair value of the net identifiable assets acquired is approximately $6.6 million, which has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1998
                                  (UNAUDITED)


  The cash portion of the Hederman and McQuiddy acquisitions were funded by draws of $5.9 million and $7.9 million, respectively, on the Company's acquisition line of credit under its Amended and Restated Credit Agreement, as well as a $1.1 million draw under the Company's revolving line of credit. The cash portions of the Phillips and Harperprints acquisitions were funded by two separate $15.0 million and $10.0 million term loans, both of which were repaid with proceeds from the Company's initial public offering of common stock.

  In August 1998, the Company entered into a Second Amended and Restated Loan and Security Agreement (the "Credit Agreement") whereby the $60.0 million outstanding was restructured with quarterly principal payments ranging from $1.1 million in the first year to $1.7 million in year five with the entire balance due in August 2003. In addition, the Credit Agreement was amended to add a $30 million acquisition line of credit. The interest rate varies from LIBOR plus 2.5% to LIBOR plus 3.00%. In addition, the Company entered into a new $15.0 million Revolving Credit and Letter of Credit Facility (the "Revolving Line of Credit"). The Revolving Line of Credit is due in August 2001 and has an interest rate of LIBOR plus 2.5% or Prime Rate.

  The cash portion of the Golden Rule acquisition was funded by an $8 million draw from the Company's acquisition line of credit. The cash portion of the Stephenson acquisition was funded by at $22 million draw from the Company's acquisition line of credit. The cash portion of The Printing Company acquisition was funded by at $4.4 million draw from the Company's Revolving Line of Credit as well as approximately $2 million in cash from the Company.

  The Company and its Senior Lender also effectively entered into an exchange in March, 1998, whereby the Company issued 177,776 shares of its newly created Series A Cumulative Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock") in exchange for the Senior Lender's warrant to purchase a 4% interest in the Company's outstanding common stock. The Series A Preferred Stock carries an annual dividend rate of 5% of its liquidation value ($12.8125 per share); dividends are payable quarterly and accrued. The Series A Preferred Stock is convertible into common stock at the holder's option at a ratio of 1 share of common stock per each share of Series A Preferred Stock. The Series A Preferred Stock is redeemable by the holder at the end of seven years at a price effectively equal to the greater of its liquidation value or the fair value of the underlying common stock on an as-if converted basis. The Series A Preferred Stock has been classified out of stockholder's equity because of certain holder put features which are out of the control of the Company. The preferred stock was initially recorded at its fair value at the date of issuance (approximately $1.35 million) and is subsequently being accreted to its mandatory redemption value.

  In June 1998, the Company completed an initial public offering of 3,400,000 shares ($.001 par value; 100,000,000 shares authorized) of common stock at $10.00 per share. In addition, another 200,000 shares were offered by a selling shareholder of the Company. Proceeds of the initial public offering were used to repay indebtedness owed to the selling shareholder, to repay a portion of the indebtedness owed to its Senior Lender and to pay acquisition advisory fees deferred until the completion of the offering. The repayment of indebtedness totaled $29.5 million and includes the $10 million Harperprints term loan, the $15 million Phillips Litho term loan, and the $4.3 million Sirrom loan. The write-off of the related deferred loan costs ($.6 million) and unamortized debt discounts ($3.0 million) has been recorded as a $2.1 million extraordinary expense, net of tax of $1.5 million.

(4) LENDER WARRANTS

  In connection with the obtaining of the Harperprints acquisition financing, the Company issued to its Senior Lender a warrant to acquire 220,000 shares of common stock. The warrant expires, if unexercised, on September 26, 2007. The Senior Lender was granted demand and piggyback registration rights. The Company

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

has the option to call the warrant under certain conditions, including the passage of five years, at a price equal to the warrant's current market value at that date. This instrument was recorded at its fair value at the date of issuance as additional paid-in capital. The initial fair market value of the lender's warrant was netted against the related debt and was being amortized as a component of interest expense over the life of the debt. As discussed above in note 3, the remaining unamortized discount was written off upon the extinguishment of the debt.

  In April 1998, the common stock warrant issued to Sirrom Capital Corporation ("Sirrom") was exercised and 266,664 shares of common stock were issued. At the time of the exercise, the carrying value of the Sirrom warrant was reclassified to additional paid-in capital.

(5) LONG-TERM DEBT

  The following is a summary of the Company's long-term debt instruments (in thousands) as of:

                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
                                                                    (UNAUDITED)
   Term loans, net of discount of $1,029..........................   $ 88,951
   Seller notes...................................................     16,084
   Revolving line of credit.......................................      5,809
   Other..........................................................      8,627
                                                                     --------
                                                                      119,471
   Less current installments......................................      6,768
                                                                     --------
   Long-term debt, net............................................   $112,703
                                                                     ========

(6) PROPERTY, PLANT AND EQUIPMENT

  The following is a summary of the Company's property, plant and equipment (in thousands) as of:

                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
                                                                    (UNAUDITED)
   Land...........................................................    $   489
   Buildings......................................................      3,637
   Leasehold improvements.........................................      1,103
   Machinery and equipment........................................     70,312
   Furniture and fixtures.........................................      3,291
   Vehicles.......................................................      1,402
                                                                      -------
                                                                       80,234
   Less accumulated depreciation..................................      8,740
                                                                      -------
                                                                      $71,494
                                                                      =======

(7) RELATED PARTY TRANSACTIONS

  In June 1998, the sole shareholder prior to the Company's initial public offering repaid a promissory note of $2.8 million, a note payable of $950,000 and accrued interest on the obligations.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1998
                                  (UNAUDITED)


(8) INCOME TAXES

  The deferred tax asset valuation allowance has been reduced by approximately $1,300,000 during the nine months ended September 30, 1998. Management has concluded that it is more likely than not that a portion of the previously reserved deferred tax asset will be realized based on consideration of current levels of taxable operating income and projections of future taxable income.

(9)WHOLLY-OWNED SUBSIDIARIES

  Following is summarized financial information of Premier Graphics, Inc. and Harperprints, Inc., the wholly-owned subsidiaries of the Company; balance sheet information is as of September 30, 1998, and statement of operations data is for the nine months then ended for Premier Graphics, Inc. and for the six months then ended for Harperprints (acquired by the Company effective March 31, 1998).

                                                             (IN THOUSANDS)
                                                         -----------------------
                                                          PREMIER
                                                         GRAPHICS, HARPERPRINTS,
                                                           INC.        INC.
                                                         --------- -------------
Balance sheet information:
  Current assets........................................ $ 44,723     $ 2,456
  Property, plant, and equipment........................   66,531       4,700
  Goodwill, net.........................................   49,245       3,321
  Other non-current assets..............................   39,246         --
                                                         --------     -------
   Total assets......................................... $199,744     $10,477
                                                         ========     =======
  Current liabilities...................................   21,452         888
  Long-term debt, net...................................   91,425          44
  Other liabilities.....................................    1,894         440
                                                         --------     -------
   Total liabilities....................................  114,771       1,372
  Stockholder's equity..................................   84,973       9,105
                                                         --------     -------
   Total liabilities and stockholder's equity........... $199,744     $10,477
                                                         ========     =======
Statement of operations data:
  Net revenue........................................... $101,098     $ 6,681
  Gross profit..........................................   27,267       2,053
  Operating income .....................................   11,016       1,235
  Net earnings..........................................    3,156         976

                          INDEPENDENT AUDITORS' REPORT

Board of Directors Lithograph Printing Company of Memphis:

We have audited the accompanying balance sheets of Lithograph Printing Company of Memphis as of December 31, 1995 and 1996 and June 19, 1997 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through June 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lithograph Printing of Memphis as of December 31, 1995 and 1996 and June 19, 1997 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through June 19, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Memphis, Tennessee
March 6, 1998

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                                 BALANCE SHEETS
                  DECEMBER 31, 1995 AND 1996 AND JUNE 19, 1997

                                               DECEMBER 31,
                                          ------------------------   JUNE 19,
                                             1995         1996         1997
                                          -----------  -----------  -----------
                 ASSETS
Current assets:
  Cash..................................  $   998,182      496,557      538,803
  Trade receivables, net................    2,150,638    2,348,815    2,553,830
  Other receivables.....................       88,244       48,242      145,925
  Inventories...........................      455,885      209,592      529,546
  Prepaids and other assets.............       37,390          --         9,994
                                          -----------  -----------  -----------
    Total current assets................    3,730,339    3,103,206    3,778,098
Property, plant and equipment, net......    4,465,225    5,402,134    5,182,311
Other assets............................      462,347      484,386      492,193
                                          -----------  -----------  -----------
    Total assets........................  $ 8,657,911    8,989,726    9,452,602
                                          ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.....  $   637,160    1,858,827    1,688,493
  Accounts payable......................      359,607      784,559      526,869
  Accrued expenses......................      337,787      466,081      517,920
                                          -----------  -----------  -----------
    Total current liabilities...........    1,334,554    3,109,467    2,733,282
                                          -----------  -----------  -----------
Long-term debt, net of current portion..    3,159,507    1,217,840    1,449,410
                                          -----------  -----------  -----------
Stockholders' equity:
  Common stock, no par value. Authorized
   400,000 voting shares and 400,000
   non-voting shares; 188,004 shares
   issued at December 31, 1995 and 1996,
   and 188,286 shares issued at June 19,
   1997.................................      332,071      332,071      357,412
  Retained earnings.....................    7,725,179    8,223,748    8,805,898
                                          -----------  -----------  -----------
                                            8,057,250    8,555,819    9,163,310
  Less treasury stock, at cost; 60,000
   shares...............................   (3,893,400)  (3,893,400)  (3,893,400)
                                          -----------  -----------  -----------
    Total stockholders' equity..........    4,163,850    4,662,419    5,269,910
                                          -----------  -----------  -----------
    Total liabilities and stockholders'
     equity.............................  $ 8,657,911    8,989,726    9,452,602
                                          ===========  ===========  ===========


                See accompanying notes to financial statements.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                              STATEMENTS OF INCOME
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
             THE PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                              1995         1996       1997
                                           -----------  ----------  ---------
Net sales................................. $16,658,928  18,953,731  9,529,373
Cost of sales.............................  13,202,341  14,750,384  7,236,701
                                           -----------  ----------  ---------
    Gross profit..........................   3,456,587   4,203,347  2,292,672
Selling, general and administrative
 expenses.................................   3,378,180   3,508,921  1,650,185
                                           -----------  ----------  ---------
    Income from operations................      78,407     694,426    642,487
                                           -----------  ----------  ---------
Other income (expense):
  Insurance proceeds......................   1,007,044         --         --
  Interest income.........................      89,869      38,916     11,498
  Interest expense........................    (281,339)   (280,695)  (140,755)
  Gain on sale of assets..................      (1,010)     40,465        --
  Other...................................       3,895      20,053     74,794
                                           -----------  ----------  ---------
                                               818,459    (181,261)   (54,463)
                                           -----------  ----------  ---------
    Income before state income taxes......     896,866     513,165    588,024
State income taxes (benefit)..............       1,077      14,596     (8,000)
                                           -----------  ----------  ---------
    Net income............................ $   895,789     498,569    596,024
                                           ===========  ==========  =========


                See accompanying notes to financial statements.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
             THE PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                                                      TOTAL
                                  COMMON   RETAINED    TREASURY   STOCKHOLDERS'
                                  STOCK    EARNINGS     STOCK        EQUITY
                                 --------  ---------  ----------  -------------
Balances at December 31, 1994... $332,071  6,829,390  (3,893,400)   3,268,061
  Net income....................      --     895,789         --       895,789
                                 --------  ---------  ----------    ---------
Balances at December 31,1995....  332,071  7,725,179  (3,893,400)   4,163,850
  Net income....................      --     498,569         --       498,569
                                 --------  ---------  ----------    ---------
Balances at December 31, 1996...  332,071  8,223,748  (3,893,400)   4,662,419
  Repurchase and retirement of
   1,614 shares.................  (44,982)   (13,874)        --       (58,856)
  Issuance of 1,896 shares
   pursuant to stock bonus
   plan.........................   70,323        --          --        70,323
  Net income....................      --     596,024         --       596,024
                                 --------  ---------  ----------    ---------
Balances at June 19, 1997....... $357,412  8,805,898  (3,893,400)   5,269,910
                                 ========  =========  ==========    =========


                See accompanying notes to financial statements.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
             THE PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                              1995         1996        1997
                                           -----------  -----------  ---------
Cash flows from operating activities:
 Net income (loss)........................ $   895,789  $   498,569  $ 596,024
 Depreciation and amortization............     863,954      701,576    364,843
 (Gain) on life insurance proceeds........  (1,007,044)         --         --
 Common stock issued pursuant to bonus
  plan....................................         --           --      70,323
 (Gain) loss on disposal of equipment.....       1,010      (40,464)       --
 (Increase) decrease in:
  Accounts receivable.....................     887,030     (158,175)  (302,698)
  Inventories.............................     (19,781)     246,293   (319,954)
  Prepaid expenses and other current as-
   sets...................................      (6,056)       6,056     (9,994)
 Increase (decrease) in:
  Accounts payable........................      27,271      424,952   (257,690)
  Accrued expenses........................    (124,379)     128,294     51,839
                                           -----------  -----------  ---------
      Net cash provided by operating ac-
       tivities...........................   1,517,794    1,807,101    192,693
                                           -----------  -----------  ---------
Cash flows from investing activities:
 Purchases of property, plant and equip-
  ment....................................    (136,674)  (1,570,588)  (146,802)
 Proceeds from sales of property, plant
  and equipment...........................      19,000        3,900      1,784
 (Increase) decrease in cash surrender
  value of life insurance.................     (28,153)     (14,786)    16,758
 Increase in club memberships.............         --        (7,252)    (8,567)
 Life insurance proceeds..................   1,315,193          --         --
 Increase in other assets.................       1,400          --     (16,000)
                                           -----------  -----------  ---------
      Net cash provided by (used in) in-
       vesting activities.................   1,170,766    1,588,726   (152,827)
                                           -----------  -----------  ---------
Cash flows from financing activities:
 Proceeds from issuance of long term
  debt....................................   1,800,000          --     350,000
 Principal payments on long term debt.....    (408,333)    (720,000)  (288,764)
 Treasury stock required..................  (3,893,400)         --         --
 Repurchase and retirement of common
  stock...................................         --           --     (58,856)
                                           -----------  -----------  ---------
      Net cash provided by (used in) fi-
       nancing activities.................  (2,501,733)    (720,000)     2,380
                                           -----------  -----------  ---------
Increase (decrease) in cash...............     186,827     (501,625)    42,246
Cash beginning of period..................     811,355      998,182    496,557
                                           -----------  -----------  ---------
Cash end of period........................ $   998,182  $   496,557  $ 538,803
                                           ===========  ===========  =========

    The accompanying notes are an integral part of the financial statements.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1995 AND 1996, AND JUNE 19, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies and practices followed by the Company are as follows:

 (A) DESCRIPTION OF BUSINESS

  The Company provides a full line of superior quality print services and products to retailers, manufacturers, ad agencies and other users of printed materials. The majority of the Company's sales are concentrated in the greater mid-south area.

 (B) INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

 (C) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets ranging from 5 to 39 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

 (D) INCOME TAXES

  The Company, with the consent of its stockholders, has elected to be taxed as an S corporation under the provisions of Section 1362 of the Internal Revenue Code. The stockholders are personally liable for their proportionate share of the Company's federal taxable income; therefore, no provision or liability for federal income taxes is reflected in these financial statements. The company is a taxable entity for state income tax purposes.

  State income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities, if significant, are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

 (E) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  The Company adopted the provisions of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the mount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

 (F) USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (G) RECLASSIFICATIONS

Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the presentation of the 1997 financial statements.

(2) INVENTORIES

  Inventories consist of the following:

                                                         DECEMBER 31,
                                                       ---------------- JUNE 19,
                                                         1995    1996     1997
                                                       -------- ------- --------
   Raw materials and supplies......................... $129,757  78,689 144,759
   Work in process....................................  326,128 130,903 384,787
   Finished goods.....................................
                                                       -------- ------- -------
                                                       $455,885 209,592 529,546
                                                       ======== ======= =======

(3) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following:

                                                 DECEMBER 31,
                                            -----------------------   JUNE 19,
                                               1995         1996        1997
                                            -----------  ----------  ----------
   Furniture and fixtures.................. $   488,346     488,346     557,135
   Equipment...............................   9,256,658  10,814,416  10,824,630
   Leasehold improvements..................     181,463     187,973     253,034
   Vehicles................................     119,505     126,196     126,196
                                            -----------  ----------  ----------
                                             10,045,972  11,616,931  11,760,995
     Less accumulated depreciation.........  (5,580,747) (6,214,797) (6,578,684)
                                            -----------  ----------  ----------
                                            $ 4,465,225   5,402,134   5,182,311
                                            ===========  ==========  ==========

(4) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                    DECEMBER 31,
                                                -------------------- JUNE 19,
                                                   1995      1996      1997
                                                ---------- --------- ---------
   7.2% revolving line of credit, unused and
    available balance as of June 19, 1997 was
    $1,150,000................................. $      --        --    350,000
   7.8% note payable, with monthly payments of
    $21,430 including interest, with the final
    payment of $539,228 due November 30,
    2000.......................................  1,775,000 1,475,000 1,356,570
   8.5% note payable, with monthly payments of
    $15,000 for payments 1-27, $31,667 for
    payments 28-59, with the entire unpaid
    balance due October 1, 1997................  2,021,667 1,601,667 1,431,333
                                                ---------- --------- ---------
                                                 3,796,667 3,076,667 3,137,903
     Less current portion......................    637,160 1,858,827 1,688,493
                                                ---------- --------- ---------
                                                $3,159,507 1,217,840 1,449,410
                                                ========== ========= =========

                     LITHOGRAPH PRINTING COMPANY OF MEMPHIS

Effective June 19, 1997, substantially all of the Company's long-term debt was refinanced as a part of the acquisition of the outstanding common stock of the Company by Master Graphics, Inc.

(5) LEASES

  The Company leases its office and manufacturing space and certain vehicles under operating lease arrangements which expire at various dates through July 2004. The office and manufacturing space is leased from the Company's majority stockholder; the lease has two consecutive five-year renewal periods. The Company leases various equipment and vehicles under leases determined to be operating leases.

  Future minimum lease payments under operating leases as of December 31, 1997 are as follows:

   Year ended December 31:
     1998........................................................... $  281,127
     1999...........................................................    281,127
     2000...........................................................    281,127
     2001...........................................................    273,900
     2002...........................................................    272,400
     2003-04........................................................    408,600
                                                                     ----------
     Total future minimum lease payments............................ $1,798,281
                                                                     ==========

  Rent expense totaled $300,446 for 1995, $293,638 for 1996, and $153,496 for
1997.

(6) EMPLOYEE BENEFIT PLAN

  The Company has a Section 401(k) deferred salary reduction plan under which substantially all employees of the Company are eligible. The plan provides for the Company to match employee contributions, subject to certain limitations. The Company's contribution to the plan totaled $108,741 for 1995, $117,497 for 1996, and $106,704 for 1997.

  The Company has a stock bonus plan in which certain key employees participate. Awards are made to the participants, in stock and/or cash, based on annual results exceeding targeted results. The plan also provides for the repurchase of shares issued upon termination and other events based on a book value formula. There were no awards under the plan in 1995; in 1996, awards aggregating approximately $70,000 were accrued and paid primarily in shares of stock in 1997; and in 1997, awards aggregating approximately $190,000 were accrued and paid in cash.

(7) SUBSEQUENT EVENT

  Effective June 19, 1997, Master Graphics, Inc. acquired all of the outstanding common stock of the Company and contemporaneously refinanced substantially all of the then outstanding debt of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Blackwell Lithographers, Inc:

  We have audited the accompanying balance sheet of Blackwell Lithographers, Inc. as of June 19, 1997, and the related statements of operations, shareholders' equity and cash flows for the period from January 1, 1997 to June 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blackwell Lithographers, Inc. as of June 19, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 through June 19, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Memphis, Tennessee
February 18, 1998

                         BLACKWELL LITHOGRAPHERS, INC.

                                 BALANCE SHEET
                                 JUNE 19, 1997

                               ASSETS
Current assets:
  Cash and cash equivalents......................................... $  201,160
  Accounts receivable, net..........................................    423,797
  Inventories.......................................................    184,550
  Prepaid expenses and other current assets.........................     78,358
                                                                     ----------
    Total current assets............................................    887,865
Property, plant and equipment, net..................................  1,696,121
    Total assets.................................................... $2,583,986
                                                                     ==========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt..............................    327,742
  Accounts payable..................................................    111,885
  Accrued expenses..................................................     44,484
                                                                     ----------
    Total current liabilities.......................................    484,111
Long-term debt, net of current maturities...........................     59,900
Commitments and contingencies
Shareholders' equity:
  Common stock, $10 par value; 5,000 share authorized; 4,400 shares
   issued and outstanding...........................................     44,000
  Retained earnings.................................................  1,995,975
                                                                     ----------
    Total shareholders' equity......................................  2,039,975
                                                                     ----------
    Total liabilities and shareholders' equity...................... $2,583,986
                                                                     ==========


                See accompanying notes to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                            STATEMENT OF OPERATIONS
               PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

Net sales........................................................... $1,921,544
Cost of sales.......................................................  1,213,424
                                                                     ----------
  Gross profit......................................................    708,120
Selling, general and administrative expenses........................    465,607
                                                                     ----------
  Income from operations............................................    242,513
Other income (expense):
  Interest income...................................................      2,663
  Interest expense..................................................    (12,143)
  Other income......................................................        279
                                                                     ----------
Net income.......................................................... $  233,312
                                                                     ==========



                   See accompanying to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
               PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

                                                                       TOTAL
                                                 COMMON RETAINED   SHAREHOLDERS'
                                                 STOCK  EARNINGS      EQUITY
                                                 ------ ---------  -------------
Balance, December 31, 1996...................... 44,000 2,132,663    2,176,663
  Distributions.................................    --   (370,000)    (370,000)
  Net income....................................    --    233,312      233,312
                                                 ------ ---------    ---------
Balance, June 19, 1997.......................... 44,000 1,995,975    2,039,975
                                                 ====== =========    =========



                See accompanying notes to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                            STATEMENT OF CASH FLOWS
               PERIOD FROM JANUARY 1, 1997 THROUGH JUNE 19, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.......................................................... $ 233,312
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization.....................................   103,701
   Loss on disposal of equipment.....................................     2,455
 Changes in operating assets and liabilities:
   (Increase) decrease in-
    Accounts receivable..............................................   367,366
    Inventories......................................................   (75,143)
    Prepaid expenses and other current assets........................   (46,678)
   Increase (decrease) in-
    Accounts payable.................................................      (118)
    Accrued expenses.................................................   (43,859)
                                                                      ---------
      Net cash provided by operating activities......................   541,036
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property, plant and equipment..........................  (140,627)
                                                                      ---------
      Net cash used in investing activities..........................  (140,627)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt................................   (93,064)
 Shareholder distributions...........................................  (370,000)
                                                                      ---------
      Net cash used in financing activities..........................  (463,064)
Net (decrease) in cash and cash equivalents..........................   (62,655)
Cash and cash equivalents, beginning of period.......................   263,815
                                                                      ---------
Cash and cash equivalents, end of period............................. $ 201,160
                                                                      =========
Cash paid for interest...............................................       --
                                                                      ---------
Cash paid for taxes..................................................       --
                                                                      ---------


                See accompanying notes to financial statements.

                         BLACKWELL LITHOGRAPHERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 19, 1997

1. BUSINESS AND ORGANIZATION

  Blackwell Lithographers, Inc. (the Company) is primarily engaged in the business of full service printing with customers in the southeastern region of the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 CASH EQUIVALENTS

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 REVENUE RECOGNITION

  Revenue is recognized upon shipment of products.

 INVENTORIES

  Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method. The Company uses a job order cost accumulation system whereby substantially all direct materials, labor, and overhead are charged to a specific job and are included in work-in-process inventory.

 PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease-term or the estimated life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement of disposition of property, plant or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

 INCOME TAXES

  The shareholders of the Company have elected to be taxed for federal tax purposes as an S Corporation whereby the shareholder's respective equitable shares in the taxable income of the Company are reportable on their individual tax returns. The Company will make distributions to the shareholders each year at least in amounts necessary to pay personal income taxes payable on the Company's taxable income.

3. INVENTORIES

  Inventories consist of the following:

   Raw materials and supplies......................................... $102,468
   Work in process....................................................   82,082
                                                                       --------
     Total............................................................ $184,550

                         BLACKWELL LITHOGRAPHERS, INC.

4. PROPERTY, PLANT AND EQUIPMENT

  The principal categories and estimated useful lives of property, plant and equipment at June 19, 1997 are as follows:

                                                       ESTIMATED
                                                      USEFUL LIVES
                                                      ------------
   Land..............................................         --   $    61,495
   Building..........................................    30 years      544,229
   Machinery and equipment...........................  5-11 years    2,388,669
   Furniture and fixtures............................  5-10 years      133,075
   Automotive equipment..............................   3-5 years      126,329
                                                                   -----------
                                                                     3,253,797
   Less: accumulated depreciation....................              $(1,557,676)
                                                                   -----------
     Total...........................................              $ 1,696,121

5. LONG-TERM DEBT

  Long-term debt consists of the following:

   Note payable to a bank payable in monthly installments of
    $5,533, including interest, final payment due on September 20,
    1997; variable interest rate of 0.75% above the bank's prime rate (rate at June 19, 1997 was 8.5%); secured by land, build-
    ing and certain equipment, a life insurance policy on a stock-
    holder, and the personal guaranty of a stockholder.............  $ 138,482
   Capital lease obligation for four-color press, with monthly pay-
    ments of $15,100 including interest, through October 1998......    249,160
                                                                     ---------
                                                                       387,642
     Less current maturities.......................................   (327,742)
                                                                     ---------
                                                                     $  59,900

  Effective June 19, 1997, the Company was acquired by Master Graphics, Inc. Concurrent with the acquisition, the debt of the Company was refinanced and the bargain purchase option on the capital lease was exercised.

6. EMPLOYEE BENEFIT PLAN

  All full-time employees who meet certain age and length of service requirements are eligible to participate in the Company's Profit-Sharing Retirement Plan. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. Profit-sharing retirement plan contributions and administrative charges were approximately $15,000 for the period ended June 19, 1997.

7. COMMITMENTS AND CONTINGENCIES

  The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                         BLACKWELL LITHOGRAPHERS, INC.

8. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

9. ACQUISITION OF COMPANY

  Effective June 20, 1997, Master Graphics, Inc. acquired all of the outstanding shares of the Company for a combination of cash, notes payable and common stock warrants; the outstanding debt of the Company was also refinanced as a part of the transaction.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Argus Press, Inc.:

  We have audited the accompanying balance sheets of The Argus Press, Inc. as of December 31, 1996 and September 22, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 and the period from January 1, 1997 to September 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Argus Press, Inc. as of December 31, 1996 and September 22, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through September 22, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Memphis, Tennessee
March 5, 1998

                             THE ARGUS PRESS, INC.

                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND SEPTEMBER 22, 1997

                                                     DECEMBER 31, SEPTEMBER 22,
                                                         1996         1997
                                                     ------------ -------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $      --    $  100,676
  Accounts receivable, net..........................   4,206,680    4,067,491
  Inventories.......................................   1,162,886    1,199,582
  Prepaid expenses and other current assets.........     151,758      223,797
                                                      ----------   ----------
    Total current assets............................   5,521,324    5,591,546
Property and equipment, at cost, less accumulated
 depreciation of
 $3,112,061 and $3,638,161..........................   1,853,551    1,809,794
                                                      ----------   ----------
    Total assets....................................  $7,374,875   $7,401,340
                                                      ==========   ==========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash overdraft....................................  $  306,744   $      --
  Borrowings under lines of credit..................         --       300,000
  Current maturities of long-term bank debt.........     342,000      478,000
  Accounts payable..................................   1,632,196    1,744,510
  Accrued expenses..................................   1,243,985      957,166
                                                      ----------   ----------
    Total current liabilities.......................   3,524,925    3,479,676
                                                      ----------   ----------
  Long-term bank debt, net of current maturities....     364,000          --
                                                      ----------   ----------
Commitments and contingencies.......................
Shareholders' equity:
  Common stock, $1 par value; 10,000 shares
   authorized; 1,000 shares issued and outstanding..       1,000        1,000
  Additional paid in capital........................     199,000      199,000
  Retained earnings.................................   3,285,950    3,721,664
                                                      ----------   ----------
    Total shareholders' equity......................   3,485,950    3,921,664
                                                      ----------   ----------
    Total liabilities and shareholders' equity......  $7,374,875   $7,401,340
                                                      ==========   ==========

                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                            STATEMENTS OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997

                                                      YEAR ENDED   PERIOD ENDED
                                                     DECEMBER 31,  SEPTEMBER 22,
                                                         1996          1997
                                                     ------------  -------------
Net sales........................................... $24,662,538    $17,610,727
Cost of sales.......................................  18,991,178     13,762,026
                                                     -----------    -----------
  Gross profit......................................   5,671,360      3,848,701
Selling, general and administrative expenses........   3,775,978      2,714,390
                                                     -----------    -----------
  Income from operations............................   1,895,382      1,134,311
Other income (expense):
  Interest expense..................................    (127,876)       (34,872)
  Interest income...................................       2,837          9,400
  Gain (loss) on disposal of assets.................     (22,637)         5,000
  Other.............................................      55,171         39,787
                                                     -----------    -----------
    Income before income tax provision..............   1,802,877      1,153,626
Provision for state income taxes....................      31,609         17,912
                                                     -----------    -----------
    Net income...................................... $ 1,771,268    $ 1,135,714
                                                     ===========    ===========


                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997

                                          ADDITIONAL    TOTAL
                                   COMMON  PAID-IN    RETAINED    SHAREHOLDERS'
                                   STOCK   CAPITAL    EARNINGS       EQUITY
                                   ------ ---------- -----------  -------------
Balance, December 31, 1995........ $1,000  $199,000  $ 3,098,682   $ 3,298,682
Distributions to shareholders.....    --        --    (1,584,000)   (1,584,000)
Net income........................    --        --     1,771,268     1,771,268
                                   ------  --------  -----------   -----------
Balance, December 31, 1996........  1,000   199,000    3,285,950     3,485,950
Distributions to shareholders.....    --        --      (700,000)     (700,000)
Net income........................    --        --     1,135,714     1,135,714
                                   ------  --------  -----------   -----------
Balance, September 22, 1997....... $1,000  $199,000  $ 3,721,664   $ 3,921,664
                                   ======  ========  ===========   ===========



                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                            STATEMENTS OF CASH FLOWS
                  YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997

                                                      YEAR ENDED   PERIOD ENDED
                                                     DECEMBER 31,  SEPTEMBER 22,
                                                         1996          1997
                                                     ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................... $ 1,771,268    $1,135,714
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation.....................................     579,488       424,153
   (Gain) loss on disposal of equipment.............      22,637        (5,000)
 Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable.......    (520,026)      139,189
   Increase in inventories..........................     (30,440)      (36,696)
   Increase in prepaid expenses and other current
    assets..........................................     (44,502)      (72,039)
   (Decrease) increase in accounts payable..........    (273,755)      112,314
   Increase (decrease) in accrued expenses..........     331,980      (286,819)
                                                     -----------    ----------
      Net cash provided by operating activities.....   1,836,650     1,410,816
                                                     -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment................    (346,774)     (380,396)
 Proceeds from sales of property and equipment......      45,450         5,000
                                                     -----------    ----------
      Net cash used in investing activities.........    (301,324)     (375,396)
                                                     -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash overdraft.....................................     306,744      (306,744)
 Net borrowings on (repayments of) lines of credit..    (200,000)      300,000
 Payments on bank debt..............................    (342,000)     (228,000)
 Shareholder distributions..........................  (1,584,000)     (700,000)
                                                     -----------    ----------
      Net cash used in financing activities.........  (1,819,256)     (934,744)
                                                     -----------    ----------
      Net increase (decrease) in cash and cash
       equivalents..................................    (283,930)      100,676
Cash and cash equivalents, beginning of year........     283,930           --
                                                     -----------    ----------
Cash and cash equivalents, end of year.............. $       --     $  100,676
                                                     -----------    ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Interest paid...................................... $   127,876    $   34,873
                                                     ===========    ==========
 State taxes paid................................... $    14,622    $   32,000
                                                     ===========    ==========


                See accompanying notes to financial statements.

                             THE ARGUS PRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND SEPTEMBER 22, 1997

(1) NATURE OF BUSINESS

  The Argus Press, Inc. is engaged in the business of high quality sheet fed commercial printing, including advanced electronic pre-press services. Primary markets include pharmaceutical, industrial and advertising customers located primarily in the greater Chicagoland area.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 CASH EQUIVALENTS

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 INVENTORIES

  Inventories are stated at the lower of cost or market as determined using the first-in, first out (FIFO) method.

 PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. Depreciation is computed using the straight-line or accelerated methods over the useful lives of the assets.

 INCOME TAXES

  With the consent of its shareholders, the Company elected under the Internal Revenue Code to be taxed as an S Corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. The Company continues to pay state replacement income taxes.

(3) PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                        ESTIMATED   DECEMBER 31,  SEPTEMBER 22,
                                      USEFUL LIVES      1996          1997
                                      ------------- ------------  -------------
   Machinery and equipment...........    5-10 years $ 4,705,924    $ 5,188,267
   Furniture and Fixtures............       5 years      25,000         25,000
   Vehicles..........................     3-5 years     195,410        195,410
   Leasehold improvements............ Term of lease      39,278         39,278
                                                    -----------    -----------
                                                      4,965,612      5,447,955
   Less accumulated depreciation.....                (3,112,061)    (3,638,161)
                                                    -----------    -----------
                                                    $ 1,853,551    $ 1,809,794
                                                    ===========    ===========

                             THE ARGUS PRESS, INC.

(4) LINE OF CREDIT

  On December 31, 1996, the Company maintained two lines of credit with a bank. These lines of credit provided maximum borrowings of $550,000 and $450,000 and bore interest at the bank's prime rate plus .75% (9.00% at December 31, 1996). Borrowings under the lines were subject to certain restrictions and were secured by substantially all of the Company's assets. There were no borrowings outstanding under these lines of credit at December 31, 1996.

  On March 31, 1997, the Company restructured its two lines of credit with a bank. The two previous lines of credit were consolidated into a new $1,000,000 line of credit. The new line bears interest at the bank's prime rate plus .75% and expires on March 31, 1998. Borrowings under the line are subject to certain restrictions and are secured by eligible accounts receivable and inventory of the Company. At September 22, 1997, the Company's outstanding borrowings under the line of credit totaled $300,000 and bore interest at 9.25%.

(5) LONG-TERM DEBT

  On December 31, 1996, the Company's long-term debt consisted of an installment note payable to a bank. This note called for monthly principal payments of $28,500 plus interest at the bank's prime rate (8.25% at December 31, 1996). The note was secured by substantially all of the assets of the Company. A final balloon payment of $649,000 was to have been due on March 31, 1997; however, on that date, the Company signed a new installment note that extended the due date for the final balloon payment to March 31, 1998. The total unpaid balance of $706,000 at December 31, 1996 has been segregated between current and long-term liabilities based on the terms of the new installment note.

  The Company's March 31, 1997 installment note for $649,000 calls for monthly principal payments of $28,500 plus interest at the bank's prime rate (8.50% at September 22, 1997) and is secured by eligible machinery and equipment of the Company. A final balloon payment of $250,000 is due on March 31, 1998. The total unpaid balance of $478,000 at September 22, 1997 has been classified as a short-term liability.

(6) RETIREMENT PLANS

  The Company maintains a qualified profit sharing and a cash deferred 401(k) plan that covers substantially all employees. Contributions to the profit sharing plan are determined by the Board of Directors at their discretion. The 401(k) matching contributions to the plan are equal to 25% of the first 5% of substantially all the employees annual contributions. Profit sharing contributions for the year ended December 31, 1996 and for the period from January 1, 1997 to September 22, 1997 were $160,000 and $63,750, respectively and the 401(k) matching contribution for the year ended December 31, 1996 and for the period from January 1, 1997 to September 22, 1997 were $60,654 and $51,144, respectively.

(7) INVENTORIES

  Inventories consist of the following:

                                                      DECEMBER 31, SEPTEMBER 22,
                                                          1996         1997
                                                      ------------ -------------
   Raw materials.....................................  $  231,479   $  255,487
   Work in progress..................................     822,907      821,125
   Finished goods....................................     108,500      122,970
                                                       ----------   ----------
                                                       $1,162,886   $1,199,582
                                                       ==========   ==========

                             THE ARGUS PRESS, INC.

(8) SALES TO SIGNIFICANT CUSTOMERS

  During the year ended December 31, 1996 and the period from January 1, 1997 to September 22, 1997, sales to one customer accounted for approximately 13% and 17%, respectively, of the Company's net sales.

(9) LEASE COMMITMENTS

  The Company leases its building and certain equipment under operating lease arrangements which expire at various dates through June 2003. Rent expense for the year ended December 31, 1996 and for the period from January 1, 1997 to September 22, 1997 was $269,128 and $364,125, respectively. Future minimum lease payments under operating leases as of September 22, 1997 are as follows:

   Period from September 23, 1997 to December 31, 1997.............. $  130,749
   Year ended December 31,
     1998...........................................................    555,753
     1999...........................................................    555,753
     2000...........................................................    555,753
     2001...........................................................    555,753
     2002...........................................................    555,753
     Thereafter.....................................................    411,752
                                                                     ----------
       Total future minimum rentals................................. $3,321,266
                                                                     ==========

(10) SUBSEQUENT EVENT

  On September 22, 1997, all of the Company's outstanding shares were purchased for $12.25 million by Master Graphics, Inc. The Company has merged into Premier Graphics, Inc. (Premier), a 100% owned subsidiary of Master Graphics Inc., whereby Premier does business as The Argus Press, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Phoenix Communications, Inc.:

  We have audited the accompanying balance sheet of Phoenix Communication, Inc. (a Georgia corporation) as of January 31, 1997 and the related statements of operations and retained earnings and cash flows for each of the two years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Communications, Inc. as of January 31, 1997 and the results of its operations and its cash flows for each of the two years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Atlanta, Georgia
April 30, 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Phoenix Communications, Inc.:

  We have audited the accompanying balance sheet of Phoenix Communication, Inc. as of December 16, 1997 and the related statements of income and retained earnings and cash flows for the period from February 1, 1997 through December 16, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Communications, Inc. as of December 16, 1997 and the results of its operations and its cash flows for the period from February 1, 1997 through December 16, 1997, in conformity with generally accepted accounting principles.

                                          KPMG LLP
Memphis, Tennessee
March 6, 1998

                          PHOENIX COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                     JANUARY 31, 1997 AND DECEMBER 16, 1997

                                                      JANUARY 31,  DECEMBER 16,
                       ASSETS                            1997          1997
                       ------                         -----------  ------------
CURRENT ASSETS:
  Cash............................................... $     2,277  $ 1,080,318
  Accounts receivable, less allowance for doubtful
   accounts of $210,000 at January 31, 1997 and
   $200,000 at December 16, 1997, respectively.......   6,122,124    3,368,481
  Current notes receivable...........................      77,305       72,805
  Receivables from affiliates........................     107,939          --
  Inventories (note 2)...............................   1,060,260    1,780,077
  Prepaid expenses and other.........................      29,221       20,215
  Income taxes receivable............................     205,766          --
                                                      -----------  -----------
    Total current assets.............................   7,604,892    6,321,896
                                                      -----------  -----------
PROPERTY AND EQUIPMENT, AT COST:
  Leasehold improvements.............................     571,115      573,507
  Machinery and equipment............................   8,890,179    9,079,261
  Computer equipment.................................         --       154,966
  Vehicles...........................................     255,768      255,768
  Furniture and fixtures.............................     434,450      434,450
                                                      -----------  -----------
                                                       10,151,512   10,497,952
  Less accumulated depreciation and amortization.....  (7,014,368)  (7,938,854)
                                                      -----------  -----------
    Property and equipment, net......................   3,137,144    2,559,098
                                                      -----------  -----------
OTHER ASSETS:
  Deferred income taxes..............................     242,000      253,542
  Unearned compensation, net.........................      37,500       25,000
  Notes receivable...................................     108,621       97,212
  Goodwill and other intangible assets, net of
   accumulated amortization of $756,888 and
   $1,431,947 at January 31, 1997 and December 16,
   1997, respectively................................   3,934,535    3,213,676
  Deposits and other.................................      57,574       42,942
                                                      -----------  -----------
                                                        4,380,230    3,632,372
                                                      -----------  -----------
                                                      $15,122,266  $12,513,366
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES:
  Current portion of long-term debt and obligations
   under capital leases.............................. $ 1,300,989  $ 2,255,576
  Line of credit.....................................   2,540,843    2,071,145
  Bank overdraft.....................................     277,290          --
  Accounts payable...................................   1,275,522      838,329
  Accrued expenses...................................   1,276,373    1,397,780
  Due to affiliates..................................      25,000       25,000
                                                      -----------  -----------
    Total current liabilities........................   6,696,017    6,587,830
                                                      -----------  -----------
LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES,
 LESS CURRENT PORTION................................   7,450,894    5,191,309
                                                      -----------  -----------
NOTES PAYABLE TO AFFILIATES..........................     903,505      903,505
                                                      -----------  -----------
COMMITMENTS (NOTES 6, 8 AND 9)
Stockholders' equity:
  Common stock, no par value; 500 shares authorized,
   287 shares issued.................................      65,463       66,182
  Additional paid-in capital.........................      39,166       39,166
  Retained earnings..................................     293,153       51,306
                                                      -----------  -----------
                                                          397,782      156,654
  Less treasury stock, at cost; 135 shares...........    (325,932)    (325,932)
                                                      -----------  -----------
                                                           71,850     (169,278)
                                                      -----------  -----------
                                                      $15,122,266  $12,513,366
                                                      ===========  ===========

                See accompanying notes to financial statements.

                          PHOENIX COMMUNICATIONS, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                 YEARS ENDED JANUARY 31, 1996 AND 1997 AND THE
                PERIOD FROM FEBRUARY 1 THROUGH DECEMBER 16, 1997

                                                                  PERIOD FROM
                                                                   FEBRUARY 1
                                        YEARS ENDED JANUARY 31,     THROUGH
                                        ------------------------  DECEMBER 16,
                                           1996         1997          1997
                                        -----------  -----------  ------------
Sales.................................. $20,093,171  $25,859,099  $21,786,132
Cost of sales..........................  15,287,985   19,522,995   15,034,356
                                        -----------  -----------  -----------
    Gross profit.......................   4,805,186    6,336,104    6,751,776
Selling, general and administrative
 expenses..............................   5,208,585    6,087,935    5,940,267
                                        -----------  -----------  -----------
    Income (loss) from operations......    (403,399)     248,169      811,509
                                        -----------  -----------  -----------
Other (expense) income:
  Interest expense.....................    (758,037)  (1,406,115)  (1,168,696)
  Other income, net....................      75,308      231,078      115,340
                                        -----------  -----------  -----------
                                           (682,729)  (1,175,037)  (1,053,356)
                                        -----------  -----------  -----------
    Loss before income taxes...........  (1,086,128)    (926,868)    (241,847)
Benefit for income taxes...............     410,000      123,000          --
                                        -----------  -----------  -----------
    Net loss...........................    (676,128)    (803,868)    (241,847)
Retained earnings, beginning of
 period................................   1,773,149    1,097,021      293,153
                                        -----------  -----------  -----------
Retained earnings, end of period....... $ 1,097,021  $   293,153  $    51,306
                                        ===========  ===========  ===========


                See accompanying notes to financial statements.

                          PHOENIX COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED JANUARY 31, 1996 AND 1997 AND THE
                PERIOD FROM FEBRUARY 1 THROUGH DECEMBER 16, 1997

                                                                   PERIOD FROM
                                                                    FEBRUARY 1
                                         YEARS ENDED JANUARY 31,     THROUGH
                                         ------------------------  DECEMBER 16,
                                            1996         1997          1997
                                         -----------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................. $  (676,128)  $ (803,868)  $ (241,847)
                                         -----------  -----------  -----------
  Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
   Depreciation and amortization........     944,369    1,689,274    1,645,345
   Deferred income taxes................    (250,000)         --           --
   Changes in operating assets and
    liabilities:
    Receivables.........................   2,236,432     (423,881)   2,753,643
    Inventories.........................     360,814      392,243     (719,817)
    Prepaid expenses and other..........      69,506      155,739      323,669
    Bank overdraft......................     (71,629)    (258,846)    (277,290)
    Accounts payable and accrued
     expenses...........................    (482,322)      86,596     (315,786)
    Due to affiliates...................      (4,122)     (33,779)         --
    Income taxes........................    (228,238)     (25,233)         --
                                         -----------  -----------  -----------
     Total adjustments..................   2,574,810    1,582,113    3,409,764
                                         -----------  -----------  -----------
     Net cash provided by operating
      activities........................   1,898,682      778,245    3,167,917
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of business and related
   intangibles..........................  (2,347,500)         --           --
  Purchase of property and equipment,
   net..................................    (207,516)    (515,387)    (346,440)
  Decrease in deposits and other........     136,315       69,611       14,632
                                         -----------  -----------  -----------
     Net cash used in investing
      activities........................  (2,418,701)    (445,776)    (331,808)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowing (payments) under line-
   of-credit agreement..................  (2,627,677)     871,582     (469,698)
  Net proceeds (disbursements) under
   notes receivable.....................         --           --        15,909
  Proceeds from borrowings on long-term
   debt.................................   6,761,438      266,076          --
  Repayments of long-term debt and
   obligations under capital leases.....  (3,711,710)  (1,597,402)  (1,304,998)
  Issuance of common stock..............         --           --           719
  Net (payments) borrowings on notes
   payable to affiliates................     222,944       (1,924)         --
                                         -----------  -----------  -----------
     Net cash (used in) provided by
      financing activities..............     644,995     (461,668)  (1,758,068)
                                         -----------  -----------  -----------
     Net (decrease) increase in cash....     124,976     (129,199)   1,078,041
Cash, at beginning of period............       6,500      131,476        2,277
                                         -----------  -----------  -----------
Cash, at end of period.................. $   131,476  $     2,277  $ 1,080,318
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the year for
   interest............................. $   758,000  $ 1,381,000  $ 1,168,696
                                         ===========  ===========  ===========
  Cash paid during the year for income
   taxes................................ $   133,000  $       --   $       --
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                          PHOENIX COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                JANUARY 31, 1996 AND 1997 AND DECEMBER 16, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Phoenix Communications, Inc. (the "Company") was incorporated on December 17, 1975 under the laws of the state of Georgia. The Company is a commercial printer specializing in high-quality lithographic printing for colleges and universities, corporations, and nonprofit associates located in the southeastern region of the United States.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 INVENTORIES

  Inventories are valued at the lower of cost (first-in, first-out basis) or market. The Company uses a job order cost accumulation system whereby substantially all direct materials, labor, and overhead are charged to a specific job and are included in work-in-process inventory. Market is defined as replacement cost for raw materials and as net realizable value for work in process.

 PROPERTY AND EQUIPMENT

  Property and equipment are depreciated over the estimated useful lives of the individual assets using the straight-line method. Equipment under capital leases is amortized over the estimated useful lives of the assets or the lease terms, as appropriate, on a straight-line basis. The estimated useful lives are as follows:

     Machinery and equipment................................ Five to ten years
     Vehicles............................................... Three to five years
     Furniture and fixtures................................. Five to seven years

  Leasehold improvements are amortized over the lesser of the remaining lease terms or the service lives of the improvements using the straight-line method.

 REVENUE RECOGNITION

  Revenue is recognized at the time the products are shipped.

 INCOME TAXES

  The benefit for income taxes is based on the net loss reported in the accompanying financial statements, net of appropriate valuation allowance. Deferred income taxes are recognized on timing differences between amounts reported for financial reporting and income tax purposes.

 SIGNIFICANT CUSTOMER

  For the year ended January 31, 1997, the Company sold a substantial portion of its products to one customer, accounting for approximately 15% of the Company's total fiscal 1997 sales and 6% of the Company's total accounts receivable at January 31, 1997.

                          PHOENIX COMMUNICATIONS, INC.

(2) OTHER FINANCIAL DATA

  Inventories at January 31, 1997 and December 16, 1997 were as follows:

                                                        JANUARY 31, DECEMBER 16,
                                                           1997         1997
                                                        ----------- ------------
   Raw materials.......................................    608,654     654,998
   Work in progress....................................    451,606   1,125,079
                                                         ---------   ---------
                                                         1,060,260   1,780,077
                                                         =========   =========

(3) ACQUISITION

  Effective January 1, 1996, the Company acquired substantially all the operating assets and business of the Cunningham Group, Inc. ("CGI") for $5,247,000, plus the assumption of liabilities of $656,000. The acquisition was financed with proceeds from a note payable issued to a credit corporation and notes issued to the shareholders of CGI of $3,247,000 (Note 4). The acquisition has been accounted for as a purchase, and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. This allocation resulted in goodwill of approximately $2,011,000, which is being amortized over 20 years. Additionally, the Company entered into noncompete agreements with the shareholders of CGI. Amounts paid to the shareholders of CGI in connection with these agreements of $2,492,000 have been capitalized in the accompanying balance sheets and are being amortized over four years. The operating results of the acquired business are included in the Company's results of operations from the date of the acquisition. The acquisition did not have a material pro forma impact on the results of operations for fiscal 1996.

(4) LINE OF CREDIT, LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

  On January 22, 1996, the Company entered into a revolving line of credit with a credit corporation which provides for borrowings through January 2001 of up to $5,700,000. As of December 16, 1997, available borrowings under this agreement totaled $3,628,855. Outstanding borrowings under the line of credit bear interest at the prime rate (8.25% at December 16, 1997) plus 1%. The line of credit is secured by substantially all assets of the Company not otherwise encumbered.

  Long-term debt and obligations under capital leases of the Company at January 31, 1997 and December 16, 1997 are summarized as follows:

                                                      JANUARY 31, DECEMBER 16,
                                                         1997         1997
                                                      ----------- ------------
   Note payable to credit corporation; interest due
    monthly at a variable rate based on the prime
    rate; due in monthly installments of principal
    of $103,794 through January 2000 and $49,107
    from February 2000 through January 2001, with a
    final installment due January 2001; secured by
    substantially all assets of the Company.........  $ 5,270,784 $ 4,080,544
   Note payable to shareholders of CGI; interest
    payable quarterly at 14%; due in varying annual
    installments beginning March 1998, ranging from
    $997,260 to $1,212,500 through March 2000.......    3,247,262   3,212,262
   Other notes payable and obligations under capital
    leases..........................................      233,837     154,079
                                                      ----------- -----------
                                                        8,751,883   7,446,885
   Less current portion.............................    1,300,989   2,255,576
                                                      ----------- -----------
                                                      $ 7,450,894 $ 5,191,309
                                                      =========== ===========

                          PHOENIX COMMUNICATIONS, INC.

  The line-of-credit agreement and note payable to credit corporation agreement contain certain restrictive covenants and conditions, which, among other matters, require the Company to maintain a minimum net worth, as defined, and to meet certain minimum cash flow ratios, as defined. The agreement also restricts changes in the Company's ownership as well as mergers or acquisitions (Note 11). As of January 31, 1997, the Company was not in compliance with certain of these restrictive covenants. Subsequent to January 31, 1997, the Company received a waiver of certain violations under these agreements and certain covenants were amended to place the Company into compliance. The Company, however, continues to be subject to these restrictive covenants, as amended, on an ongoing basis, and management anticipates future compliance with those covenants.

  Principal maturities of long-term debt and obligations under capital leases, net of imputed interest, at December 16, 1997 were as follows:

   Fiscal year:
    1998............................................................. $2,255,576
    1999.............................................................  2,639,559
    2000.............................................................  1,606,233
    2001.............................................................    945,517
    2002.............................................................        --
                                                                      ----------
                                                                      $7,446,885
                                                                      ==========

(5) RELATED-PARTY TRANSACTIONS

  The Company leases its main office and operating facility under an operating lease agreement with a limited partnership (the "Partnership") of which the Company is the general partner with approximately 4% ownership (Note 7). Certain stockholders of the Company are the limited partners with approximately 96% ownership and personal guarantees of the long-term debt of the Partnership. The Company accounts for its investment in the Partnership using the equity method. Summarized financial information of the Partnership as of December 31, 1997 and 1996 and for the years then ended is as follows:

                                                             1997       1996
                                                           ---------  ---------
   Current assets......................................... $     787  $  15,208
   Current liabilities....................................   (92,160)   (92,160)
                                                           ---------  ---------
       Net working capital deficit........................   (91,373)   (76,952)
   Long-term assets.......................................   549,602    604,857
   Long-term debt.........................................  (263,341)  (355,501)
                                                           ---------  ---------
   Partners' capital...................................... $ 194,888  $ 172,404
                                                           =========  =========
   Rental income.......................................... $ 233,000  $ 240,000
   General and administrative expenses....................   (55,255)   (54,903)
   Interest expense.......................................   (35,461)   (37,808)
                                                           ---------  ---------
   Net income............................................. $ 142,284  $ 147,289
                                                           =========  =========

  The Company provides printing services to a company which was affiliated through common ownership. At January 31, 1996, the Company had a receivable of approximately $708,000, due from the affiliate. Subsequent to January 31, 1996, the affiliated company was sold to a third party and management determined that amounts due from the affiliated company were not fully collectible. As such, the Company recorded a provision of $398,000 during fiscal 1996 which is included as a component of selling, general, and administrative expenses in the accompanying statement of operations and retained earnings for the year ended January 31, 1996 to reserve

                          PHOENIX COMMUNICATIONS, INC.

for the uncollectible amounts. At January 31, 1997, the Company had additional receivables of $80,000 due on demand from companies affiliated through common ownership.

  The Company performs certain administrative functions for an affiliate related through common ownership. Fees earned from such services approximated $21,000 annually. The Company also purchases direct mail services from this affiliate. During fiscal 1996, 1997 and 1998 such purchases were approximately $376,000, $234,000 and $231,000, respectively. At January 31, 1997 and December 16, 1997 approximately $25,000 was payable to this affiliate.

  Notes payable to affiliates at January 31, 1997 and December 16, 1997 represent amounts due under informal arrangements to officers, stockholders, and other related parties. Certain notes bear interest at the prime rate plus 2%, are unsecured, and are due on demand. At December 16, 1997, such notes have been classified as noncurrent, as the holders of the notes have informed the Company that they do not intend to demand payment during 1998. Interest expense incurred related to the notes totaled approximately $83,000, $99,000 and $89,000 during fiscal years 1996, 1997 and 1998, respectively.

(6) INCOME TAXES

  The Company records deferred income taxes using enacted tax laws and rates for the years in which taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial accounting and tax accounting bases of assets and liabilities.

  The income tax benefit for fiscal years 1996 and 1997 and the period from February 1, 1997 through December 16, 1997 consisted of the following:

                                            JANUARY 31, JANUARY 31, DECEMBER 16,
                                               1996        1997         1997
                                            ----------- ----------- ------------
   Federal.................................  $140,000    $ 123,000     $ --
   State...................................    20,000          --        --
                                             --------    ---------     -----
     Current income tax benefit............   160,000      123,000       --
   Deferred income tax benefit.............   250,000      465,000       --
   Valuation allowance.....................       --      (465,000)      --
                                             --------    ---------     -----
                                             $410,000    $ 123,000     $ --
                                             ========    =========     =====

  The benefit for income taxes differs from the federal statutory rate of 34% due to state income taxes, life insurance premiums, alternative minimum taxes, provision for valuation allowance on deferred income tax assets, and certain other nondeductible expenses.

                          PHOENIX COMMUNICATIONS, INC.

  Components of the net deferred income tax asset at January 31, 1997 and December 16, 1997 were as follows:

                                                        JANUARY 31, DECEMBER 16,
                                                           1997         1997
                                                        ----------- ------------
   Deferred income tax liabilities:
     Depreciation and amortization.....................  $  13,000)  $ (57,000)
     Other.............................................    (74,000)    (50,458)
                                                         ---------   ---------
     Subtotals.........................................   (287,000)   (107,458)
                                                         ---------   ---------
   Deferred income tax assets:
     Accounts receivable and inventory reserves........     84,000      76,000
     Alternative minimum tax credit carryover..........     92,000      80,000
     Net operating loss carryforward...................    613,000     465,000
     Other.............................................    205,000     205,000
     Valuation allowance...............................   (465,000)   (465,000)
                                                         ---------   ---------
     Subtotals.........................................    529,000     361,000
                                                         ---------   ---------
       Total...........................................  $ 242,000   $ 253,542
                                                         =========   =========

  Management has estimated that due to reversing future taxable differences, estimated future taxable income exclusive of reversing temporary differences, and tax-planning strategies to accelerate taxable income, the net deferred tax asset of $242,000 at January 31, 1997 and $254,000 at December 16, 1997 is properly stated and realizable under the provisions of SFAS 109.

(7) OPERATING LEASES

  The Company leases the main office and operating facility from the Partnership (Note 5) under a noncancelable agreement accounted for as an operating lease. The lease, including extension options, expires in April 2001 and is subject to annual escalation based on the consumer price index. Rent expense under this lease was approximately $240,000, $249,000 and $231,000 in 1996, 1997 and 1998, respectively, and is included in the cost of sales in the accompanying statements of operations and retained earnings.

  Aggregate future minimum rental payments under all noncancelable operating lease agreements at December 16, 1997 are as follows:

   1998................................................................ $260,000
   1999................................................................  264,000
   2000................................................................  272,000
   2001................................................................   92,000
   2002................................................................      --

(8) STOCKHOLDERS' EQUITY

  Shares of common stock of the Company have been issued pursuant to various stockholder, redemption, and option agreements. These agreements generally contain restrictions on the sale or transfer of the shares and require repurchase by the Company in the event of death, disability, or termination of employment. The repurchase price under the various agreements will be determined in accordance with specified criteria contained in the agreements.

                          PHOENIX COMMUNICATIONS, INC.

(9) EMPLOYEE BENEFIT PLAN

  The Company has a profit-sharing and 401(k) savings plan (the "Plan") which covers substantially all full-time employees. Under the Plan, participants may contribute a portion of their salaries, which is matched by the Company using a ratio determined annually at the discretion of the board of directors. In addition, the Company may make discretionary contributions to the Plan. No discretionary contributions were made during fiscal years 1996, 1997 and 1998. Matching contributions of $30,000, $30,000 and $47,415 were made during fiscal years 1996, 1997 and 1998, respectively.

(10) COMMITMENTS

  In connection with the Company's purchase of common stock from an employee (Note 8), the Company entered into noncompete and trade secret protection agreements with the employee. Under the terms of the agreements, the Company will pay the employee a total of approximately $405,000 through April 2000 in varying monthly installments of $2,001 to $7,488. The amounts paid to the employee are being expensed as paid.

  In connection with the Company's fiscal year 1992 acquisition of Oak Tree Printing Co. ("Oak Tree"), the Company entered into an employment agreement with an officer of Oak Tree which provides for employment with the Company and minimum annual compensation for an eight-year period ending on August 5, 1999. Additionally, the Company made an interest-free loan in the amount of $120,000 to an officer of Oak Tree. The loan is due on August 5, 1999. If the officer remains with the Company through the maturity of the loan, the loan will be forgiven. If employment is terminated, the loan must be repaid within 90 days. The loan is being amortized to expense on a straight-line basis over the term of the agreement and is classified as unearned compensation in the accompanying balance sheets. Effective June 30, 1991, the Company entered into an indemnification agreement with the officer of Oak Tree which indemnifies the Company against any loss or liability not expressly assumed in the purchase agreement. Should the Company incur any loss or liability not assumed, the officer must reimburse the Company within 30 days. If the Company does not receive payment within 30 days, the loss or liability may be deducted from any amounts due to the officer under the terms of the employment agreement. During fiscal years 1998, 1997 and 1996, no losses or liabilities were incurred or assumed applicable to this agreement.

  During February 1996, the Company entered into a purchase agreement with a supplier whereby the supplier agreed to advance the Company $240,000 in order to buy out a previous supply agreement and to purchase equipment. Under the agreement, the Company agreed to purchase a minimum of $450,521 per year through February 2001. The advance is payable over the term of the agreement, with 10.5% of each eligible purchase being used to reduce amounts outstanding.

(11) SUBSEQUENT EVENT

  On December 16, 1997, Master Graphics, Inc. acquired all of the outstanding common stock of the Company. In connection with the acquisition, Master Graphics repaid the outstanding debt of the Company.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders Jones Printing Company, Inc.:

  We have audited the accompanying balance sheet of Jones Printing Company, Inc. as of December 31, 1996 and the related statements of income and retained earnings and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jones Printing Company, Inc. as of December 31, 1996 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Joseph Decosimo and Company, LLP

Chattanooga, Tennessee
February 17, 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders Jones Printing Company, Inc.:

  We have audited the accompanying balance sheet of Jones Printing Company, Inc. as of December 16, 1997 and the related statements of income and retained earnings and cash flows for the period from January 1, 1997 through December 16, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jones Printing Company, Inc. as of December 16, 1997 and the results of its operations and its cash flows for period from January 1, 1997 through December 16, 1997, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Memphis, Tennessee
March 6, 1998

                          JONES PRINTING COMPANY, INC.

                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND DECEMBER 16, 1997

                                                             1996       1997
                                                          ---------- ----------
                         ASSETS
Current assets:
  Cash................................................... $  549,076 $  413,001
  Trade receivables, less allowance for doubtful accounts
   of $234,266 and $90,771, respectively.................  1,698,852  1,257,308
  Notes receivable (primarily due from stockholder), net
   of allowances of $200,000.............................    148,565        --
  Inventories............................................    604,036    360,802
  Other..................................................     19,000     42,693
                                                          ---------- ----------
    Total current assets.................................  3,019,529  2,073,804
  Equipment and leasehold improvements, net..............  2,213,053  2,318,777
  Other assets...........................................     55,300     64,741
                                                          ---------- ----------
    Total assets......................................... $5,287,882 $4,457,322
                                                          ========== ==========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand notes--related party............................ $   40,000 $      --
  Current portion of long-term debt......................    454,846    516,338
  Accounts payable.......................................    291,827     98,810
  Accrued expenses.......................................    563,981    298,233
                                                          ---------- ----------
    Total current liabilities............................  1,350,654    913,381
                                                          ---------- ----------
Long-term debt, net of current portion...................  1,864,628  1,400,833
                                                          ---------- ----------
Deferred state income tax liability......................     49,600     49,600
                                                          ---------- ----------
Stockholders' equity:
  Common stock--no par value--2,000 shares authorized;
   76 shares issued and outstanding......................     15,707     15,707
  Additional paid-in capital.............................     19,908     19,908
  Retained earnings......................................  1,987,385  2,057,893
                                                          ---------- ----------
    Total stockholders' equity...........................  2,023,000  2,093,508
                                                          ---------- ----------
    Total liabilities and stockholders' equity........... $5,287,882 $4,457,322
                                                          ========== ==========

    The accompanying notes are an integral part of the financial statements.

                          JONES PRINTING COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
           THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 16, 1997

                                              1995        1996        1997
                                           ----------  ----------  ----------
Net sales................................. $6,983,554  $7,952,136  $6,075,634
Cost of sales.............................  4,809,936   5,863,704   4,834,475
                                           ----------  ----------  ----------
    Gross profit..........................  2,173,618   2,088,432   1,241,159
Selling, general and administrative
 expenses.................................  1,471,240   1,482,197   1,035,723
                                           ----------  ----------  ----------
    Income from operations................    702,378     606,235     205,436
                                           ----------  ----------  ----------
Other income (expense):
  Service charge income...................     55,549      58,618      52,251
  Gain (loss) on sale of assets...........     (8,209)     11,182       8,500
  Interest expense........................   (225,591)   (207,597)   (191,679)
                                           ----------  ----------  ----------
                                             (178,251)   (137,797)   (130,928)
                                           ----------  ----------  ----------
    Income before state income taxes......    524,127     468,438      74,508
Provision for state income taxes..........     16,000      20,408       4,000
                                           ----------  ----------  ----------
    Net income............................    508,127     448,030      70,508
Retained earnings--beginning of period....  1,031,228   1,539,355   1,987,385
                                           ----------  ----------  ----------
Retained earnings--end of period.......... $1,539,355  $1,987,385  $2,057,893
                                           ==========  ==========  ==========

    The accompanying notes are an integral part of the financial statements.

                          JONES PRINTING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
           THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 16, 1997

                                                1995       1996       1997
                                              ---------  ---------  ---------
Reconciliation of net income to net cash
 provided by operating activities:
  Net income................................. $ 508,127  $ 448,030  $  70,508
  Depreciation and amortization..............   409,732    418,180    420,129
  Provision for doubtful accounts............   167,000     74,124        --
  Deferred income taxes......................     4,000      4,600        --
  (Gain) loss on sale of assets..............     8,209    (11,182)    (8,500)
  Other......................................       --      35,059        --
  Changes in operating assets and
   liabilities:
   Decrease (increase) in receivables........  (599,252)   272,158    590,109
   Decrease (increase) in inventories........  (225,653)  (129,007)   243,234
   Decrease (increase) in other..............   (12,861)    12,861    (35,848)
   Increase (decrease) in accounts payable
    and accrued expenses.....................   185,566    158,617   (458,765)
   Increase (decrease) in customer advances..   (60,939)   104,121        --
                                              ---------  ---------  ---------
    Net cash provided by operating
     activities..............................   383,929  1,387,561    820,867
                                              ---------  ---------  ---------
Cash flows from investing activities:
  Advances to stockholders...................    (9,168)  (121,054)       --
  Capital expenditures.......................  (259,902)  (330,588)  (524,977)
  Proceeds from sale of equipment............    13,100     14,116      8,500
  Collections of notes receivable............     7,374        --         --
  Cash surrender value of life insurance.....    (3,374)    (2,817)     1,838
                                              ---------  ---------  ---------
    Net cash used in investing activities....  (251,970)  (440,343)  (514,639)
                                              ---------  ---------  ---------
Cash flows from financing activities:
  Bank overdraft............................. $ 141,491  $(141,491) $     --
  Net short-term borrowings (repayments).....    66,985   (302,888)       --
  Issuance of long-term debt.................       --     445,000     23,438
  Repayment of long-term debt................  (392,826)  (421,179)  (425,741)
  Repayment of related party demand note.....  (135,882)       --     (40,000)
                                              ---------  ---------  ---------
    Net cash used in financing activities....  (320,232)  (420,558)  (442,303)
                                              ---------  ---------  ---------
    Net increase (decrease) in cash..........  (188,273)   526,660   (136,075)
Cash--beginning of period....................   210,689     22,416    549,076
                                              ---------  ---------  ---------
Cash--end of period.......................... $  22,416  $ 549,076  $ 413,001
                                              =========  =========  =========
Cash paid for interest....................... $ 226,707    208,049    167,361
                                              =========  =========  =========
Cash paid for taxes.......................... $  19,420  $   8,850  $  24,267
                                              =========  =========  =========

    The accompanying notes are an integral part of the financial statements.

                          JONES PRINTING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND DECEMBER 16, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies and practices followed by the Company are as follows:

 (A) DESCRIPTION OF BUSINESS

  The Company provides a full line of superior quality print services and products to retailers, manufacturers, ad agencies and other users of printed materials. The majority of the Company's sales are concentrated in southeastern Tennessee and north Georgia.

 (B) INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

 (C) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets ranging from 5 to 12 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

 (D) GOODWILL

  The excess of cost of a purchased business over the fair value of the net assets acquired is being amortized on the straight-line method over a forty-year period.

 (E) INCOME TAXES

  The Company, with the consent of its stockholders, has elected to be taxed as an S corporation under the provisions of Section 1362 of the Internal Revenue Code. The stockholders are personally liable for their proportionate share of the Company's federal taxable income; therefore, no provision or liability for federal income taxes is reflected in these financial statements. The company is a taxable entity for state income tax purposes.

  State income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities, if significant, are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

 (F) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  The Company adopted the provisions of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. The statement requires that long-lived assets

                          JONES PRINTING COMPANY, INC.

and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the mount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

 (G) USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (H) RECLASSIFICATIONS

  Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the presentation of the 1997 financial statements.

(2) INVENTORIES

  Inventories consist of the following at December 31, 1996 and December 16, 1997:

                                                                 1996     1997
                                                               -------- --------
   Raw materials and supplies................................. $212,668 $155,738
   Work in process............................................  391,368  205,064
                                                               -------- --------
                                                               $604,036 $360,802
                                                               ======== ========

(3) EQUIPMENT AND LEASHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following at December 31, 1996 and December 16, 1997:

                                                          1996         1997
                                                       -----------  -----------
   Furniture and fixtures............................. $   500,887  $   515,988
   Equipment..........................................   4,537,870    4,639,355
   Leasehold improvements.............................     541,762      680,149
   Vehicles...........................................      92,701      100,615
                                                       -----------  -----------
                                                         5,673,220    5,936,107
   Less accumulated depreciation......................  (3,460,167)  (3,617,330)
                                                       -----------  -----------
                                                       $ 2,213,053  $ 2,318,777
                                                       ===========  ===========

                          JONES PRINTING COMPANY, INC.

(4) LONG-TERM DEBT

  Long-term debt consists of the following at December 31, 1996 and December 16, 1997:

                                                             1996       1997
                                                          ---------- ----------
   8.55% note payable, with monthly payments of $31,337
    including interest, through January, 2002............ $1,545,772 $1,314,142
   8.75% machinery and equipment note payable, with
    monthly payments of $9,211 including interest,
    through June, 2001...................................    408,847    335,256
   Prime plus 1.25% bank note, with monthly payments of
    $3,600 including interest, through December, 1999....    111,497     80,674
   Capital lease obligation for graphics plotter, with
    monthly payments of $6,006 including interest,
    through October, 1999................................    173,828    120,830
   Other.................................................     79,530     66,269
                                                          ---------- ----------
                                                           2,319,474  1,917,171
     Less current portion................................    454,846    516,338
                                                          ---------- ----------
                                                          $1,864,628 $1,400,833
                                                          ========== ==========

  The Company has a revolving line of credit with a local bank under which it may borrow up to $500,000. Borrowings under this arrangement accrued interest at 1.25% above the bank's base commercial rate. Any outstanding principal balance is due within 120 days of demand for payment. The line of credit is collateralized by accounts receivable, inventories, certain life insurance policies and a personal guaranty of the major stockholder. There was no balance outstanding under the revolving line of credit as of December 31, 1996 and December 16, 1997.

  Effective December 16, 1997, substantially all of the Company's long-term debt was refinanced as a part of the acquisition of the outstanding common stock of the Company by Master Graphics, Inc.

(5) LEASES

  The Company leases its office and plant facilities under a five year operating lease with its majority stockholder. The Company also leases certain computer and typesetting equipment under capital lease agreements.

  Future minimum lease payments under the capital leases and the noncancelable operating lease are as follows:

   YEAR ENDING:                                              CAPITAL   OPERATING
   ------------                                              --------  ---------
   December 31, 1998........................................ $ 82,483  $134,000
   December 31, 1999........................................   60,059   134,000
   December 31, 2000........................................      --    134,000
                                                             --------  --------
   Total minimum lease payments.............................  142,542  $402,000
                                                                       ========
   Less amounts representing interest.......................  (11,712)
                                                             --------
   Present value of net minimum lease payments.............. $130,830
                                                             ========

  Rent expense totaled $95,520 for 1995, $137,712 for 1996, and $121,600 for
1997, the majority of which was with related parties.

                          JONES PRINTING COMPANY, INC.

(6) EMPLOYEE BENEFIT PLAN

  The Company has a Section 401(k) deferred salary reduction plan under which substantially all employees of the Company are eligible. The plan provides for the Company to match employee contributions, subject to certain limitations. The Company's contribution to the plan totaled $12,757 for 1995, $15,054 for 1996, and $12,064 for 1997.

(7) MAJOR CUSTOMERS

  Two customers accounted for $3,613,901 or 51.8% of net sales for 1995, $4,852,151 or 61% of sales for 1996 and $2,821,878 or 46.4% of net sales for
1997. One customer accounted for $603,592 (33%) of trade receivables at December 31, 1996 and $501,249 (34%) at December 16, 1997.

(8) SUBSEQUENT EVENT

  Effective December 16, 1997, Master Graphics, Inc. acquired all of the outstanding common stock of the Company and contemporaneously refinanced substantially all of the then outstanding debt of the Company.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors McQuiddy Printing Company:

  We have audited the accompanying balance sheets of McQuiddy Printing Company as of June 30, 1996 and 1997, and the related statements of earnings, stockholders' equity, and cash flows for the years ended June 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McQuiddy Printing Company, as of June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years ended June 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

                                          Marlin & Edmondson, P.C.

Nashville, Tennessee
August 8, 1997, except for Note 11,  which is April 6, 1998

                           MCQUIDDY PRINTING COMPANY

                                 BALANCE SHEETS

                                                      JUNE 30,        MARCH 31,
                                                --------------------- ----------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                       AUDITED        UNAUDITED
                    ASSETS
Current assets:
  Cash and cash equivalents (note 1)..........  $  240,548     37,759    132,805
  Receivables:
    Trade accounts, less allowance for
     doubtful accounts........................   2,768,626  3,327,517  2,501,305
  Inventories (notes 1 and 2).................   1,379,486  1,022,100  1,428,184
  Prepaid expenses and deposits...............     184,328    127,980     35,606
  Income taxes receivable (note 5)............     109,765     31,057    182,208
  Deferred income taxes--current (note 5).....      55,312    110,721     66,124
                                                ---------- ---------- ----------
      Total current assets....................   4,738,065  4,657,134  4,346,232
                                                ---------- ---------- ----------
Property, plant and equipment, net (notes 1, 3
 and 4).......................................   3,340,244  5,589,759  5,912,363
Other assets:
  Notes receivable............................       3,584      3,584        --
  Investment .................................      67,448     34,951        --
  Cash surrender value of officers' life
   insurance (note 9).........................     335,445    396,513    394,379
                                                ---------- ---------- ----------
      Total other assets......................     406,477    435,048    394,379
                                                ---------- ---------- ----------
                                                $8,484,786 10,681,941 10,652,974
                                                ========== ========== ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt (note
   4).........................................  $  528,625    867,242  1,054,551
  Accounts payable............................     445,816    601,273    788,392
  Accrued liabilities.........................     325,641    356,879    336,318
  Income taxes payable........................         --         --      15,512
                                                ---------- ---------- ----------
      Total current liabilities...............   1,300,082  1,825,394  2,194,773
                                                ---------- ---------- ----------
Deferred income taxes (note 5)................     192,412    270,261    309,185
Long-term debt (note 4).......................   2,349,742  3,655,679  3,024,420
Stockholder's equity:
  Common stock................................     841,310    841,310    841,310
  Additional paid-in capital..................     230,229    230,229    230,229
  Retained earnings...........................   5,991,292  6,119,341  6,193,131
                                                ---------- ---------- ----------
                                                 7,062,831  7,190,880  7,264,670
                                                ---------- ---------- ----------
  Less reduction in stockholders' equity for
   note payable of 401(k) and Employee Stock
   Ownership Plan (notes 5 and 7).............     773,332    613,324    493,125
  Less treasury stock, at cost................   1,646,949  1,646,949  1,646,949
                                                ---------- ---------- ----------
      Total stockholders' equity..............   4,642,550  4,930,607  5,124,596
                                                ---------- ---------- ----------
                                                $8,484,786 10,681,941 10,652,974
                                                ========== ========== ==========

                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                             STATEMENTS OF EARNINGS

                                                                NINE MONTHS ENDED
                                 YEAR ENDED JUNE 30,                MARCH 31,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------- ----------  ----------  ----------  ----------
                                       AUDITED                      UNAUDITED
Sales...................  $15,680,821 15,574,308  16,583,201  12,176,357  13,205,659
Cost of sales...........   12,176,152 12,558,905  13,145,115   9,849,054  10,609,706
                          ----------- ----------  ----------  ----------  ----------
    Gross profit........    3,504,669  3,015,403   3,438,086   2,327,303   2,595,953
Selling, general and
 administrative
 expenses...............    2,589,315  2,605,816   2,741,593   1,978,482   2,236,820
                          ----------- ----------  ----------  ----------  ----------
    Earnings from
     operations.........      915,354    409,587     696,493     348,821     359,133
Other income (expenses),
 net....................      466,367   (170,451)   (483,848)   (374,717)   (229,812)
                          ----------- ----------  ----------  ----------  ----------
    Earnings (loss)
     before provision
     for income taxes...    1,381,721    239,136     212,645     (25,896)    129,321
Income taxes (note 6):
  Current provision.....      563,949     52,416      62,156         --       49,090
  Deferred benefit......        6,470     87,107      22,440      (3,522)      6,436
                          ----------- ----------  ----------  ----------  ----------
    Total income taxes..      570,419    139,523      84,596      (3,522)     55,526
                          ----------- ----------  ----------  ----------  ----------
    Net earnings
     (loss).............  $   811,302     99,613     128,049     (22,374)     73,795
                          =========== ==========  ==========  ==========  ==========


                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                NINE MONTHS ENDED
                                YEAR ENDED JUNE 30,                 MARCH 31,
                         -----------------------------------  ----------------------
                            1995         1996        1997        1997        1998
                         -----------  ----------  ----------  ----------  ----------
                                      AUDITED                       UNAUDITED
Beginning balance:
  Common Stock.......... $   841,310     841,310     841,310     841,310     841,310
  Additional Paid-in
   Capital..............     230,229     230,229     230,229     230,229     230,229
  Retained Earnings.....   5,122,780   5,900,158   5,991,292   5,991,292   6,119,341
  Less: Treasury stock..  (1,646,949) (1,646,949) (1,646,949) (1,646,949) (1,646,949)
  Less: Reduction in
   Equity for ESOP
   note.................         --          --     (773,332)   (773,332)   (613,324)
                         -----------  ----------  ----------  ----------  ----------
                           4,547,370   5,324,748   4,642,550   4,642,550   4,930,607
Changes:
  Net earnings..........     811,302      99,613     128,049     (22,374)     73,790
  Increase (reduction)
   in Equity for ESOP
   note.................         --     (773,332)    160,008     120,007     120,199
  Dividends paid........     (33,924)     (8,479)        --          --          --
                         -----------  ----------  ----------  ----------  ----------
                         $ 5,324,748   4,642,550   4,930,607   4,740,183   5,124,596
                         ===========  ==========  ==========  ==========  ==========
Ending balance:
  Common stock.......... $   841,310     841,310     841,310     841,310     841,310
  Additional Paid-in
   Capital..............     230,229     230,229     230,229     230,229     230,229
  Retained Earnings.....   5,900,158   5,991,292   6,119,341   5,968,919   6,193,131
  Less: Treasury stock..  (1,646,949) (1,646,949) (1,646,949) (1,646,949) (1,646,949)
  Less: Reduction in
   Equity for ESOP
   note.................         --     (773,332)   (613,324)   (653,326)   (493,125)
                         -----------  ----------  ----------  ----------  ----------
                         $ 5,324,748   4,642,550   4,930,607   4,740,183   5,124,596
                         ===========  ==========  ==========  ==========  ==========


                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                              NINE MONTHS ENDED
                                YEAR ENDED JUNE 30,               MARCH 31,
                          ---------------------------------  ---------------------
                             1995       1996        1997        1997       1998
                          ----------  ---------  ----------  ----------  ---------
                                      AUDITED                     UNAUDITED
Cash flows from
 operating activities:
 Net earnings...........  $  811,302     99,613     128,049     (22,374)    73,795
                          ----------  ---------  ----------  ----------  ---------
 Adjustments to
  reconcile net earnings
  to net cash provided
  by operating
  activities:
 Depreciation...........     844,216    735,348     788,839     549,712    625,054
 Amortization of
  financing costs.......       1,506        --          --          --         --
 Amortization of
  noncorporate
  agreements income.....     (22,500)       --          --          --         --
 Increase in deposits...     (10,458)       --          --          --         --
 Increase in deferred
  income taxes..........     136,627    124,050      22,440      (3,522)    83,520
 Gain on sale of
  property..............    (638,314)    (2,601)     (8,700)      8,100        --
 (Increase) decrease in
  accounts receivable...     329,057   (465,139)   (558,891)    532,729    826,212
 (Increase) decrease in
  investment in joint
  venture...............     (61,950)    (5,498)     32,497      31,508     34,951
 (Increase) decrease in
  income taxes
  receivable............         --    (109,765)     78,708      11,745   (151,151)
 (Increase) decrease in
  inventory.............    (924,607)   276,487     357,386     379,998   (406,084)
 (Increase) decrease in
  prepaid expenses and
  deposits..............        (729)  (122,011)     56,348     151,515     92,374
 Increase (decrease) in
  accounts payable......    (209,647)    73,293     155,457      93,370    187,119
 Increase (decrease) in
  accrued liabilities...     121,540    (62,464)     31,238     (14,048)   (20,561)
 Increase (decrease) in
  income taxes payable..     346,605   (359,240)        --          680     15,512
                          ----------  ---------  ----------  ----------  ---------
  Total adjustments.....     (88,654)    82,460     955,322   1,741,787  1,286,946
                          ----------  ---------  ----------  ----------  ---------
  Net cash provided by
   operating
   activities...........     722,648    182,073   1,083,371   1,719,413  1,360,741
                          ----------  ---------  ----------  ----------  ---------
Cash flows from
 investing activities:
 (Increase) decrease in
  cash surrender value
  of officers' life
  insurance.............      (8,161)   (57,639)    (61,068)    (42,534)     2,134
 Purchase of property,
  plant and equipment...    (757,137)  (512,970) (3,038,354) (2,989,525)  (947,663)
 Proceeds from sale of
  property, plant and
  equipment.............     732,750      2,601       8,700         --         --
 (Increase) decrease of
  notes receivable......       5,700     (3,584)        --          --       3,584
                          ----------  ---------  ----------  ----------  ---------
  Net cash used in
   investing
   activities...........     (26,848)  (571,592) (3,090,722) (3,032,059)  (941,945)
                          ----------  ---------  ----------  ----------  ---------
Cash flows from
 financing activities:
 Proceeds from the
  issuance of ESOP
  note..................         --     800,000         --          --         --
 Increase (reduction) in
  equity for ESOP note
  payable...............         --    (773,332)    160,008     120,006    120,199
 Proceeds from the
  issuance of long term
  debt..................         --         --    2,218,900   2,218,900    248,676
 Retirement of long-term
  debt..................    (710,211)  (523,510)   (574,346)   (427,959)  (692,625)
 Dividends paid.........     (33,923)    (8,479)        --          --         --
                          ----------  ---------  ----------  ----------  ---------
  Net cash provided by
   (used in) financing
   activities...........    (744,134)  (505,321)  1,804,562   1,910,947   (323,750)
                          ----------  ---------  ----------  ----------  ---------
Net increase (decrease)
 in cash................     (48,334)  (894,840)   (202,789)    598,301     95,046
Cash and cash equivalent
 beginning..............   1,183,722  1,135,388     240,548     240,548     37,759
                          ----------  ---------  ----------  ----------  ---------
Cash and cash equivalent
 ending.................  $1,135,388    240,548      37,759     838,849    132,805
                          ==========  =========  ==========  ==========  =========
Supplemental disclosures
 of cash flows
 information:
Cash paid (received)
 during the year for:
 Interest...............  $  208,972    186,892     314,585     230,723    237,992
 Income taxes...........     211,179    496,490     (98,020)        --         --
                          ==========  =========  ==========  ==========  =========

                See accompanying notes to financial statements.

                           MCQUIDDY PRINTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 GENERAL

  The Company was organized in 1908 to carry on the business of commercial printing. The Company serves customers nationally and in the normal course of its business grants credit to those customers.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates; however, management believes the estimates to be conservative and no significant adjustment to the estimates are anticipated.

 CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out) or market (see note 2).

 PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is stated in the accounts at cost. The Company provides for depreciation on such assets principally using accelerated methods.

  The following is a summary of the estimated useful lives used for computing depreciation.

   Building and improvements...................................... 20 - 40 years
   Machinery and equipment........................................  5 - 10 years
   Furniture and fixtures.........................................  5 - 10 years
   Vehicles.......................................................       5 years

  Expenditures for maintenance and repairs are charged against earnings. Expenditures for improvements and major renewals are capitalized. Cost and accumulated depreciation for properties sold or retired are removed from the accounts with any gain or loss included in earnings in the year of disposition (See note 4).

 INCOME TAXES

  Income taxes are provided for the tax effect of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of financial transactions for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be taxable or deductible when assets and liabilities are recovered or settled. (See note 6).

                           MCQUIDDY PRINTING COMPANY

(2) INVENTORIES

  Inventories (first-in, first-out), consisted of the following:

                                                        AUDITED        UNAUDITED
                                                  -------------------- ---------
                                                   JUNE 30,  JUNE 30,  MARCH 31,
                                                     1996      1997      1998
                                                  ---------- --------- ---------
   Raw materials:
     Paper....................................... $  969,993   549,400   552,868
     Bindery materials...........................      6,509     2,965     4,204
     Litho materials.............................      6,160     6,775    14,830
     Ink.........................................        517     1,854    32,313
     Indigo......................................        --        --      5,271
                                                  ---------- --------- ---------
                                                     983,179   560,994   609,486
     Manufactured stock..........................     37,593    49,367    47,756
     Work in process.............................    291,603   379,135   601,757
     Finished goods..............................     67,111    32,604   169,185
                                                  ---------- --------- ---------
                                                  $1,379,486 1,022,100 1,428,184
                                                  ========== ========= =========




(3) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following:

                                                    AUDITED           UNAUDITED
                                            ------------------------  ----------
                                             JUNE 30,     JUNE 30,    MARCH 31,
                                               1996         1997         1998
                                            -----------  -----------  ----------
   Land.................................... $   110,000      110,000     110,000
   Building................................   1,447,408    1,447,408   1,447,408
   Building improvements...................     247,547      247,547     240,856
   Machinery and equipment.................   9,691,511   12,223,333  13,041,595
   Furniture and fixtures..................     374,658      405,569     535,281
   Automobiles and trucks..................      87,629       54,779      54,778
                                            -----------  -----------  ----------
                                             11,958,753   14,488,636  15,429,918
   Less accumulated depreciation...........  (8,618,509)  (8,898,877)  9,517,555
                                            -----------  -----------  ----------
                                            $ 3,340,244    5,589,759   5,912,363
                                            ===========  ===========  ==========

  Depreciation expense was $844,216, $735,348 and $788,839 for June 30, 1995,
1996 and 1997, respectively using principally accelerated methods.

  Depreciation expense was $549,712 and $625,054 for the nine months ended March 31, 1997 and 1998 using principally accelerated methods.

                           MCQUIDDY PRINTING COMPANY

(4) NOTES PAYABLE AND LONG-TERM DEBT

  Long-term debt is as follows:

                                                      AUDITED        UNAUDITED
                                                -------------------- ---------
                                                 JUNE 30,  JUNE 30,  MARCH 31,
                                                   1996      1997      1998
                                                ---------- --------- ---------
   SunTrust Bank Equipment note................ $      --  2,218,900 2,003,174
   SunTrust Bank--ESOP note payable............    773,332   613,324   493,125
   Capital lease obligation--Fleet Credit
    Corporation................................        --        --        --
   Capital lease obligation--NationsBanc
    Leasing Corporation........................  2,105,035 1,690,697 1,360,069
   PBCC lease..................................        --        --    222,603
                                                ---------- --------- ---------
                                                 2,878,367 4,522,921 4,078,971
   Less current maturities.....................    528,625   867,242 1,054,551
                                                ---------- --------- ---------
                                                $2,349,742 3,655,679 3,024,420
                                                ========== ========= =========

  The Equipment note payable with SunTrust Bank dated August 20, 1996, was used to fund the purchase of equipment. The interest rate is based on a varying rate of interest which is equal to the lesser of 150 basis points above the 30-day LIBOR Rate as defined in the note or 135 basis points below the bank's base rate and requires monthly payments of $30,818 plus interest. The interest rate at June 30, 1997 and March 31, 1998 was 7.15%. The note is secured by equipment. The note is due August 2003.

  The ESOP note payable with SunTrust Bank dated April 23, 1996, is to fund the purchase of 6,400 shares of the Company's outstanding stock for the Company's 401(k) and Employee Stock Ownership Plan. At June 30, 1997 SunTrust Bank held the 5,547 shares as collateral on the loan. As principal payments are made the bank will release a pro-rata amount of shares held as collateral. The interest rate is based on a varying rate of interest which is equal to 180 basis points above the 30-day LIBOR Rate as defined in the note and requires monthly payments of $9,524 plus interest. The interest rate at June 30, 1996 and 1997 was 7.49%. The interest rate at December 31, 1997 was 7.52%. The note is due April 2003 (See note 6).

  The capital lease obligation with NationsBanc Leasing Corporation dated March 26, 1992, is a financing lease for the acquisition of printing equipment. The fixed rate lease bears interest at 7.06% and requires monthly payments of $45,832. The lease matures in August 1999.

  The PBCC lease obligation dated March 30, 1995, is a financing lease for the acquisition of printing equipment. The fixed rate lease bears interest at 9.97% and requires monthly payments of $10,019. The lease matures in May of 2000.

  Current maturities of long-term debt are as follows:

                                                             JUNE 30,  MARCH 31,
                                                               1997      1998
                                                            ---------- ---------
                                                             AUDITED   UNAUDITED
   1998.................................................... $  867,242       --
   1999....................................................    961,331 1,054,551
   2000....................................................  1,252,795 1,496,400
   2001....................................................    484,102   484,133
   2002....................................................    484,102   484,127
   Thereafter..............................................    473,349   559,760
                                                            ---------- ---------
                                                            $4,522,921 4,078,971
                                                            ========== =========

                           MCQUIDDY PRINTING COMPANY

  Notes payable are as follows:

                                                                  1995 1996 1997
                                                                  ---- ---- ----
   SunTrust Bank--Line of credit................................. $--  --   --
                                                                  ==== ===  ===

  The Company has available a $750,000 line of credit, with an interest rate of 8.50% at June 30, 1997.

(5) INCOME TAXES

  The Company adopted FASB Statement 109 as of July 1, 1993 and there was no significant cumulative effect adjustment.

  The Company has previously accounted for the credit carryforwards when used. A deferred tax liability has been provided for the tax and book depreciation differences and a deferred tax benefit has been recorded for the allowances for doubtful accounts.

  The components of income tax expense (benefit) are as follows:

                                  JUNE 30, JUNE 30,  JUNE 30,  MARCH 31, MARCH 31,
                                    1995     1996      1997      1997      1998
                                  -------- --------  --------  --------- ---------
                                           AUDITED                  UNAUDITED
   Federal:
     Current..................... $471,886  46,127    56,093       --     41,331
     Deferred....................    5,423  74,167    49,836    (2,965)    5,419
   State:
     Current.....................   92,063    (379)    6,063       --      7,759
     Deferred....................    1,047  19,608   (27,396)     (557)    1,017
                                  -------- -------   -------    ------    ------
                                  $570,419 139,523    84,596    (3,522)   55,526
                                  ======== =======   =======    ======    ======

  A reconciliation of the "expected" tax expense computed at the federal statutory rate of 34% to actual expense is as follows:

                                  JUNE 30, JUNE 30, JUNE 30,  MARCH 31, MARCH 31,
                                    1995     1996     1997      1997      1998
                                  -------- -------- --------  --------- ---------
                                           AUDITED                 UNAUDITED
   Computed "expected" tax
    expense (benefit)...........  $469,786  81,306   72,300    (9,830)   43,969
     State income tax (benefit),
      net of federal income tax
      benefits and industrial
      excise tax credit.........    61,453  12,691  (29,983)   (1,025)    9,108
     Other, net.................    39,180  45,526   42,279     7,333     2,449
                                  -------- -------  -------    ------    ------
   Actual tax expense...........  $570,419 139,523   84,596    (3,522)   55,526
                                  ======== =======  =======    ======    ======

                           MCQUIDDY PRINTING COMPANY

  The tax effect of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liability, are as follows:

                                                 JUNE 30,   JUNE 30,  MARCH 31,
                                                   1996       1997      1998
                                                 ---------  --------  ---------
                                                      AUDITED         UNAUDITED
   Deferred tax assets:
     Allowance for doubtful accounts--current..  $  55,312    66,252    66,252
     Industrial machinery credit carryforward--
      current..................................        --     44,469      (128)
                                                 ---------  --------  --------
                                                    55,312   110,721    66,124
   Deferred tax liabilities:
     Depreciation--long-term...................    192,412   270,261   309,185
                                                 ---------  --------  --------
       Net deferred tax liability..............  $(137,100) (159,540) (243,061)
                                                 =========  ========  ========

(6) EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) and Employee Stock Ownership Plan. The plan is contributory and employees are eligible to participate after service and age requirements are satisfied. Plan costs are funded as they accrue. Contributions and expenses under the plan amounted to $97,718, $104,736 and $211,941 for the years ended June 30, 1995, 1996 and 1997, respectively. Expenses of the Plan for the nine months ended March 31, 1997 and 1998 were $143,226 and $147,998, respectively.

  The Company has guaranteed the bank debt of the plan. The balance outstanding at June 30, 1996 and 1997 was $773,332 and $613,324. The balance outstanding at March 31, 1998 was $493,125. Accordingly such debt has been shown in the accompanying financial statements as a long-term liability (see note 4) with a corresponding reduction in stockholders' equity.

(7) CONCENTRATIONS OF CREDIT RISK

  The Company maintains its checking and investment accounts with financial institutions in the middle Tennessee area. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value disclosures for financial instruments:

  The carrying amounts of cash, receivables and accounts payable approximate fair value due to the short-term nature of those items.

  The carrying amount of other financial instruments is a reasonable estimate of their fair value.

  The fair value of all debt obligations is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rate. Based on the analyses, the carrying amounts approximate fair value.

                           MCQUIDDY PRINTING COMPANY

(9) CASH SURRENDER VALUE OF LIFE INSURANCE

  The components of cash surrender value of life insurance are as follows:

                        AUDITED                                                          UNAUDITED
         ----------------------------------------                                        ---------
         JUNE 30,                       JUNE 30,                                         MARCH 31,
           1996                           1997                                             1998
         --------                       --------                                         ---------
         $335,445                       396,513                                           394,379

---------------------
(A) The Company is the owner of six policies with The New England which have a face value of $1,450,000.
(B) The Company pays premiums on split dollar life insurance policies of seven executives. These policies are with The New England.
(C) The Company pays premiums on a policy for one of the executives through American General. The Company owns the policy which has a face value of $25,000.
(D) The Company pays premiums on a split dollar life insurance policy for one of the executives through National Life of Vermont. The Company owns the policy which has a face value of $500,000.

   Total premiums paid on all above policies for the year ended June 30, 1995, 1996 and 1997, respectively, were $110,601, $116,026 and $116,026.
   Total premiums paid on all the above policies for the nine months ended March 31, 1997 and 1998, respectively, were $96,206 and $84,106.

(10) CONTINGENCIES

  The Company is a defendant in a lawsuit filed by a former employee. On April 2, 1998 the Company, the former employee and Master Graphics, Inc. have entered into an agreement to settle the litigation in the amount of $228,120. The settlement is contingent upon Master Graphics, Inc. completing its acquisition of the Company.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Phillips Litho Co., Inc.
Springdale, Arkansas

  We have audited the accompanying balance sheets of Phillips Litho Co., Inc. as of December 31, 1996 and 1997, and the related statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the management of Phillips Litho Co., Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phillips Litho Co., Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          S.F. Fiser & Company, P.A.

Springdale, Arkansas
February 19, 1998

                            PHILLIPS LITHO CO., INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
Current assets
  Cash............................................... $   126,541  $     1,670
  Trade accounts receivable, less allowances of
   $41,647 in 1996 and $73,810 in 1997...............   2,410,370    2,751,733
  Accounts receivable stockholder....................      63,387      351,191
  Note receivable stockholder........................                  175,141
  Inventories........................................     673,273      772,348
  Income taxes refundable............................      58,850
  Deferred income tax asset..........................     171,909       14,288
  Other..............................................      72,927       38,722
                                                      -----------  -----------
    Total current assets.............................   3,577,257    4,105,093
                                                      -----------  -----------
Property, plant and equipment, at cost
  Land...............................................     192,450      192,450
  Buildings..........................................   1,289,298    1,406,684
  Equipment..........................................   7,631,526    7,991,147
  Vehicles...........................................     381,315      270,405
  Office furniture and equipment.....................     287,345      400,860
                                                      -----------  -----------
                                                        9,781,934   10,261,546
  Less accumulated depreciation......................   2,740,798    3,356,044
                                                      -----------  -----------
    Total property, plant and equipment..............   7,041,136    6,905,502
                                                      -----------  -----------
                                                      $10,618,393  $11,010,595
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current maturities of long-term debt............... $   797,415  $   886,296
  Notes payable......................................     655,998      971,261
  Accounts payable...................................   1,020,790      981,930
  Income taxes currently payable.....................                  180,000
  Accrued expenses...................................      76,724       68,224
                                                      -----------  -----------
    Total current liabilities........................   2,550,927    3,087,711
                                                      -----------  -----------
Noncurrent deferred income taxes.....................     541,367      596,397
                                                      -----------  -----------
Long-term debt less current maturities...............   5,407,557    4,344,136
                                                      -----------  -----------
Stockholder's equity
  Common stock, no par value 1,000 shares authorized
   100 shares issued.................................         300          300
  Retained earnings..................................   2,347,726    3,211,535
  Less 25 treasury shares, at cost...................    (229,484)    (229,484)
                                                      -----------  -----------
    Total stockholder's equity.......................   2,118,542    2,982,351
                                                      -----------  -----------
                                                      $10,618,393  $11,010,595
                                                      ===========  ===========

                See accompanying notes to financial statements.

                            PHILLIPS LITHO CO., INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                            1995        1996         1997
                                         ----------- -----------  -----------
Sales................................... $12,162,315 $11,661,188  $12,726,710
Cost of sales...........................   8,776,481   9,013,436    8,639,791
                                         ----------- -----------  -----------
Gross profit............................   3,385,834   2,647,752    4,086,919
Selling and general and administrative
 expenses...............................   2,597,722   2,771,707    2,870,507
                                         ----------- -----------  -----------
Operating income (loss).................     788,112    (123,955)   1,216,412
                                         ----------- -----------  -----------
Other income (expenses)
  Loss on disposition of airplane.......                              (54,845)
  Proceeds in settlement of lawsuit.....                              150,000
  Miscellaneous.........................      14,789       3,877       42,365
                                         ----------- -----------  -----------
    Total other income..................      14,789       3,877      137,520
                                         ----------- -----------  -----------
Income (loss) before income taxes.......     802,901    (120,078)   1,353,932
Provision for income taxes (benefit)....     282,431     (43,137)     490,123
                                         ----------- -----------  -----------
Net income (loss)....................... $   520,470 $   (76,941) $   863,809
                                         =========== ===========  ===========


                See accompanying notes to financial statements.

                            PHILLIPS LITHO CO., INC.

                        STATEMENTS OF RETAINED EARNINGS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

Balance January 1, 1995............................................. $1,904,197
  Net income........................................................    520,470
                                                                     ----------
Balance December 31, 1995...........................................  2,424,667
  Net loss..........................................................    (76,941)
                                                                     ----------
Balance December 31, 1996...........................................  2,347,726
  Net income........................................................    863,809
                                                                     ----------
Balance December 31, 1997........................................... $3,211,535
                                                                     ==========



                See accompanying notes to financial statements.

                            PHILLIPS LITHO CO., INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                             1995         1996         1997
                                          -----------  -----------  ----------
Cash flows from operating activities
  Net income (loss)...................... $   520,470  $   (76,941) $  863,809
  Adjustments to reconcile net income
   (loss) to net cash provided (used) by
   operating activities
    Depreciation.........................     350,051      524,119     631,630
    Proceeds in settlement of lawsuit....                             (150,000)
    Increase (decrease) in deferred
     income taxes........................      96,533      (43,137)    212,651
    Net change in income taxes refundable
     and currently payable...............     (18,782)    (118,311)    238,850
    Decrease (increase) in accounts
     receivable..........................  (1,358,216)     662,654    (629,167)
    Decrease (increase) in inventories...    (308,747)     317,830     (99,075)
    Increase (decrease) in accounts
     payable.............................     300,948       36,453     (38,860)
    Other................................    (148,023)       8,049      80,550
                                          -----------  -----------  ----------
Cash provided (used) by operating
 activities..............................    (565,766)   1,310,716   1,110,388
                                          -----------  -----------  ----------
Cash flows from investing activities
  Loan to stockholder....................                             (175,141)
  Purchase of property and equipment.....  (1,136,070)  (3,633,587)   (473,822)
  Disposition of equipment...............      44,995                   72,981
                                          -----------  -----------  ----------
Cash used by investing activities........  (1,091,075)  (3,633,587)   (575,982)
                                          -----------  -----------  ----------
Cash flows from financing activities
  Net change in notes payable............     598,544     (474,000)    315,263
  Long-term borrowings...................   1,332,450    6,346,547      17,500
  Repayments of long-term debt...........    (353,056)  (3,432,297)   (992,040)
                                          -----------  -----------  ----------
Cash provided (used) by financing
 activities..............................   1,577,938    2,440,250    (659,277)
                                          -----------  -----------  ----------
Increase (decrease) in cash..............     (78,903)     117,379    (124,871)
Cash at beginning of year................      88,065        9,162     126,541
                                          -----------  -----------  ----------
Cash at end of year...................... $     9,162  $   126,541  $    1,670
                                          ===========  ===========  ==========
Supplemental information
  Cash payments for
    Interest............................. $   268,927  $   480,473  $  510,200
    Income taxes.........................     204,680      116,355      40,000
  Noncash transaction
    Equipment received in settlement of
     lawsuit.............................                              150,000

                See accompanying notes to financial statements.

                            PHILLIPS LITHO CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 BUSINESS ACTIVITY--

  Phillips Litho Co., Inc. is an Arkansas corporation specializing in the production of printed materials. The Company's sales are primarily to commercial customers throughout Northwest Arkansas and surrounding areas.

 SETTLEMENT OF LAWSUIT--

  During 1996 the Company experienced severe operating problems with certain new printing equipment. Due to excessive waste and lack of product quality, these problems had a significant negative impact on the Company's gross margins and established customer relationships. Ultimately, the Company sued the manufacturer of the equipment. In 1997 the lawsuit was settled in favor of Phillips Litho Co., Inc. The settlement agreement required the manufacturer to deliver and install certain additional equipment having an estimated fair value of $150,000. These alterations to the original equipment eliminated the problems experienced in 1996.

 RESTATEMENT OF 1996 FINANCIAL STATEMENTS--

  Due to the problems experienced in 1996 as detailed above, the Company lost a significant customer for failure to produce printed material of a desired quality. In order to salvage the relationship, Phillips Litho Co., Inc. entered into a binding commitment to print the 1997 product for the amount previously paid by the customer in 1996. This commitment was not originally recorded in the 1996 financial statements.

  The 1996 financial statements have been restated to reflect the effect of the above described commitment resulting in a decrease in net income before income taxes of $252,917 and in net income of $170,015.

 DEPRECIATION--

  Depreciation is provided for using the straight-line method. Estimated useful lives are as follows:

                                                                         YEARS
                                                                       ---------
   Buildings.......................................................... 30-31 1/2
   Equipment..........................................................  5-10
   Vehicles...........................................................  5-7
   Office furniture and equipment.....................................  5-7

 INCOME TAXES--

  Deferred income taxes are provided based upon the asset-and-liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS--

  The Company uses the allowance method of accounting for bad debts. This allowance, as of the end of each year, is determined by management based upon a review of all individual account balances comprising total accounts receivable. Management considers past credit history, customer's financial condition, subsequent payment of account balances, and other facts as appropriate.

 INTEREST--

  Total interest expense was $291,518, $481,377 and $494,046 in 1995, 1996 and
1997, respectively. No interest expense was capitalized in any year.

 CASH--

  Checks outstanding in excess of related cash balances totaling approximately $162,000 and $79,000 at December 31, 1996 and 1997, respectively, were included in trade accounts payable.

 CASH EQUIVALENTS--

  For purposes of the statement of cash flows, the Company considers all highly liquid short-term securities purchased with a maturity of three months or less to be cash equivalents. However, no such securities were owned by the Company during 1996 or 1997.

 ADVERTISING COST--

  The Company expenses all advertising cost as incurred. Total advertising cost for the years ended December 31, 1995, 1996 and 1997, was $33,269, $54,805 and $39,735, respectively.

 ESTIMATES AND ASSUMPTIONS--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2) INVENTORIES:

  Inventories are valued at the lower of cost (first-in first-out) or market and were composed of the following at December 31, 1996 and 1997:

                                                                 1996     1997
                                                               -------- --------
   Paper...................................................... $382,054 $405,782
   Supplies...................................................   83,632  103,678
   Work in process............................................  207,587  262,888
                                                               -------- --------
                                                               $673,273 $772,348
                                                               ======== ========

NOTE 3) NOTES PAYABLE:

  Notes payable consist of the following:

                                                               1996     1997
                                                             -------- --------
   8.5% note payable to a bank, collateralized by accounts
    receivable, inventory, furniture and fixtures, and
    equipment............................................... $625,998 $790,998
   9.5% note payable to an individual, unsecured............   30,000   30,000
   8.875% note payable to a bank, unsecured.................           150,263
                                                             -------- --------
                                                             $655,998 $971,261
                                                             ======== ========

                            PHILLIPS LITHO CO., INC.

NOTE 4) BANK LINE OF CREDIT:

  The Company has a $2,250,000 line of credit through a commercial bank, which expires April 15, 1998. At December 31, 1997, $790,998 had been advanced through this agreement.

NOTE 5) LONG-TERM DEBT:

  Long-term debt is composed of the following:

                                                             1996       1997
                                                          ---------- ----------
   7.35% to 7.625% notes payable to a bank, payable
    $57,676 monthly and $50,000 quarterly including
    interest, collateralized by accounts receivable,
    inventory, furniture and fixtures, equipment and real
    estate............................................... $5,928,650 $5,217,721
   10% note payable to a bank, payable $563 monthly
    including interest, collateralized by a certain
    vehicle..............................................                12,711
   8.75% to 9.0% notes payable to a bank, payable $7,980
    monthly including interest, collateralized by
    equipment, vehicles and a certain airplane...........    276,322
                                                          ---------- ----------
                                                           6,204,972  5,230,432
   Less current maturities...............................    797,415    886,296
                                                          ---------- ----------
                                                          $5,407,557 $4,344,136
                                                          ========== ==========

  Long-term debt matures as follows:

   1998.............................................................. $  886,296
   1999..............................................................  1,109,895
   2000..............................................................    596,741
   2001..............................................................    450,000
   2002..............................................................    450,000
   Thereafter........................................................  1,737,500

NOTE 6) RELATED PARTY TRANSACTIONS:

  From time to time, the Company may loan funds to, or borrow funds from, its stockholder and members of his immediate family at prevailing market interest rates. Such amounts are generally unsecured and due on demand. These amounts are disclosed in the balance sheets as "Note receivable stockholder" and as part of "Notes Payable" (see Note 3). Interest expense on affiliated borrowings was $11,791 in 1995, and $2,850 in 1996 and 1997. Interest earned on loans to stockholder was $13,059 in 1997.

NOTE 7) MAJOR CUSTOMERS:

  The Company's gross sales to one major customer were $3,120,909 or 25.7% of sales for the year ended December 31, 1995. Gross sales to two major customers were $1,682,096 and $1,838,275 or 29.5% of total sales in 1996 and $1,580,377 and $2,452,983 or 31.7% of total sales in 1997.

                            PHILLIPS LITHO CO., INC.

NOTE 8) INCOME TAXES:

  The income tax provision for the years ended December 31, 1995, 1996 and 1997, is composed of the following:

                                                       1995     1996      1997
                                                     -------- --------  --------
   Current
     Federal........................................ $146,804           $237,000
     State..........................................   39,094             40,472
                                                     --------           --------
                                                      185,898            277,472
                                                     --------           --------
   Deferred
     Federal........................................   77,354 $(36,873)  170,284
     State..........................................   19,179   (6,264)   42,367
                                                     -------- --------  --------
                                                       96,533  (43,137)  212,651
                                                     -------- --------  --------
                                                     $282,431 $(43,137) $490,123
                                                     ======== ========  ========

  A reconciliation from the U.S. statutory federal income tax rate to the effective income tax rate follows:

                                                         1995   1996    1997
                                                         ----   -----   ----
   Statutory tax rate................................... 34.0 % (34.0)% 34.0 %
   State income taxes, net of federal income tax
    benefit.............................................  4.3    (3.4)   4.0
   Other items, net..................................... (3.1)    1.5   (1.8)
                                                         ----   -----   ----
   Effective tax rate................................... 35.2 % (35.9)% 36.2 %
                                                         ====   =====   ====

  Deferred tax liabilities (assets) are composed of the following:

                                                            1996       1997
                                                          ---------  --------
   Net operating loss and alternative minimum tax credit
    carryovers..........................................  $(171,909) $(14,288)
   Depreciation.........................................    541,367   596,397
                                                          ---------  --------
                                                          $ 369,458  $582,109
                                                          =========  ========

  Net deferred income taxes are disclosed in the accompanying balance sheets as follows:

                                                                1996     1997
                                                              -------- --------
   Current assets
     Deferred income tax asset............................... $171,909 $ 14,288
   Noncurrent deferred income taxes..........................  541,367  596,397
                                                              -------- --------
                                                              $369,458 $582,109
                                                              ======== ========

NOTE 9) FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 CASH--

  The carrying amount of cash is its fair value.

                            PHILLIPS LITHO CO., INC.

 NOTE RECEIVABLE--

  The terms of the Company's note receivable from stockholder are reset periodically to reflect current market conditions. Consequently, the carrying value of such assets approximates fair value.

 NOTES PAYABLE--

  The interest rates on the Company's notes payable are reset periodically to reflect current market rates. Consequently, the carrying value of such liabilities approximates fair value.

NOTE 10) EMPLOYEE BENEFIT PLAN:

  The Company maintains a 401(k) plan with profit-sharing features in which its employees are eligible to participate after they complete one year of service. Contributions to the plan are made each year by the Company in discretionary amounts determined by its Board of Directors. Contributions were $46,471 in 1995, $25,082 in 1996, and $26,534 in 1997.

                          INDEPENDENT AUDITORS REPORT

The Board of Directors Hederman Brothers, Inc.:

  We have audited the accompanying balance sheets of Hederman Brothers, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hederman Brothers, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Memphis, Tennessee
February 27, 1998

                            HEDERMAN BROTHERS, INC.

                                 BALANCE SHEETS

                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1997
                                                     ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $   78,669  $    87,852
  Accounts receivable, net..........................   1,209,418    1,335,750
  Inventories.......................................     351,198      433,970
  Prepaid expenses and other current assets.........     221,429      191,168
                                                      ----------  -----------
    Total current assets............................   1,860,714    2,048,740
                                                      ----------  -----------
Property, plant and equipment, net..................   6,961,821    7,788,259
Cash surrender value of life insurance less policy
 loan of $178,928 in 1997 and $143,863 in 1996......     144,411      156,098
Other assets........................................       7,799       12,032
                                                      ----------  -----------
    Total assets....................................  $8,974,745  $10,005,129
                                                      ==========  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash Overdraft....................................           0      112,373
  Current maturities of long-term debt..............     786,494      872,437
  Accounts payable..................................     364,366      476,615
  Accrued expenses..................................     232,298      320,860
                                                      ----------  -----------
    Total current liabilities.......................   1,383,158    1,782,285
                                                      ----------  -----------
Long-term debt, net of current maturities...........   5,309,347    6,281,090
Long-term debt to stockholders......................   1,788,000    1,807,000
Commitments and contingencies
Shareholders' equity:
  Common stock, $100 par value; 50,000 shares
   authorized;
   7,421 shares issued and outstanding..............     721,400      721,400
  Additional paid in capital........................     831,852      831,852
  Retained earnings (deficit).......................  (1,059,012)  (1,418,498)
                                                      ----------  -----------
    Total shareholders' equity......................     494,240      134,754
                                                      ----------  -----------
    Total liabilities and shareholders' equity......  $8,974,745  $10,005,129
                                                      ==========  ===========

                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                            STATEMENTS OF OPERATIONS

                                              YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                             1995        1996        1997
                                          ----------  ----------  -----------
Net sales................................ $8,556,102  $9,359,500  $10,458,663
Cost of sales............................  6,491,668   6,850,953    8,104,057
                                          ----------  ----------  -----------
  Gross profit...........................  2,064,434   2,508,547    2,354,606
Selling, general and administrative
 expenses................................  1,860,712   2,030,855    2,032,217
                                          ----------  ----------  -----------
  Income from operations.................    203,722     477,692      322,389
Other income (expense):
  Interest expense.......................   (670,585)   (688,906)    (732,827)
  Interest income........................      7,008      18,476       11,888
  Gain on disposal of assets.............     99,966      12,387        8,145
  Other..................................     50,305       4,832       30,919
                                          ----------  ----------  -----------
    Other expense, net...................   (513,306)   (653,211)    (681,875)
                                          ----------  ----------  -----------
Net income............................... $ (309,584) $ (175,519) $  (359,486)
                                          ==========  ==========  ===========



                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                          ADDITIONAL  RETAINED        TOTAL
                                  COMMON   PAID-IN    EARNINGS    SHAREHOLDERS'
                                  STOCK    CAPITAL    (DEFICIT)      EQUITY
                                 -------- ---------- -----------  -------------
Balances, December 31, 1994..... $650,000  $  3,252  $  (573,909)   $  79,343
  Issuance of 714 shares of
   common stock upon conversion
   of stockholders' notes.......   71,400   828,600          --       900,000
  Distributions--1995...........      --        --           --           --
  Net income--1995..............      --        --      (309,584)    (309,584)
                                 --------  --------  -----------    ---------
Balances, December 31, 1995.....  721,400   831,852     (883,493)     669,759
  Distributions--1996...........      --        --           --           --
  Net income--1996..............      --        --      (175,519)    (175,519)
                                 --------  --------  -----------    ---------
Balances, December 31, 1996.....  721,400   831,852   (1,059,012)     494,240
  Distributions--1997...........      --        --           --           --
  Net income--1997..............      --        --      (359,486)    (359,486)
                                 --------  --------  -----------    ---------
Balances, December 31, 1997..... $721,400  $831,852  $(1,418,498)   $ 134,754
                                 ========  ========  ===========    =========


                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss)......................  $  (309,584) $  (175,519) $  (359,486)
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization........      631,740      673,110      787,297
   (Gain) loss on disposal of
    equipment...........................      (99,966)     (12,387)      (8,145)
   Changes in operating assets and
    liabilities:
   (Increase) decrease in:
    Accounts receivable.................          193      (57,713)    (126,332)
    Inventories.........................       19,340       19,335      (82,772)
    Prepaid expenses and other current
     assets.............................      (70,415)      30,472       30,261
   Increase (decrease) in:
    Accounts payable....................     (176,464)      37,170      112,249
    Accrued expenses....................      (12,918)     124,351       88,562
                                          -----------  -----------  -----------
      Net cash provided by (used in)
       operating activities.............      (18,074)     638,819      441,634
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Decrease (increase) in non-current
  receivables...........................       (5,080)     112,281       (4,233)
 Purchases of property, plant and
  equipment.............................   (1,563,668)    (320,776)  (1,614,790)
 Proceeds from sales of property, plant
  and equipment.........................      721,877       19,800        9,200
 Decrease (increase) in cash surrender
  value of life insurance...............      (10,777)         858      (11,687)
                                          -----------  -----------  -----------
      Net cash used in investing
       activities.......................     (857,648)    (187,837)  (1,621,510)
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds from long-term debt...........    1,785,700    1,311,770    4,111,500
 Principal payments on installment
  debt..................................   (1,091,528)  (1,653,400)  (3,053,814)
 Proceeds from stockholder loans........      100,000            0       19,000
 Book overdraft in bank account.........       44,261      (44,261)     112,373
                                          -----------  -----------  -----------
      Net cash used in financing activi-
       ties.............................      838,433     (385,891)   1,189,059
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................      (37,289)      65,091        9,183
Cash and cash equivalents, beginning of
 year...................................       50,867       13,578       78,669
                                          -----------  -----------  -----------
Cash and cash equivalents, end of year..  $    13,578  $    78,669  $    87,852
                                          ===========  ===========  ===========


                See accompanying notes to financial statements.

                            HEDERMAN BROTHERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1995, 1996, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (A) ORGANIZATION

  Hederman Brothers, Inc. (The Company) was organized in June 1982. Its principal business activity is commercial printing.

 (B) PROPERTY, PLANT, AND EQUIPMENT

  Property, plant and equipment is stated at cost. Depreciation is provided over the estimated useful lives of the assets using straight-line and accelerated methods.

 (C) INVENTORIES

  Inventories are stated at the lower of cost or market on a specific identification basis.

 (D) INCOME TAXES

  The stockholders of the Company have elected, under the S Corporation provisions of the Internal Revenue Code and similar provisions of Mississippi law, for earnings and losses to be taxed directly to the stockholders.

 (E) CASH EQUIVALENTS

  The Company considers money market accounts, and certificates of deposit with an original maturity of three months or less, to be cash equivalents.

 (F) USE OF ESTIMATES

  Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosures of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (G) PENSION PLAN

  The Company has a defined benefit pension plan (the Plan) covering substantially all of its employees. The Company's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets are invested primarily in equity and fixed income securities. The Company accounts for the Plan under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

 (H) TRADE RECEIVABLES

  The Company's trade receivables are primarily concentrated with its printing customers in the Mid-South area. The Company performs on-going credit evaluations of its customers and generally does not require collateral on trade receivables. The Company believes that adequate allowances are maintained for any uncollectible accounts.

 (I) LONG-LIVED ASSETS

  Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles to be disposed are reported at the lower of carrying amount or fair value less cost to sell.

2. INVENTORIES

  Inventories as of December 31, 1996 and 1997 consisted of the following:

                                                                 1996     1997
                                                               -------- --------
   Raw materials.............................................. $171,633 $219,242
   Work in-process............................................  133,911  174,720
   Finished goods.............................................   45,654   40,008
                                                               -------- --------
     Total.................................................... $351,198 $433,970
                                                               ======== ========

3. PENSION PLAN

  The following table sets forth the Plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1997:

                                                           1996        1997
                                                        ----------  ----------
   Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
    benefits of $1,510,574 and $1,452,461.............  $1,527,211  $1,469,095
                                                        ----------  ----------
   Projected benefit obligation for service rendered
    to date...........................................  $1,804,752  $1,733,504
   Plan assets at fair value..........................   1,875,911   2,515,458
                                                        ----------  ----------
   Plan assets in excess of projected benefit obliga-
    tion..............................................      71,159     781,954
   Unrecognized net (gain) or loss from past experi-
    ence different from that assumed..................     276,508    (489,143)
   Unrecognized net transition asset..................    (174,542)   (152,724)
                                                        ----------  ----------
   Prepaid pension cost included in prepaid expenses..  $  173,125  $  140,087
                                                        ----------  ----------

  The present value of the projected benefit obligation at December 31, 1996 and 1997 was determined using discount rates of 7.25% and 7.00%, respectively, and an assumed rate of increase in compensation of 5.00% for both years.

  Net pension cost included the following components:

                                               1995       1996       1997
                                             ---------  ---------  ---------
   Service cost--benefits earned during the
    year.................................... $  46,172  $  53,148  $  66,203
   Interest cost on projected benefit
    obligation..............................    97,240    111,044    127,691
   Actual (return)/loss on Plan assets......  (546,126)    20,287   (755,304)
   Net amortization and deferral............   415,996   (185,880)   602,378
                                             ---------  ---------  ---------
     Net periodic pension cost.............. $  13,282  $  (1,401) $  40,968
                                             =========  =========  =========

  Assumptions used in developing the net periodic costs were as follows:

                                                               1995  1996  1997
                                                               ----  ----  ----
   Discount rate.............................................. 7.50% 7.25% 7.25%
   Rate on increase in compensation........................... 5.00% 5.00% 5.00%
   Expected long-term rate of return of plan assets........... 8.00% 8.00% 8.00%

                            HEDERMAN BROTHERS, INC.

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                            DECEMBER 31
                                          ESTIMATED   ------------------------
                                         USEFUL LIVES    1996         1997
                                         ------------ -----------  -----------
   Land.................................      --      $   350,000  $   350,000
   Building.............................   39 years     4,439,190    4,439,190
   Printing machinery and equipment.....  5-10 years    5,053,678    6,210,351
   Office equipment.....................  5-7 years       391,145      410,586
   Automotive equipment.................   5 years        207,379      194,323
                                                      -----------  -----------
                                                      $10,441,392  $11,604,450
   Accumulated depreciation.............               (3,479,571)  (3,816,191)
                                                      -----------  -----------
                                                      $ 6,961,821  $ 7,788,259
                                                      ===========  ===========

5. NOTES PAYABLE TO BANK

  The Company has a revolving credit agreement for loans up to $500,000, with a variable interest rate based on prime. At December 31, 1996 and 1997, there were no balances outstanding under this line. The line expires on May 17, 1998 and is secured by inventories and accounts receivable.

6. LONG-TERM DEBT TO STOCKHOLDERS

  Long-term notes payable to stockholders were as follows:

                                                               DECEMBER 31
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
   8% unsecured note due January 1, 1999................. $  588,000 $  607,000
   8% unsecured note due January 1, 1999.................  1,200,000  1,200,000
                                                          ---------- ----------
                                                          $1,788,000 $1,807,000
                                                          ========== ==========

  Notes in the principal amount of $900,000 were converted to 714 shares of common stock in 1995. Interest paid on the above stockholders' notes amounted to $216,000, $152,000 and $147,510 in 1995, 1996 and 1997, respectively.

7. OTHER LONG-TERM DEBT

  A summary of long-term debt, excluding notes to stockholders, follows:

                                                            DECEMBER 31
                                                        -------------------
                                                         1996      1997
                                                        ------- -----------
   Notes payable to bank in monthly installments of
    $20,944, including interest at 7.0%, due January 1
    2004; secured by printing machinery................ $   --  $ 1,229,502
   Note payable to bank in monthly installments of
    $12,812; including interest at 7.5%, due March 15,
    1999; secured by printing machinery................ 317,581     183,312

                            HEDERMAN BROTHERS, INC.

                                                            DECEMBER 31
                                                       ---------------------
                                                          1996       1997
                                                       ---------- ----------
   Note payable to February 1, 1998, interest at 7.56
    % secured by printing machinery. The Company has
    a bank commitment to refinance on February 1,
    1998.............................................         --   2,380,000
   Note payable to bank in monthly installments of
    $35,416, including interest at 8.0%, due January
    1, 2004; secured by land and building............   3,253,695  3,086,453
   Note payable to January 1, 1997, interest at
    7.93%, secured by printing machinery; refinanced
    January 1, 1997..................................   1,285,700        --
   Note payable to bank in monthly installments of
    $11,792, plus interest at 7%, due August 15,
    2000, secured by printing machinery..............     518,865        --
   Note payable to bank in monthly installments of
    $10,785, including interest at 8.0%, due April
    15, 2000; secured by equipment...................         --     274,260
   Note payable to bank in monthly installments of
    $15,000, plus interest at prime, due December 31,
    2000, secured by accounts receivable and
    inventory........................................     720,000        --
                                                       ---------- ----------
                                                        6,095,841  7,153,527
   Less current portion..............................     786,494    872,437
                                                       ---------- ----------
                                                       $5,309,347 $6,281,090
                                                       ========== ==========

  Interest paid to non-related parties was $450,955, $425,542 and $512,593 in 1995, 1996, and 1997, respectively. Future maturities of long-term debt at December 31, 1997 follow:

   YEAR ENDING
   DECEMBER 31                                                          AMOUNT
   -----------                                                        ----------
    1998............................................................. $  872,437
    1999.............................................................    848,402
    2000.............................................................    784,936
    2001.............................................................    800,979
    2002.............................................................    863,554
    Thereafter.......................................................  2,983,219
                                                                      ----------
                                                                      $7,153,527
                                                                      ==========

8. SUBSEQUENT EVENT

  As of March 4, 1998, Master Graphics, Inc. acquired all of the outstanding common stock of the Company and simultaneously refinanced the Company's outstanding debt. Prior to the closing, the Company's land and building and the related mortgage debt were sold to the Company's previous stockholders, who have entered into a lease agreement with Premiere Graphics, Inc., a subsidiary of Master Graphics, for the use of the facility.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
HARPERPRINTS, INC.

  We have audited the accompanying Balance Sheets of HARPERPRINTS, INC. (the "Company") as of December 31, 1996 and 1997, and the related Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the Company's financial position as of December 31, 1996 and 1997, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Becker & Company, P.C.

February 26, 1998, except for Note 14, which is as of March 25, 1998 Lanham, Maryland

                               HARPERPRINTS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                              1996       1997
                                                           ---------- ----------
                         ASSETS
CURRENT ASSETS
Cash and cash equivalents................................  $  268,200 $    5,768
Trade accounts receivable, net of allowance for doubtful
 accounts of $8,027 in 1996 and $12,396 in 1997..........   1,211,432  1,430,976
Current portion of employee notes receivable.............       2,199        275
Raw materials inventory..................................     158,426    139,677
Unbilled receivables.....................................     137,275    490,013
Prepaid expenses.........................................      15,416     14,871
Prepaid income taxes.....................................     121,360     27,404
Current portion of mortgage note receivable..............       2,453      2,657
Current portion of stockholder note receivable...........      76,667    153,333
Stockholder loan (see Note 9)............................     199,631      8,569
Other receivables........................................         --      10,956
                                                           ---------- ----------
 Total Current Assets....................................   2,193,059  2,284,499
                                                           ---------- ----------
PROPERTY AND EQUIPMENT, net of accumulated amortization
 and depreciation (see Note 3)...........................   2,789,378  3,155,114
                                                           ---------- ----------
LEASED PROPERTY UNDER CAPITAL LEASES, net of accumulated
 amortization (see Note 4)...............................     686,406    531,224
                                                           ---------- ----------
OTHER ASSETS
Deposits.................................................      25,919     33,809
Mortgage note receivable (see Note 5)....................      97,204     94,547
Stockholder note receivable, noncurrent portion (see Note
 9)......................................................     153,334     76,667
Employee notes receivable, noncurrent portion............         780        --
Life insurance cash surrender value, net of policy loans
 of $20,382 in 1996 and $16,150 in 1997..................     279,255    297,051
                                                           ---------- ----------
 Total Other Assets......................................     556,492    502,074
                                                           ---------- ----------
 TOTAL ASSETS............................................  $6,225,335 $6,472,911
                                                           ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of capital lease obligations.............  $  161,298 $  118,844
Current portion of long-term debt........................     786,672    872,966
Trade accounts payable...................................     374,748    805,741
Advance billings.........................................     258,347    156,807
Payroll and sales taxes payable..........................      11,736     15,561
Accrued expenses.........................................     313,992    246,332
                                                           ---------- ----------
 Total Current Liabilities...............................   1,906,793  2,216,251
                                                           ---------- ----------
NONCURRENT LIABILITIES
Capital lease obligations, net of current portion (see
 Note 4).................................................     209,884     98,548
Long-term debt, net of current portion (see Note 7)......   1,215,232  1,077,476
                                                           ---------- ----------
 Total Noncurrent Liabilities............................   1,425,116  1,176,024
                                                           ---------- ----------
DEFERRED INCOME TAXES (see Note 8).......................     424,281    439,578
                                                           ---------- ----------
  Total Liabilities......................................   3,756,190  3,831,853
                                                           ---------- ----------
STOCKHOLDERS' EQUITY
Common stock.............................................      48,031     48,031
Retained earnings........................................   2,472,994  2,644,907
                                                           ---------- ----------
                                                            2,521,025  2,692,938
Less Treasury stock, at cost.............................      51,880     51,880
                                                           ---------- ----------
  Total Stockholders' Equity.............................   2,469,145  2,641,058
                                                           ---------- ----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $6,225,335 $6,472,911
                                                           ========== ==========

       See Independent Auditors' Report and Notes to Financial Statements

                               HARPERPRINTS, INC.

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                          1996         1997
                                                       -----------  -----------
SALES, net............................................ $10,428,129  $10,904,116
Manufacturing costs...................................   7,512,931    8,296,689
                                                       -----------  -----------
GROSS PROFIT..........................................   2,915,198    2,607,427
Administrative expenses...............................     846,751      968,304
Selling expenses......................................     900,548      952,657
Profit sharing and incentives (see Note 10)...........     199,996      111,500
                                                       -----------  -----------
OPERATING EXPENSES....................................   1,947,295    2,032,461
                                                       -----------  -----------
OPERATING INCOME......................................     967,903      574,966
Other income (expenses), net..........................      20,848     (100,887)
Interest (expense)....................................    (223,388)    (177,296)
                                                       -----------  -----------
INCOME BEFORE INCOME TAXES............................     765,363      296,783
Income tax expense (see Note 8).......................     306,585      124,870
                                                       -----------  -----------
NET INCOME............................................ $   458,778  $   171,913
                                                       ===========  ===========



       See Independent Auditors' Report and Notes to Financial Statements

                               HARPERPRINTS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                         COMMON STOCK ($100 PAR VALUE)                 TREASURY STOCK
                         ----------------------------------            ---------------     TOTAL
                           SHARES     SHARES                 RETAINED  SHARES           STOCKHOLDERS
                         AUTHORIZED   ISSUED      AMOUNT     EARNINGS   HELD   AMOUNT      EQUITY
                         ----------------------- ---------- ---------- ------ --------  ------------
BALANCE at December 31,
 1995...................      1,000     480.3082 $   48,031 $2,014,216   60   $(51,880)  $2,010,367
  NET INCOME............        --           --         --     458,778  --         --       458,778
                           --------  ----------- ---------- ----------  ---   --------   ----------
BALANCE at December 31,
 1996...................      1,000     480.3082     48,031  2,472,994   60    (51,880)   2,469,145
  NET INCOME............        --           --         --     171,913  --         --       171,913
                           --------  ----------- ---------- ----------  ---   --------   ----------
BALANCE at December 31,
 1997...................      1,000     480.3082 $   48,031 $2,644,907   60   $(51,880)  $2,641,058
                           ========  =========== ========== ==========  ===   ========   ==========




       See Independent Auditors' Report and Notes to Financial Statements

                               HARPERPRINTS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                             1996       1997
                                                           ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...............................................  $ 458,778  $171,913
Adjustment to reconcile net income to net cash provided
 by operating activities
Depreciation and amortization............................    713,329   820,142
(Gain) on sale of assets.................................    (21,932)  (24,392)
Deferred taxes...........................................     73,786    15,651
Deposits.................................................    166,129       --
Trade accounts receivable, net...........................     95,310  (219,544)
Raw materials inventory and unbilled receivables.........     58,210  (333,990)
Other current assets.....................................     (5,265)  (18,846)
Trade accounts payable...................................     74,925   430,993
Income taxes payable.....................................   (401,196)   93,602
Other current liabilities................................    123,305  (168,275)
                                                           ---------  --------
Net Cash Provided By Operating Activities................  1,335,379   767,254
                                                           ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures.....................................   (421,361) (282,984)
Proceeds from sale of assets.............................     55,695    55,500
Cash surrender value of life insurance, net of loans.....    (14,116)  (17,796)
Stockholder loan repayment...............................   (429,632)  178,163
                                                           ---------  --------
Net Cash (Used for) Investing Activities.................   (809,414)  (67,117)
                                                           ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments from mortgage note receivable.........      2,266     2,453
Principal payments on long-term debt and capital leases..   (854,012) (967,726)
Principal payments from employee loans...................      5,559     2,704
                                                           ---------  --------
Net Cash (Used for) Financing Activities.................   (846,187) (962,569)
                                                           ---------  --------
NET (DECREASE) IN CASH AND CASH EQUIVALENTS..............   (320,222) (262,432)
Beginning of year........................................    588,422   268,200
                                                           ---------  --------
End of year..............................................  $ 268,200  $  5,768
                                                           =========  ========

               SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  The Company paid interest of $215,983 and $172,855 for the years ending December 31, 1996 and 1997, respectively.

  The Company paid income taxes of $636,796 and $15,617 for the years ending December 31, 1996 and 1997, respectively.

  The Company incurred capital lease and notes payable obligations for new equipment of $1,157,369 and $762,475 for the years ended December 31, 1996 and 1997, respectively.

       See Independent Auditors' Report and Notes to Financial Statements

                               HARPERPRINTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND PURPOSE

  HARPERPRINTS, INC. (the "Company") was incorporated on May 31, 1974 under the laws of the State of North Carolina. The Company manufactures and sells printed products from its location in Henderson, North Carolina. The Company grants credit to customers, substantially all of whom are commercial establishments located in North Carolina and Southern Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF ACCOUNTING

  The Company's financial statements are prepared on the accrual basis of accounting. Therefore, revenues and related assets are recognized when earned, and expenses and related liabilities are recognized when the obligations are incurred.

 INVESTMENTS

  Investments are stated at amortized cost which approximates market value.

 RAW MATERIALS INVENTORY

  Inventories of paper and materials are stated at the lower of cost or market on a first-in, first-out (FIFO) basis.

 UNBILLED RECEIVABLES

  Unbilled receivables represent direct costs, estimated overhead recovery and estimated profit on printing jobs in process, and approximates revenue recognition on the percentage of completion basis.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred on current year sales. Direct write offs are made to the allowance when an account is determined to be uncollectible.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized.


  The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation and amortization are eliminated from the accounts, and any resulting gain or loss is included in income.

  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives on the straight-line basis, ranging from 3 to 12 years. Assets purchased under capital lease obligations are amortized over their estimated lives on the straight-line basis, ranging from 5 to 10 years.

  Depreciation and amortization expenses totaled $713,329 and $820,142 for the years ended December 31, 1996 and 1997, respectively.

 CASH AND CASH EQUIVALENTS

  The Company considers all short-term investments with a maturity of three months or less to be cash equivalents, allowing for reasonable comparisons of cash flows. The Company maintains balances which at times may exceed federally insured limits. Management monitors the soundness of the financial institution(s) and feels the risk is negligible.

 INCOME TAXES

  Deferred income taxes reflect timing differences which occur when income and expense items are reported for financial and tax purposes in different periods. These differences are attributable to accelerated depreciation methods used for income tax purposes, versus straight-line depreciation used for financial statement purposes.

 USE OF ESTIMATES

  These financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from these amounts.

3. PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1996 and 1997 are as follows:

                                                             1996       1997
                                                          ---------- ----------
   Leasehold improvements................................ $   69,599 $  101,066
   Machinery and equipment...............................  5,632,096  6,203,359
   Furniture and fixtures................................    157,810    224,675
   Vehicles..............................................     59,836     64,176
                                                          ---------- ----------
                                                           5,919,341  6,593,276
   Less accumulated amortization and depreciation........  3,129,963  3,438,162
                                                          ---------- ----------
                                                          $2,789,378 $3,155,114
                                                          ========== ==========

4. CAPITAL LEASES

  Equipment financed by capital leases at December 31, 1996 and 1997 is as follows:

                                                             1996       1997
                                                          ---------- ----------
   Machinery and equipment............................... $1,424,429 $1,455,322
   Less accumulated amortization.........................    738,023    924,098
                                                          ---------- ----------
                                                          $  686,406 $  531,224
                                                          ========== ==========

  Future minimum lease payments under capital lease obligations are as follows:

   YEARS ENDING DECEMBER 31,
   -------------------------
   1998............................................................... $131,485
   1999...............................................................   50,495
   2000...............................................................   33,198
   2001...............................................................   28,778
                                                                       --------
   Total minimum lease payments....................................... $243,956
   Less amount representing interest..................................   26,564
                                                                       --------
   Present value of net minimum lease payments........................ $217,392
                                                                       ========

                               HARPERPRINTS, INC.

5. MORTGAGE NOTE RECEIVABLE

  The Company's majority stockholders are indebted under a second mortgage note (see Note 9), bearing interest at 8%, collectible in monthly payments of $861, including interest, with the final payment due June 1, 2015.

                                                                 1996    1997
                                                                ------- -------
   Total mortgage note receivable.............................. $99,657 $97,204
   Less current portion........................................   2,453   2,657
                                                                ------- -------
     Noncurrent portion of note receivable..................... $97,204 $94,547
                                                                ======= =======

6. REVOLVING LOAN

  The Company maintains a Line of Credit ("LOC") at NationsBank (the "Bank") with a $1,000,000 principal ceiling. The LOC is payable on demand with an expiration date of May 31, 1998. It is secured by the Company's accounts receivable and inventory, and bears interest at the Bank's 30-day libor rate plus 2.75%. There were no balances outstanding as of December 31, 1996 and 1997. This LOC is subject to the following covenants:

    1. Debt to equity ratio not to exceed 2.4 to 1

    2. Debt service coverage ratio not less than 1.2 to 1

  The Company was in compliance with the covenants as of December 31, 1996. The Company was not in compliance with the debt service covenant as of December 31, 1997 and received a waiver from the Bank.

                               HARPERPRINTS, INC.

7. LONG-TERM DEBT UNDER NOTES PAYABLE

  Long-term debt at December 31, 1996 and 1997 consists of the following:

                                                              1996       1997
                                                           ---------- ----------
   Notes payable (2) to CIT Group; secured by printing
    presses and guaranteed by the majority stockholders;
    refinanced November 1993; secured by equipment
    costing $2,887,085; beginning December 24, 1993,
    payable in monthly payments of $56,774, including
    interest at 8.5%; final payment due November 24,
    1998.................................................  $1,201,072 $  598,768
   Note payable to Estate of Elizabeth Harper (a related
    party); payable in monthly payments of $801,
    including interest at 9.5%; final payment made April
    1, 1997..............................................       2,365        --
   Note payable to CIT Group; secured by equipment
    costing $222,080; payable in monthly payments of
    $4,556, including interest at 8.5%; final payment due
    February 17, 1999....................................     107,849     60,524
   Notes payable (2) to Bobst Equipment Finance Co.;
    secured by bindery equipment costing $849,000;
    monthly payments of $15,658, including interest at
    8.45%; final payment due May 2001....................     690,618    544,196
   Notes payable (2) to Phoenixcor; secured by equipment
    costing $939,960; monthly payments of $11,813,
    including interest at 8.5%; final payment due October
    21, 2004.............................................         --     732,855
   Note payable to NationsBank; secured by a van costing
    $23,515; monthly payments of $527, including interest
    at 9%; final payment due June 30, 2000...............         --      14,099
                                                           ---------- ----------
                                                            2,001,904  1,950,442
   Less current portion..................................     786,672    872,966
                                                           ---------- ----------
                                                           $1,215,232 $1,077,476
                                                           ========== ==========

  Notes payable maturities at December 31, 1997 are as follows:

   YEARS ENDING DECEMBER 31,
   -------------------------
   1998........................................................... $  872,966
   1999...........................................................    264,114
   2000...........................................................    274,317
   2001...........................................................    183,210
   2002...........................................................    115,963
   Thereafter.....................................................    239,872
                                                                   ----------
                                                                   $1,950,442
                                                                   ==========

8. INCOME TAXES

  The income tax provision at December 31, 1996 and 1997 consists of the following:

                                                                1996     1997
                                                              -------- --------
   Federal and state income taxes, current year.............. $232,799 $117,475
   Income tax expense, deferred..............................   73,786    7,395
                                                              -------- --------
                                                              $306,585 $124,870
                                                              ======== ========

                              HARPERPRINTS, INC.

  Deferred income taxes are provided for temporary differences between income tax and financial statement recognition of revenues and expenses. Deferred tax liabilities (assets) are comprised of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
GROSS DEFERRED TAX LIABILITIES
Depreciation and amortization................................ $485,405 $485,298
                                                              -------- --------
GROSS DEFERRED TAX ASSETS
Items deductible in future years.............................      --     7,116
Alternative minimum tax credit...............................   61,124   38,604
                                                              -------- --------
                                                                61,124   45,720
                                                              -------- --------
NET DEFERRED TAX LIABILITY................................... $424,281 $439,578
                                                              ======== ========

  The income tax rate on earnings differed from the federal statutory rate are as follows:

                                                                    1996  1997
                                                                    ----  ----
   Net federal statutory rate...................................... 34.0% 33.4%
   State income and franchise taxes, net of federal tax benefits...  5.6   6.9
   Other adjustments...............................................   .5   1.8
                                                                    ----  ----
   EFFECTIVE RATE.................................................. 40.1% 42.1%
                                                                    ====  ====

9. LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS

  On May 31, 1994, the Company entered into a sale and leaseback agreement with the majority stockholders for the purchase of land and building for its offices and manufacturing operations. The land and building were sold for $530,000 (the estimated fair value at that time). First Deed of Trust financing in the amount of $425,000 was provided by NationsBank of North Carolina and the Company took back a Second Deed of Trust note in the amount of $105,000 (see Note 5). At the same time, the Company entered into a lease agreement for the rental of the land and building under a noncancelable 5-year lease expiring May 31, 1999. During 1997, the majority stockholders completed a major expansion and renovation of their facility to accommodate Company growth. Rent on the new facilities is $24,979 per month (which approximates fair market value) beginning August 1, 1996 with an annual escalation of 2.5%. The Company has the option of extending the lease agreement for an additional five years with written notice before the expiration of the fourth year of the term of the lease. Rent expense charged to operations was $130,703 and $304,121 for the years ended December 31, 1996 and 1997, respectively.

  Future minimum lease payments under this lease are as follows:

   YEARS ENDING DECEMBER 31,
   -------------------------
   1998............................................................. $311,724
   1999.............................................................  131,219

  The Company advanced the majority stockholders $465,851 for plant addition and renovation construction costs. The stockholders repaid $227,282 in 1997; $230,000 is payable under a note agreement in annual principal payments of $76,667, plus quarterly interest payments of 7.08%, with the final payment due by December 31, 1999 (the "Note Agreement"); and a balance remains of $8,569. Future principal payment receipts under the Note Agreement are as follows:

   1998................................................................ $153,333
   1999................................................................   76,667
                                                                        --------
     Total............................................................. $230,000
                                                                        ========

                               HARPERPRINTS, INC.

  The December 31, 1997 payment under the Note Agreement was not received by the Company. The overdue payment of $76,667 and the remaining balance of $8,569 are expected to be paid by the end of the first quarter of 1998.

  The Company maintains various operating leases for equipment and vehicles. Future minimum monthly rentals and service contract commitments under these equipment leases are as follows:

   1998................................................................ $188,748
   1999................................................................  170,462
   2000................................................................   59,485
   2001................................................................   11,102

  On December 20, 1993, the Company entered into a deferred compensation agreement with a retired employee. Beginning in January 1994, the Company is required to make 15 annual payments of $5,600. The required payments were made in 1996 and 1997.

10. PROFIT SHARING PLAN AND INCENTIVES

  The Company maintains a 401(k) profit sharing plan, effective January 1, 1987, for all employees who (1) elect to be covered, (2) are at least 18 years of age, and (3) work at least 1,000 hours per year. The participating employees may contribute from 2% to 12% of eligible compensation.

  The Company's contribution is discretionary and is determined annually by the Board of Directors. The provision for the discretionary contribution to the 401(k) profit sharing plan was $27,500 and $11,125 for the years ended December 31, 1996 and 1997, respectively.

  In addition, the Company awarded bonuses of $172,496 and $100,375 for the years ended December 31, 1996 and 1997, respectively.

11. CONTINGENCY

  The Company maintains a self-insurance program for its employees' health care costs. The Company is liable for losses on claims up to $15,000 per employee per year. The Company has third party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based upon claims reported as of the Balance Sheet date as well as an estimated liability for claims incurred, but not reported.

12. CONCENTRATION OF RISK

  The Company made sales to a single customer that were approximately 45% of total sales in 1997.

13. RECLASSIFICATION OF FINANCIAL DATA

  During 1997, the Company reclassified the presentation of various expense line items. These reclassifications had no effect on net income.

14. RESTATEMENT OF FINANCIAL STATEMENTS

  The financial statements were reformatted and additional income tax disclosure was provided in conjunction with a proposed S-1 filing with the Securities and Exchange Commission.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Premier is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys, fees), judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Premier's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

  Master Graphics is incorporated under the laws of the State of Tennessee. The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) the director or officer in connection with any criminal proceeding had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. The Charter (the "Charter") and Bylaws of the Company provide that the Company will indemnify from liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit. The Company has entered into indemnification agreements with each of the Company's directors and executive officers.

  Harperprints is incorporated under the laws of the State of North Carolina. Sections 55-8-50 et seq. of the North Carolina Business Corporation Act prescribe the conditions under which indemnification may be obtained by a present or former director or officer of the Registrant who incurs expenses or liability as a consequence of certain proceedings arising out of his or her activities as a director or officer. Harperprints Charter and Bylaws also provide for indemnification of directors and officers under certain circumstances.

  Master Graphics has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the directors and officers of Master Graphics, Premier and Harperprints for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

  (b) Financial Statement Schedules--Not applicable

  (c) Not Applicable

ITEM 22. UNDERTAKINGS

  The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement:

    (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect any facts or events arising after the effective date (or most recent post-effective amendment) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (e) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MEMPHIS, TENNESSEE ON JANUARY 22 1999.

                                          Premier Graphics, Inc.a Delaware
                                          corporation

                                                     /s/ John P. Miller
                                          By: _________________________________
                                                      JOHN P. MILLER,
                                                   PRESIDENT AND DIRECTOR

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints John P. Miller and Lance T. Fair, and each or either of them, with full power to act without the other, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

          /s/ John P. Miller           President and Director      January 22, 1999
______________________________________
            JOHN P. MILLER

          /s/ Lance T. Fair            Secretary                   January 22, 1999
______________________________________
            LANCE T. FAIR

        /s/ H. Henry Hederman          Director, President         January 22, 1999
______________________________________  Hederman Brothers
       H. HENRY (HAP) HEDERMAN          Division

          /s/ Cary Rosenthal           Director, President         January 22, 1999
______________________________________  Phoenix Division
            CARY ROSENTHAL

        /s/ Frederick F. Avery         Director                    January 22, 1999
______________________________________
          FREDERICK F. AVERY

         /s/ Donald L. Hutson          Director                    January 22, 1999
______________________________________
           DONALD L. HUTSON


                                   SIGNATURES

  PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MEMPHIS, TENNESSEE ON JANUARY 22, 1999.

                                          Master Graphics, Inc. a Tennessee
                                          corporation

                                                     /s/ John P. Miller
                                          By: _________________________________
                                                      JOHN P. MILLER,
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints John P. Miller and Lance T. Fair, and each or either of them, with full power to act without the other, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

          /s/ John P. Miller           Chief Executive Officer,    January 22, 1999
______________________________________  President and Chairman of
            JOHN P. MILLER              the Board of Directors

          /s/ Lance T. Fair            Senior Vice President--     January 22, 1999
______________________________________  Acquisitions; Chief
            LANCE T. FAIR               Financial Officer

        /s/ H. Henry Hederman          Director, President         January 22, 1999
______________________________________  Hederman Brothers
       H. HENRY (HAP) HEDERMAN          Division

          /s/ Cary Rosenthal           Director, President         January 22, 1999
______________________________________  Phoenix Division
            CARY ROSENTHAL

        /s/ Frederick F. Avery         Director                    January 22, 1999
______________________________________
          FREDERICK F. AVERY

         /s/ Donald L. Hutson          Director                    January 22, 1999
______________________________________
           DONALD L. HUTSON


                                   SIGNATURES

  PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MEMPHIS, TENNESSEE ON JANUARY 22, 1999.

                                          Harperprints, Inc.a North Carolina
                                          corporation

                                                     /s/ John P. Miller
                                          By: _________________________________
                                                      JOHN P. MILLER,
                                                         PRESIDENT

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints John P. Miller and Lance T. Fair, and each or either of them, with full power to act without the other, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

          /s/ John P. Miller           President and Director      January 22, 1999
______________________________________
            JOHN P. MILLER

          /s/ Lance T. Fair            Secretary and Director      January 22, 1999
______________________________________
            LANCE T. FAIR


                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
   1.1   Purchase Agreement dated December 11, 1998 by and among Premier
         Graphics, Inc., Master Graphics, Inc., Harperprints, Inc., Donaldson
         Lufkin & Jenrette Securities Corporation and Morgan Keegan & Company,
         Inc.
   3.1*  Certificate of Incorporation of Premier Graphics, Inc.
   3.2*  Bylaws of Premier Graphics, Inc.
   3.3*  Charter of Harperprints, Inc.
   3.4*  Bylaws of Harperprints, Inc.
   3.5+  Charter of Master Graphics, Inc.
   3.6+  Bylaws of Master Graphics, Inc.
   4.1   Indenture, dated December 11, 1998, among Premier Graphics, Inc., as issuer, the Guarantors party thereto and United States Trust Company of New York, as trustee relating to the 11 1/2% Senior Notes due 2005
         (the "Indenture")
   4.2   Form of 11 1/2% Senior Note due 2005 of Premier Graphics, Inc. (the
         "Old Note") (included as Exhibit A to the Indenture filed as Exhibit
         4.1)
   4.3*  Form of 11 1/2% Senior Note due 2005 of Premier Graphics, Inc. (the
         "New Note")
   4.4   Form of Guarantee of Master Graphics, Inc. and Harperprints (included as a part of Exhibit A to the Indenture filed as Exhibit 4.1)
   4.5   Registration Rights Agreement, dated as of December 11, 1998, by and among Premier Graphics, Inc., Master Graphics, Inc., Harperprints,
         Inc and the Initial Purchasers relating to $130,000,000 aggregate principal amount of Old Notes.
         Opinion of Baker, Donelson, Bearman & Caldwell regarding the legality
   5.1   of the New Notes
  11.1   Computation of Per Share Earnings
  12.1   Computation of Ratio of Earnings to Fixed Charges
  21.1*  Subsidiaries of Premier Graphics, Inc.
  23.1   Consent of KPMG LLP
  23.2   Consent of Thompson Dunavent PLC
  23.3   Consent of Joseph Decosimo and Company, LLP
  23.4   Consent of Arthur Anderson LLP
  23.5   Consent of Marlin & Edmondson, P.C.
  23.6   Consent of S.F. Fiser & Company, P.A.
  23.7   Consent of Becker & Company, P.C.
         Consent of Baker, Donelson, Bearman & Caldwell (included in its
  23.8   opinion filed as Exhibit 5.1)
  25.1*  Form T-1 with respect to the eligibility of United States Trust
         Company of New York with respect to the Indenture
  27.1   Financial Data Schedule
  99.1   Form of Letter of Transmittal
  99.2   Form of Notice of Guaranteed Delivery
         Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
  99.3   and other Nominees
  99.4   Form of Letter to Clients

---------------------
*To be filed by amendment
+ Incorporated by reference to Master Graphics' Registration Statement on Form
  S-1 (Registration No. 333-49861)